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As filed with the Securities and Exchange Commission on February 12, 2002

Registration No. 333-81694

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Titan Corporation
(Exact name of registrant as specified in its charter)

Delaware	7373	95-2588754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199
(858) 552-9500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicholas J. Costanza, Esq.
General Counsel
The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199
(858) 552-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

James E. Showen, Esq. John B. Beckman, Esq. Erik J. Lichter, Esq. Hogan & Hartson L.L.P. Columbia Square 555 13th Street, NW Washington, D.C. 20004-1109 (202) 637-5600 (phone) (202) 637-5910 (fax)	Clifford E. Neimeth, Esq. Charles P. Axelrod, Esq. Alan S. Gaynor, Esq. Greenberg Traurig, LLP The Met Life Building 200 Park Avenue New York, NY 10166 (212) 801-9200 (phone) (212) 801-6400 (fax)

      Approximate date of commencement of proposed sale to the public:  Upon consummation of the transaction described herein.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

GLOBALNET, INC.
1919 SOUTH HIGHLAND AVENUE
SUITE 125 D
LOMBARD, ILLINOIS 60148
(630) 652-1300

Dear GlobalNet, Inc. Stockholder:

        We are pleased to report that on January 6, 2002 GlobalNet, Inc. and The Titan Corporation entered into a merger agreement, as amended on January 29, 2002, providing for the merger of a wholly owned Titan subsidiary with and into GlobalNet. As a result of the proposed merger, GlobalNet will become a wholly owned subsidiary of Titan. If we complete the proposed merger, you will become a stockholder of Titan and you will receive for your shares of GlobalNet common stock a number of shares of Titan common stock equal to the number of shares of GlobalNet common stock you own multiplied by the exchange ratio as provided in the merger agreement and described in the accompanying proxy statement-prospectus, plus cash in lieu of fractional shares of Titan stock, if any. Titan's common stock is listed on the NYSE under the symbol "TTN." A copy of the merger agreement is included as Annex A to the accompanying proxy statement-prospectus, which you should read carefully and in its entirety.

        A special committee of independent directors was formed by your board of directors to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to GlobalNet's entire board of directors whether to adopt the merger agreement. In doing so, the special committee consulted with GlobalNet's senior management team and the committee's expert legal and financial advisors, and received certain written reports and analyses. In making its recommendation, the special committee considered a variety of factors which are described in the accompanying proxy statement-prospectus. In addition, the special committee received the written opinion of Ladenburg Thalmann & Co. Inc. that, as of January 5, 2002, the consideration to be received by you in the merger, was fair to you, from a financial point of view. A copy of Ladenburg's opinion is included as Annex D to the accompanying proxy statement-prospectus, which you should read carefully and in its entirety.

        On February 11, 2002, the last full trading day prior to the date of the accompanying proxy statement-prospectus, the closing sale price of a share of Titan common stock as reported on the NYSE composite transactions was $20.81. This price may not necessarily be the Titan stock price used to determine the exchange ratio. The exchange ratio will be determined after the close of business on the fifth trading day before the special meeting, based upon the previous 20-consecutive trading days average of Titan's closing stock prices. You should note that Ladenburg's fairness opinion dated January 5, 2002 only addresses the fairness of the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock based on facts, circumstances and conditions that existed on January 5, 2002.

        After careful consideration, your board of directors, upon the unanimous recommendation of a special committee comprised of independent GlobalNet directors, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

        GlobalNet's chairman and chief executive officer, and chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's common stock, have agreed with Titan to vote their shares for approval of the merger agreement.

        The proposed merger is more fully described in the accompanying proxy statement-prospectus. We are asking you to approve the merger agreement at a special meeting for such purpose to be held at 10:00 a.m., Central Time, on Thursday, March 21, 2002 at the DuPage Club, 1901 South Meyers Road, Oakbrook Terrace, Illinois, 60181.

        Your vote is very important! We cannot complete the proposed transaction unless the holders of a majority of the outstanding shares of our common stock affirmatively vote to approve the merger agreement.

        To approve the merger agreement you should cast a "FOR" vote by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" approval of the merger agreement.

        The accompanying proxy statement-prospectus also serves as Titan's prospectus under the Securities Act of 1933, as amended, for the issuance of Titan's common stock to you in the proposed merger. We encourage you to read the document carefully and in its entirety. In particular, you should carefully read and consider the risks discussed under the caption "Risk Factors" contained in the accompanying proxy statement-prospectus before completing and returning your proxy card.

Sincerely, Robert J. Donahue Chairman of the Board and Chief Executive Officer

IF YOU DO NOT WISH TO ACCEPT THE MERGER CONSIDERATION PROVIDED IN THE MERGER, YOU HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS UNDER NEVADA REVISED STATUTES 92A.300-.500, INCLUSIVE, AND OBTAIN THE "FAIR VALUE" OF YOUR SHARES OF GLOBALNET COMMON STOCK, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE NEVADA LAW. FOR A DISCUSSION REGARDING YOUR DISSENTERS' RIGHTS, SEE THE SECTION TITLED: "THE MERGER—DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS AND ANNEX E THERETO, WHICH SETS FORTH THOSE STATUTES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TITAN SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The enclosed proxy statement-prospectus is dated February 12, 2002 and is first being mailed to GlobalNet's stockholders on or about February 13, 2002.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Titan from documents filed with the Securities and Exchange Commission ("SEC") that have not been included in or delivered together with this document. This information is available at the free internet website that the SEC maintains at: http://www.sec.gov.

        You may also request copies of documents that relate to Titan from Titan, without charge, upon written or oral request to:

The Titan Corporation
Investor Relations
3033 Science Park Road
San Diego, California 92121-1199
Attn: Rochelle R. Bold, Vice President, Investor Relations
(858) 552-9500

        To ensure timely delivery of any documents you request prior to the special meeting, you must make your request of these documents prior to March 14, 2002.

        See "Where You Can Find More Information," on page 134 of the accompanying proxy statement-prospectus.

GLOBALNET, INC.
1919 SOUTH HIGHLAND AVENUE
SUITE 125 D
LOMBARD, ILLINOIS 60148
(630) 652-1300

NOTICE OF SPECIAL MEETING
OF
GLOBALNET, INC. STOCKHOLDERS
March 21, 2002

Dear GlobalNet, Inc. Stockholder:

        GlobalNet, Inc. will hold a special meeting of its stockholders on Thursday, March 21, 2002, at 10:00 a.m. Central Time, at The DuPage Club, located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, for the following purposes:

  •
  To consider and vote on a proposal to approve the agreement and plan of merger (attached as Annex A to the accompanying proxy statement-prospectus) dated January 6, 2002, as amended on January 29, 2002, among The Titan Corporation, T T III Acquisition Corp., a wholly owned subsidiary of Titan, and GlobalNet, Inc. The merger agreement provides for the merger of T T III with and into GlobalNet, with GlobalNet becoming a wholly owned subsidiary of Titan. In the merger, all outstanding shares of GlobalNet common stock will be exchanged for shares of Titan common stock and cash in lieu of fractional shares, if any, in accordance with the exchange ratio provided in the merger agreement and described in the accompanying proxy statement-prospectus.

  •
  To consider and act on any other matters that properly may come before the special meeting or any adjournment or postponement thereof.

        These proposals are described in detail in the accompanying proxy statement-prospectus and the annexes thereto. We urge you to read these materials very carefully and in their entirety before deciding how to vote.

        Only GlobalNet stockholders of record on February 11, 2002 are entitled to notice of and to vote at the special meeting.

        Your vote is very important, regardless of the number of shares of GlobalNet common stock you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not instruct your broker or bank how to vote, it will have the same effect as voting against the approval of the merger agreement.

By order of the board of directors of GlobalNet, Inc.

Colum P. Donahue Secretary

IF YOU DO NOT WISH TO ACCEPT THE MERGER CONSIDERATION PROVIDED IN THE MERGER, YOU HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS UNDER NEVADA REVISED STATUTES 92A.300-.500, INCLUSIVE, AND OBTAIN THE "FAIR VALUE" OF YOUR SHARES OF GLOBALNET COMMON STOCK, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE NEVADA LAW. FOR A DISCUSSION REGARDING YOUR DISSENTERS' RIGHTS, SEE THE SECTION TITLED: "THE MERGER—DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS AND ANNEX E THERETO, WHICH SETS FORTH THOSE STATUTES.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	v
SUMMARY	1
The Companies	1
Special Meeting of GlobalNet Stockholders	3
The Merger	3
The Exchange Ratio	3
Cash in Lieu of Fractional Shares	4
Assumption of GlobalNet Stock Options in the Merger	4
Treatment of GlobalNet Common Stock Warrants by Titan in the Merger	4
Market Price and Dividend Information	4
Exchange of Stock Certificates	4
GlobalNet's Reasons for the Merger	4
Recommendation to GlobalNet Stockholders	6
Opinion of Ladenburg Thalmann & Co. Inc.	6
Holdback Agreement	6
Note Purchase Agreement	6
Interests of GlobalNet's Officers and Directors in the Merger	7
No Solicitation; GlobalNet's Ability to Consider and Enter into Superior Deals	7
Conditions to the Merger	8
Termination of the Merger Agreement	8
Termination Fee	9
Material Federal Income Tax Consequences	9
Accounting Treatment	10
Dissenters' Rights	10
Differences in the Rights of Stockholders	10
Where You Can Find More Information	10
MARKET PRICE AND DIVIDEND INFORMATION	11
Comparative Market Price Information	12
Quantitative and Qualitative Disclosures About Market Risk	13
TITAN CORPORATION SELECTED HISTORICAL FINANCIAL DATA	14
GLOBALNET, INC. SELECTED CONSOLIDATED FINANCIAL DATA	16
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	18
COMPARATIVE PER SHARE DATA	19
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	22
RISK FACTORS	23
Risks Related to the Merger	23
Risks Related to Titan's Business	24
THE SPECIAL MEETING OF GLOBALNET STOCKHOLDERS	35
General	35
Matters to be Considered	35
Recommendation of the GlobalNet Board of Directors and Special Committee	35
Record Date and Vote Required	35
Proxies	36
Availability of Independent Auditors	37
THE MERGER	38
General Description of the Merger	38
The Exchange Ratio	38
Cash Instead of Fractional Shares of Titan Common Stock	41

i

Assumption of GlobalNet Stock Options	41
Treatment of GlobalNet Stock Warrants and Description of "New Titan Warrants"	41
Background of the Transaction	42
GlobalNet's Reasons for the Merger	48
Opinion of Ladenburg Thalmann & Co. Inc.	51
Titan's Reasons for the Merger	57
Interests of GlobalNet's Officers and Directors in the Merger	58
Amended Employment Agreement	58
Voting Agreement	59
Holdback Agreement	59
Treatment of Stock Options	59
Vesting Equity-Based Awards	59
Officers of GlobalNet after the Merger	60
Indemnification and Related Arrangements	60
Potential Severance Payments	60
Certain Arrangements between GlobalNet and its Executive Officers, Directors and Affiliates	61
Note Purchase Agreement	61
Management of Titan after the Merger	61
Material Federal Income Tax Consequences	62
Accounting Treatment	63
Regulatory Approvals	64
Stockholder Approval of the Merger	64
Dissenters' Rights	64
Relationships between Titan and GlobalNet	66
Restrictions on Resale of Titan Common Stock by Affiliates	66
Anti-Dilution Adjustments to Exchange Ratio	67
Exchange of Certificates	67
Fees and Expenses	68
Solicitation Fees.	68
Finders Fee Agreements	68
TERMS OF THE MERGER AGREEMENT	69
The Merger	69
Generally	69
Completion of the Merger	69
Articles of Incorporation and Bylaws of the Surviving Corporation	69
Directors and Officers of GlobalNet after the Merger	69
Manner and Basis of Converting Shares of GlobalNet Common Stock into Titan Common Stock in the Merger	70
Dissenters' Rights	70
Assumption of GlobalNet Stock Options	71
Treatment of GlobalNet Warrants and Description of "New Titan Warrants"	71
Representations and Warranties	72
Representations of GlobalNet	72
Representations of Titan and T T III Acquisition Corp.	73
Conduct of GlobalNet's Business Before Completion of the Merger	74
Reasonable Efforts to Complete the Merger	76
GlobalNet's Ability to Consider and Enter into Superior Deals	76
Exemption from Liability Under Section 16(b) of the Exchange Act	78
Indemnification of Officers and Directors	78
Titan's Registration Obligations for Titan Shares Issuable Under Assumed GlobalNet Options and New Titan Warrants Issued in the Merger	78

Additional Covenants of GlobalNet	79
Conditions to the Merger	79
Conditions of Titan and GlobalNet	79
Conditions to Titan's Obligation to Complete the Merger	79
Conditions to GlobalNet's Obligation to Complete the Merger	81
Termination of the Merger Agreement	82
Termination Fee; Expenses	83
GlobalNet Special Meeting	84
VOTING AGREEMENT	85
HOLDBACK AGREEMENT	86
NOTE PURCHASE AGREEMENT	87
INFORMATION RELATING TO GLOBALNET	88
Business Organizational History	88
General	88
Company Overview	88
GlobalNet's Current Business Strategy	88
GlobalNet's Current Services	89
GlobalNet's Network	90
Network Infrastructure	90
Significant Customers	90
Legal Proceedings	90
Properties	92
GLOBALNET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	93
VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	105
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	107
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	111
DESCRIPTION OF TITAN CAPITAL STOCK	115
Common Stock	115
Preferred Stock	116
Cumulative Convertible Preferred Stock	116
Convertible Trust Preferred Securities	117
Preferred Share Purchase Rights	118
Section 203 of the Delaware General Corporation Law	121
Transfer Agent and Registrar	122
COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS AND GLOBALNET STOCKHOLDERS	123
Authorized Shares of Capital Stock; Dividend Rights; Other Distributions	123
Voting Rights; Cumulative Voting	123
Preemptive Rights	124
Business Combinations; Supermajority Voting Requirements	124
Control Share Acquisition Statute	125
Appraisal Rights	126
Notice of Stockholders Meetings	127
Special Meetings of Stockholders	127
Stockholder Action Without a Meeting	127
Stockholder Proposal Procedures	128
Stockholder Rights Plan	128
Size of Board of Directors; Classified Board of Directors	129
Nominations of Directors	129

Removal of Directors	130
Vacancies on the Board of Directors	130
Indemnification	131
Limitation of Personal Liability of Directors	131
Amendment of Certificate of Incorporation	132
Amendment of Bylaws	132
Delisting and Deregistration of GlobalNet Common Stock	132
LEGAL MATTERS	132
EXPERTS	133
WHERE YOU CAN FIND MORE INFORMATION	134
INDEX OF GLOBALNET FINANCIAL STATEMENTS	F-1
ANNEX A: COMPOSITE AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: VOTING AGREEMENT	B-1
ANNEX C: HOLDBACK AGREEMENT	C-1
ANNEX D: FAIRNESS OPINION OF LADENBURG THALMANN & CO. INC.	D-1
ANNEX E: SECTIONS 92A.300 THROUGH 92A.500 OF THE NEVADA REVISED STATUTES REGARDING DISSENTERS' RIGHTS	E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.	Q:	What is the proposed merger?
	A:	The Titan Corporation and GlobalNet entered into a merger agreement on January 6, 2002, as amended, which provides for the merger of a wholly owned subsidiary of Titan with and into GlobalNet. Upon completion of the merger, GlobalNet will become a wholly owned subsidiary of Titan. In the merger, Titan will issue shares of its common stock, and cash in lieu of fractional shares, if any, in exchange for all outstanding shares of GlobalNet common stock.
2.	Q:	Who is Titan?
	A:	Titan is a NYSE-traded, diversified technology company that creates, builds and launches technology-based businesses. Titan has four core business segments providing technology and communications solutions and services, electronic food irradiation, satellite based and wireless based communications services, and new business development.
Titan's electronic food irradiation segment, conducted through its SureBeam subsidiary, is now reflected as discontinued operations following the decision of Titan's board of directors to spin-off SureBeam to Titan's stockholders in the form of a tax-free stock dividend. Holders of GlobalNet common stock will not receive shares of SureBeam common stock by virtue of the merger.

3.	Q.	Why did we enter into the merger agreement with Titan?
	A.	As described in "The Merger—GlobalNet's Reasons for the Merger," beginning on page 48 of this document, your board of directors considered a variety of factors in determining whether to adopt the merger agreement. No particular weight or rank was assigned to any one of these factors, and your board of directors considered all factors as an entirety.
4.	Q:	What will I receive in exchange for my shares of GlobalNet common stock in the merger?
	A:	Unless you dissent from the merger as described below in Question No. 14, upon completion of the merger, your shares of GlobalNet common stock will represent shares of Titan common stock, plus cash in lieu of fractional shares, if any. The number of shares of Titan common stock that you will receive will be equal to the number of shares of GlobalNet common stock you own multiplied by the exchange ratio contained in the merger agreement. The exchange ratio will be based on the average closing price of Titan's common stock as reported on the NYSE composite transactions for the 20-consecutive trading days ending five days prior to the special meeting.
The number of Titan shares you receive also will be a function of the aggregate outstanding shares of GlobalNet common stock and the amount of certain outstanding GlobalNet indebtedness.
Prior to expiration of the 20-day period mentioned above, the exchange ratio and, therefore, the number of shares of Titan common stock you will receive in the merger will not be determinable.

v

Because the exchange ratio will not be determined until expiration of the 20-day period and is subject to an implied pricing mechanism as described in "The Merger—The Exchange Ratio", the number of shares of Titan common stock you receive in the merger for each share of your GlobalNet common stock may, in certain cases, be based upon an implied Titan stock price that is higher than the actual Titan stock price at the time the exchange ratio is calculated. This may result in the receipt by you in the merger of fewer Titan shares and a lower overall value of merger consideration.
See "Risk Factors—In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive merger consideration having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price."
5.	Q:	How will I find out how many shares of Titan common stock I will receive in the merger?
	A:	Titan and GlobalNet will issue a press release announcing the exchange ratio five days prior to the special meeting which will enable you to determine how many shares of Titan common stock you will receive in the merger for your shares of GlobalNet common stock.
6.	Q:	Will I receive any fractional shares of Titan common stock in the merger?
	A.	Titan will not issue fractional shares of its common stock in the merger. Instead, you will receive a cash payment equal to the fractional interest of Titan common stock you otherwise would have been entitled to receive in the merger, multiplied by the closing price of a share of Titan common stock as reported on the NYSE composite transactions the day before the merger is completed. See "The Merger—Cash Instead of Fractional Shares of Titan Common Stock."
7.	Q:	Who is soliciting my proxy?
	A:	Your board of directors.
8.	Q:	What does my board of directors recommend?
	A:	Upon the unanimous recommendation of a special committee comprised of independent GlobalNet directors, your board of directors unanimously recommends that you vote "FOR" approval of the merger agreement. See "The Merger—GlobalNet's Reasons for the Merger."
9.	Q:	Why was the special committee formed?
	A:	The special committee was formed due to the financial and other interests of certain GlobalNet directors in the merger that are different from and in addition to your interests in the merger. See "The Merger—Background of the Transaction—Chronology of Events Leading to Execution of the Merger Agreement" and "The Merger—Interests of GlobalNet's Officers and Directors in the Merger."
10.	Q:	Will I be taxed on the Titan shares I receive?
	A:	Titan and GlobalNet have structured the merger so that your receipt of shares of Titan common stock in exchange for your shares of GlobalNet common stock will not be taxable for U.S. federal income tax purposes. However, you will be taxed on any cash you receive instead of fractional shares of Titan common stock.
You are urged to carefully read the information regarding material U.S. federal income tax consequences contained in this document, and to consult with your tax advisor regarding the tax consequences of the merger to you. See "The Merger—Material Federal Income Tax Consequences."
11.	Q:	Are there any important risks about the merger that I should be aware of?
	A:	Yes. There are very important risks involved. Before making any decision on how to vote on the merger agreement, you should read very carefully and in its entirety the "Risk Factors" section of this document that begins on page 23.

12.	Q:	Who must approve the merger agreement?
	A.	The affirmative vote of the holders as of February 11, 2002 of a majority of GlobalNet's outstanding common stock is required to approve the merger agreement. Your chairman and chief executive officer, and your chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's common stock, have agreed with Titan to vote their shares for approval of the merger agreement. See "Voting Agreement."
13.	Q:	What do I need to do now?
	A.	You should carefully read and consider the information contained in this document and complete and sign your proxy card and return it in the enclosed addressed envelope as soon as possible so that your shares of GlobalNet common stock will be represented at the special meeting of GlobalNet's stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.
If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted "FOR" approval of the merger agreement.
Your failure to vote in person or by returning your completed proxy card, will have the same effect as a vote "AGAINST" approval of the merger agreement. If you return your proxy card but check the box marked "abstain", your proxy will have the same effect as a vote "AGAINST" approval of the merger agreement.
14.	Q:	Am I entitled to dissenters' rights?
	A.	Yes, under Nevada law you can dissent from the merger and receive a cash payment equal to the fair value of your GlobalNet shares as determined pursuant to the Nevada statutes. If the holders of more than 5% of GlobalNet's outstanding common stock dissent from the merger, Titan is entitled to terminate the merger agreement. See "The Merger—Dissenters' Rights" on page 64 of this document and Annex E attached hereto.
15.	Q:	Can I change my vote after I mail my signed proxy?
	A.	Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways.
First, you can send a written notice revoking your proxy.
Second, you can complete and submit a subsequently dated proxy.
Third, you can attend the special meeting and vote in person.
If you choose either of the first two methods, you must submit your notice of revocation or your later dated proxy to the address on page 37 before the special meeting.
16.	Q:	Should I send in my GlobalNet stock certificates now?
	A.	No. Please do not send us your GlobalNet common stock certificates now. Titan or its exchange agent will send you written instructions on how to surrender your stock certificates promptly after the merger is completed.
17.	Q.	Will my shares of Titan common stock be listed?
	A.	Yes. It is a condition to completion of the merger that the shares of Titan common stock you will receive in the merger will be listed on NYSE under the symbol "TTN."

18.	Q:	When will I receive my shares of Titan common stock?
	A:	If the merger is completed, you will receive shares of Titan common stock promptly after American Stock Transfer & Trust Co., Titan's exchange agent, receives from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical GlobalNet stock certificates, promptly after Titan receives your completed letter of transmittal and electronic transfer of your shares of GlobalNet common stock to Titan's account.
19.	Q:	How will I know whether the merger has been completed?
	A.	Immediately after the merger is completed, Titan and GlobalNet will issue a press release indicating such event and you will receive in the mail a letter of transmittal with detailed instructions on how to surrender your GlobalNet stock certificates in exchange for certificates representing the shares of Titan common stock you are entitled to receive in the merger, plus cash in lieu of fractional shares, if any.
20.	Q:	How long will it take to complete the merger?
	A:	GlobalNet and Titan are working to complete the merger as quickly as possible. We hope to complete the merger prior to March 31, 2002.
21.	Q:	Who is paying for the costs of this solicitation and the preparation of this document?
	A:	GlobalNet is paying the costs of this solicitation, and GlobalNet and Titan are sharing equally the fees and expenses associated with the preparation, filing and mailing of this document.
22.	Q:	Who should I contact if I have more questions about the merger?
	A:	You may contact:
D.F. King & Co., Inc., 77 Water Street New York, New York 10005 1-800-829-6551 (phone) 212-952-0137 (fax)
Attention: Richard Grubaugh
Please refer to the "GlobalNet-Titan merger" when making any oral or written request.
23.	Q:	Where can I learn more information about Titan and GlobalNet?
	A:	To learn more information about Titan and GlobalNet, see "Where You Can Find More Information," on page 134 of this document.

SUMMARY

        This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein or that are incorporated herein to understand fully the proposed merger.

        All references in this document to the merger agreement mean the merger agreement entered into on January 6, 2002, as amended on January 29, 2002.

        All references in this document to Titan's common stock include the associated preferred share purchase rights. See "Description of Titan Capital Stock—Preferred Share Purchase Rights" on page 118.

        The merger agreement is attached as Annex A to this document. You should read the merger agreement carefully and in its entirety because it is the document that contains all of the legal terms and conditions of the merger. Page references are included in the parentheses below to refer you to the more detailed descriptions of the matters described in this summary that are described more fully elsewhere in this document.

The Companies

  The Titan Corporation
  3033 Science Park Road
  San Diego, California 92121-1199
  Telephone: (858) 552-9500

        Titan is a diversified technology company that creates, builds and launches technology-based businesses. Titan Systems, Titan's government business, is a key provider of information technology and communications solutions, services and products in the growing federal government information technology market. Titan Systems also serves as Titan's engine, providing Titan with government-funded research and development activities that generate technology and intellectual property that often form the foundation for Titan's commercial technology applications and new businesses as well as cash flow to fund those businesses.

        Titan has developed and continues to develop new businesses, like its SureBeam and Titan Wireless businesses, from the broad portfolio of technologies, intellectual property and expertise that Titan has created and continues to create as part of its work under government contracts and its self-funded research and development program. In addition, Titan's existing commercial businesses sometimes generate technologies that can be developed into other new businesses.

        Titan has worked under government contracts totaling in excess of $2.0 billion in revenues since 1981. Titan's government contracts generally permit Titan to retain intellectual property rights in commercial applications of technologies developed under those contracts. Titan has also supplemented its internally developed portfolio with technologies, intellectual property and expertise through strategic acquisitions of other government information technology companies. Titan's strategy is to leverage its intellectual property portfolio by creating commercial technology applications or individual businesses that can be monetized through either an initial public offering of a subsidiary, a complete spin-off to Titan's stockholders, an outright sale of a business, or a technology license or sale.

        Titan has organized its business into four core segments that reflect the specific markets and industries in which it operates: Titan Systems, SureBeam, Titan Wireless and Cayenta. In addition, Titan's Emerging Technologies and Businesses segment develops commercial applications and businesses for technologies created or acquired by Titan.

        Titan Systems provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies.

        SureBeam provides electronic food irradiation systems and services. On October 17, 2001, Titan announced that its board of directors had adopted a formal plan to spin off SureBeam to Titan's stockholders through a tax-free stock dividend as soon as practicable following receipt of a favorable ruling by the Internal Revenue Service and receipt of all third party consents. For more information, see "Summary—Recent Developments" below of this document.

        Titan Wireless provides satellite-based and wireless-based communication services and systems that provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries.

        Cayenta is a total services provider of information technology services and software applications for its customers' businesses and governmental functions.

        Titan's Emerging Technologies and Businesses segment currently has several new businesses in development, including businesses in which Titan has applied for patent protection for the underlying technology.

  Recent Titan Developments.

        On October 17, 2001, Titan issued a press release announcing that its board of directors has adopted a formal plan to distribute its ownership interest in SureBeam to its stockholders through a tax-free stock dividend. As part of this plan, Titan has filed with the Internal Revenue Service an application for a letter ruling indicating that the spin-off of SureBeam to its stockholders qualifies as a tax-free distribution. Titan intends to complete the SureBeam spin-off as soon as practical following receipt of a favorable ruling and receipt of all third party consents. Holders of GlobalNet common stock will not receive shares of SureBeam common stock by virtue of the merger.

        In connection with the spin-off, Titan has agreed to purchase a perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property on all applications other than food, animal hides, and flowers in return for making available to SureBeam a $50 million senior secured revolving line of credit, Titan's exchanging the subordinated promissory note in principal amount not to exceed $75 million debt owed it by SureBeam for additional shares of SureBeam common stock at an exchange ratio to be agreed to by Titan and SureBeam, and a cash payment by Titan to SureBeam of $8 million, $4 million of which has been paid and $4 million of which is payable in installments through December 31, 2002. The extension of the credit facility as well as the debt for equity exchange require the consent of Titan's lenders under its credit facility.

        The terms of the credit facility, which have not been finalized, will allow for quarterly draws, will subject SureBeam to certain financial covenants, and will provide as collateral for SureBeam's obligations thereunder all of SureBeam's and its subsidiaries' assets.

        On January 22, 2002, Titan issued a press release announcing its agreement to acquire Jaycor, Inc., a San Diego based provider of advanced research, technical and engineering services as well as specialized electronic products to the Department of Defense and other government customers. Jaycor's key products include respiration sensors, acoustic imaging sensors, visibility sensors, radar systems, radiation hardened and ruggedized military devices, and network security products. Jaycor has previously spun-off JNI, a Nasdaq-traded provider of fibre channel hardware and software products and more recently spun-off Jaycor Tactical Systems, a privately-held company focused on specialized weapons products for law enforcement agencies. Under the agreement, Titan will acquire Jaycor for approximately $95 million in Titan common stock. Upon the closing of the transaction, expected in the first quarter of 2002, Jaycor will become a part of Titan's government information and communications technology business.

        On January 25, 2002, Titan announced that Ion Beam Applications, SureBeam and Titan had settled all litigation between Ion Beam Applications and SureBeam, including Ion Beam Applications' action against Titan and SureBeam relating to SureBeam's patents for its SureBeam systems and SureBeam's counterclaim against Ion Beam Applications alleging infringement of SureBeam's patents.

        Titan maintains a site on the Internet at www.titan.com. However, information found on Titan's website is not part of this document.

  T T III Acquisition Corp.
  c/o The Titan Corporation
  3033 Science Park Road
  San Diego, California 92121-1199
  Telephone: (858) 552-9500

        T T III Acquisition Corp. is a wholly owned subsidiary of Titan that was incorporated on December 14, 2001 in the State of Nevada for the sole purpose of effecting the proposed merger with GlobalNet. T T III has not conducted any operations other than in connection with the merger. Because of this, when we refer to Titan in this document, we are referring to Titan and T T III Acquisition Corp., together.

  GlobalNet, Inc.
  1919 South Highland Avenue
  Suite 125 D
  Lombard, IL 60148
  Telephone: (630) 652-1300

        GlobalNet is a provider of international voice, data and Internet services over a private IP network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and a platform that guarantees fast delivery of value-added services and applications. GlobalNet, through its facilities in the U.S. and Latin America and arrangements with affiliates worldwide, offers telecommunication services to more than 240 countries.

Special Meeting of GlobalNet Stockholders (Page 35)

        The special meeting of GlobalNet stockholders to consider and vote on approval of the merger agreement will be held at 10:00 a.m. Central Time, on Thursday, March 21, 2002 at the DuPage Club, 1901 South Meyer Road, Oakbrook Terrace, Illinois 60181.

        The affirmative vote of the holders, as of February 11, 2002, of a majority of the outstanding shares of GlobalNet common stock is required to approve the merger agreement.

The Merger (Page 38)

        Under the merger agreement, T T III will merge with and into GlobalNet and GlobalNet will become a wholly owned subsidiary of Titan.

The Exchange Ratio (Page 38)

        The merger agreement provides that each share of GlobalNet common stock will be converted into the number of shares of Titan common stock equal to an exchange ratio which will be based on the average closing price of Titan's common stock as reported on the NYSE composite transactions for the 20-consecutive trading days ending five days before the special meeting. We refer in this document to this 20-consecutive trading day Titan closing stock price average as the "Titan average stock price."

        The number of shares of Titan common stock to be received for each share of your GlobalNet common stock will also be a function of the number of outstanding shares of GlobalNet common stock and an assigned $60 million enterprise value, less certain outstanding GlobalNet indebtedness and associated costs which approximated $23.25 million as of February 11, 2002. See "The Merger—Exchange Ratio" for more detail. These factors will be determined at the same time the Titan average stock price is determined.

By way of example:

  Assuming you own 1,000 shares of GlobalNet common stock, the Titan average stock price used to calculate the exchange ratio is $25.625, there are 36,815,954 shares of GlobalNet common stock outstanding and GlobalNet has $23.25 million of indebtedness outstanding, you would receive approximately 38 shares, plus cash in lieu of fractional shares, in the aggregate, or approximately .038 shares of Titan common stock for each share of GlobalNet common stock you own.

        Because the exchange ratio will not be determined until the 20-day period mentioned above has expired and because the exchange ratio is subject to a $25.625 to $27.625 Titan common stock price collar, as described in this document in "The Merger—The Exchange Ratio,"

the number of shares of Titan common stock you receive in the merger for each share of your GlobalNet common stock may, in certain cases, be based upon an implied Titan stock price that is higher than the actual Titan stock price at the time the exchange ratio is calculated. This would result in the receipt by you in the merger of a fewer number of shares and a lower overall value of merger consideration. See "Risk Factors—In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive consideration having a value materially lower than would be the case if the exchange ratio was based on the actual Titan average trading price."

Cash in Lieu of Fractional Shares (Page 40)

        Titan will not issue fractional shares of its common stock in the merger. Instead, you will receive cash, rounded to the nearest whole cent, equal to the fractional share of Titan common stock you otherwise would have been entitled to receive in the merger, multiplied by the closing stock price of a share of Titan common stock as reported on the NYSE composite transactions on the trading day prior to the effective time of the merger.

Assumption of GlobalNet Stock Options in the Merger (Page 41)

        Options to purchase shares of GlobalNet common stock having an exercise price equal to or less than the per share dollar value of the merger consideration will be assumed by Titan and substituted for options to purchase shares of Titan common stock.

        As of February 11, 2002, options to purchase approximately 271,000 shares of GlobalNet common stock were outstanding with exercise prices ranging from $0.46 to $0.89, and therefore, were "in the money."

Treatment of GlobalNet Common Stock Warrants by Titan in the Merger (Page 41)

        As part of the merger, Titan is offering to exchange each outstanding warrant to purchase GlobalNet common stock for a warrant to purchase shares of Titan common stock, unless such GlobalNet warrants are terminated or exercised for shares of GlobalNet common stock prior to the fifth trading day before the special meeting.

        As of February 11, 2002, warrants to purchase 1,760,359 shares of GlobalNet common stock were outstanding, exercisable at prices ranging from $0.77 to $1.20.

Market Price and Dividend Information (Page 11)

        Titan's common stock is listed on the NYSE under the symbol "TTN," and GlobalNet's common stock is traded on the OTC Bulletin Board under the symbol "GBNE." On February 11, 2002, the closing price per share of Titan's common stock as reported on the NYSE composite transactions was $20.81, and the closing price per share of GlobalNet common stock on the OTC Bulletin Board was $0.71.

Exchange of Stock Certificates (Page 67)

        As soon as possible after the merger is completed, you will receive a letter of transmittal from Titan or its exchange agent that will instruct you on how to surrender your GlobalNet stock certificates in exchange for certificates representing the shares of Titan common stock you are entitled to receive in the merger. Please do not send us your GlobalNet stock certificates at this time.

GlobalNet's Reasons for the Merger (Page 48)

        A special committee of independent GlobalNet directors was formed by your board of directors on November 11, 2001 to analyze, consider and negotiate the terms of the merger agreement, and to make a recommendation to GlobalNet's entire board of directors whether to adopt the merger agreement. In doing so, the special committee considered a variety of factors, including the following:

•
prevailing economic, industry and market conditions;

•
the approximately $35 million equity transaction value offered by Titan;

•
the uncertainty of GlobalNet's ability to continue as a going-concern and GlobalNet's inability to implement management's business plan;

•
The opportunity for you to receive a NYSE-listed security in a diverse public company with a fluid stockholder base;

•
The illiquidity of GlobalNet's common stock and its recent delisting from The Nasdaq SmallCap Market;

•
Management's presentations as to GlobalNet's financial condition, cash position and business, and historical and current information regarding GlobalNet's operating performance, need for capital and competitive position;

•
Strategic alternatives to the proposed merger and their likelihood of consummation;

•
The non-taxable nature of the merger for U.S. federal income tax purposes;

•
The simplicity and benefits of a merger transaction structure;

•
The implied premium that the merger consideration represented at the time the merger agreement was signed;

•
Ladenburg's written opinion delivered to the special committee that as of January 5, 2002, the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock, was fair to such holders, from a financial point of view;

•
The interests of GlobalNet's officers and directors in the merger which are described in "The Merger—Interests of GlobalNet's Officers and Directors in the Merger" beginning on page 58 of this document;

•
GlobalNet's ability under the merger agreement to provide non-public information to and enter into discussions and negotiations with third parties who present unsolicited proposals which could lead to superior offers;

•
GlobalNet's ability to terminate the merger agreement and enter into an alternative superior transaction under certain circumstances;

•
The amount and scope of the termination fee which could become payable to Titan under certain circumstances;

•
The terms of the voting agreement, the note purchase agreement and the form amendments to the employment agreement;

•
The terms of the merger agreement, including the conditions to completing the merger, the termination events, the covenants, representations and warranties of the parties, the ability of your board of directors to withdraw or change its recommendation to you to approve the merger agreement and its right to terminate the merger agreement in such circumstance, the ability of your board of directors to postpone or adjourn the special meeting under certain circumstances, and the exchange ratio and collar provisions;

•
The fact that your chairman and chief executive officer, and your chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's outstanding common stock, have agreed with Titan to vote their shares for approval of the merger agreement;

•
The absence of any burdensome government or regulatory approvals necessary to complete the merger;

•
The unanimous recommendation of the special committee to adopt the merger agreement;

•
GlobalNet's inability to attract new equity capital or obtain debt financing and the $5 million of debt financing which Titan agreed to provide GlobalNet in accordance with the terms of the note purchase agreement;

•
The volatility of Titan's common stock price and Titan's continuing losses from operations;

•
GlobalNet's declining stock prices on the OTC Bulletin Board Market and the opportunity in the merger to preserve value for GlobalNet's stockholders;

•
GlobalNet's customer concentration;

•
The view that a GlobalNet bankruptcy filing would yield little or no recovery for GlobalNet's non-affiliated stockholders;

•
GlobalNet's inability to identify viable alternative strategic partners or buyers prior to signing the merger agreement; and

•
All of the matters described in "Risk Factors" beginning on page 23 of this document.

        No particular weight or rank was assigned to any one or more of these factors, and your board of directors considered all factors as an entirety.

        See "The Merger—GlobalNet's Reasons for the Merger" on page 48 of this document.

Recommendation to GlobalNet Stockholders (Page 35)

        After careful consideration, your board of directors, upon the unanimous recommendation of the special committee, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement at the special meeting.

Opinion of Ladenburg Thalmann & Co. Inc. (Page 51)

        The special committee engaged Ladenburg as its financial advisor to evaluate the financial terms of the merger. Ladenburg delivered its written opinion to the special committee that, as of January 5, 2002, the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock, was fair to such holders, from a financial point of view.

        The full text of the written opinion of Ladenburg dated January 5, 2002 is attached as Annex D to this document. You should read this opinion carefully and in its entirety.

        Although, as described elsewhere in this document, the exchange ratio will not be finally determined until GlobalNet and Titan can calculate Titan's average stock price for the 20-consecutive trading day period ending five trading days before the special meeting. On February 11, 2002, the last trading day prior to the date of this document, the closing sale price per share of Titan common stock as reported on the NYSE composite transactions was $20.81.

        Holders of GlobalNet common stock should be aware that Ladenburg's fairness opinion dated January 5, 2002 only addresses the fairness of the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock based on facts, circumstances and conditions that existed on January 5, 2002, and neither the special committee nor GlobalNet's board of directors has requested Ladenburg to deliver an updated or new fairness opinion at this time. See "The Merger—GlobalNet's Reasons for the Merger," "The Merger—Opinion of Ladenburg Thalmann & Co. Inc." and "Risk Factors—In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive merger consideration having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price."

        GlobalNet paid $50,000 to Ladenburg on November 20, 2001 when it was engaged as financial advisor to the special committee, $150,000 on January 5, 2002, upon delivery to the special committee of Ladenburg's written fairness opinion dated January 5, 2002 and an additional $100,000 as of the date of this document.

Holdback Agreement (Page 86)

        GlobalNet's chairman and chief executive officer, and its chief operating officer, respectively, have agreed to indemnify Titan, GlobalNet and each of their respective officers, directors and affiliates against certain losses, if any, relating to the accuracy of GlobalNet's representations and warranties and the performance of GlobalNet's covenants contained in the merger agreement, against liabilities which may result from certain employment and pending litigation claims and with respect to certain bankruptcy events involving GlobalNet's primary customer.

        Titan will withhold 30% of the shares of Titan common stock issuable in the merger to these GlobalNet executives for 13 months following the effective time of the merger as security for their indemnification obligations.

Note Purchase Agreement (Page 87)

        Titan has agreed to loan GlobalNet up to $5 million in accordance with the terms of a note purchase agreement entered into on January 6, 2002. Titan has advanced to

GlobalNet $3 million as of February 11, 2002. Principal and accrued interest on the note becomes due and payable upon the earlier of July 5, 2002 or in certain circumstances one business day after the termination of the merger agreement.

        GlobalNet's chairman and chief executive officer, and chief operating officer, in the aggregate beneficially own approximately 28% of the outstanding GlobalNet common stock, have pledged their shares of GlobalNet common stock to Titan as security for the loans to GlobalNet from Titan under the note purchase agreement. If GlobalNet defaults under the note purchase agreement, Titan may foreclose on and become the owner of that stock. The proceeds of the loan will be used for working capital purposes.

Interests of GlobalNet's Officers and Directors in the Merger (Page 58)

        When considering the unanimous recommendation of GlobalNet's board of directors, you should be aware that some of GlobalNet's officers and directors may have certain interests in the merger that may be different from or in addition to your interests as GlobalNet stockholders. These interests include the following:

•
certain GlobalNet directors and officers have agreed to amend their employment agreements to participate in certain incentive bonus payments based upon GlobalNet's post-merger financial performance;

•
certain GlobalNet directors and officers will become vice presidents of GlobalNet upon completion of the merger;

•
certain GlobalNet directors and officers may become eligible to receive severance payments under their employment agreements if certain events occur within six months after completion of the merger;

•
unvested options and restricted stock awards to purchase shares of GlobalNet common stock held by directors, officers and/or employees of GlobalNet will become fully vested at the effective time of the merger;

•
each of GlobalNet's directors and officers will be entitled to continued indemnification by GlobalNet and covered by directors' and officers' liability insurance after completion of the merger to the maximum extent provided by Nevada law and in GlobalNet's organizational instruments and other contractual arrangements to which GlobalNet is a party;

•
GlobalNet's chairman and chief executive officer, and chief operating officer, who in the aggregate beneficially own approximately 28% of the outstanding GlobalNet common stock, have agreed with Titan to vote their shares for approval of the merger agreement;

•
GlobalNet's chairman and chief executive officer, and chief operating officer have pledged all of their shares of GlobalNet common stock to Titan as security for the loans to GlobalNet from Titan under the note purchase agreement;

•
As of February 11, 2002, directors and executive officers of GlobalNet beneficially owned as a group 12,488,988 shares of GlobalNet common stock, which represented approximately 34% of the shares of GlobalNet common stock then outstanding; and

•
GlobalNet's chairman and chief executive officer, and chief operating officer, have agreed to indemnify Titan, GlobalNet and certain related parties pursuant to the terms of the holdback agreement referred to above.

        See "The Merger—Interests of GlobalNet's Officers and Directors in the Merger" on page 58 of this document.

No Solicitation; GlobalNet's Ability to Consider and Enter into Superior Deals (Page 76)

        The merger agreement prohibits GlobalNet from soliciting an alternative transaction. However, GlobalNet and its directors and representatives can provide non-public information and enter into discussions and negotiations in response to unsolicited acquisition proposals from third parties if GlobalNet's board of directors, in good faith, after consultation with its legal counsel and financial advisor, reasonably believes that doing so would lead to a deal that is superior to the merger with Titan.

        In certain circumstances, GlobalNet is permitted to terminate the merger agreement and enter into a definitive agreement providing for a superior deal, subject to the payment to Titan of the termination fee described below in "—Termination Fee," if Titan does not match the terms of the superior deal.

        See "Terms of the Merger Agreement—Limitations on GlobalNet's Ability to Consider other Acquisition Proposals."

Conditions to the Merger (Page 79)

        The obligations of Titan and GlobalNet to complete the merger are subject to the satisfaction or waiver of a number of conditions. These conditions include:

•
the approval of the merger agreement by GlobalNet's stockholders under applicable Nevada law;

•
the effectiveness of the registration statement relating to the offer and sale of Titan's common stock in the merger;

•
the performance by Titan, T T III and GlobalNet of their respective covenants, obligations and agreements under the merger agreement;

•
the receipt of all consents, approvals and waivers to complete the merger;

•
the accuracy of the representations and warranties made by GlobalNet and Titan in the merger agreement;

•
the amendment of the employment agreements of GlobalNet's executive officers to provide for participation in certain incentive bonus payments based upon GlobalNet's post-merger financial performance; and

•
there not having occurred a material adverse effect with respect to Titan or GlobalNet.

Termination of the Merger Agreement (Page 82)

        The merger agreement can be terminated:

  •
  by Titan and GlobalNet, if both parties agree to do so.

  •
  by Titan or GlobalNet, if:

  •
  any court or governmental authority issues an order or injunction prohibiting the merger,

  •
  the merger is not completed by July 5, 2002, or

  •
  the merger agreement is not approved by the required vote of GlobalNet's stockholders at the special meeting or any adjournment or postponement thereof.

  •
  by Titan, if:

  •
  our representations and warranties in the merger agreement are not true and correct,

  •
  we breach any of our obligations under the merger agreement,

  •
  Titan's average trading price is higher than $33.150, subject to GlobalNet's right to reset the exchange ratio using an implied $33.150 per share Titan common stock price, or

  •
  a third party acquisition proposal is submitted to GlobalNet and your board of directors withdraws or changes its recommendation to you to approve the merger agreement, or publicly recommends a third party acquisition proposal or breaches the no-solicitation covenant in the merger agreement.

  •
  by GlobalNet, if:

  •
  Titan's representations and warranties in the merger agreement are not true and correct,

  •
  Titan breaches any of its obligations under the merger agreement,

  •
  the Titan average stock price is less than $20.125, subject to Titan's right to reset the exchange ratio using an implied $20.125 per share Titan common stock price, or

  •
  your board of directors withdraws or changes its recommendation to you to approve the merger agreement, or

      GlobalNet enters into a third party acquisition transaction.

        On January 28, 2002, Global Crossing Ltd, GlobalNet's primary customer, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Under the merger agreement, Titan has the right to terminate the merger agreement if the Global Crossing bankruptcy case has a material adverse effect on GlobalNet.

        Upon termination of the merger agreement under certain circumstances, all borrowings outstanding under the note purchase agreement will become due and payable. See "Note Purchase Agreement."

Termination Fee (Page 83)

        GlobalNet is required to pay Titan $1.4 million and reimburse Titan for up to $250,000 of professional advisory fees incurred by Titan,

        if the merger agreement is terminated, by either GlobalNet or Titan:

    •
    because the special meeting is not held and the merger is not completed by July 5, 2002, or because the merger agreement is not approved by GlobalNet's stockholders at the special meeting, and

    •
    before or at the time the merger agreement is terminated, GlobalNet receives a third party acquisition proposal that has been publicly announced from a person or entity not related to Titan, and

    •
    within 12 months after the merger agreement is terminated, GlobalNet signs a third party acquisition agreement with a person or entity not related to Titan,

        or if the merger agreement is terminated by Titan if:

    •
    before or at the time the merger agreement is terminated, GlobalNet receives a third party acquisition proposal

    and

    •
    the merger agreement is terminated because (i) GlobalNet's board of directors changes or withdraws its recommendation to you to approve the merger agreement, (ii) GlobalNet's board of directors publicly recommends that you approve a third party acquisition agreement or (iii) GlobalNet enters into a third party acquisition agreement or materially breaches its no-solicitation covenant in the merger agreement, or if the merger agreement is terminated by GlobalNet if:

    •
    GlobalNet's board of directors withdraws its recommendation to you to approve the merger agreement, in accordance with the terms of the no-solicitation covenant in the merger agreement, or

    •
    GlobalNet has entered into a third party acquisition agreement with a person or entity not affiliated with Titan, in accordance with the terms of the no-solicitation covenant in the merger agreement.

Material Federal Income Tax Consequences (Page 62)

        Titan and GlobalNet have structured the merger so that your shares of GlobalNet common stock exchanged for shares of Titan common stock will not result in a taxable event for U.S. federal income tax purposes, provided, however, the payment of cash, instead of fractional shares of Titan common stock paid to you will be taxable.

        The above-described tax treatment of the merger to you depends on, among other things, facts that will not be known before the effective time of the merger. You are urged to carefully read "The Merger—Material Federal Income Tax Consequences" beginning on page 62 of this document.

        Tax matters are complicated, and the tax consequences of the merger to you depend on the specific facts of your own situation. You should consult with your own tax advisor to fully understand the tax consequences of the merger to you.

Accounting Treatment (Page 63)

        Titan will account for the merger as a purchase for financial reporting purposes.

Dissenters' Rights (Page 64)

        You are entitled to dissent from the merger and demand payment of the "fair value" of your shares of GlobalNet common stock in accordance with applicable Nevada law. If you properly dissent, your shares will not be converted in the merger into the right to receive Titan common stock, unless you fail to perfect or withdraw, or otherwise lose, your dissenters' rights. If you fail to perfect or withdraw or lose your dissenters' rights, your shares of GlobalNet common stock will be treated as if they were converted in the merger into shares of Titan common stock and any cash in lieu of fractional shares, without interest thereon. If the holders of more than 5% of the outstanding GlobalNet common stock dissent from the merger, Titan can terminate the merger agreement. See "The Merger—Dissenters' Rights" on page 64 of this document and Annex E to this document.

Differences in the Rights of Stockholders (Page 123)

        In the merger, you will receive shares of Titan common stock and become a Titan stockholder. Your rights as a Titan stockholder will be governed by Titan's constituent documents and Delaware law, rather than by GlobalNet's constituent documents and Nevada law. For a description of how your rights as a Titan Delaware stockholder would differ from your rights as a GlobalNet Nevada stockholder, see "Comparative Rights of Titan Stockholders and GlobalNet Stockholders" beginning on page 123 of this document.

Where You Can Find More Information (Page 134)

        If you would like more information about Titan or GlobalNet, you can find it in documents filed by Titan and GlobalNet with the Securities and Exchange Commission. For instructions on how you can obtain copies of these documents, see "Where You Can Find More Information" on page 134 of this document.

        Before making any decision on how to vote, you should read carefully and in its entirety the "Risk Factors" section of this document beginning on page 23.

MARKET PRICE AND DIVIDEND INFORMATION

        Shares of Titan's common stock are listed on the NYSE under the symbol "TTN." GlobalNet's common stock has been traded on the OTC Bulletin Board under the symbol "GBNE" since November 2, 2001.

        The following table shows, for the periods indicated, the reported high and low sale prices for shares of Titan common stock as reported on the NYSE composite transactions, and the high and low sale prices for shares of GlobalNet common stock as quoted on the OTC Bulletin Board and the Nasdaq SmallCap Market, respectively, for the quarters indicated. Neither Titan nor GlobalNet has paid any cash dividends on their common stock during the periods presented.

        According to Titan, as of December 31, 2001, there were approximately 70,128,473 shares of Titan common stock issued and outstanding, held by approximately 3,824 stockholders of record. According to GlobalNet, as of February 11, 2002, there were approximately 36,815,954 shares of GlobalNet common stock outstanding, held by approximately 153 stockholders of record.

	Titan Common Stock		GlobalNet Common Stock
	Low	High	Low	High
Calendar Year 1999
First Quarter	$4.75	$6.25	**	**
Second Quarter	4.94	11.00	**	**
Third Quarter.	9.38	14.63	**	**
Fourth Quarter	13.13	48.38	**	**
Calendar Year 2000
First Quarter	$32.50	$60.50	**	**
Second Quarter	25.31	55.50	17.25	26.88
Third Quarter	15.38	44.56	15.25	25.50
Fourth Quarter	11.13	21.81	0.63	14.75
Calendar Year 2001
First Quarter	$15.75	$25.49	$0.78	$2.77
Second Quarter	13.20	25.15	0.70	1.28
Third Quarter	16.24	22.48	0.30	1.04
Fourth Quarter	17.82	29.01	0.32	0.55
Calendar Year 2002
First Quarter (through February 11, 2002)	$18.55	$25.10	$0.21	$2.06

**
For the period January 1999 through May 2000 GlobalNet's shares were quoted on the OTC Bulletin Board under the issuer-name Rich Earth (GlobalNet's predecessor-by-merger). There are no available historical quotations for Rich Earth during this period. As a result of the merger with Rich Earth completed in May 31, 2000, GlobalNet's shares began to trade under GlobalNet's name on the OTC Bulletin Board from May 2000 through November 2000. On November 24, 2000, GlobalNet's common stock commenced trading on the Nasdaq SmallCap Market until it was delisted on November 2, 2001.

Comparative Market Price Information

        On January 4, 2002, the last full trading day prior to the public announcement of the merger, and on February 11, 2002, the last full trading day for which such information could practicably be calculated prior to the date of this document, the following table presents:

  •
  the closing sale price of shares of Titan's common stock, as reported on the NYSE composite transactions;
  •
  the closing sale price of shares of GlobalNet's common stock, as quoted on the OTC Bulletin Board; and
  •
  the market value based on the closing sale price per share on the dates specified below of Titan common stock to be received in the merger for each share of GlobalNet common stock, based on an assumed exchange ratio of .03780 share of Titan common stock for each share of GlobalNet common stock, as of January 4, 2002, and based on an assumed exchange ratio of .03895 share of Titan common stock for each share of GlobalNet common stock as of February 11, 2002;

Date	Closing Price of Titan Common Stock	Closing Price of GlobalNet Common Stock	Equivalent Price Per Share of GlobalNet Common Stock
January 4, 2002	$24.57	$0.57	$0.93
February 11, 2002	$20.81	$0.71	$0.81

The actual value of the Titan common stock that you will receive in the merger may be higher or lower than the equivalent prices shown in the table above.

        See "Risk Factors—"The number of shares of Titan common stock you will receive in the merger in exchange for your GlobalNet shares will not be determined until five trading days before the special meeting of GlobalNet's stockholders."; "Risk Factors—In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive merger consideration having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price."; and "Risk Factors—There may be volatility in the price of Titan common stock."

        Because the exchange ratio is based in part upon the average closing sale price of Titan common stock as reported on the NYSE composite transactions for the 20-consecutive trading days ending on the fifth trading day before the date of the special meeting, we urge you to obtain current market quotations before making any decision on how to vote your shares of GlobalNet common stock at the special meeting. In addition, you should be aware that the number of shares of Titan common stock to be received for each share of your GlobalNet common stock in the merger will be a function of the number of shares of GlobalNet common stock and the amount of GlobalNet indebtedness, in each case, outstanding as of the close of business on the fifth trading day before the special meeting. Titan and GlobalNet will issue a press release announcing the exchange ratio prior to the special meeting which will enable you to determine how many shares of Titan common stock you will receive in the merger for your shares of GlobalNet common stock. See "The Merger—The Exchange Ratio" on page 38 of this document.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        GlobalNet has minimal interest rate risk. GlobalNet capital lease obligations and notes contain fixed rates of interest, which are not subject to market fluctuations. As all of GlobalNet's assets are located in the United States, it has no direct exposure related to foreign currency exchange risk. However, to the extent that foreign currency prices change significantly, such changes could impact GlobalNet's pricing decisions. To date, GlobalNet has not engaged in trading market risk trading instruments or in purchasing hedging instruments that could expose it to market risk (i.e., interest rate, foreign currency exchange, commodity price or equity price risk).

THE TITAN CORPORATION SELECTED HISTORICAL FINANCIAL DATA

(In Thousands, Except Per Share Data)

        Titan derived the following information from its audited consolidated financial statements as of and for the years ended December 31, 1996 through 2000 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2000 and 2001. The following information should be read in conjunction with Titan's historical consolidated financial statements and related notes that are incorporated by reference into this document.

        The summary consolidated statement of operations data for the nine months ended September 30, 2000 and 2001 and the consolidated balance sheet data as of September 30, 2001 are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	1999	1998	1997	1996	2001	2000
						(Unaudited)
Statement of Operations Data:
Revenues	$1,008,003	$805,392	$532,236	$381,763	$332,531	$800,146	$733,050

Costs and expenses:
Cost of revenues	742,294	608,736	395,492	295,925	253,833	596,888	551,619
Selling, general and administrative expense	169,040	122,420	83,752	57,053	57,754	136,391	114,135
Amortization of goodwill	27,540	8,565	3,216	1,209	1,394	19,901	20,795
Deferred compensation	5,538	—	—	—	—	3,189	637
Research and development expense	11,762	6,690	5,590	7,466	5,023	10,399	8,084
Acquisition related charges and other	39,358	(28,686)	9,891	8,510	8,600	36,768	38,994

Total costs and expenses	995,532	717,725	497,941	370,163	326,604	803,536	734,264

Operating profit (loss)	12,471	87,667	34,295	11,600	5,927	(3,390)	(1,214)
Interest expense	(35,981)	(18,698)	(11,808)	(8,081)	(5,768)	(28,530)	(25,992)
Interest income	3,582	1,342	718	1,121	1,208	1,311	2,812

Income (loss) from continuing operations before income taxes, minority interests, extraordinary loss and cumulative effect of change in accounting principle	(19,928)	70,311	23,205	4,640	1,367	(30,609)	(24,394)
Income tax provision (benefit)	(3,712)	26,778	9,184	4,088	2,675	(1,732)	(5,314)

Income (loss) from continuing operations before minority interests, extraordinary loss and cumulative effect of change in accounting principle	(16,216)	43,533	14,021	552	(1,308)	(28,877)	(19,080)
Minority interests	4,127	—	—	—	—	6,826	3,125

Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(12,089)	43,533	14,021	552	(1,308)	(22,051)	(15,955)
Loss from discontinued operations, net of taxes	(1,895)	(5,776)	(12,566)	(19,657)	(6,326)	(84,416)	(1,332)

Income (loss) before extraordinary loss and cumulative effect of change in accounting principles	(13,984)	37,757	1,455	(19,105)	(7,634)	(106,467)	(17,287)

Extraordinary loss from early extinguishments of debt, net of taxes	(4,744)	—	—	—	—	—	(4,744)
Cumulative effect of change in accounting principle, net of taxes	—	—	(19,474)	—	—	—	—

Net income (loss)	(18,728)	37,757	(18,019)	(19,105)	(7,634)	(106,467)	(22,031)
Dividend requirements on preferred stock	(692)	(695)	(778)	(875)	(803)	(517)	(519)

Net income (loss) applicable to common stock	$(19,420)	$37,062	$(18,797)	$(19,980)	$(8,437)	$(106,984)	$(22,550)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.91	$0.32	$(0.01)	$(0.05)	$(.48)	$(.36)
Loss from discontinued operations, net of taxes	(0.04)	(0.12)	(0.30)	(0.53)	(0.16)	(1.51)	(0.03)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—	—	—	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.47)	—	—	—	—

Net income (loss)	$(0.43)	$0.79	$(0.45)	$(0.54)	$(0.21)	$(1.99)	$(0.48)

Weighted average shares	52,717	47,094	41,657	37,139	39,018	56,019	52,625

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.81	$0.31	$(0.01)	$(0.05)	$(0.48)	$(0.36)
Loss from discontinued operations, net of taxes	(0.05)	(0.11)	(0.29)	(0.53)	(0.16)	(1.51)	(0.03)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—	—	—	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.45)	—	—	—	—

Net income (loss)	$(0.44)	$0.70	$(0.43)	$(0.54)	$(0.21)	$(1.99)	$(0.48)

Weighted average shares	52,717	54,136	43,172	37,139	39,018	56,019	52,625

Other Data:
Depreciation and amortization	$41,165	$20,209	$12,618	$10,619	$9,521	$32,518	$29,688
Capital expenditures	44,169	13,637	9,145	9,191	7,415	24,839	25,739
Preferred dividends	692	695	778	875	803	517	519
	As of December 31,
						As of September 30, 2001
	2000	1999	1998	1997	1996
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,291	$13,469	$13,868	$18,757	$18,129	$126,149
Property and equipment, net	78,715	43,516	38,010	32,013	31,366	94,741
Total assets	951,107	628,040	369,923	233,336	225,144	1,174,125
Lines of credit, long-term	260,625	215,987	98,215	7,833	15,398	335,625
Other long-term debt	38,265	14,802	36,796	42,057	40,521	4,277
Company obligated mandatory redeemable convertible preferred securities	250,000	—	—	—	—	250,000
Stockholders' equity	167,416	166,348	98,440	74,892	83,342	353,733

GLOBALNET, INC. SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data is derived from the audited consolidated financial statements of GlobalNet, Inc. for each of the three years ended December 31, 2000, 1999 and 1998 and unaudited consolidated financial statements for the year ended December 31, 1997 and nine-month periods ended September 30, 2001 and September 30, 2000. During the year ended December 31, 1996, GlobalNet, Inc.'s predecessor company was being formed and had no substantive operations. The selected consolidated financial data should be read in conjunction with the consolidated financial statements, the related notes and the independent auditors' report, which contains an explanatory paragraph that states that GlobalNet, Inc. has suffered recurring losses from operations and has working capital and net capital deficiencies which raise substantial doubt about its ability to continue as a going-concern, appearing elsewhere in this document. The consolidated financial statements and the selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty.

        The summary consolidated statement of operations data for the nine months ended September 30, 2001 and 2000 and the consolidated balance sheet data as of September 30, 2001 are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole.

	Nine months ended September 30,		Year ended December 31,
	2001	2000	2000	1999	1998	1997
Consolidated Statements of Operations Data:
Revenue	$59,857,958	54,404,807	78,090,535	24,926,891	4,046,246	792,654
Operating expenses:
Data communication and telecommunication	54,054,255	52,420,851	74,330,916	25,298,531	3,370,153	636,216
Network operations	3,872,877	1,842,194	3,151,171	129,454	—
Selling and marketing	381,722	620,590	1,051,814	131,815	—	—
General and administrative	2,852,062	2,981,162	4,318,335	1,020,092	787,583	412,520
Bad debt	741,000	80,000	482,007	—	—	—
Depreciation and amortization	3,643,133	1,654,061	2,902,905	882,639	—	—
Stock compensation	3,136,311	2,025,000	2,500,380	—	—	—

Total operating expenses	68,681,360	61,623,858	88,737,528	27,462,531	4,157,736	1,048,736

Operating income (loss)	(8,823,402)	(7,219,051)	(10,646,993)	(2,535,640)	(111,490)	(256,082)
Other income:
Other expense	—	—	—	(40,865)	(174,780)	—
Interest income	—	—	—	—	—	—
Non-cash financing cost	(314,079)	—	—	—	—	—
Interest expense, net	(1,010,088)	(898,323)	(1,299,452)	(752,068)	(8,070)	—

Total other income	(1,324,167)	(898,323)	(1,299,452)	(792,933)	(182,850)	—
Income (loss) before minority interest and income taxes	(10,147,569)	(8,117,374)	(11,946,445)	(33,328,573)	(294,340)	(256,082)
Minority interest	—	—	—	50,000		—
Income tax expenses (benefit)	—	—	327	—	—

Net income (loss)	$(10,147,569)	(8,117,374)	(11,946,772)	(3,278,573)	(294,340)	(256,082)

Pro forma weighted-avg. shares	29,777,488	23,950,794	25,223,877	20,000,000	20,000,000	20,000,000

Pro forma basic and diluted loss per share	$(0.34)	(0.34)	(0.47)	(0.16)	(0.01)	(0.01)

		As of December 31,
	As of September 30, 2001
		2000	1999	1998	1997
Selected Consolidated Balance Sheet Data:
Current assets	$5,631,304	8,027,441	2,155,674	210,692	452,518
Property and equipment, net	7,564,955	10,038,779	4,449,726	—	—
Total assets	15,989,190	19,732,888	6,605,400	210,692	452,518
Current liabilities	15,285,944	15,538,167	6,510,952	761,114	467,600
Capital lease obligations, net of current portion	5,177,339	5,680,002	3,773,443	—	—
Convertible note	2,118,054	—	—	—	—
Stockholders' deficit	(6,592,147)	(1,485,281)	(3,678,995)	(550,422)	(15,082)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following tables show summarized unaudited pro forma financial data giving effect to the probable acquisitions of GlobalNet and Jaycor by Titan after giving effect to the recent acquisitions of Datron and BTG as if each had occurred on January 1, 2000. The following summary should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Data" and related notes included in this document beginning on page 107.

	Year Ended December 31, 2000	Nine Months Ended September 30, 2001
	(in thousands, except per share data)
Pro Forma Condensed Combined Statement of Operations Data:
Total revenues	$1,431,748	$1,127,535
Loss from continuing operations	$(25,033)	$(28,140)
Basic loss per share from continuing operations	$(0.45)	$(0.42)
Diluted loss per share from continuing operations	$(0.45)	$(0.41)
As of September 30, 2001
(in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$95,136
Total assets	$1,474,207
Line of credit, long-term	$335,625
Other long-term debt	$11,517
Total stockholders' equity	$582,955

COMPARATIVE PER SHARE DATA

        The following table shows (1) the pro forma net income and book value per share of Titan common stock after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisitions of GlobalNet and Jaycor, Inc., a San Diego-based provider of advanced research, technical and engineering services, as well as specialized electronic products, to the Department of Defense and other government customers, as if each had occured on January 1, 2000 and the historical net income and book value per share of GlobalNet common stock in comparison with the unaudited pro forma net income and book value per share after giving effect to the proposed transactions as if each occured on January 1, 2000 and (2) the equivalent unaudited pro forma net income and book value per share attributable to the shares of Titan common stock issuable in connection with the acquisition of GlobalNet. The following table also shows (1) and (2) above after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisition of Jaycor. The number of shares issuable has been calculated based on an implied Titan stock price of $25.625. At this implied stock price and assuming GlobalNet debt of $23.25 million and that 36,815,954 GlobalNet shares are exchangeable in the merger, the exchange ratio would be .03895 and Titan would issue approximately 1,433,981 shares of its common stock in the merger.

        Please note that these numbers are estimates only. The actual exchange ratio will not be fixed until the close of business on the fifth trading day before the GlobalNet special meeting of stockholders, and the actual number of Titan shares issuable in the merger may be greater or less than these numbers. For more information, please see the section of this document captioned "The Merger—The Exchange Ratio" on page 38.

        The following information should be read in conjunction with (1) the separate historical consolidated financial statements and related notes of Titan and the unaudited interim consolidated financial statements of Titan incorporated by reference in this document and (2) the separate historical consolidated financial statements and related notes of GlobalNet included in this document. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

        None of Titan, Datron, BTG, GlobalNet or Jaycor has paid any cash dividends on their common stock during the periods presented.

        The following table reflects the impact of the proposed acquisition of GlobalNet, after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisition of Jaycor:

	Latest Fiscal Year(1)	Nine Months Ended September 30, 2001(1)
Pro Forma Titan (including proposed acquisition of Jaycor):
Basic net loss per share	$(0.34)	$(1.61)
Diluted net loss per share	$(0.33)	$(1.61)
Book value per share(2)	$6.33	$7.50
Historical GlobalNet:
Basic net income (loss) per share	$(0.47)	$(0.34)
Diluted net income (loss) per share	$(0.47)	$(0.34)
Book value per share(2)	$(0.05)	$(0.20)
Unaudited Pro Forma Combined—Titan(3):
Pro forma basic net loss per Titan share	$(0.52)	$(1.73)
Pro forma diluted net loss per Titan share	$(0.52)	$(1.72)
Pro forma book value per Titan share at September 30, 2001(2)	—	$7.83
Unaudited Equivalent Pro Forma Combined—GlobalNet(4):
Pro forma basic net loss per GlobalNet share	$(0.02)	$(0.07)
Pro forma diluted net loss per GlobalNet share	$(0.02)	$(0.07)
Pro forma book value per GlobalNet share at September 30, 2001(2)	—	$0.30

(1)
Titan pro forma income information for its latest fiscal year is for the year ended December 31, 2000 combined with Datron's income information for its latest fiscal year ended March 31, 2001 and BTG's income information for its latest fiscal year is for the year ended March 31, 2001. Jaycor's income information for its latest fiscal year is for the year ended January 31, 2001. The pro forma combined data for the latest fiscal year combines Titan's pro forma data for the year ended December 31, 2000 with Jaycor's historical data for the year ended January 31, 2001. The pro forma combined data for the nine months ended September 30, 2001 combines Titan with Datron and BTG's historical data for the nine months ended September 30, 2001 with Jaycor's historical data for the nine months ended October 31, 2001.

(2)
The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(3)
The pro forma combined net loss per Titan share is computed by combining the net income (loss) for Titan pro forma with the effects of the recent acquisitions of Datron and BTG and proposed acquisition of Jaycor, and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma shares are computed based upon the estimated assumed exchange ratio of .03780 for the proposed GlobalNet acquisition.

(4)
The amounts for equivalent pro forma combined per GlobalNet share are calculated by multiplying the amounts for pro forma combined per Titan share by .03780.

        The following table reflects the impact of the proposed acquisition of GlobalNet, after giving effect to the recent acquisitions of Datron and BTG:

	Latest Fiscal Year(1)	Nine Months Ended September 30, 2001(1)
Pro Forma Titan (excluding proposed acquisition of Jaycor):
Basic net loss per share	$(0.31)	$(1.66)
Diluted net loss per share	$(0.32)	$(1.66)
Book value per share(2)	$5.11	$6.52
Historical GlobalNet:
Basic net income (loss) per share	$(0.47)	$(0.34)
Diluted net income (loss) per share	$(0.47)	$(0.34)
Book value per share(2)	$(0.05)	$(0.20)
Unaudited Pro Forma Combined—Titan(3):
Pro forma basic net loss per Titan share	$(0.51)	$(1.79)
Pro forma diluted net loss per Titan share	$(0.52)	$(1.78)
Pro forma book value per Titan share at September 30, 2001(2)	—	$6.88
Unaudited Equivalent Pro Forma Combined—GlobalNet(4):
Pro forma basic net loss per GlobalNet share	$(0.02)	$(0.07)
Pro forma diluted net loss per GlobalNet share	$(0.02)	$(0.07)
Pro forma book value per GlobalNet share at September 30, 2001(2)	—	$0.26

(1)
Titan pro forma income information for its latest fiscal year is for the year ended December 31, 2000 combined with Datron's income information for its latest fiscal year ended March 31, 2001 and BTG's income information for its latest fiscal year is for the year ended March 31, 2001 and GlobalNet's income information for its latest fiscal year is for the year ended December 31, 2000. The pro forma combined data for the nine months ended September 30, 2001 combines Titan with Datron, BTG and GlobalNet's historical data for the nine months ended September 30, 2001.

(2)
The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(3)
The pro forma combined net loss per Titan share is computed by combining the net income (loss) for Titan pro forma with the effects of the recent acquisitions of Datron and BTG, and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma shares are computed based upon the estimated assumed exchange ratio of .03780 for the proposed GlobalNet acquisition.

(4)
The amounts for equivalent pro forma combined per GlobalNet share are calculated by multiplying the amounts for pro forma combined per Titan share by .03780.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        Some of the information relating to Titan and GlobalNet contained or incorporated by reference into this document is forward-looking in nature. All statements included or incorporated by reference into this document or made by management of Titan or GlobalNet, other than statements of historical fact regarding Titan or GlobalNet, are forward-looking statements. Examples of forward-looking statements include statements regarding Titan's or GlobalNet's future financial results, operating results, business strategies, projected costs, products, technology, customer base, operating efficiencies and synergies and competitive positions, and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "intends," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including the examples of the variables to be used in the calculation of the exchange ratio as well as the examples of the consideration to be issued in the merger which are all based on a number of variables described in this document which are not determinable at this time and could change; the growth of Titan's business and its ability to achieve market acceptance; Titan's results of operations and limited history of commercializing new technologies; the performance of SureBeam; and those discussed in the section entitled "Risk Factors." These and many other factors could affect the future financial and operating results of Titan or GlobalNet and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Titan or GlobalNet.

RISK FACTORS

        You should consider the following very important risks in deciding whether to vote to approve the merger agreement and the merger. You should consider these risks in connection with the other information that Titan has included or incorporated by reference into this document. The risks and uncertainties described below are not the only ones facing Titan. Additional risks and uncertainties not presently known to Titan, or that Titan currently sees as immaterial, may also harm Titan's business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, Titan's business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of Titan common stock could decline.

Risks Related to the Merger

In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive consideration in the merger having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price.

        In accordance with the merger agreement, if Titan's average stock price as reported on the NYSE composite transactions for the 20-consecutive trading day period ending five days prior to the special meeting is between $20.125 and $25.625, an implied $25.625 Titan stock price will be used to calculate the exchange ratio. If Titan's average stock price for the above-referenced time period is lower than $20.125, an implied $20.125 Titan stock price will be used to calculate the exchange ratio if Titan elects to reset the exchange ratio using such stock price, or an implied $25.625 Titan stock price if Titan does not make such election.

        In the price ranges described above, the number of shares of Titan common stock that you will receive in the merger will be fixed based upon an implied and not the 20-day average or the actual Titan stock price. Because, in such price ranges, the implied price is higher than the 20-day average or the actual Titan stock price, the value of your merger consideration decreases as the actual Titan stock price decreases and will be less than the value of the merger consideration you would have received if the exchange ratio were based upon the 20-day average or the actual Titan stock price and not an implied price.

        You must therefore consider the risk that, under certain circumstances, if you vote for approval of the merger agreement, you could receive in exchange for your shares of GlobalNet common stock a contractually agreed to number of shares of Titan common stock and lower overall merger consideration, than if the exchange ratio was calculated using Titan's actual stock price at the time of calculation.

The number of shares of Titan common stock you will receive in the merger in exchange for your GlobalNet shares will not be determined until five trading days before the special meeting of GlobalNet's stockholders.

        The merger agreement provides for a floating exchange ratio. As a result, the exchange ratio, and therefore the number shares of Titan common stock and the value of the merger consideration that you will receive in the merger for each share of your GlobalNet common stock, will be determined in part based on Titan's average stock price as reported on the NYSE composite transactions for the 20-consecutive trading day period ending five trading days prior to the special meeting of GlobalNet's stockholders to consider and vote on the merger agreement. Accordingly, we cannot make such determination until such time.

        The exchange ratio is also a function of the aggregate number of shares of GlobalNet common stock outstanding and an assigned $60 million enterprise value, less certain outstanding GlobalNet indebtedness and associated costs which approximated $23.25 million as of February 11, 2002, as more fully described in "The Merger—The Exchange Ratio." These factors will be determined after the expiration of the 20-consecutive trading day period. Changes in these factors will affect the number of shares of Titan common stock and, therefore, the overall value of the merger consideration payable to you in the merger.

        As of February 11, 2002, Titan's closing sales price as reported on the NYSE composite transactions was $20.81. You should obtain current market quotations of Titan common stock and review Titan's and GlobalNet's press releases announcing the exchange ratio before the GlobalNet special meeting.

Risks Related to Titan's Business

Titan's growth depends to a large extent on the growth of its commercial businesses, some of which operate in new and unproven markets. If one or more of Titan's commercial businesses fail to gain market acceptance or achieve anticipated revenue levels, Titan may not be able to recoup its investments in or advances to these businesses, achieve its objective of monetizing these businesses or achieve the operating results that Titan anticipates.

        Titan is committed to creating, building and launching technology-based commercial businesses. As part of implementing this strategy, Titan has developed the technology-based businesses known as Titan Wireless and Cayenta, and is in the process of developing and commercializing the technology applications and businesses in Titan's Emerging Technologies and Businesses segment. If any of the primary markets targeted by Titan Wireless fail to develop and grow as Titan anticipates, or those markets do develop and grow as anticipated but Titan Wireless's and/or Cayenta's principal products and services do not gain market acceptance, Titan's revenues will be less than Titan expects and Titan may be unable to recoup the equity investments and intercompany advances Titan has made to develop and grow those businesses. To grow as currently contemplated, Titan will need derive an increasing portion of its revenues from its commercial businesses, including the businesses in Titan's Emerging Technologies and Businesses segment. If the markets for some or all of the businesses in Titan's Emerging Technologies and Businesses segment fail to develop and grow as expected, or those markets do develop and grow as expected but those businesses' principal products and services do not meet with market acceptance, Titan's future prospect may suffer. If any of Titan's businesses fail to grow as Titan anticipates, it may not be able to monetize these businesses and enable its stockholders to realize value from that process.

  Titan Wireless

        Titan Wireless's principal strategy is to provide communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. Titan Wireless's future success will depend substantially on the rate and the extent to which the markets for communications services and systems develop in the developing countries that it targets. Titan cannot guarantee that substantial markets for communications services and systems in these developing countries will ever develop, or if those markets do develop, that communications services based on fixed-site satellite technology, wireless local loop technology, or global system for mobile communications technology, all of which Titan Wireless can provide, will capture a significant portion of those markets. The development of a market for communications services and systems in a particular developing country will depend upon a variety of factors including whether that country has sufficient resources to support such a market and whether the communications services and systems are offered at an affordable cost to their end users so that adequate traffic can be generated. Titan Wireless's success will also depend to a significant extent on its continued ability to identify and enter into strategic relationships with effective local partners to act as Titan Wireless's intermediaries with local regulators and experts in the local market. If Titan Wireless is unable to continue to cultivate and maintain these relationships, its overall business will suffer.

   Cayenta

        Cayenta's market is characterized by fluctuating demand for its products and services based on overall economic conditions and their impact on government and corporate information technology budgets as well changes in user sentiment toward particular technologies, technology applications and related services. Cayenta's operating results for the nine months ended September 30, 2001 were adversely affected by a slowdown in corporate spending on commercial information technology services and e-business software applications. Cayenta's market is also intensely competitive. Cayenta's competitors include numerous companies across various segments of the information technology services and software products markets. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its market. If overall economic conditions continue to weaken demand for Cayenta's products and services, or if Cayenta is unable to anticipate and respond effectively to changing market conditions or to compete effectively for any reason, its business will suffer.

  Emerging Technologies and Businesses

        The businesses in Titan's Emerging Technologies and Businesses segment face the ongoing challenges of developing technology applications that anticipate and satisfy consumers' requirements and achieving market acceptance for those technology applications in new and rapidly changing markets. To the extent these businesses fail to effectively meet either of those challenges, Titan's ability to execute its monetizing strategy and provide increased value to Titan's stockholders will be diminished.

Titan has a limited history of commercializing new technologies and Titan's commercial businesses may not remain or ever become successful.

        In 1991, Titan adopted a strategy of seeking to develop commercial businesses using technology developed for government purposes in Titan's government defense business. SureBeam and Titan's Titan Wireless business are a product of this strategy. For the most part, Titan's commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the markets, including new markets, in which they operate. These technology-based businesses are subject to risks and uncertainties inherent in companies at these early stages of development, including:

  •
  the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

  •
  the risks associated with operating in markets that are subject to a high degree of competition;

  •
  the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

  •
  the risk that they will be unable to manage rapid growth effectively;

  •
  the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

  •
  the risk that Titan may not identify markets with sufficient opportunities to justify Titan's investments in products and solutions for these markets;

  •
  the market and operating risks that are unique to each particular business; and

  •
  the risk that adequate capital may not be available to fund their continued development.

        Titan balances its investment objectives for each of its businesses with Titan's overall profitability objectives. This balancing is a basic part of Titan's approach to creating and building new commercial businesses and creates the possibility that any or all of Titan's businesses may not grow at the pace or to the level that they otherwise might if they were independent companies. These factors, including the risks identified above, could affect Titan's ability to monetize its investments in its businesses or diminish the value that Titan's stockholders ultimately recognize from those investments.

Titan's results of operations have historically fluctuated and may continue to fluctuate significantly in the future, which could adversely affect the market price of its common stock.

        Titan's revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of its products and services, defense and intelligence budgets, the time it takes for the new markets Titan targets to develop and for Titan to develop and provide products and services for those markets, competition and general economic conditions. Titan's product mix and unit volume, its ability to keep expenses within budgets, its distribution channels and its pricing affect its gross margins. These factors and other risk factors described herein may adversely affect Titan's results of operations within a period and cause Titan's financial results to fluctuate significantly on a quarterly or annual basis. Consequently, Titan does not believe that comparison of its results of operations from period to period is necessarily meaningful or predictive of its likely future results of operations. It is possible that in some future quarter or quarters Titan's operating results will be below the expectations of public market analysts or investors. If so, the market price of Titan's common stock may decline significantly.

Market perception and performance of Titan's publicly traded subsidiary, SureBeam, could have a disproportionate impact on Titan's common stock price prior to Titan's planned spin-off of SureBeam and could negatively impact the value of SureBeam common stock distributed to Titan's stockholders.

        As the parent company of a publicly traded subsidiary, SureBeam, the market price of Titan's common stock could be disproportionately impacted by negative news or other publicity concerning SureBeam, including public concerns about the safety of irradiated foods, as well as SureBeam's financial performance and the market price of its common stock. Titan's board of directors has adopted a formal plan to spin off SureBeam to Titan's stockholders through a tax-free stock dividend. While Titan's control of SureBeam involves risks to Titan and SureBeam, including potential conflicts of interest and the disproportionate allocation of Titan's senior management resources to SureBeam, Titan's separation of SureBeam involves numerous risks to SureBeam. For example, SureBeam to date has relied upon Titan to finance a significant portion of its liquidity requirements and has relied upon Titan's general corporate and administrative services. Following the spin-off, SureBeam will have to develop its own sources of liquidity in addition to the $50 million senior secured revolving line of credit that Titan is extending to it. SureBeam's business requires a substantial investment of capital and is subject to numerous risks, including the risk that the irradiation of food will not gain sufficient consumer acceptance to generate the expected level of revenue from processing of food. Independent of Titan, SureBeam may not be able to access capital markets or obtain other sources of capital necessary to finance its cash requirements and its business and financial results may be negatively impacted. This in turn could negatively affect the value of the SureBeam common stock to be distributed to Titan's stockholders.

The covenants in Titan's credit facility restrict Titan's financial and operational flexibility, and Titan's failure to comply with them could have a material adverse effect on Titan's business.

        Titan's credit facility contains covenants that restrict, among other things, Titan's ability to borrow money, make particular types of investments, including investments in Titan's subsidiaries, or other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. A default under Titan's credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. Titan has pledged substantially all of its consolidated assets and the stock of Titan's subsidiaries to secure the debt under Titan's credit facility, excluding Titan's foreign subsidiaries. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against those consolidated assets and the stock of Titan's subsidiaries. Any default, therefore, could have a material adverse effect on Titan's business. Titan's credit facility also requires Titan to maintain specified financial ratios. Titan's ability to meet these financial ratios can be affected by events beyond Titan's control, and Titan cannot assure you that it will meet those ratios. Titan also may incur future debt obligations that might subject Titan to restrictive covenants that could affect Titan's financial and operational flexibility or subject Titan to other default. Any such restrictive covenants in any future debt obligations Titan incurs could limit Titan's ability to fund its commercial businesses with equity investments or intercompany advances, which would impede Titan's ability to execute its approach to creating and building new businesses.

Anti-takeover provisions in Titan's certificate of incorporation, bylaws and Delaware law, as well as Titan's stockholder rights plan, could discourage, delay or prevent a change-in-control that Titan's stockholders may favor.

        Provisions in Titan's certificate of incorporation, Titan's bylaws and Delaware law could make it difficult and expensive for a third party to pursue a takeover attempt Titan opposes even if a change-in-control of Titan would be beneficial to the interests of its stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of Titan's common stock. These provisions:

  •
  permit Titan's stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in Titan's bylaws;

  •
  authorize Titan's board of directors, without stockholder approval, to issue up to 2,931,898 shares of blank check preferred stock that could be issued by Titan's board of directors to increase the number of outstanding shares and prevent a takeover attempt; and

  •
  prohibit Titan from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of Titan's voting stock, or with their affiliates, unless Titan's directors or stockholders approve the business combination in the prescribed manner.

        In addition to the provisions described above, in 1995 Titan's board of directors adopted a poison pill stockholder rights plan, which may further discourage a third party from making a proposal to acquire Titan which Titan has not solicited or does not approve, even if the acquisition would be beneficial to Titan's stockholders. As a result, Titan's stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under Titan's rights plan, preferred share purchase rights, which are attached to Titan's common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of Titan's common stock by any person or group. If triggered, these rights would entitle Titan's stockholders other than the acquirer to purchase, for the exercise price, shares of Titan's common stock having a market value of two times the exercise price. In addition, if a company acquires Titan in a merger or other business combination not approved by the board of directors, these rights will entitle Titan's stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

There may be volatility in the price of Titan common stock.

        Stock prices of many companies in the high technology industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. The market price of Titan common stock may vary widely as a result of several factors, including:

  •
  announcements of technological innovations or new commercial products by Titan or its competitors;

  •
  budgetary constraints affecting U.S. government spending generally, changes in fiscal policy, and government regulatory initiatives;

  •
  patent or proprietary rights developments; and

  •
  general market conditions.

        These factors could lead to a significant decrease in the market price of Titan common stock.

        The high and low range for Titan common stock during the 52 weeks preceding the date of this document has been $13.20 to $29.01.

Titan may make equity investments or intercompany advances to some of its businesses, which Titan could lose or have to write off.

        Titan has historically funded businesses in its Emerging Technologies and Businesses segment, as well as its other businesses, with equity investments and/or intercompany advances, and expects to continue to do so in the future. At the time Titan makes these investments or advances, these businesses are typically at an early stage of development. If these businesses do not become profitable or Titan is unable to monetize its investments in them, Titan could lose all or a portion of its equity in those businesses and be required to write off some or all of any amounts advanced.

        To date, Titan has funded its publicly traded subsidiary, SureBeam, through a $75 million subordinated promissory note that Titan has agreed to exchange for equity of SureBeam at an exchange rate to be agreed upon by Titan and SureBeam, to the extent available. Titan has also agreed to extend a new $50 million senior secured revolving line of credit to SureBeam. Titan is required to obtain the consent of its lenders under its credit facility in order to effect the debt for equity exchange and extend the credit facility to SureBeam. Titan could lose all or a portion of its equity investment in SureBeam prior to the planned spin-off of SureBeam or be required to write off some or all of the amounts loaned to SureBeam either before or after the planned spin-off of SureBeam.

Titan may not be able to effect the tax-free spin-off of its ownership interest in SureBeam in accordance with its announced plan.

        Titan has filed a request for a letter ruling from the Internal Revenue Service to enable Titan to distribute its remaining ownership interest in SureBeam to Titan's stockholders on a tax-free basis as soon as practical following receipt of a favorable letter ruling. Titan also is seeking consent from its lenders under its credit facility in order to effect the spin-off of SureBeam and Titan cannot be certain that its lenders will authorize this spin-off under these circumstances. Titan may not obtain a favorable letter ruling from the Internal Revenue Service. Further, Titan is not obligated to make such a distribution and the distribution may not occur at all if Titan's board of directors determines that the distribution is no longer in Titan's best interest or the best interest of Titan's stockholders. However, Titan's board of directors has adopted a plan to spin-off SureBeam and as a result, Titan has discontinued SureBeam for financial reporting purposes. If Titan does not distribute the stock of SureBeam to Titan's stockholders, Titan will seek another alternative for either monetizing or disposing of Titan's ownership interest in SureBeam.

Titan's commercial businesses' growth may be impaired because of investment or funding choices Titan makes or because Titan is unable to generate sufficient cash flow or to access capital from external sources.

        Titan typically funds its businesses' growth with equity investments, intercompany advances and/or public or private financing. Titan may choose not to fund potential growth opportunities for its businesses with equity investments or intercompany advances based on risk considerations or Titan's balancing of its investment objectives for those businesses with its overall profitability objectives. In addition, Titan may be unable to fund potential growth opportunities for its businesses to the extent that Titan Systems does not generate sufficient cash flow for Titan to do so or Titan does not otherwise have capital on hand and/or cannot access adequate capital. Titan may also be precluded from funding potential growth opportunities for its commercial businesses with public or private financing based on market conditions. To the extent that Titan is unable to, or chooses not to, provide capital to its commercial businesses to fund potential growth opportunities, Titan's commercial businesses' growth could be impaired.

Market conditions and legal and contractual restrictions may impair Titan's ability to monetize its investments in its commercial technology applications and businesses.

        Titan cannot guarantee that it will be able to monetize any of its investments in its commercial technology applications or businesses, whether through an initial public offering of a subsidiary, a complete spin-off to Titan stockholders, an outright sale of a subsidiary, or a technology license or sale. Market or competitive conditions may be such that Titan is unable to complete initial public offerings of its subsidiaries or spin-offs of its subsidiaries to Titan's stockholders at valuations that Titan considers appropriate, in which case Titan may choose to delay or forego initial public offerings or spin-offs of these subsidiaries. Based on market or competitive conditions, Titan may also be unable to sell or license its commercial technology applications or sell its businesses at valuations or for other consideration Titan considers appropriate, in which case Titan may choose to delay or forego those sales or licenses. To the extent possible, Titan intends to structure any initial public offerings that its subsidiaries conduct in a manner to preserve the ability to later distribute the stock Titan retains in the subsidiaries to its stockholders on a tax-free basis. Under current law, there are a number of tax and other legal requirements that must be satisfied in order to successfully execute this strategy and Titan cannot guarantee that they will be met. Contractual restrictions may also restrict Titan's ability to successfully execute this strategy. With the exception of Cayenta, Titan's credit facility does not permit its subsidiaries to conduct initial public offerings or, with the exception of Cayenta, allow Titan to distribute the stock of its subsidiaries to Titan stockholders without the consent of the lenders. Titan may distribute the stock of Cayenta to Titan stockholders without the consent of the lenders so long as Titan is in compliance with financial ratios specified in, and not otherwise in default under, its credit facility.

Titan depends on government contracts for a substantial majority of its revenues and the loss of government contracts or a decline in funding of existing or future government contracts could adversely affect Titan's revenues and cash flows and Titan's ability to fund its commercial businesses.

        Titan's revenues from U.S. government business represented approximately 85% of Titan's total revenues in 1998, approximately 84% of Titan's total revenues in 1999, approximately 74% of Titan's total revenues in 2000, and approximately 80% of Titan's total revenues for the nine months ended September 30, 2001. Titan's U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce Titan's revenues and cash flows from U.S. government contracts. Titan's revenues and cash flows from U.S. government contracts could also be reduced by declines in U.S. defense and other federal agency budgets.

        A significant percentage of Titan's products and services are predominantly sold and performed under contracts with various parts of the U.S. Navy or U.S. Air Force or with prime contractors to the U.S. Navy or U.S. Air Force. Although these various parts of the U.S. Navy or U.S. Air Force are subject to common budgetary pressures and other factors, Titan's various U.S. Navy and U.S. Air Force customers exercise independent purchasing decisions. However, because of such concentration of Titan's contracts, Titan is vulnerable to adverse changes in its revenues and cash flows if a significant number of Titan's U.S. Navy or U.S. Air Force contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

        In addition to contract cancellations and declines in agency budgets, Titan may be adversely affected by:

  •
  budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy;

  •
  curtailment of the U.S. government's use of technology services and products providers;

  •
  the adoption of new laws or regulations;

  •
  technological developments;

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  U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year; and

  •
  general economic conditions.

        These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions or any of the other actions described above could reduce Titan's revenues and cash flows and impair Titan's ability to make equity investments in or intercompany advances to its commercial subsidiaries as part of Titan's approach to creating and building new businesses.

Government audits of Titan's government contracts could result in a material charge to Titan's earnings and have a negative effect on Titan's cash position.

        Titan's government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Titan could have a material charge to its earnings or reduction in its cash position as a result of an audit, including an audit of one of the companies Titan has acquired. Some of Titan's acquired companies did not historically impose internal controls as rigorous as those Titan imposes on the government contracts Titan performs, which may increase the likelihood that an audit of their government contracts could cause a charge to Titan's earnings or reduction in Titan's cash position.

Titan's operating margins may decline under its fixed-price contracts if Titan fails to estimate accurately the time and resources necessary to satisfy Titan's obligations.

        Some of Titan's contracts are fixed-price contracts under which Titan bears the risk of any cost overruns. Titan's profits are adversely affected if its costs under these contracts exceed the assumptions Titan used in bidding for the contract. In 2000, approximately 32% of Titan's revenues were derived from fixed-price contracts, and in the nine months ended September 30, 2001 approximately 24% of Titan's revenues were derived from fixed-price contracts. Often, Titan is required to fix the price for a contract before Titan finalizes the project specifications, which increases the risk that Titan will misprice these contracts. The complexity of many of Titan's engagements makes accurately estimating Titan's time and resources more difficult.

If Titan is not able to retain its contracts with the U.S. government and subcontracts under U.S. government prime contracts in the competitive rebidding process, Titan's revenues may suffer.

        Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. Titan cannot guarantee that Titan, or the prime contractor, will win any particular bid, or that Titan will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of Titan's significant contracts or nonrenewal of several of Titan's significant contracts, the imposition of fines or damages, or Titan's suspension or debarment from bidding on additional contracts could result in significant revenue shortfalls.

Titan may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely affect Titan's business.

        Titan's defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

  •
  the U.S. Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

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  the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

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  the U.S. Cost Accounting Standards, which impose accounting requirements that govern Titan's right to reimbursement under certain cost-based government contracts;

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  laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data; and

  •
  laws and regulatory requirements relating to satellite communications and other wireless communication systems in the developing countries where Titan Wireless operates.

        These regulations affect how Titan's customers and Titan do business and, in some instances, impose added costs on Titan's businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

Titan's failure to identify, attract and retain qualified technical and management personnel could adversely affect its existing businesses and its ability to build additional commercial businesses.

        Titan cannot guarantee that Titan will be able to attract and retain the highly qualified technical personnel for each of its segments, including engineers, computer programmers and personnel with security clearances required for classified work, that are necessary for maintaining and growing Titan's existing businesses or building additional commercial businesses. Titan's success also depends to a significant extent on the continued contributions of Titan's management personnel for each of its segments. Titan's ability to build additional commercial businesses in its Emerging Technologies and Businesses segment will depend in part on Titan's ability to attract management personnel from outside Titan with relevant market expertise and management skills, and on Titan's ability to retain and motivate these managers.

Titan competes in highly competitive markets against many companies that are larger, better financed and better known than Titan. If Titan is unable to compete effectively, Titan's business and prospects will be adversely affected.

        Titan's businesses operate in highly competitive markets. Many of its competitors are larger, better-financed and better-known companies who may compete more effectively than Titan can. Titan's commercial businesses compete against other technologies as well as against companies with similar products and services. In order to remain competitive, Titan must invest to keep its products technically advanced and compete on price and on value added to Titan's customers. Titan's ability to compete may be adversely affected by limits on Titan's capital resources and Titan's ability to invest in maintaining and expanding its market share.

Titan has completed numerous strategic acquisitions and may complete others, which could increase Titan's costs or liabilities or be disruptive.

        Since January 1, 1998, Titan has acquired 14 government information technology businesses and has entered into a merger agreement to acquire another government information technology business as part of Titan's strategy of consolidating government information technology businesses. In addition, since January 1, 1999, Titan has acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering, and Titan has acquired a wireless telecommunications company, Ivoire Telecom, as part of Titan Wireless' business. Several of the businesses that Titan acquired had themselves acquired other businesses prior to their acquisition by Titan. The acquisition and integration of new businesses involve risk. The integration of acquired businesses may be costly and may result in a decrease in the value of Titan's common stock for the following reasons, among others:

  •
  Titan may need to divert more management resources to integration than Titan planned, which may adversely affect Titan's ability to pursue other more profitable activities;

  •
  the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

  •
  Titan may not eliminate as many redundant costs as Titan anticipated in selecting its acquisition candidates; and

  •
  one or more of Titan's acquisition candidates also may have liabilities or adverse operating issues that Titan failed to discover through its diligence prior to the acquisition.

        In addition to the merger, Titan has recently entered into an agreement to acquire Jaycor, Inc., a California corporation, and Titan intends to continue to look for additional strategic acquisitions. Titan may not be able to complete its proposed acquisition of Jaycor, or to integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. In addition, instability in the U.S. securities markets and volatility in Titan's common stock price may make acquisitions with Titan's common stock more expensive.

Titan may incur significant costs in protecting Titan's intellectual property, which could adversely affect Titan's profit margins. Titan's inability to protect its patents and proprietary rights in the U.S. and foreign countries could adversely affect Titan's businesses' prospects and competitive positions.

        As part of Titan's strategy, Titan seeks to protect its proprietary technology and inventions through patents and other proprietary-right protection in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. If Titan is unable to obtain or maintain these protections, Titan may not be able to prevent third parties from using its proprietary rights. In addition, Titan may incur significant expense both in protecting its intellectual property and in defending or assessing claims with respect to intellectual property owned by others.

        Titan assesses the strength of its patent and intellectual property protection for its technologies and products. Despite Titan's assessments and Titan's belief in the strength of its patent protection for particular technologies or products, Titan's patents may not provide effective barriers to entry against competitors in the markets targeted by particular technologies and products because Titan's competitors may develop competing technologies and products that do not infringe upon Titan's patents. Titan also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. Titan is not certain that its pending patent applications will be issued.

        Titan also relies on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Titan has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with Titan's employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate Titan for damages incurred. Titan generally controls and limits access to, and the distribution of, its product documentation and other proprietary information. Titan also cannot guarantee that other parties will not independently develop Titan's know-how or otherwise obtain access to Titan's technology.

Risks of Titan's international operations, including economic conditions in other countries, could adversely affect the prospects of its Titan Wireless and Cayenta businesses.

        Titan's Cayenta and Titan Wireless businesses each operate in international markets. Through Titan's subsidiary, Titan Wireless, Titan sells communications services and systems primarily in developing countries. Although Titan currently sells its communications services and systems primarily in U.S. dollars, currency devaluations and adverse market conditions in developing countries in the past have and in the future could negatively affect demand for Titan's communications services and systems and, consequently, Titan's revenues for this segment. In addition, Titan may in the future bill for its communications services in local currency. As a result, revenues in this segment may be adversely affected by economic conditions in developing countries. Titan's businesses that operate in international markets also face the possibility of becoming subject to added costs as part of maintaining compliance with varied foreign regulatory requirements. Titan does not believe that the international operations of its existing businesses currently subject it to material risks from fluctuations in currency exchange rates. However, as Titan increases the international operations of its businesses, Titan's risks from fluctuations in currency exchange rates, to the extent Titan bills for its products in foreign currencies, will increase.

        Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

  •
  trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments;

  •
  reduced protection of intellectual property rights;

  •
  political and economic instability;

  •
  difficulties in collecting amounts owed to Titan;

  •
  difficulties in managing overseas employees and contractors; and

  •
  changes in applicable laws and regulations, including licensing laws, tax laws and regulations.

        Any one of these factors or other international business risks could adversely affect Titan's financial performance.

Titan's operating results may be adversely affected by disruptions in its supply of products and components or services.

        Because Titan's internal manufacturing capacity is limited, Titan uses contract manufacturers. While Titan uses care in selecting its manufacturers, this arrangement gives Titan less control over the reliability of supply, quality and price of products or components than if Titan manufactured them itself. In some cases, Titan obtains products from a sole supplier or a limited group of suppliers. For example, Titan relies upon SureBeam as an exclusive supplier of linear accelerators and SureBeam, in turn, relies on one supplier for some of the key components used to manufacture SureBeam's linear accelerators. Consequently, Titan risks disruptions in its supply of key products and components if Titan's suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect Titan's business, financial condition and results of operations as well as Titan's ongoing product cost structure.

Titan's business is subject to significant environmental regulation. Compliance costs, or any future violations or liability under environmental laws, could harm Titan's business.

        Titan is subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. Titan cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, Titan could be held liable for any damages that result. From time to time, Titan has been notified of violations of government and environmental regulations. Titan attempts to correct these violations promptly without any material impact on Titan's operations. In addition, Titan may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on Titan's business.

SPECIAL MEETING OF GLOBALNET STOCKHOLDERS

General

        This document, together with the accompanying notice of special meeting and form of proxy, is being provided to you in connection with the solicitation of proxies by GlobalNet's board of directors for use at a special meeting of GlobalNet stockholders to be held at the DuPage Club, located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, on Thursday, March 21, 2002 at 10:00 a.m., Central Time, or at any adjourned, postponed or rescheduled date or time of that meeting.

        This document and the accompanying notice of special meeting and form of proxy are first being mailed to stockholders of GlobalNet on or about February 13, 2002.

Matters to be Considered

        The special meeting of GlobalNet stockholders is being held to consider and vote upon the approval of the merger agreement between GlobalNet and Titan pursuant to which GlobalNet will become a wholly owned subsidiary of Titan and any other matters that may properly come before the meeting.

Recommendation of the GlobalNet Board of Directors and Special Committee

        GlobalNet's board of directors, upon the unanimous recommendation of a special committee comprised of independent GlobalNet directors, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

Record Date and Vote Required

        GlobalNet's board of directors has fixed February 11, 2002 as the record date for determining those GlobalNet stockholders who are entitled to notice of and to vote at the special meeting. Only GlobalNet stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

        At the close of business on the record date, there were 36,815,954 shares of GlobalNet common stock issued and outstanding and entitled to vote at the special meeting, held by approximately 153 record holders. A majority of these shares must be represented, in person or by proxy, at the special meeting before a vote can be taken on the approval of the merger agreement or any other matter other than an adjournment or postponement of the meeting due to the absence of a quorum. Signed proxy cards but with abstentions will be counted for purposes of determining the presence of a quorum at the special meeting.

        Each share of GlobalNet common stock entitles its holder to cast one vote on each matter submitted to a vote at the special meeting. Under Nevada law and GlobalNet's articles of incorporation, the affirmative vote by holders of a majority of the outstanding shares of GlobalNet common stock as of the record date is required to approve the merger agreement. If GlobalNet stockholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the shares of GlobalNet common stock present in person or represented by proxy at the meeting.

        As of February 11, 2002, directors and executive officers of GlobalNet beneficially owned as a group 12,488,988 shares of GlobalNet common stock, which represented approximately 34% of the shares of GlobalNet common stock then issued and outstanding. GlobalNet's chairman and chief executive officer, and chief operating officer, in the aggregate beneficially own approximately 28% of the issued and outstanding shares of GlobalNet common stock as of February 11, 2002, and have agreed with Titan to vote their shares of GlobalNet common stock for approval of the merger agreement. See "Voting Agreement" and Annex B to this document.

Proxies

        We request that you complete, sign and return the form of proxy if you will not be able to attend the special meeting in person. If you submit a proxy and later change your mind as to how you wish to vote, or decide to attend the meeting in person, you may revoke the proxy at any time before the vote at the special meeting by (i) notifying the corporate secretary of GlobalNet in writing of the revocation, (ii) completing, signing and returning a proxy as of a later date, or (iii) submitting a notice of revocation and attending the special meeting and voting in person. In addition, please note that if you wish to vote at the GlobalNet special meeting and if your shares are held in "street name" in an account by a brokerage firm, bank, or nominee you must bring to the meeting an account statement or other acceptable evidence of ownership of common stock from your broker, bank or other nominee or arrange for that firm to vote your shares.

        Your shares of GlobalNet stock entitled to vote at the special meeting of GlobalNet stockholders and represented by properly executed proxies received prior to or at the meeting and not revoked before the vote at the special meeting will be voted at the meeting as directed by you in your proxy. If a properly executed proxy is returned by you but contains no voting instructions, your shares of GlobalNet common stock represented by your proxy will be voted "FOR" approval of the merger agreement. If no voting instructions are given with respect to a proposal to adjourn or postpone the meeting to permit the solicitation of additional proxies but your proxy indicates a vote "FOR" approval of the merger agreement, your proxy will by voted "FOR" the proposal to postpone or adjourn. Proxies that indicate a vote "AGAINST" approval of the merger agreement will be voted "AGAINST" a proposal to postpone or adjourn the special meeting, and proxies that are properly completed that abstain from a vote on approval of the merger agreement will be voted "FOR" the adjournment or postponement.

        Because approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of GlobalNet common stock issued and outstanding on the record date, your abstention and failure to vote will have the same effect as a vote "AGAINST" the merger agreement. Your board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the pre-addressed, postage-paid envelope provided for that purpose.

        If any other matters are properly presented for consideration at the special meeting, each of Robert J. Donahue, the chairman and chief executive officer of GlobalNet and Colum P. Donahue, the chief operating officer of GlobalNet, will have the discretion to vote on those matters using their judgment with respect to those matters unless authority to do so is withheld on the proxy card.

        Independent inspectors will tabulate all votes cast, in person or by proxy, at the special meeting. Your individual vote will be kept confidential from GlobalNet unless special circumstances exist. For example, GlobalNet will receive a copy of your proxy card if you write comments or instructions on it.

        GlobalNet has retained D.F. King & Co., Inc. to solicit proxies from GlobalNet stockholders in connection with the merger. D.F. King may contact you and other GlobalNet stockholders by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the merger to beneficial owners of shares of GlobalNet common stock. GlobalNet has agreed to pay D.F. King reasonable and customary compensation for these services in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses which GlobalNet anticipates will not exceed $15,000. GlobalNet has agreed to indemnify D.F. King against certain liabilities and expenses D.F. King may incur in soliciting proxies in connection with the merger, including certain liabilities under the U.S. federal securities laws. GlobalNet also has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        GlobalNet and Titan have agreed to share equally certain costs, including the costs of printing, filing and mailing this document and the registration statement of which it is a part. Following the mailing of this document, the proxy card and other soliciting material, GlobalNet will request brokers, custodians, nominees and other record holders of GlobalNet common stock to forward copies of those materials to persons for whom they hold as a nominee shares of GlobalNet common stock, and to request authority for the exercise of proxies. In these cases, if the record holders so request, GlobalNet will reimburse the record holders for their reasonable expenses. Directors, officers and employees of GlobalNet may solicit proxies in person or by telephone, mail, facsimile or other means and will not be separately compensated for soliciting proxies.

        Written notice of your revocation of a proxy and other communications relating to your proxy should be addressed to:

GlobalNet, Inc.
1919 South Highland Avenue
Suite 125 D
Lombard, Illinois 60148
Attention: Secretary
(630) 652-1300

  Please do not send us your GlobalNet stock certificates with your proxy card.

Availability of Independent Auditors

        KPMG LLP acted as GlobalNet's independent auditors for the years ended December 31, 2000 and December 31, 1999. Representatives of KPMG LLP familiar with GlobalNet are expected to attend the special meeting and be available to answer appropriate questions that you may have.

People with Disabilities

        We can provide you with reasonable assistance to help you attend the special meeting in person if you inform us about your physical incapacitation or disability requirements.

        If you have a physical disability and plan to attend the special meeting in person, please call or write to GlobalNet's Secretary at least 10 days before the special meeting at GlobalNet's telephone number and address stated above.

THE MERGER

        The discussion in this document of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, as amended, which is attached to this document as Annex A. The merger agreement is incorporated in this document by reference. You are encouraged to read the merger agreement carefully and in its entirety before deciding whether to vote to approve the merger agreement.

General Description of the Merger

        On January 6, 2002, as amended on January 29, 2002, Titan entered into a merger agreement with GlobalNet providing for the merger of T T III Acquisition Corp., a wholly owned subsidiary of Titan, with and into GlobalNet, with GlobalNet as the surviving corporation in the merger. As a result of the merger, GlobalNet will become a wholly owned subsidiary of Titan.

        Your board of directors, upon the unanimous recommendation of a special committee comprised of independent GlobalNet directors, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that you vote your shares "FOR" the approval of the merger agreement.

        At the effective time of the merger, all issued and outstanding shares of GlobalNet common stock (other than shares subject to properly exercised dissenters' rights, or held by GlobalNet or any of its subsidiaries, or by Titan or any of its subsidiaries, if any) will be converted into the right to receive shares of Titan common stock. The number of shares of Titan common stock that you will be entitled to receive will be based in part upon the closing sales price of Titan common stock as reported on the NYSE composite transactions for the 20-consecutive trading days ending the fifth trading day before the date of the GlobalNet special meeting of stockholders. In addition, the number of shares of Titan common stock to be received for each share of GlobalNet common stock in the merger will also be a function of the number of shares of GlobalNet common stock outstanding on the fifth trading day immediately prior to the date of the GlobalNet special meeting and the amount of certain GlobalNet outstanding indebtedness and costs on the fifth trading day immediately prior to the date of the GlobalNet special meeting.

        Each share of GlobalNet common stock owned by GlobalNet will be canceled at the effective time of the merger. Each share of common stock of T T III issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one share of common stock of GlobalNet, which will continue to be held by Titan.

The Exchange Ratio

        At the effective time of the merger, each share of GlobalNet common stock then issued and outstanding (other than shares subject to properly exercised dissenters' rights, shares owned by GlobalNet or its subsidiaries, or shares owned by Titan or its subsidiaries, if any) will be converted into the right to receive that number of shares of Titan common stock equal to the exchange ratio. As discussed below in the section "—Cash Instead of Fractional Shares of Titan Common Stock," fractional shares of Titan common stock will not be issued in the merger.

        The exchange ratio will be determined in accordance with a formula contained in the merger agreement which is described below and which is based upon the following variables:

  •
  the average closing sale price for shares of Titan common stock for the 20-consecutive trading day period ending on the fifth trading day immediately before the date of the GlobalNet special meeting of stockholders referred to in this document as the "Titan average stock price";
  •
  the "GlobalNet stock value," which is the result of dividing the "transaction value" (as defined below) by the number of shares of GlobalNet common stock outstanding on the fifth trading day immediately prior to the date of the GlobalNet special meeting; and

  •
  the "transaction value," (determined on the fifth trading day immediately prior to the date of the GlobelNet special meeting) which is $60 million less:
  (i)
  GlobalNet's and its subsidiaries':
  (a)
  indebtedness for borrowed money including indebtedness under the note purchase agreement described in the "Note Purchase Agreement," which was approximately $3.5 million as of February 11, 2002;
  (b)
  obligations related to the acquisition or lease of capital assets, which was approximately $11.9 million as of February 11, 2002;
  (c)
  amounts payable to MCI/WorldCom, which was approximately $5.8 million as of February 11, 2002; and
  (d)
  amounts payable under all other accounts payable incurred outside the ordinary course of business, which was approximately $1,050,000 as of February 11, 2002;
    (ii)
    the fair value of the GlobalNet stock options assumed by Titan in the merger and the new Titan warrants issued at the effective time of the merger in exchange for GlobalNet warrants, which was approximately $1.0 million as of February 11, 2002;
    (iii)
    any payments made by GlobalNet to redeem any outstanding principal and accrued interest under the Crescent International Ltd. convertible note dated April 9, 2001, which was approximately $-0- as of February 11, 2002; and
    (iv)
    the aggregate value of any additional consideration, excluding GlobalNet common stock, paid or committed to be paid in connection with the conversion, exchange or termination of outstanding GlobalNet warrants, the termination of GlobalNet's purchase agreement with Crescent International Ltd. and the termination of all outstanding registration rights and rights of first refusal which was approximately $-0- as of February 11, 2002. See "The Merger Agreement—Additional Covenants of GlobalNet" for a discussion of GlobalNet's performance of the covenants related to this clause (iv).

        On February 11, 2002, the amounts set forth in (i) through (iv) above, in the aggregate, approximated $23.25 million, and the transaction value equaled approximately $36.75 million.

        The merger agreement provides that:

  •
  if the Titan average stock price is greater than $27.625 and equal to or less than $33.150, the exchange ratio will equal the GlobalNet stock value divided by $27.625;
  •
  if the Titan average stock price is greater than or equal to $25.625 and less than or equal to $27.625, the exchange ratio will equal the GlobalNet stock value divided by the Titan average stock price;
  •
  if the Titan average stock price is equal to or greater than $20.125 and less than $25.625, the exchange ratio will equal the GlobalNet stock value divided by $25.625;
  •
  if the Titan average stock price is greater than $33.150, (a) Titan has the right to terminate the merger agreement unless GlobalNet elects to have the exchange ratio fixed at an amount equal to the GlobalNet stock value divided by $33.150 or (b) if Titan does not terminate the merger agreement and GlobalNet does not make the termination election described above, the exchange ratio will be the GlobalNet stock value divided by $27.625; and
  •
  if the Titan average stock price is less than $20.125, (a) GlobalNet has the right to terminate the merger agreement unless Titan elects to have the exchange ratio fixed at the GlobalNet stock value divided by $20.125 or (b) if GlobalNet does not terminate the merger agreement and Titan does not make the termination election described above, the exchange ratio will equal the GlobalNet stock value divided by $25.625.

        The following chart illustrates the application of the exchange ratio within the indicated range of Titan average stock prices and assumes a transaction value of $36.75 million, and that 36,815,954 shares of GlobalNet common stock will be outstanding immediately prior to the effective time of the merger:

If the Titan average stock price is:	Then, the exchange ratio (the number of shares of Titan common stock you would receive in the merger for each share of GlobalNet common stock you own) would be:	And, the value of the Titan common stock that you would receive in the merger for each share of your GlobalNet common stock would be approximately:
$16.125	.04960 (a) or .03895 (b)(c)	$0.80 (a) or $0.63 (b)(c)
$17.125	.04960 (a) or .03895 (b)(c)	$0.85 (a) or $0.67 (b)(c)
$18.125	.04960 (a) or .03895 (b)(c)	$0.90 (a) or $0.71 (b)(c)
$19.125	.04960 (a) or .03895 (b)(c)	$0.95 (a) or $0.74 (b)(c)
$20.125	.03895	$0.78
$21.125	.03895	$0.82
$22.125	.03895	$0.86
$23.125	.03895	$0.90
$24.125	.03895	$0.94
$25.625	.03895	$1.00
$26.625	.03749	$1.00
$27.625	.03613	$1.00
$28.625	.03613	$1.03
$29.625	.03613	$1.07
$30.625	.03613	$1.11
$31.625	.03613	$1.14
$32.625	.03613	$1.18
$33.150	.03613	$1.20
$34.150	.03011 (d) or .03613 (e)(f)	$1.03 (d) or $1.23 (e)(f)

(a)
Assumes that Titan has exercised its option to reset the exchange ratio using an implied $20.125 per share Titan common stock price.
(b)
Assumes that Titan has not exercised its option to reset the exchange ratio using an implied $20.125 per share Titan common stock price and that instead, an implied $25.625 per share Titan common stock price was used to calculate the exchange ratio.
(c)
If Titan does not elect to reset the exchange ratio using an implied $20.125 per share Titan common stock price, GlobalNet has the right to terminate the merger agreement.
(d)
Assumes that GlobalNet has exercised its option to reset the exchange ratio using an implied $33.150 per share Titan common stock price.
(e)
Assumes that GlobalNet has not exercised its option to reset the exchange ratio using an implied $33.150 per share Titan common stock price and that instead, an implied $27.625 per share Titan common stock price was used to calculate the exchange ratio.
(f)
If GlobalNet does not elect to reset the exchange ratio using an implied $33.150 per share Titan common stock price, Titan has the right to terminate the merger agreement.

SureBeam Spinoff

        Holders of GlobalNet common stock will not receive shares of SureBeam common stock by virtue of the merger.

Cash Instead of Fractional Shares of Titan Common Stock

        Titan will not issue any fractional shares of its common stock in the merger. Instead, if you would otherwise be entitled to a fractional share of Titan common stock in the merger, you will receive cash, rounded to the nearest whole cent, without interest, equal to the product obtained by multiplying (x) that fraction of a share of Titan common stock to which you are entitled by virtue of the merger (after aggregating all fractional shares of Titan common stock that you otherwise would be entitled to receive), by (y) the closing sale price of one share of Titan common stock on the NYSE composite transactions (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day prior to the effective time of the merger.

Assumption of GlobalNet Stock Options

        At the effective time of the merger, Titan will assume outstanding GlobalNet "in the money" stock options. For this purpose, "in the money" stock options are those that have an exercise price less than the GlobalNet stock value (as defined in "—The Exchange Ratio" on page 38). Such "in the money" options are referred to in this document as the "assumed options." Assumed options under GlobalNet's 2000 Stock Plan and the 2001 Incentive Plan will be substituted in the merger for options to purchase the number of shares of Titan common stock arrived at by multiplying the exchange ratio applicable to GlobalNet common stock in the merger by the number of shares of GlobalNet common stock for which the assumed option is exercisable, rounded down to the nearest whole share. The exercise price per share of Titan common stock issuable under each assumed option will equal the exercise price per share of GlobalNet common stock issuable under the assumed option immediately before the effective time of the merger, divided by the exchange ratio, then rounded up to the nearest cent. Except for the number and kind of shares issuable and the exercise price as modified by the exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. GlobalNet stock options that are not assumed options (those that are not "in the money") will terminate upon the effective time of the merger. As of February 11, 2002, there were outstanding options to purchase 1,781,000 and 75,000 shares of GlobalNet common stock under GlobalNet's 2000 Stock Plan and the 2001 Incentive Plan, respectively. Options to purchase approximately 271,000 shares of GlobalNet common stock were outstanding with exercise prices ranging from $0.46 to $0.89, and therefore, were "in the money" and to the extent not exercised prior to the fifth trading day prior to the date of GlobalNet's special meeting, are to be assumed by Titan.

Treatment of GlobalNet Warrants and Description of "New Titan Warrants"

        It is a condition to the merger unless waived by Titan, that each outstanding warrant exercisable for GlobalNet common stock, prior to the effective time of the merger, is (1) converted into its underlying GlobalNet common stock, (2) committed to be exchanged for a new warrant to purchase Titan common stock in a form agreed to by Titan at the effective time of the merger, (3) terminated in full, or (4) any combination of the foregoing. As part of the merger, Titan is offering to exchange warrants to purchase Titan common stock for outstanding GlobalNet warrants, if and to the extent such warrants are not exercised or terminated prior to the fifth trading day prior to the GlobalNet stockholders meeting. Holders of GlobalNet warrants that commit to exchange their warrants will be issued a new Titan warrant at the effective time of the merger, upon their surrender of the GlobalNet warrants, each a "new Titan warrant." Each new Titan warrant will be exercisable for a number of shares of Titan common stock equal to the number of shares of GlobalNet common stock underlying the GlobalNet warrant multiplied by the exchange ratio applicable to GlobalNet common stock in the merger, with any fractions rounded down to the nearest whole share. The exercise price per share of Titan common stock issuable under each new Titan warrant will equal the exercise price per share of GlobalNet common stock issuable under the GlobalNet warrant exchanged upon the effective time of the merger, divided by the exchange ratio, then rounded up to the nearest cent. The termination date of each new Titan warrant will be the same as the termination date of the exchanged GlobalNet warrant. See the attachment to Exhibit D to the merger agreement which is attached to this document as Annex A for a description of the other terms of the new Titan warrants. The number of shares for which the new Titan warrant will be exercisable will be subject to adjustment upon the occurrence of certain events, including a stock split, stock dividend, recapitalization or otherwise, or any consolidation, merger of Titan or other corporate reorganization in which Titan is not the continuing or surviving entity. Such number of shares will also be adjusted as a result of any transaction in which more than 50% of Titan's voting power is transferred to persons or entities who are not Titan stockholders immediately prior to such transaction. Under the merger agreement, Titan has agreed to use its commercially reasonable efforts at its expense to cause the shares of Titan common stock underlying the new Titan warrants to be issued upon exercise of the new Titan warrant pursuant to an effective registration statement filed with the SEC. As of February 11, 2002, there were outstanding warrants to purchase 1,760,359 shares of GlobalNet common stock to be assumed by Titan. The offer and sale of the new Titan warrants and the underlying warrant shares have been registered under the registration statement of which this document is a part.

Background of the Transaction

  Chronology of Events Leading to Execution of the Merger Agreement.

        In September 2001, GlobalNet engaged Delphos International, Ltd. to assist it in obtaining possible debt financing from governmental agencies. During the course of this engagement, Delphos introduced GlobalNet to Titan, a client of Delphos, to see if Titan and GlobalNet would be interested in pursuing a business combination, acquisition or other strategic transaction.

        In mid-September 2001, after a preliminary review of GlobalNet's periodic SEC reports and earnings releases, members of Titan's senior management expressed their desire to conduct a due diligence review of GlobalNet and its management team, with a view towards a business combination of Titan's wireless communications segment and GlobalNet.

        In late-September 2001, member's of GlobalNet's senior management and representatives of Titan held initial discussions regarding the Voice-Over-IP industry and GlobalNet's business strategy and competitive position in Latin America. Following these discussions, at the request of Titan, GlobalNet provided Titan with certain network descriptions, budgetary data and a summary of GlobalNet's assets, liabilities and cash flows.

        In mid-October 2001, Titan informed GlobalNet that it was interested in pursuing a possible acquisition of GlobalNet, and an exploratory meeting of representatives from Titan and GlobalNet was scheduled for early November 2001.

        On November 2, 2001, senior management teams from GlobalNet and Titan met in Chicago, Illinois to discuss GlobalNet's business, prospects, strategies and financial condition. At the meeting, Titan's executive vice president and chief operating officer proposed to GlobalNet's chairman and chief executive officer, a stock-for-stock merger or equivalent share exchange transaction that implied a $60 million enterprise value for GlobalNet, and included the assumption of approximately $20 million of estimated GlobalNet secured and unsecured indebtedness, plus up to $5 million of bridge financing that Titan proposed to loan to GlobalNet in connection with the transaction. Titan indicated that the $60 million enterprise valuation was Titan's best offer based on its business and financial analyses to date, but was subject to reduction based on the completion of comprehensive due diligence (including a review of GlobalNet's financial projections, customer profiles, indebtedness, equity capitalization, and accounting and tax records). Titan indicated that the $5 million of bridge loan financing was intended to be funded upon execution of definitive transaction documents if an appropriate collateral package could be agreed to and after further understanding GlobalNet's EBITDA performance and working capital requirements.

        Titan informed GlobalNet at this time that it expected to enter into amended employment agreements with GlobalNet's chairman and chief executive officer, chief financial officer, chief operating officer, and president, respectively (all of whom were directors of GlobalNet), so they would remain GlobalNet employees after completion of the proposed acquisition, and that Titan intended to work with them closely on transition and integration issues. Titan noted that it would offer members of the GlobalNet management team the opportunity to participate in an incentive bonus compensation arrangement based upon GlobalNet's post-merger fiscal year 2002 EBITDA-based performance. Titan further indicated that it would deliver to GlobalNet a transaction term sheet in the next several days.

        Following the November 2, 2001 meeting, GlobalNet's senior management began a review of Titan's publicly available information, including Titan's periodic SEC reports, earnings releases and public announcements issued during the prior 12 months.

        On November 7, 2001, Titan's senior vice president and general counsel delivered to GlobalNet a draft term sheet which outlined a proposed acquisition of the outstanding common stock of GlobalNet in either a share exchange or statutory merger transaction. The term sheet provided for an implied enterprise value of $60 million, and an aggregate equity transaction value of approximately $35 million (reflecting the assumption of approximately $20 million of estimated preexisting GlobalNet indebtedness at closing and $5 million of fully drawn bridge loan financing provided by Titan).

        On the evening of November 8, 2001, Titan's senior vice president and general counsel met in New York with a senior M&A partner at Greenberg Traurig, LLP to review the transaction term sheet and to more specifically discuss the proposed deal structure, perceived significant business and legal issues, timing, anticipated documentation and working group strategies. At that meeting, Greenberg Traurig suggested that the parties should sign reciprocal confidentiality and standstill agreements, proceed with due diligence and start working in good faith towards the preparation and negotiation of definitive transaction documentation, rather than negotiate a letter of intent or term sheet. The general parameters of a proposed merger agreement and loan documentation were then discussed, with specific attention to Titan's deal valuation, GlobalNet's equity capitalization and outstanding derivative securities, the nature of GlobalNet's capital leases and other indebtedness, regulatory approval requirements and third party consents, and executive employment arrangements and change-in-control events. Titan's senior vice president and general counsel indicated that Titan would require support agreements from GlobalNet's management. Further discussion centered on the fiduciary obligations of GlobalNet's directors to non-affiliate stockholders and Greenberg Traurig indicated that it would recommend the formation of a special committee of GlobalNet's non-management, independent directors to negotiate, review and make determinations and recommendations to the entire GlobalNet board regarding the proposed transaction.

        On November 10, 2001, Titan executed a confidentiality agreement with GlobalNet, delivered to GlobalNet a formal due diligence request list and commenced its due diligence review of GlobalNet's Lombard, Illinois, Marietta, Georgia and San Antonio, Texas operations and management personnel.

        On November 11, 2001, because of the financial and other interests in the proposed merger of GlobalNet's management-directors (who comprised a majority of GlobalNet's entire board of directors) that were different from and in addition to the interests in the merger of GlobalNet's non-affiliate stockholders, as well as Titan's requirement that support agreements be entered into by GlobalNet's principal, management stockholders (who beneficially owned at that time, approximately 32% of GlobalNet's outstanding common stock), a special committee of GlobalNet's non-employee, independent directors was formed by written consent of GlobalNet's board of directors. The special committee was tasked with evaluating the merits, risks and fairness of, and the strategic financial alternatives to, the proposed merger with Titan. The special committee was further authorized to negotiate, upon the advice of independent legal counsel and expert financial advisors, the terms, conditions and structure of Titan's merger proposal and to consider it from the perspective of the best interests of GlobalNet's non-affiliate stockholders. The special committee was comprised of

Messrs. Carmine F. Adimando, Richard E. Wilson and Paul Fritz, who also constituted the director-members of GlobalNet's audit and compensation committees, respectively.

        Subsequently, at a telephonic meeting of the special committee, a public M&A team from Greenberg Traurig, LLP, led by the representatives who met on November 8, 2001 with Titan's senior vice president and general counsel, was formally engaged as the special committee's legal advisors and discussions ensued regarding the draft term sheet and the conversations that transpired on November 8, 2001. Particular attention was paid to the proposed "no-shop" provisions and exceptions thereto, the implied $60 million enterprise value offered by Titan (and consequent $35 equity transaction valuation), the form and structure of the deal consideration, the amount of the proposed break-up fee and the circumstances under which it could become payable, the valuation and treatment of options and warrants, the ability of GlobalNet's board to withdraw its deal recommendation, the conditions to closing and so-called "MAC" definitions and associated deal termination provisions, and the proposed $5.0 million bridge loan from Titan. Discussions next focused on Nevada and Delaware corporate law principles and the fiduciary duties of GlobalNet's directors with respect to transactions of the type proposed by Titan, GlobalNet's cash position and financial condition, the transaction structure, potential strategic financial alternatives to the proposed merger, and the need to conduct a due diligence review of Titan because of the stock consideration being offered. It was noted that the proposed 10% break-up fee that could become payable by GlobalNet to Titan under certain circumstances was commercially unreasonable, and that the "no-shop" provisions needed to be as narrow as possible, and the exceptions thereto as broad as possible, to afford GlobalNet's directors the unrestricted ability to become fully informed about and to pursue unsolicited third party acquisition proposals, including entering into discussions and negotiations and providing non-public information to potential suitors likely to deliver a superior alternative transaction proposal.

        Greenberg Traurig and the special committee also discussed certain structural alternatives to the transaction outlined in the proposed term sheet, including a cash tender offer and registered exchange offer, and the legal, regulatory and commercial aspects of a two-step acquisition process. As discussed on November 8, 2001 with Titan's senior vice president and general counsel, Greenberg Traurig indicated to the special committee that GlobalNet should not enter into a letter of intent or term sheet and that the parties should move toward the preparation and negotiation of a definitive agreement. At the instruction of the special committee, Greenberg Traurig communicated this position to Titan's representatives. The special committee also discussed with Greenberg Traurig prospective candidates to serve as the special committee's independent financial advisor with respect to ascertaining GlobalNet's value and analyzing Titan's business, reputation and stock performance history. The special committee then authorized Greenberg Traurig to negotiate with Titan's general counsel and Hogan & Hartson, Titan's outside legal counsel, on all aspects of the proposed transaction.

        Throughout the remainder of November 2001, through an ongoing series of telephone conferences, e-mail exchanges and written correspondence, negotiations continued between Greenberg Traurig and Titan's legal advisors regarding price, merger structure, tax consequences, break-up fees, the value and treatment of warrants and options, the closing conditions, the "MAC" and other merger agreement definitions, the ability of GlobalNet's board to withdraw its recommendation of the merger and postpone the special meeting of stockholders, the merger agreement termination provisions, the representations and warranties of the parties and the schedules thereto, the proposed covenants relating to the conduct of GlobalNet's business prior to closing, and the no-shop covenant and exceptions thereto.

        At the request of the special committee, GlobalNet's senior management prepared a report regarding GlobalNet's cash flows, financial condition and prospects, and past efforts to identify a strategic business combination partner or buyer, the genesis of the proposed transaction with Titan, an overview of Titan and its wireless communications business segment, an assessment of Titan's senior management, the anticipated effect of the proposed merger on GlobalNet's various constituencies, and management's overall recommendation and conclusions regarding the proposed merger.

        Approximately on November 12, 2001, Titan notified Greenberg Traurig and the special committee that it had instructed its outside counsel to begin preparing definitive transaction documentation.

        On November 20, 2001, at a telephonic meeting of the special committee at which representatives of Greenberg Traurig and Ladenburg were present, discussions ensued regarding the terms of Ladenburg's draft engagement letter and, following such discussions, the committee resolved to formally engage Ladenburg as the special committee's independent financial advisor. In selecting Ladenburg, the special committee considered Ladenburg's familiarity with GlobalNet, its ability to staff the engagement promptly and properly, its fee proposal, its qualifications, expertise, reputation and experience in public M&A deals, and Ladenburg's status as a holder of warrants to acquire up to 200,000 shares of GlobalNet common stock. The special committee also considered that GlobalNet was party to an existing financial advisory agreement with Ladenburg pursuant to which Ladenburg would be entitled to certain fees in connection with the proposed merger with Titan. The special committee concluded that notwithstanding Ladenburg's prior retention by GlobalNet and its ownership of GlobalNet warrants, Ladenburg was capable of independently representing the special committee.

        In late November 2001, Titan delivered to GlobalNet, the special committee and Greenberg Traurig a comprehensive draft merger agreement, voting agreement and ancillary deal documents, and Greenberg Traurig provided Titan with GlobalNet's business and legal due diligence request list.

        From late November through early December, detailed negotiations between representatives of Titan and its legal advisors, the special committee and Greenberg Traurig commenced regarding the terms of the merger agreement, voting agreement, bridge loan documentation and related transaction agreements. With respect to pricing, Titan stated that it required the exchange ratio to be fixed at a $26.50 Titan stock price so that Titan could lock in any potential earnings per share, and resulting dilution from the merger. The special committee noted that because of the vastly disparate market capitalizations of Titan and GlobalNet, any dilution would be immaterial to Titan and that GlobalNet should not assume the entire risk of Titan's stock price volatility. The special committee also observed that a $26.50 exchange ratio price point represented Titan's 52-week high.

        After numerous telephone conferences and e-mail exchanges among the special committee, Greenberg Traurig, Titan and their respective legal advisors, Titan agreed conceptually to a "collar" which provided for a band of per share prices of Titan's common stock within which the value of the acquisition consideration deliverable to GlobalNet's stockholders would be fixed, the exchange ratio would float, and some of the downside market risk associated with Titan's common stock volatility prior to closing would be eliminated. The precise dollar reference points and percentage width of the collar were left open for further discussion and the parties agreed to continue negotiations of other elements of the deal. Additional drafts of the merger documentation and other transaction agreements were exchanged by the parties.

        On December 3, 2001, at a telephonic meeting of the special committee, at which members of Greenberg Traurig were present, the status of GlobalNet's due diligence review was then reported and an update on the continuing negotiations was discussed. Further discussions ensued regarding GlobalNet's existing cash position and viability as an independent public company and going-concern.

        On December 5, 2001, at a telephonic meeting of the special committee, at which members of Greenberg Traurig were present, discussions ensued regarding GlobalNet's representations and warranties and the proposed indemnification obligations of GlobalNet's principal-affiliate stockholders, as well as the proposed $5 million bridge loan (and the structural and contractual subordination and default and acceleration provisions thereof). GlobalNet's chief financial officer was instructed to provide the special committee with a senior management report and analyses of the proposed merger and an update of GlobalNet's financial condition.

        Over the next few days, extensive mark-ups, rewrites and comments regarding the most recent version of the draft merger agreement were delivered by Greenberg Traurig to Hogan & Hartson. In addition to further negotiations with respect to pricing, representations and warranties, schedules, closing conditions, covenants and termination events and break-up fees, negotiations continued with respect to Titan's ability to terminate the merger agreement if a GlobalNet material adverse change occurred. Upon the advice of Greenberg Traurig, the special committee requested that Titan considerably narrow Titan's "MAC out" by excluding general economic, market and industry events and conditions, effects resulting from the announcement of the merger agreement, and certain other customary and merger-specific carveouts.

        On December 12, 2001, at a telephonic meeting of the special committee, at which members of Greenberg Traurig and Ladenburg were present, the special committee discussed the current status of the proposed merger and revised timing, as well as terms of the most recent draft merger agreement reflecting the negotiations to date. The special committee noted that there were significant revisions made in GlobalNet's favor regarding the exchange ratio collar (although the precise dollar parameters thereof were still not agreed to by Titan and GlobalNet was unsuccessful in widening the collar percentage), the no-shop covenant and the exceptions thereto, the ability of GlobalNet's board to withdraw its deal recommendation to stockholders and postpone the stockholders meeting, GlobalNet's ability to terminate the merger agreement and enter into a superior alternative transaction subject to payment to Titan of a break-up fee, the size and circumstances under which the break-up fee generally could become payable to Titan, GlobalNet's representations and warranties and draft schedules thereto, and the treatment and Black-Scholes valuation in the merger of outstanding GlobalNet options and warrants. At the meeting, GlobalNet's chief financial officer provided the special committee with a senior management report which addressed GlobalNet's value, financial condition, cash position, past efforts to identify strategic business combination and acquisition partners, the genesis of the proposed Titan transaction, and the anticipated effect of the proposed transaction on customers, suppliers and employees. The report also contained management's recommendation as to the advisability of the proposed Titan transaction.

        On December 14, 2001, Hogan & Hartson informed Greenberg Traurig that the $5.0 million bridge loan would not be funded upon execution of the definitive merger agreement, but instead would be structured as a note purchase agreement with the loan to be drawn down in $3 million and $2 million tranches at different points in time after signing. Hogan and Hartson further informed Greenberg Traurig that Titan intended to withdraw its merger proposal and restructure the deal as an asset purchase transaction pursuant to which Titan would purchase substantially all of GlobalNet's assets and assume, by contract, only certain GlobalNet liabilities. Greenberg Traurig was also notified that Titan required the absolute right to terminate the deal if GlobalNet's primary customer became insolvent or the subject of a bankruptcy case.

        During the weekend of December 15, 2001 numerous conversations and e-mail communications transpired between members of the special committee, Greenberg Traurig, Titan and Hogan & Hartson regarding the recent proposed modifications to the bridge loan, the revised transaction structure and the inclusion of an express Titan "walk away" right regarding GlobalNet's primary customer.

        On December 17, 2001, a telephonic meeting of the special committee was held, at which members of Greenberg Traurig were present. At the meeting, discussions ensued regarding Titan's proposed asset purchase transaction structure and the special committee's concern, after consultation with Greenberg Traurig, that this could have adverse tax consequences, impair GlobalNet's ability to liquidate and make a timely distribution of residual net assets to GlobalNet's stockholders, involve difficult stockholder approval and potential fraudulent transfer issues, and would require a detailed analyses of various additional business and legal matters and concerns before proceeding with an asset transaction. Discussions ensued regarding the timing of the funding of the bridge loan and the new "walk away" right proposed by Titan. The special committee considered these factors and the recommendations of

Greenberg Traurig and on December 17, 2001 informed Titan that the asset transaction structure was not acceptable.

        Negotiations with respect to any proposed transaction with Titan were then suspended for several days and GlobalNet continued previously initiated discussions with certain third parties that had expressed a preliminary interest in pursuing debt and equity financing and business combination transactions with GlobalNet.

        On December 22, 2001, Titan informed GlobalNet that it was withdrawing its asset purchase proposal and desired to continue negotiations with respect to the previously proposed stock-for-stock merger. Titan further informed GlobalNet that GlobalNet's proposed "MAC out" language modifications were acceptable, provided they enabled Titan to terminate the deal if GlobalNet's primary customer became the subject of a Chapter 11 which had a material adverse effect on GlobalNet or, in any case, a Chapter 7 bankruptcy case.

        During late December 2001 and early January 2002, the special committee, Greenberg Traurig, Titan and Hogan & Hartson continued negotiations of the definitive merger agreement, note purchase agreement and other ancillary agreements and documents including the exchange ratio and collar provisions and related "walk away" and "reset" rights. Extensive discussions continued during the next week regarding the use of a five-day average Titan closing stock price ending a day or two prior to the public announcement of a definitive merger agreement as the initial reference point for the exchange ratio. The special committee reiterated its view that the final exchange ratio should be determined based on a 15 or 20-consecutive trading day average Titan closing stock price ending approximately five days prior to closing. Greenberg Traurig recommended the use of a fixed value collar to "lock in" a guaranteed per share deal value within a 10% to 15% band of Titan stock prices and suggested that the five-day pre-deal announcement average Titan stock price should constitute the collar midpoint.

        Titan informed the special committee that it would only agree to a collar with an approximate seven percent range with high and low price points of $27.625 and $25.625, respectively, a Titan "walk away" right if the Titan average trading price were above $33.150 (and GlobalNet's corresponding right to reset the exchange ratio at $33.150), and a GlobalNet "walk away" right if the Titan average trading price were below $20.125 (and Titan's corresponding right to reset the exchange ratio at $20.125).

        After further discussions about the percentage width, "walk away" prices and perceived lack of symmetry of the collar, Titan informed GlobalNet that the pricing mechanism was not negotiable and if GlobalNet did not accept its terms, Titan would terminate all merger transaction discussions. Thereafter, representatives of the special committee and Titan negotiated remaining open legal and business terms of the merger agreement and related transaction documents.

        On January 5, 2002, at a telephonic meeting of the special committee, at which members of Greenberg Traurig and Ladenburg were present, the special committee evaluated the transaction contemplated by the most recent draft version of the merger agreement and considered and analyzed a number of factors, including Greenberg Traurig's presentation on the timing, structure, terms and legal aspects of the proposed transaction and the fiduciary duties and role of GlobalNet's directors, the presentation from Ladenburg regarding the fairness of the merger consideration to GlobalNet's non-affiliate stockholders, the reports and presentations of GlobalNet's senior management as to the transaction and GlobalNet's value, prospects and financial condition, and the special committee's independent due diligence investigation of GlobalNet and Titan, financial experience and business judgment. At the meeting, Ladenburg presented to the special committee its written opinion, a copy of which is attached as Annex D to this document, to the effect that, subject to the assumptions and limitations set forth therein, as of January 5, 2002, the consideration to be received by GlobalNet's non-affiliate stockholders pursuant to the proposed merger agreement, was fair to such holders, from a financial point of view. After further deliberation as to the fairness and advisability of the proposed merger agreement and GlobalNet's alternatives thereto, the special committee then unanimously resolved to recommend adoption of the merger agreement to the entire GlobalNet board of directors.

        On January 5, 2002, at a meeting of the GlobalNet board of directors, at which members of Greenberg Traurig were present, the board of directors evaluated the transaction contemplated by the Titan merger agreement and considered and analyzed a number of factors, including the special committee's unanimous recommendation for adoption of the merger agreement by the entire board. At the meeting, the GlobalNet board of directors unanimously determined that the merger was fair and advisable, adopted the merger agreement, and unanimously resolved to recommend to GlobalNet stockholders that they vote for approval of the merger agreement.

        On January 6, 2002, the merger agreement and the note purchase agreement were executed and delivered by Titan, GlobalNet and T T III Acquisition Corp., and the voting agreement, pledge agreement and holdback agreement were executed by Titan, Robert J. Donahue, Colum P. Donahue and Adams Ventures, LP, a Delaware limited partnership controlled by Robert J. Donahue. On the morning of January 7, 2002, Titan and GlobalNet each issued a press release announcing the execution of the merger agreement and the proposed merger.

        As of January 10, 2002, Titan advanced $3 million to GlobalNet pursuant to the note purchase agreement and each of Robert J. Donahue, Colum P. Donahue and a limited partnership controlled by Robert J. Donahue, pledged to Titan their shares of GlobalNet common stock (representing approximately 28% of the shares then outstanding) pursuant to the pledge agreement.

        On January 29, 2002, GlobalNet, Titan and T T III amended the merger agreement to make certain clarifications regarding the time at which the exchange ratio will be determined.

GlobalNet's Reasons for the Merger

        A special committee of independent directors was formed by GlobalNet's board of directors to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to GlobalNet's board of directors whether to adopt the merger agreement. In doing so, the special committee consulted with GlobalNet's senior management team and the special committee's expert legal and financial advisors and considered a number of factors, including the following principal factors, each of which the GlobalNet board of directors also considered in its determination to adopt the merger agreement and recommend that GlobalNet stockholders vote to approve the merger agreement.

  Factors Considered by the GlobalNet Board

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  The state of the prevailing U.S. domestic economy and capital markets, and apparent recessionary conditions in the industry and business sectors in which GlobalNet competes;
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  the approximately $35 million equity transaction value offered by Titan;
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  the uncertainty of GlobalNet's ability to continue as a going-concern and inability to implement management's business plan;
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  The fact that the proposed merger represents an opportunity for GlobalNet stockholders to receive a NYSE-listed equity security in a diverse company with a fluid stockholder base;
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  The illiquidity of GlobalNet's common stock and its recent delisting from The Nasdaq Small Cap Market;
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  Management's presentations regarding GlobalNet's financial condition, cash position and business, and historical and current information regarding GlobalNet's operating performance, need for capital and competitive position;
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  The strategic alternatives and opportunities available to GlobalNet, including remaining independent, pursuing an acquisition of or business combination or joint venture with entities other than Titan, and the likelihood of consummating the merger;
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  The non-taxable nature of the merger for U.S. federal income tax purposes;

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  The relative simplicity of a statutory (one-step) merger transaction as opposed to a more complex acquisition structure and the benefits of a merger as opposed to a sale of substantially all of GlobalNet's consolidated assets followed by a liquidating distribution to stockholders, or a non-statutory merger share exchange transaction;
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  The implied premium that the per share of merger consideration represented at the time the merger agreement was signed;
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  Ladenburg's written opinion delivered to the special committee that as of January 5, 2002, the consideration to be received in the merger by the non-affiliate holders of GlobalNet common stock, was fair to such holders, from a financial point of view;
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  The interests of GlobalNet's officers and directors in the merger which are described in "The Merger—Interests of GlobalNet's Officers and Directors in the Merger" beginning on page 58 of this document;
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  GlobalNet's ability under the merger agreement to provide non-public information to and enter into discussions and negotiations with third parties who present unsolicited proposals which could lead to superior offers;
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  The circumstances under which GlobalNet may terminate the merger agreement and enter into alternative superior transactions under certain circumstances and the amount and scope of the termination fee payable to Titan under certain circumstances;
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  The amount and scope of the termination fee which could become payable to Titan under certain circumstances;
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  The terms and conditions of the voting agreement, the note purchase agreement, and the form amendments to the employment agreement;
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  The terms of the merger agreement, including the conditions to completing the merger, the termination events, the covenants, representations and warranties of the parties, the ability of the GlobalNet board to withdraw or change its recommendation to GlobalNet stockholders to approve the merger agreement in such circumstance, the ability of the GlobalNet board to postpone or adjourn the special meeting under certain circumstances, and the exchange ratio and collar provisions.
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  The fact that your chairman and chief executive officer, and chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's outstanding common stock, have agreed with Titan to vote their shares "FOR" approval of the merger agreement;
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  The absence of any burdensome government or regulatory approvals necessary to complete the merger;
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  The unanimous recommendation of the special committee to adopt the merger agreement;
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  GlobalNet's inability to attract debt or equity financing on commercially reasonable terms or otherwise; and the $5 million of debt financing which Titan has agreed to provide GlobalNet in connection with the merger in accordance with the terms of the note purchase agreement;
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  The volatility of Titan's common stock price and Titan's continuing losses from operations;
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  GlobalNet's declining stock prices on the OTC-Bulletin Board market and the opportunity in the merger to preserve value for GlobalNet's stockholders;
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  GlobalNet's customer concentration;
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  The view that a GlobalNet Chapter 11 reorganization was unlikely to be accomplished and that a GlobalNet Chapter 7 bankruptcy case would yield little or no recovery for GlobalNet's non-affiliate stockholders;

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  GlobalNet's inability to identify viable alternative strategic partners or buyers prior to signing the merger agreement; and
  •
  all of the matters described in "Risk Factors" beginning on page 23 of this document.

        After taking into account all of the factors described above, GlobalNet's board of directors unanimously determined that the merger was fair and advisable and that GlobalNet's board of directors should recommend approval of the merger agreement to GlobalNet's stockholders. The above discussion of information and factors considered by GlobalNet's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by GlobalNet's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight or rank to any one or more of these specific factors considered. In addition, GlobalNet's board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

        Individual members of GlobalNet's board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, GlobalNet's board of directors has unanimously determined that the merger was fair and advisable, adopted the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

Opinion of Ladenburg Thalmann & Co. Inc.

        Pursuant to a letter agreement dated November 20, 2001 the special committee engaged Ladenburg Thalmann & Co. Inc. to help the special committee evaluate the financial terms of the merger agreement, to provide the special committee with certain financial analyses in respect of the merger, and to deliver to the special committee its written opinion as to the fairness of the merger consideration to GlobalNet's non-affiliate stockholders, from a financial point of view. The special committee selected Ladenburg because of Ladenburg's experience, expertise and reputation, and its familiarity with GlobalNet's business. Ladenburg is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other prospects.

        At a meeting of the special committee held on January 5, 2002 for purposes of, among other things, evaluating the terms of the merger agreement and making a recommendation to GlobalNet's entire board of directors regarding such agreement, Ladenburg delivered to the special committee its written opinion dated January 5, 2002 to the effect that, as of such date and based on and subject to the assumptions and qualifications described therein, including prevailing market information as of such date, the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock, was fair to such holders, from a financial point of view.

        The full text of Ladenburg's opinion, dated as of January 5, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated into this document by reference. We urge you to read this opinion carefully and in its entirety.

        HOLDERS OF GLOBALNET COMMON STOCK ARE ENCOURAGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY.

        The following summary of the Ladenburg opinion is qualified in its entirety by reference to the full text of the written opinion attached as Annex D, and the qualifications described under this section of, this document. In arriving at its opinion, Ladenburg, among other things:

  •
  reviewed the financial terms and conditions of the draft merger agreement dated January 5, 2002;

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  reviewed certain business, financial and other information, including financial forecasts, regarding GlobalNet and Titan that was publicly available or furnished to it by members of GlobalNet's or Titan's management teams, and discussed with such management teams their respective company's business and prospects;

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  considered certain financial data related to GlobalNet and Titan and (i) compared that data with similar data for publicly held companies in businesses similar to that of GlobalNet and (ii) compared GlobalNet's and Titan's data relative to one another;

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  considered the financial terms of certain other mergers and other transactions which Ladenburg deemed comparable; and

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  considered such other information, financial studies, analyses and investigations as well as financial and economic and market criteria that Ladenburg deemed relevant.

        In connection with its review, Ladenburg relied upon the accuracy and completeness of the financial and other information described above, and has not assumed any responsibility for, or conducted any independent verification of, such information. With respect to GlobalNet's financial forecasts, Ladenburg has assumed that they have been prepared based on reasonable assumptions and reflect the best current estimates and judgments of GlobalNet's management teams as to the future financial performance of GlobalNet. Ladenburg has discussed GlobalNet's financial forecasts with GlobalNet's management team, but assumes no responsibility for and expresses no view as to GlobalNet's financial forecasts, or the assumptions upon which any of them are based. Furthermore, in arriving at its opinion, Ladenburg has not conducted any physical inspections of the properties or facilities of GlobalNet or Titan, and has not made any independent evaluations or appraisals of the assets or liabilities of GlobalNet or Titan.

        Ladenburg's opinion was necessarily based upon economic, market, financial and other conditions as they existed and were subject to evaluation by Ladenburg on January 5, 2002, and the information made available to Ladenburg as of that date. Events occurring after January 5, 2002 could materially affect the assumptions used in preparing the opinion. Ladenburg has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after January 5, 2002.

        In preparing its opinion for the special committee, Ladenburg performed a variety of financial and comparative analyses, including those described below. The summary of Ladenburg's analyses described below is not a complete description of the analyses underlying Ladenburg's opinion.

        The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ladenburg made qualitative judgments as to the significance and relevance of each analysis and factor that it considered, including individual analysis and factors. Accordingly, Ladenburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying its analyses and opinion. In its analyses, Ladenburg considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GlobalNet. No company, transaction or business used in Ladenburg's analyses as a comparison is identical to GlobalNet or Titan or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Ladenburg's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Ladenburg's analyses and estimates are inherently subject to substantial uncertainty. Ladenburg's opinion and related financial analyses was only one of many factors considered by the special committee in its evaluation of the merger and no individual analysis, factor or opinion should be viewed as determinative of the views of GlobalNet's directors or its management with respect to the merger or the exchange ratio.

        The following is a summary of the material financial analyses performed by Ladenburg in connection with the preparation of its opinion and reviewed with the special committee at its meeting held on January 5, 2002. The financial analyses summarized below include information presented in tabular format. To fully understand Ladenburg's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Ladenburg's financial analyses.

        In arriving at its opinion, Ladenburg employed five primary analyses to evaluate the GlobalNet exchange ratio contemplated in the merger agreement: a premiums paid analysis, a comparable company analysis, a comparable transaction analysis, a GlobalNet discounted cash flow analysis, and a contribution analysis. The captions and paragraphs that follow under this section of the document provide a more complete description of the analyses employed by Ladenburg.

Analyses

        In arriving at its opinion, Ladenburg performed the following primary analyses, among others:

  •
  Premiums Paid Analysis—Ladenburg reviewed the premium of the offer price to the trading prices one day, one week and four weeks prior to the announcement date of selected acquisition transactions of publicly traded telecommunications carriers with a total enterprise value of $2 billion or less announced since January 1, 2001 (the "Telecommunications Carrier Transactions"). Ladenburg then compared the premiums paid for the Telecommunications Carrier Transactions to the premiums being offered to GlobalNet. The Telecommunication Carrier Transactions' mean premiums to the closing prices one day, one week and four weeks prior to the announcement date were 54.1%, 60.0% and 55.3%, respectively. Ladenburg noted that based upon a Titan common stock price of $24.53, which was the closing price on January 3, 2002 for a share of Titan common stock as reported on the NYSE composite transactions, the implied value to be issued to GlobalNet stockholders represented a premium to the closing price one day prior to January 3, 2002 of 67.5% to the January 3, 2002 closing price of $0.52; 102.6% to the December 31, 2001 closing price of $0.43; and 89.4% to the December 10, 2001 closing price of $0.46.

        The following table compares the premiums indicated from the Telecommunications Carrier Transactions to the implied premium to be issued to GlobalNet stockholders:

	One day prior to announcement date	One week prior to announcement date	One month prior to announcement date
Mean values—Telecommunication Carrier Transactions	54.1%	60.0%	55.3%
Implied value to GlobalNet stockholders	67.5%	102.6%	89.4%
  •
  Comparable Company Analysis—Using information provided by GlobalNet and publicly available information, Ladenburg compared selected historical, current and projected operating and financial data and financial ratios for GlobalNet with certain data from selected publicly traded Voice Over Internet Protocol ("VoIP") companies that, in Ladenburg's judgment, were most closely comparable, but not identical, to GlobalNet. Using information provided by GlobalNet and Ladenburg's own research and analysis, Ladenburg determined that j2 Global Communications, Inc, deltathree, Inc., I-Link Inc., NetVoice Technologies Corp., iBasis Inc., AT&T Latin America Corp., ITXC Corp. and Net2Phone, Inc. (collectively, the "Comparable Companies") were reasonably comparable to GlobalNet. Ladenburg reviewed, among other things, the following data with respect to the Comparable Companies: operating statement data, including Latest Twelve Months ("LTM") Revenue; Projected Fiscal 2001 Revenue and Projected Fiscal 2002 Revenue. Ladenburg noted that, to date, none of the Comparable Companies have generated positive EBITDA, EBIT or Net Income on a quarterly or yearly basis. Ladenburg further noted that five of the eight Comparable Companies had a ratio of cash and equivalents, plus short term investments, to the LTM EBITDA, less capital expenditures ("Estimated Available Funds"), of one year or greater. Utilizing this information, Ladenburg calculated a range of market multiples for the Comparable Companies by dividing the "Enterprise Value" (total common shares outstanding multiplied by closing market price per share on January 3, 2002, or "Market Equity Value", plus total debt, less cash and equivalents) for each Comparable Company by, among other things, such company's LTM Revenue, Projected Fiscal 2001 Revenue and Projected Fiscal 2002 Revenue.

            For the Comparable Companies: (a) the LTM Revenue multiples ranged from 0.41x to 1.97x (1.15x mean), (b) the Projected Fiscal 2001 Revenue multiples ranged from 1.05x to 1.67x (1.43x mean), and (c) the Projected Fiscal 2002 Revenue multiples ranged from 0.63x to 1.43x (1.02x mean).

            Ladenburg then compared the adjusted(1) market multiples for the Comparable Companies to the multiples being offered to GlobalNet. Based on a merger consideration to GlobalNet common stockholders of $31.7 million(2), GlobalNet's implied multiples were as follows: (a) the Enterprise Value to LTM Revenue was 0.65x, (b) the Enterprise Value to Projected Fiscal 2001 Revenue was 0.71x, (c) the Enterprise Value to Projected Fiscal 2002 Revenue was 0.34x. Ladenburg noted that the LTM Revenue, Projected Fiscal 2001 Revenue and the Projected Fiscal 2002 Revenue multiples being offered to GlobalNet were reasonably similar.

(1)
Due to GlobalNet's limited access to operating capital, the uncertainty regarding its ability to continue as a going-concern, and its significant customer concentration, Ladenburg applied a 60% multiple discount.
(2)
The merger consideration payable to GlobalNet common stockholders in the merger was calculated as an assumed 1,291,840 common shares of Titan at its closing price on January 3, 2002 of $24.53.

        The following table compares the multiples from the Comparable Companies to the implied multiple represented by the merger consideration to be issued to GlobalNet stockholders:

Comparable Companies Multiples
	Low	High	Mean	Adjusted Mean(1)	Implied Multiples to GlobalNet
LTM Revenue	0.41x	1.97x	1.15x	0.46x	0.65x
Projected Fiscal 2001 Revenue	1.05x	1.67x	1.43x	0.57x	0.71x
Projected Fiscal 2002 Revenue	0.63x	1.43x	1.02x	0.41x	0.34x
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  Comparable Transaction Analysis—Using information provided by GlobalNet and publicly available information, Ladenburg compared selected historical and current operating and financial data and financial ratios for GlobalNet with certain data from selected transactions within the publicly traded Telecommunication Carrier and VoIP industries that, in Ladenburg's judgment, were most closely comparable, although not identical, to GlobalNet. Ladenburg reviewed selected publicly available financial data at the effective date of the transaction, including Enterprise Value to Revenue, Enterprise Value to LTM EBIT, Enterprise Value to LTM EBITDA, and Market Equity Value to LTM Net Income, regarding seven transactions (the "Comparable Transactions") with deal values (including net debt) of up to $540.0 million. The seven Comparable Transactions selected, which were announced since November 1999 were as follows: (a) the acquisition of 100.0% of efusion, Inc. by ITXC Corp., (b) the acquisition of 100.0% of Netspeak Corp. by ADIR VoIP Technologies, (c) the acquisition of 100.0% of Aplio, S.A. by Net2Phone, Inc., (d) the acquisition of 100.0% of Pointe Communications Corp. by Telscape International Inc., (e) the acquisition of 6.0% of IDT Corp. by AT&T Corp., (f) the acquisition of 100.0% of Firstcom Corp. by AT&T Latin America, and (g) the pending of acquisition of 100.0% of D&E Communications, Inc. by Conestoga Enterprises.

            Ladenburg calculated the multiples of each of the aforementioned selected data points for the Comparable Transactions. The range of multiples calculated for the Comparable Transactions for Enterprise Value to LTM Revenue were 0.29x to 20.20x, resulting in a mean multiple

    Enterprise Value to LTM Revenue of 7.11x. Ladenburg determined that the multiples for the remaining data points were not meaningful.

            Based on the aggregate merger consideration being offered to GlobalNet of $31.7(3) million, GlobalNet's implied LTM Revenue multiple was 0.65x. Based upon the significant variance and dispersion of the range of revenue multiples for the Comparable Transactions, Ladenburg determined that the implied multiples were not meaningful.

(3)
The merger consideration payable to GlobalNet common stockholders was calculated as an assumed 1,291,840 common shares of Titan at its closing price on January 3, 2002 of $24.53.

        The following table summarizes the multiples from the Comparable Transactions:

	Low	High	Mean
Comparable Transactions	0.29x	20.20x	7.11x
  •
  GlobalNet Discounted Cash Flow Analysis—Ladenburg performed a Discounted Cash Flow ("DCF") analysis for GlobalNet on a stand-alone basis, based upon financial projections through the fiscal year ending December 31, 2005 prepared by GlobalNet's management. For the DCF analysis, Ladenburg discounted the projected unleveraged free cash flows (calculated as earnings before interest and taxes, plus depreciation and amortization, less capital expenditures and changes in working capital) for the respective four years and the terminal value (calculated as a multiple of Revenue). From this Enterprise Value, Ladenburg subtracted all debt obligations appearing on GlobalNet's projected balance sheet at December 31, 2001, supplied to Ladenburg by GlobalNet's management, and added the cash balance on such balance sheet to arrive at an implied equity value ("Equity Value"). The terminal value was computed by applying multiples ranging from 0.31x to 0.51x to management's forecasted Revenue for fiscal 2005.

            Applying discount rates of 40% to 50% based on Ladenburg's and industry analysts' estimated weighted average cost of capital for GlobalNet, Ladenburg calculated GlobalNet's Equity Value ranging from $19.5 million to $52.8 million at terminal Revenue multiples ranging from 0.31x to 0.51x. Using these financial projections, Ladenburg noted that the mean Equity Value observation, assuming a weighted average cost of capital of 45% and a terminal Revenue multiple of 0.41x, was $34.2 million.

  •
  Contribution Analysis—Ladenburg analyzed GlobalNet's and Titan's relative contribution to the combined company with respect to certain financial measurements. Ladenburg used the estimates and financial projections prepared by GlobalNet's management with respect to GlobalNet and third party analysts with respect to Titan. On the basis of these estimates and management's financial projections, Ladenburg reviewed the estimated contribution to the combined Company of each of GlobalNet and Titan to LTM and projected revenue, earnings before interest, taxes and amortization ("EBITA"), pre-tax income and net income, for the twelve-month period ended September 30, 2001, calendar year 2001 and calendar year 2002. Ladenburg then compared these contributions to the forecasted share ownership of the combined company to be owned by the stockholders of GlobalNet, assuming consummation of the merger. This analysis indicated an implied percentage contribution by GlobalNet of approximately 6.30% to 9.77% of the combined company revenue, approximately -12.52% to 8.41% of the combined company EBITA, approximately -59.41% to 4.63% of the combined company pre-tax income, and approximately -164.36% to 25.20% of the combined company net income, as compared to the forecasted common stock ownership by GlobalNet's stockholders of approximately 1.93% of the combined company based on the merger exchange ratio.

Conclusion

        Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg concluded that, as of January 5, 2002, the consideration to be paid by Titan to the non-affiliate stockholders of GlobalNet in the merger, was fair to such holders, from a financial point of view.

Fairness Opinion Considerations; Compensation

        Ladenburg's opinion was directed and delivered to the special committee and except for inclusion of the opinion in its entirety (and related references thereto) in this document as sent by GlobalNet to holders of GlobalNet's common stock in connection with the merger or in any filing made by GlobalNet with the SEC or any other governmental agency in connection with the merger, may not be referred to, disclosed to any third party or used for any other purpose without Ladenburg's prior written consent.

        The Ladenburg opinion relates only to the fairness of the merger consideration to be received in the merger by GlobalNet's non-affiliated stockholders, from a financial point of view as of January 5, 2002, and does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any of GlobalNet's stockholders as to whether or how such stockholder should vote with respect to the merger agreement, or whether or not such stockholder should seek to exercise any dissenters' rights of appraisal that may be available, and should not be relied upon by any stockholder as such. In rendering its opinion, Ladenburg has assumed that the merger will be consummated on the identical terms described in the draft merger agreement dated January 5, 2002 that it reviewed. Ladenburg's written opinion addresses only the fairness of the merger consideration from a financial point of view as of January 5, 2002, and does not address GlobalNet's underlying business decision to effect the merger, or any of the other transactions contemplated by the merger agreement, or the merits of the proposed merger relative to any alternative transaction or business strategy that may be available to GlobalNet.

        Although, as described elsewhere in this document, the exchange ratio will not be finally determined until GlobalNet and Titan can calculate Titan's average stock price for the 20-consecutive trading day period ending five trading days before the special meeting, on February 11, 2002, the last trading day prior to the date of this document, the closing sale price per share of Titan's common stock as reported on the NYSE composite transactions was $20.81.

        Holders of GlobalNet common stock should be aware that Ladenburg's fairness opinion dated January 5, 2002 only addresses the fairness of the consideration to be received in the merger by the non-affiliate holders of GlobalNet's common stock based on facts, circumstances and conditions that existed on January 5, 2002, and neither the special committee nor GlobalNet's board of directors has requested Ladenburg to deliver an updated or new fairness opinion at this time. See "The Merger—GlobalNet's Reasons for the Merger," "The Merger—Opinion of Ladenburg Thalmann & Co. Inc." and "Risk Factors—In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive merger consideration having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price."

        Pursuant to the terms of Ladenburg's engagement letter with GlobalNet, GlobalNet paid or will pay Ladenburg the following fees for its financial advisory services in connection with the merger: (i) $50,000 on November 20, 2001 when it was engaged as financial advisor to the Special Committee; (ii) $150,000 on January 5, 2002 upon delivery of its written fairness opinion dated January 5, 2002 and (iii) $100,000 as of the date of this document. GlobalNet also has agreed to reimburse Ladenburg for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Ladenburg, and to indemnify Ladenburg and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Ladenburg is an investment banking firm and Ladenburg makes a market in GlobalNet's common stock and has in the past provided financial advisory and investment banking services to GlobalNet. In the ordinary course of its business, Ladenburg and its affiliates may actively trade or hold the securities of GlobalNet or Titan, for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Ladenburg and its affiliates may maintain relationships with GlobalNet and Titan and Ladenburg is a party to an existing financial advisory agreement with GlobalNet pursuant to which Ladenburg would be entitled to certain fees in connection with the proposed merger with Titan. As of February 11, 2002, Ladenburg owned warrants to acquire 200,000 shares of GlobalNet common stock at an exercise price of $1.00 per share. Ladenburg has agreed with GlobalNet to surrender its warrant to purchase GlobalNet common stock for a warrant to be issued by Titan to purchase Titan common stock. See "Terms of the Merger Agreement —Treatment of GlobalNet Warrants and Description of New Warrants."

Titan's Reasons for the Merger

        Titan's board of directors has determined that the merger is in the best interests of Titan and its stockholders. In reaching its determination, Titan's board of directors considered a number of positive and negative factors, including the factors discussed below.

  Positive Factors Considered by the Titan Board

        Titan believes a business combination with GlobalNet will advance its objective of taking advantage through acquisitions of growth opportunities in the telecommunications industry and will enable it to achieve certain strategic benefits. The conclusions reached by Titan's board of directors with respect to the following factors supported its determination that the merger and the issuance of shares of Titan common stock in the merger were fair to, and in the best interests of, Titan and its stockholders:

  •
  the judgment, advice and analysis of Titan's management with respect to the potential strategic, financial and operational benefits of the merger, including management's favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to GlobalNet;

  •
  the enhancement of Titan Wireless' existing revenue base resulting from the addition of GlobalNet's domestic and international voice, data and internet service revenues;

  •
  the expansion of Titan's network and furthering of GlobalNet's goal of building a global telecommunications network;

  •
  expansion of Titan's international reach through GlobalNet's presence in more than 240 countries and significant presence in Latin America;

  •
  synergies between GlobalNet's international and wholesale voice and facsimile communications services with Titan Wireless' existing business;

  •
  expansion of Titan's domestic and international telecommunications customer base;

  •
  broadening of Titan's capability to serve the domestic and international telecommunications industry and to compete for new projects;

  •
  the enhancement of Titan's presence in Latin American and complementary nature to Titan Wireless' developing infrastructure in Africa and Central Asia; and

  •
  the terms of the merger agreement and related agreements, including the exchange ratio and structure, which were determined by both the board of directors and management of Titan to provide a fair and equitable basis for the merger.

   Negative Factors Considered by the Titan Board

        Titan's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by Titan's board of directors included:

  •
  the risk that the transaction might not be completed in a timely manner or at all;

  •
  the risk that Titan will not be repaid amounts owed under the note purchase agreement;

  •
  the potential dilutive effect on the Titan common stock price if revenue expectations of the combined company are not met;

  •
  the potential loss of key GlobalNet employees critical to the ongoing success of the GlobalNet products and to the successful integration of the Titan and GlobalNet businesses;

  •
  the general difficulties of integrating products, technologies and companies; and

  •
  the other risks and uncertainties discussed above in the section entitled "Risk Factors" starting on page 23.

        The above discussion of information and factors considered by Titan's board of directors is not intended to be exhaustive but is believed to include all material factors considered by Titan's board. In view of the wide variety of factors considered by Titan's board of directors, Titan's board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Titan's board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

        Individual members of Titan's board may have given different weight to different factors. However, after taking into account all of the factors described above, Titan's board of directors determined that the merger agreement and the merger were fair to, and in the best interests of, Titan and its stockholders and that Titan should proceed with the merger.

Interests of GlobalNet's Officers and Directors in the Merger

        In considering GlobalNet's unanimous determination that the merger is fair and advisable and recommendation that GlobalNet's stockholders vote "FOR" approval of the merger agreement, you should be aware that members of GlobalNet's board of directors and members of GlobalNet's management team have agreements or arrangements that provide them with interests in the merger that differ from and are in addition to those of other GlobalNet stockholders. Your board of directors considered these agreements and arrangements during its deliberations whether to adopt the merger agreement and in determining to recommend to you that you vote "FOR" approval of the merger agreement.

  Amended Employment Agreement

        Titan has required as a condition to completion of the merger that each of Robert J. Donahue, GlobalNet's chairman and chief executive officer, Colum P. Donahue, GlobalNet's chief operating officer, Daniel M. Wickersham, GlobalNet's president and a director, and Pere Valles, GlobalNet's chief financial officer and a director, enter into an amendment to their existing GlobalNet employment agreements in the form attached to the merger agreement as Exhibit E providing for their continued employment with GlobalNet and their eligibility to participate in an incentive bonus pool. Pursuant to the amendment, not more than 10 GlobalNet executives or employees, including each of the GlobalNet executive officers named above, will be designated by GlobalNet's board of directors, upon Robert J. Donahue's recommendation, to be eligible to receive incentive compensation payments from the aggregate dollar amounts contributed to the pool. The number of executives or employees and the amount of money to be received by each person will be determined by GlobalNet's board of directors as constituted after the effective time of the merger.

        The amount available for payment under the bonus pool will be determined based upon GlobalNet's 2002 calendar year revenue and EBITDA and may range from no amount being available for distribution to an aggregate amount of up to $5.5 million being available for distribution. The amount available under the bonus pool is subject to adjustment and offset in certain instances relating to Robert J. Donahue's and Colum P. Donahue's indemnification obligations under the holdback agreement. In the event that the employment of any of the participants is terminated without cause or such person resigns for any of the reasons that would result in the payment of severance compensation described in "—Potential Severance Payments" below, such person nevertheless would be eligible to receive his or her proportionate payment under the bonus pool based upon the number of months in calendar year 2002 he or she was employed by GlobalNet.

  Voting Agreement

        GlobalNet's chairman and chief executive officer, and its chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's common stock, have agreed with Titan to vote their GlobalNet shares "FOR" the approval of the merger agreement. See "Voting Agreement" on page 85 of this document.

  Holdback Agreement

        GlobalNet's chairman and chief executive officer, and chief operating officer, who in the aggregate beneficially own approximately 28% of GlobalNet's common stock, are parties to a holdback agreement with Titan. Under the holdback agreement these persons have agreed to indemnify Titan, GlobalNet and each of their respective officers, directors and affiliates from certain losses, if any, relating to the accuracy of GlobalNet's representations and warranties and the performance of GlobalNet's covenants, contained in the merger agreement, and against liabilities which may result from certain employment and pending litigation claims and with respect to certain bankruptcy events involving GlobalNet's primary customer. Under the holdback agreement, Titan will withhold 30% of the shares of Titan common stock issuable to these persons in the merger for the 13 month period of time following the effective time of the merger as security for the performance of the indemnification obligations described above. See "Holdback Agreement" beginning on page 86 of this document.

  Treatment of Stock Options

        GlobalNet has granted stock options to its employees, officers and directors under GlobalNet's 2000 Stock Plan and 2001 Incentive Plan, as amended. At the effective time of the merger, Titan will assume those outstanding GlobalNet stock options that are "in the money"—those that have an exercise price less than the GlobalNet stock value (as defined in "—The Exchange Ratio" on page 38). Assumed options under GlobalNet's 2000 Stock Plan and 2001 Incentive Plan will become exercisable for options to purchase shares of Titan common stock. See "—Assumption of GlobalNet Stock Options" in this document. As of February 11, 2002, GlobalNet officers and directors in the aggregate owned outstanding options to acquire 1,225,000 shares of GlobalNet common stock under GlobalNet's 2000 Stock Plan and 2001 Incentive Plan. Options to purchase approximately 271,000 shares of GlobalNet common stock (225,000 of which were granted to GlobalNet officers and directors) were outstanding with exercise prices ranging from $0.46 to $0.89 and therefore were "in the money" and, to the extent not exercised prior to the fifth trading day immediately prior to the date of GlobalNet's special meeting, are to be assumed by Titan.

        Vesting Equity-Based Awards.    Unvested options to purchase an aggregate of 944,500 shares of GlobalNet common stock and unvested restricted stock grants to purchase an aggregate of 1,175,000 shares of GlobalNet common stock were awarded to GlobalNet directors and executive officers. These options and grants will, at the effective time of the merger, vest pursuant to their plans and agreements under which they were issued.

        The following table sets forth as of February 11, 2002, the unvested GlobalNet stock options and unvested GlobalNet restricted stock awards held by GlobalNet directors and executive officers which will vest at the effective time of the merger.

Name	Unvested GlobalNet Stock Options	Unvested GlobalNet Restricted Stock Awards
Robert J. Donahue	167,500	75,000
Colum Donahue	134,000	75,000
Daniel Wickersham	150,750	425,000
Pere Valles	100,500	425,000
Richard E. Wilson	125,000	0
Carmine Adimando	141,750	175,000
Paul Fritz	125,000	0

  Officers of GlobalNet after the Merger

        The GlobalNet officers identified below will be the initial officers of GlobalNet, as the surviving corporation in the merger, until their respective successors are duly appointed and qualified by GlobalNet's board of directors in accordance with GlobalNet's bylaws then in effect.

Name	Title
Robert J. Donahue	Vice President
Colum P. Donahue	Vice President
Daniel Wickersham	Vice President
Pere Valles	Vice President

  Indemnification and Related Arrangements

        Under the merger agreement, GlobalNet, as the surviving corporation, in the merger, will honor GlobalNet's indemnification obligations under GlobalNet's articles of incorporation or bylaws or any agreement to which Titan or GlobalNet is bound as in effect on the date of the merger agreement for acts or omissions that occurred prior to the effective time of the merger.

        In addition, for a period of four years after the effective time, GlobalNet, as the surviving corporation in the merger will provide directors' and officers' liability insurance for GlobalNet officers and directors on terms at least as favorable as the insurance maintained by GlobalNet as of January 6, 2002, for acts or omissions that occurred prior to the effective time of the merger, provided such policy will not be required to be maintained to the extent that the aggregate annual cost of such policy is in excess of 140% of the current annual cost of such policy.

  Potential Severance Payments

        From and after the effective time of the merger, each of GlobalNet's officers listed in the chart below may become eligible to receive severance payments equal to their monthly base salary multiplied by an implied employment period ranging from six months to 24 months, as described in "—Amended Employment Agreement" above, and may become eligible to receive his or her proportionate payment from the bonus pool as described above, if he or she elects to terminate his or her employment with GlobalNet for any of the following reasons:

  •
  he or she is required to move his or her personal residence;

  •
  he or she is required to perform his or her principal job functions more than 50 miles from his or her current office;
  •
  there is a material reduction in his or her current compensation or benefits that is not part of a company-wide reduction; or
  •
  GlobalNet fails to continue to provide compensation and benefits in accordance with his or her existing employment agreement.

Name	Title	Approximate Amount of Potential Severance Payment
Robert J. Donahue	Chief Executive Officer	$460,000
Daniel M. Wickersham	President	$200,000
Pere Valles	Chief Financial Officer	$175,000
Colum P. Donahue	Chief Operating Officer and Secretary	$150,000
Fred Bigney	Vice President of Network Planning	$90,000
Mike Dombrowski	Director of Engineering	$62,500
Ted Broa	Director of Operations	$55,000
Chuck Roelle	Controller	$37,500
Donna Janick	Director of Administration	$70,000

In addition, certain unvested options and restricted stock awards to purchase GlobalNet common stock held by directors and officers will become vested at the effective time of the merger. See "—Treatment of Stock Options."

        As of February 11, 2002, the directors and executive officers of GlobalNet in the aggregate beneficially owned 12,488,988 shares of GlobalNet common stock, which represented approximately 34% of the shares of GlobalNet common stock then outstanding. GlobalNet's chairman and chief executive officer, and chief operating officer, who in the aggregate beneficially owned approximately 28% of GlobalNet common stock as of February 11, 2002, have agreed with Titan to vote their shares of GlobalNet's common stock to approve the merger agreement. See "Voting Agreement" on page 85 of this document.

Certain Arrangements between GlobalNet and its Executive Officers, Directors and Affiliates

  Note Purchase Agreement

        Titan has agreed to loan GlobalNet up to $5 million in accordance with the terms of a note purchase agreement entered into on January 6, 2002. Titan has advanced to GlobalNet $3 million as of February 11, 2002. Principal and accrued interest on the note becomes due and payable upon the earlier of July 5, 2002 or in certain circumstances one business day after the termination of the merger agreement.

        GlobalNet's chairman and chief executive officer, and chief operating officer, have pledged their shares of GlobalNet common stock to Titan as security for the loans to GlobalNet from Titan under the note purchase agreement. If GlobalNet defaults under the note purchase agreement, Titan may foreclose on and become the record owner of, that stock.

Management of Titan after the Merger

        The management of Titan after completion of the merger will remain unchanged. Information about the current directors and executive officers of Titan can be found in Titan's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this document. See "Where You Can Find More Information" on page 134 of this document.

Material Federal Income Tax Consequences

        The following discussion sets forth the material U.S. federal income tax considerations of the transaction to GlobalNet stockholders who exchange their shares of GlobalNet common stock for cash and Titan shares of common stock in the merger. This discussion and the tax opinions described below are based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this document, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described in this summary and the tax opinions.

        This discussion of material federal income tax consequences of the transaction is not intended to provide a complete analysis or description of all potential federal income tax consequences of the merger. It does not address all aspects of federal income taxation that may be important to GlobalNet stockholders in light of that stockholder's particular circumstances or to a stockholder subject to special rules, such as:

  •
  a foreign entity or an individual stockholder who is not a citizen or resident of the U.S.;
  •
  a financial institution or insurance company;
  •
  a tax-exempt organization;
  •
  a dealer or broker in securities;
  •
  a stockholder who is subject to the alternative minimum tax provisions of the Code;
  •
  a stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Code;
  •
  a GlobalNet stockholder who holds shares of GlobalNet common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;
  •
  a GlobalNet stockholder who acquired shares of GlobalNet common stock pursuant to the exercise of incentive stock options or who holds shares of GlobalNet common stock that are subject to a substantial risk of forfeiture; or
  •
  a GlobalNet stockholder who does not hold shares of GlobalNet common stock as capital assets.

        In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the merger or of any transactions other than the merger. GlobalNet and Titan urge GlobalNet stockholders to consult their own tax advisors to determine the particular federal income tax or other tax consequences to them of the merger.

   Qualification of the Merger as a Reorganization

        Subject to the assumptions and limitations discussed in such opinions, in the opinion of Hogan & Hartson L.L.P., counsel to Titan, and of Greenberg Traurig, LLP, counsel to GlobalNet, the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code if the merger is completed under the current terms of the merger agreement. If the merger qualifies as a tax-free reorganization as described above, for federal income tax purposes:

  •
  GlobalNet stockholders will not recognize gain or loss on the exchange of GlobalNet common stock for Titan common stock as a result of the merger, except as described below for cash received by holders of GlobalNet common stock in lieu of a fraction of a share of Titan common stock.
  •
  the aggregate tax basis of the Titan common stock received by GlobalNet stockholders, including any fraction of a share of Titan common stock deemed received, will be the same as the aggregate tax basis of the GlobalNet common stock surrendered therefor.

  •
  the holding period of the Titan Common Stock, including any fraction of a share of Titan common stock deemed received, will include the holding period of the GlobalNet common stock surrendered therefor, provided that the shares of GlobalNet common stock are held as capital assets at the time of the merger.
  •
  cash received by a GlobalNet stockholder in lieu of a fractional share of Titan common stock will generally be treated as received in exchange for the fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the GlobalNet common stock allocable to the fractional share interest. The gain or loss will be capital gain provided that the shares of GlobalNet common stock were held as capital assets and will be long term capital gain or loss if the GlobalNet common stock had been held for more than one year at the time of the merger. However, if the receipt of cash instead of fractional shares is essentially equivalent to a dividend (determined by application of Section 302 of the Code on a stockholder-by-stockholder basis), some or all of this gain may be treated as a dividend and taxed as ordinary income.
  •
  No gain or loss will be recognized by Titan, T T III Acquisition Corp. or GlobalNet as a result of the merger.

        The completion of the merger is conditioned upon the receipt by Titan and GlobalNet of tax opinions to the above effect from Hogan & Hartson L.L.P. and Greenberg Traurig, LLP, respectively. These opinions, and the opinions contained herein, are based upon representations and covenants made by Titan and GlobalNet, including representations in certificates of officers of Titan and GlobalNet to be delivered to tax counsel before completion of the merger, and upon certain assumptions, including the absence of changes in facts or in law between the date of the delivery of the representations and the completion of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized below. In addition, the ability to satisfy the supporting conditions depends in part on facts that will not be available before the completion of the merger. There can be no assurance that the merger will be completed, or that the supporting conditions will be satisfied. If the supporting conditions are not satisfied, the opinions of Hogan & Hartson and Greenberg Traurig described above may not be relied upon. Furthermore, Hogan & Hartson's and Greenberg Traurig's opinions represent only their best judgment of the tax consequences of the merger. Such opinions will neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. Accordingly, it is possible that the merger may not qualify as a reorganization, and the tax consequences of the transaction could differ materially from those summarized below.

        Titan urges you to consult your tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger.

  Federal Backup Withholding

        A GlobalNet stockholder may be subject, under some circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of a fraction of a share of Titan common stock in the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a GlobalNet stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

Accounting Treatment

        The merger will be accounted for as a "purchase," as that term is used under U.S. generally accepted accounting principles, or "GAAP," for accounting and financial reporting purposes. GlobalNet will be treated as the acquired corporation and Titan as the acquiring corporation. GlobalNet's assets and liabilities will be adjusted to reflect their estimated fair value at the effective time of the merger and combined with the historical book values of the assets and liabilities of Titan. Applicable income tax effects of these adjustments will be included as a component of Titan's deferred tax asset or liability. Unamortized goodwill resulting from the merger will be reported as an asset and not amortized against earnings unless it becomes impaired. For further information concerning the amount of goodwill or other intangibles to be recorded in connection with the merger and the amortization of that goodwill, see the section entitled "The Titan Corporation Notes to Unaudited Pro Forma Condensed Combined Financial Statements" on page 111 of this document.

Regulatory Approvals

        Other than the SEC declaring effective the registration statement on Form S-4 of which this document is a part, and the filing of articles of merger under Nevada law with respect to the merger, and the Federal Communications Commission's (FCC's) approval of GlobalNet's FCC international authorizations continuing after the effective date of the merger, neither GlobalNet nor Titan believes that any additional material governmental filings are required with respect to the merger, the merger agreement or any of the transactions contemplated thereby.

Stockholder Approval of the Merger

        Under Nevada law and GlobalNet's articles of incorporation, the affirmative vote by holders of a majority of the outstanding shares of GlobalNet common stock is required to approve the merger agreement. If GlobalNet stockholders are asked to vote on a proposal to adjourn or postpone the special meeting to permit solicitation of additional proxies, approval of that proposal will require the affirmative vote of holders of a majority of the GlobalNet common stock present in person or represented by proxy at the special meeting.

        Your board of directors, upon the unanimous recommendation of a special committee comprised of independent GlobalNet directors, has unanimously determined that the merger is fair and advisable, adopted the merger agreement and recommends that GlobalNet stockholders vote "FOR" approval of the merger agreement, at the special meeting of GlobalNet stockholders.

Dissenters' Rights

        You are entitled to dissenters' rights of appraisal for your outstanding shares of GlobalNet common stock immediately prior to the effective time of the merger if you properly demand the "fair value" for such shares in accordance with applicable Nevada law. If you properly make such demand, your shares of GlobalNet common stock will not be converted into the right to receive Titan common stock, unless you fail to perfect or withdraw or otherwise lose your right to dissenters' rights. If after the effective time of the merger you fail to perfect or withdraw or lose your right to demand dissenters' rights, each of your shares of GlobalNet common stock will be treated as if it had been converted as of the effective time into the right to receive the shares of Titan common stock and any cash in lieu of any fractional shares, without any interest thereon. GlobalNet has agreed to give Titan prompt notice of any demands received for dissenters' rights for GlobalNet common stock, and Titan may participate in all negotiations and proceedings with respect to such demands. Prior to the merger becoming effective, GlobalNet is not permitted, without the prior written consent of Titan, to make any payment with respect to, or settle or offer to settle, any such demands. In the event that the holders of more than 5% of the issued and outstanding GlobalNet common stock dissent from the merger, Titan will not be required to consummate the merger. Any amounts paid to you (or any other stockholder) pursuant to the exercise of dissenters' rights will be paid by GlobalNet out of its own funds and will not be reimbursed by Titan or its affiliates.

        The following discussion summarizes the material applicable provisions of the Nevada dissenters' rights statute. This discussion and the full text of the Nevada dissenters' rights statute, which is reprinted in its entirety and attached as Annex E to this document and should be reviewed carefully by you if you wish to exercise these dissenters' rights or preserve the right to do so, because failure to strictly comply with any of the procedural requirements of the Nevada dissenters' rights statute may result in the termination or waiver of your dissenters' rights under the Nevada dissenters' rights statute. A person having a beneficial interest in shares of GlobalNet common stock that are held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below or to permit the beneficial holder to vote those shares properly and in a timely manner if such person wishes to perfect any dissenters' rights such person may have.

        Under the Nevada dissenters' rights statute, you have the right to dissent from the merger and demand payment of the fair value of your shares of GlobalNet common stock. If you wish to dissent you must dissent as to all shares beneficially owned by you. If you elect to dissent, you must file with GlobalNet a written notice of dissent stating that you intend to demand payment for your shares of GlobalNet common stock if the merger is consummated and you must not vote your shares in favor of the proposed merger. Such written notice of dissent must be filed with GlobalNet before the vote of GlobalNet stockholders. If you fail to comply with this notice requirement or vote in favor of the proposed merger at the special meeting, you will not be entitled to dissenters' rights. Your failure to vote against the merger will not constitute a waiver of your right to dissent from the merger. The "fair value" of the shares as used in the Nevada dissenters' rights statute is the value of the shares immediately before the consummation of the proposed merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

        Within 10 days after the effective date of the merger, GlobalNet will give written notice of the effective date of the merger by certified mail to each stockholder who filed a written notice of dissent, except for any stockholder who voted for approval of the merger agreement. The notice must also state where demand for payment must be sent and where share certificates will be deposited, among other information. Within the time period set forth in the notice, which may not be less than 30 days nor more than 60 days following the date notice is delivered, the dissenting stockholder must make a written demand on GlobalNet for payment of the fair value of his or her shares and deposit his or her share certificates in accordance with the notice.

        Within 30 days after the receipt of demand for the fair value of the dissenters' shares, GlobalNet will pay each dissenter who complied with the required procedures the amount GlobalNet estimates to be the fair value of the dissenters' shares, plus accrued interest. Additionally, GlobalNet will mail to each dissenting stockholder its financial statements as of the end of the last fiscal year ending not more than 16 months before the date of payment and the latest available interim financial statements, a statement as to how fair value was calculated, a statement as to how interest was calculated, a statement of the dissenters' right to demand payment of fair value under Nevada law, and a copy of the relevant provisions of Nevada law.

        A dissenting stockholder, within 30 days following receipt of payment for the shares, may send GlobalNet a notice containing such stockholder's own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to GlobalNet's payment of fair value to such stockholder.

        If a demand for payment remains unsettled, GlobalNet must petition the court to determine fair value and accrued interest. If GlobalNet fails to commence an action within 60 days following the receipt of a dissenting stockholder's demand, GlobalNet must pay to the stockholder the amount demanded in a dissenting stockholder's demand notice of the stockholder's estimate of fair value and accrued interest.

        All dissenting stockholders whose demands have not been withdrawn, whether residents of Nevada or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment will include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting stockholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess costs, including reasonable fees of counsel and experts, against such stockholder. In addition, reasonable fees and expenses of counsel and experts may be assessed against GlobalNet if the court finds that GlobalNet did not substantially comply with the requirements of the Nevada dissenters' rights statute or that GlobalNet acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under Nevada law. Otherwise the costs will be paid by GlobalNet and each party will pay its own fees.

        If you wish to seek dissenters' rights, you are urged to review the applicable Nevada statutes attached to this document as Annex E.

Relationships between Titan and GlobalNet

        Except for the merger agreement, the holdback agreement, the amended employment agreement, the voting agreement, the note purchase agreement and the related stock pledge agreement, or as otherwise described in this document, neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GlobalNet, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this document, there have been no contacts, negotiations or transactions since January 1, 1997, between Titan or, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates on the one hand, and GlobalNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has, since January 1, 1997, been a party to a transaction with GlobalNet or any of its officers, directors or affiliates, that would require disclosure under the rules and regulations of the SEC applicable to the merger.

        Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of GlobalNet common stock.

        Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of GlobalNet common stock during the past 60 days.

        Neither GlobalNet nor, to the best of GlobalNet's knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of Titan common stock.

        Neither GlobalNet nor, to the best of GlobalNet's knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of Titan common stock during the past 60 days.

Restrictions on Resale of Titan Common Stock by Affiliates

        The offer and sale of shares of Titan common stock to you in the merger has been registered under the Securities Act. Such shares may be traded freely and without restriction by you if you are not deemed to be an "affiliate" of GlobalNet, as that term is defined under the Securities Act, at the time of the special meeting. An affiliate of GlobalNet is any person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with GlobalNet. If you are an affiliate of GlobalNet, any subsequent transfer by you of Titan common stock issued to you in the merger will, under existing law, require one of the following:

  •
  registration of the transfer under the Securities Act;
  •
  compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or
  •
  applicability of any exemption from registration under the Securities Act.

        The foregoing restrictions are expected to apply to you if you are a director or executive officer of GlobalNet or a holder of 10% or more of GlobalNet's common stock.

        Under the merger agreement, GlobalNet has agreed to obtain affiliate agreements from each affiliate of GlobalNet before the completion of the merger. Under these agreements each affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Titan common stock received by them in the merger in violation of the Securities Act. Generally, this will require that all sales be made as provided by Rule 145 under the Securities Act, which, in turn, requires that for specified period, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. Titan has the right to place legends on the certificates evidencing Titan common stock issued to affiliates of GlobalNet summarizing the foregoing restrictions.

        This document does not cover any resales of shares of Titan common stock, including shares of Titan common stock issuable upon the exercise of any assumed options, or new warrants issued in exchange for GlobalNet warrants to be received by affiliates of GlobalNet upon completion of the merger and no such person is authorized to make use of this document in connection with any resale.

Anti-Dilution Adjustments to Exchange Ratio

        Between January 6, 2002 and the effective time of the merger, if the outstanding shares of Titan common stock or GlobalNet common stock are changed into a different number of shares because of a reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the exchange ratio will be adjusted proportionately.

Exchange of Certificates

        Titan has agreed to deposit the certificates representing the shares of Titan common stock and cash in lieu of fractional shares of Titan common stock to be issued or paid in the merger with American Stock Transfer & Trust Co., who will act as exchange agent in the merger for your benefit and the benefit of other GlobalNet stockholders. The exchange agent will mail a letter of transmittal to you which will contain instructions on how you should surrender your GlobalNet stock certificates (to the exchange agent) in exchange for Titan stock certificates and any cash in lieu of fractional shares issued in the merger.

        Do not return your GlobalNet stock certificates with the enclosed proxy, and do not forward them to the exchange agent until you receive the letter of transmittal described above. Following your receipt of the letter of transmittal, you should forward your GlobalNet stock certificates only in accordance with the instructions specified in the letter of transmittal.

        After the effective time of the merger and before you surrender your certificates representing shares of GlobalNet common stock for exchange, you will not be paid any dividends or other distributions declared after the effective time of the merger on shares of Titan common stock issuable to you in the merger. Any such unpaid dividends or other distributions on such Titan common stock will be paid, without interest, to you if you properly tender your GlobalNet common stock certificates for exchange. All stock certificates presented by you after the effective time of the merger will be canceled and exchanged for the applicable cash and a certificate or certificates representing the number (if any) of shares of Titan common stock to be received by you in the merger.

        Any shares of Titan common stock and cash that remain undistributed after 180 days after the effective time of the merger will be delivered to Titan upon its demand. After that time, certificates representing shares of GlobalNet common stock must be surrendered for exchange directly to Titan. Neither Titan nor GlobalNet, as the surviving corporation of the merger, will be liable for any shares of Titan common stock or cash delivered to a public official under any abandoned property, escheat or similar law.

        If your certificate representing shares of GlobalNet common stock has been lost, stolen or destroyed, the exchange agent will issue to you the Titan common stock certificates and cash in lieu of fractional shares payable to you in the merger after you submit an affidavit of loss, theft or destruction, and, if required by Titan, after you post a bond as indemnity against any claim that may be made later with respect to the lost certificate. This will be further explained in the transmittal letter to be sent to you after the effective time of the merger.

Fees and Expenses

        GlobalNet and Titan have agreed that the fees and expenses, other than attorneys' fees, associated with the filing, printing and mailing of this document, and the registration statement of which it is a part, and any filings required under any applicable antitrust law, will be shared equally, and all other fees will be paid by the party incurring the fee and expense.

  Solicitation Fees

        GlobalNet has retained D.F. King & Co., Inc. to solicit proxies from GlobalNet stockholders in connection with the merger. D.F. King may contact you and other GlobalNet stockholders by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the merger to beneficial owners of shares of GlobalNet common stock. GlobalNet has agreed to pay D.F. King reasonable and customary compensation for these services in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses which GlobalNet anticipates will not exceed $15,000. GlobalNet has agreed to indemnify D.F. King against certain liabilities and expenses D.F. King may incur in soliciting proxies in connection with the merger, including certain liabilities under the U.S. federal securities laws. GlobalNet also has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        Titan has retained American Stock Transfer & Trust Co. as the exchange agent. Titan has agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the merger, has agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and has agreed to indemnify the exchange agent against certain liabilities and expenses it may incur in connection with the merger, including certain liabilities under the U.S. federal securities laws.

  Finder's Fee Agreements

        Pursuant to agreements entered into with Delphos International and Global Horizons, LLC, upon the consummation of the merger, GlobalNet will pay a $600,000 finder's fee to Delphos and a $300,000 finder's fee to Global Horizons.

        Except as described above, neither GlobalNet nor Titan has agreed to pay any fees or commissions to any broker, dealer or other person for soliciting proxies in the merger.

TERMS OF THE MERGER AGREEMENT

        The following description of the merger agreement describes the material terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this document and is incorporated into this document by reference. You are urged to read the entire merger agreement carefully.

The Merger

  Generally

        The merger agreement provides that T T III Acquisition Corp., a wholly owned subsidiary of Titan, will be merged with and into GlobalNet and GlobalNet will be the surviving corporation in the merger and become a wholly owned subsidiary of Titan.

  Completion of the Merger

        The merger will be consummated and effective when articles of merger are filed with the Nevada Secretary of State or at such other time as specified in the articles of merger. GlobalNet and Titan anticipate that the merger will be completed no later than the third business day after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible under applicable law, waived.

  Articles of Incorporation and Bylaws of the Surviving Corporation

        The articles of incorporation of T T III in effect immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation after the merger, except that T T III's name will be changed to "GlobalNet, Inc." The bylaws of T T III in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation in the merger.

  Directors and Officers of GlobalNet after the Merger

        The directors of T T III will become the initial directors of the surviving corporation in the merger, and will serve until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers identified below will be the initial officers of the surviving corporation in the merger, until their respective successors are duly appointed and qualified by GlobalNet's board of directors in accordance with GlobalNet's bylaws then in effect.

Name	Title
Gene W. Ray	Chairman
Mellon C. Baird	President
Eric M. DeMarco	Chief Operating Officer and Executive Vice President
Mark W. Sopp	Chief Financial Officer, Treasurer and Secretary
Robert J. Donahue	Vice President
Colum P. Donahue	Vice President
Daniel Wickersham	Vice President
Pere Valles	Vice President

   Manner and Basis of Converting Shares of GlobalNet Common Stock into Titan Common Stock in the Merger

        Under the terms of the merger agreement, upon completion of the merger each outstanding share of GlobalNet common stock will be converted into the right to receive shares of Titan common stock and cash, if any, in lieu of fractional shares as described above under "The Merger—The Exchange Ratio." The merger consideration will not be payable in respect of shares of GlobalNet common stock subject to properly exercised dissenters' rights, shares of GlobalNet common stock owned by GlobalNet or any of its subsidiaries, or shares of GlobalNet common stock owned by Titan or any of its subsidiaries, if any, immediately prior to the effective time of the merger.

        Titan will not issue certificates representing fractional shares of its common stock in the merger. Instead, each former GlobalNet stockholder who otherwise would be entitled to a fractional share of Titan common stock in the merger will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) that fraction of a share of Titan common stock to which such person is entitled in the merger (after aggregating all fractional shares of Titan common stock that otherwise would be received by such person), by (y) the closing sale price of one share of Titan common stock on the NYSE composite transactions (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the effective date of the merger.

        As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions for use in exchanging GlobalNet common stock certificates for shares of Titan common stock and cash, if any, in lieu of any fractional shares of Titan common stock. In addition, after the exchange agent receives your GlobalNet common stock certificate, the letter of transmittal and any other documents that are required by the letter of transmittal, you will be entitled to receive the merger consideration in the form of a certificate or certificates representing the number of shares of Titan common stock which you are entitled to receive in the merger, together with cash, if any, payable in lieu of any fractional shares.

        After completion of the merger, until surrendered and exchanged, each of your GlobalNet share certificates will be deemed to evidence the right to receive shares of Titan common stock and cash, if any, payable in lieu of any fractional shares of Titan common stock. Titan will not pay dividends or other distributions on any shares of Titan common stock to be issued in exchange for your GlobalNet common stock until you properly surrender for exchange your GlobalNet common stock certificate. No interest will be paid to you on any cash in lieu of fractional shares upon the surrender and exchange of certificates of GlobalNet common stock.

Dissenters' Rights

        You are entitled to demand dissenters' rights for your shares of GlobalNet common stock outstanding immediately prior to the effective time of the merger when you properly demand the "fair value" for such shares in accordance with applicable Nevada law, and accordingly such shares will not be converted into the right to receive Titan common stock, unless you fail to perfect or withdraw or otherwise lose your right to dissenters' rights. If after the effective time of the merger you fail to perfect or withdraw or lose your right to exercise dissenters' rights, each such share of GlobalNet common stock will be treated as if it had been converted as of the effective time into the right to receive the shares of Titan common stock and any cash in lieu of any fractional shares, without any interest thereon. GlobalNet has agreed to give Titan prompt notice of any demands received for dissenters' rights for GlobalNet common stock, and Titan may participate in all negotiations and proceedings with respect to such demands. GlobalNet is not permitted, without the prior written consent of Titan, to make any payment with respect to, or settle or offer to settle, any such demands. In the event that the holders of more than 5% of the issued and outstanding GlobalNet common stock dissent from the consummation of the merger, Titan will not be required to consummate the merger. Any amounts paid to you or any other stockholder pursuant to the exercise of dissenters' rights will be paid by GlobalNet out of its own funds and will not be reimbursed by Titan or its affiliates. If you, as a GlobalNet stockholder, wish to exercise your dissenters' rights under Nevada law, you are urged to carefully review the section entitled "The Merger—Dissenters' Rights" beginning on page 64 of this document and Annex E hereto.

Assumption of GlobalNet Stock Options

        At the effective time of the merger, Titan will assume outstanding GlobalNet "in the money" stock options. For this purpose, "in the money" stock options are those that have an exercise price less than the GlobalNet stock value (as defined in "The Merger—The Exchange Ratio" on page 38). Such "in the money" options are referred to in this document as the "assumed options." Assumed options under GlobalNet's 2000 Stock Plan and the 2001 Incentive Plan will be substituted in the merger for options to purchase the number of shares of Titan common stock arrived at by multiplying the exchange ratio applicable to GlobalNet common stock in the merger by the number of shares of GlobalNet common stock for which the assumed option is exercisable, rounded down to the nearest whole share. The exercise price per share of Titan common stock issuable under each assumed option will equal the exercise price per share of GlobalNet common stock issuable under the assumed option immediately before the effective time of the merger, divided by the exchange ratio, then rounded up to the nearest cent. Except for the number and kind of shares issuable and the exercise price as modified by the exchange ratio, the assumed options will remain subject to the same terms and conditions that were in effect before the merger. GlobalNet stock options that are not assumed options (those that are not "in the money") will terminate upon the effective time of the merger.

        As of February 11, 2002, there were outstanding options to purchase 1,781,000 and 75,000 shares of GlobalNet common stock under GlobalNet's 2000 Stock Plan and the 2001 Incentive Plan, respectively. As of such date, options to purchase approximately 271,000 shares of GlobalNet common stock were outstanding with exercise prices ranging from $0.46 to $0.89 and therefore were "in the money" and, to the extent not exercised prior to the fifth trading day immediately prior to the date of GlobalNet's special meeting are to be assumed by Titan.

Treatment of GlobalNet Warrants and Description of "New Titan Warrants"

        It is a condition to the merger, unless waived by Titan, that each outstanding warrant exercisable for GlobalNet common stock, prior to the effective time of the merger, is (1) converted into its underlying GlobalNet common stock, (2) committed to be exchanged for a new warrant to purchase Titan common stock in a form agreed to by Titan at the effective time of the merger, (3) terminated in full, or (4) any combination of the foregoing. As part of the merger, Titan is offering to exchange warrants to purchase Titan common stock for outstanding GlobalNet warrants, if and to the extent such warrants to purchase GlobalNet common stock are not exercised or terminated prior to the fifth trading day prior to the GlobalNet stockholders meeting. Holders of GlobalNet warrants that commit to exchange their warrants will be issued a new Titan warrant at the effective time of the merger, upon their surrender of their GlobalNet warrants, each a "new Titan warrant." Each new Titan warrant will be exercisable for a number of shares of Titan common stock equal to the number of shares of GlobalNet common stock underlying the GlobalNet warrant multiplied by the exchange ratio applicable to GlobalNet common stock in the merger, with any fractions rounded down to the nearest whole share. The exercise price per share of Titan common stock issuable under each new Titan warrant will equal the exercise price per share of GlobalNet common stock issuable under the GlobalNet warrant exchanged upon the effective time of the merger, divided by the exchange ratio, then rounded up to the nearest cent. The termination date of each new Titan warrant will be the same as the termination date of the exchanged GlobalNet warrant. See the attachment to Exhibit D to the merger agreement which is attached to this document as Annex A for a description of the other terms of the new Titan warrants. The number of shares for which the new Titan warrant will be exercisable will be subject to adjustment upon the occurrence of certain events, including a stock split, stock dividend, recapitalization or otherwise, or any consolidation, merger of Titan or other corporate reorganization in which Titan is not the continuing or surviving entity. Such number of shares will also be adjusted as a result of any transaction in which more than 50% of Titan's voting power is transferred to persons or entities who are not Titan stockholders immediately prior to such transaction.

Representations and Warranties

        The merger agreement contains customary representations and warranties of GlobalNet, Titan and T T III Acquisition Corp.

  Representations of GlobalNet

        The merger agreement contains representations and warranties of GlobalNet regarding, among other matters:

  •
  the corporate organization and existence of GlobalNet and each of its subsidiaries, including that each has been duly organized, is validly existing and in good standing with the corporate power and authority to own and use its assets, to perform its obligations under certain material agreements and to carry on its business as currently conducted;
  •
  the corporate power and authority of GlobalNet to execute and deliver the merger agreement and to consummate the merger and other contemplated transactions;
  •
  the adoption by GlobalNet's board of directors of a resolution adopting the merger agreement and the merger and recommending approval of the merger agreement by the stockholders of GlobalNet;
  •
  the capitalization of GlobalNet, including the number of shares of capital stock authorized, the number of shares and the number of options and warrants outstanding, and the number of shares reserved for issuance;
  •
  the absence of material misstatements or omissions in the information provided by GlobalNet in its filings with the SEC and the accuracy and compliance of GlobalNet's financial statements contained therein;
  •
  the absence of specified changes in GlobalNet's business since December 31, 2000;
  •
  the validity and enforceability of intellectual property rights owned by GlobalNet and the absence of intellectual property infringement or contests;
  •
  the adequacy of protection by GlobalNet and its subsidiaries of their confidential information and trade secrets;
  •
  the validity of and absence of defaults under certain material contracts and other agreements of GlobalNet;
  •
  the absence of material undisclosed liabilities;
  •
  compliance with and lack of knowledge regarding any actual or possible violation of, or failure to comply with, any legal requirement;
  •
  possession and validity of all required governmental licenses and permits;
  •
  the filing and accuracy of GlobalNet's tax returns, the lack of pending or threatened proceedings, deficiencies or audits with respect to taxes, and certain related tax matters;
  •
  GlobalNet's employee benefit plans and related matters, including that such plans have been operated and administered in accordance with applicable law;
  •
  compliance with laws relating to employees or the workplace, and the absence of material disputes with employees;

  •
  compliance with environmental laws and the absence of environmental liabilities;
  •
  the absence of material claims, actions, suits, proceedings and specified judgments, decrees and injunctions;
  •
  the stockholder vote required to approve the merger agreement;
  •
  the compliance of the merger agreement and related documents with GlobalNet's certificate of incorporation and bylaws, applicable laws, and material agreements, including the absence of events of default or breach thereunder;
  •
  required governmental and third-party consents;
  •
  receipt of the opinion of GlobalNet's financial advisor;
  •
  the absence of brokers utilized by GlobalNet;
  •
  compliance with Nevada state law takeover statutes;
  •
  the absence of material misstatements or omissions in the information furnished by GlobalNet for inclusion in this document;
  •
  compliance with the Foreign Corrupt Practices Act; and
  •
  the redeemable nature of GlobalNet's convertible note with Crescent International, Ltd.

  Representations of Titan and T T III Acquisition Corp.

        The merger agreement contains representations and warranties of Titan and T T III Acquisition Corp. regarding, among other matters:

  •
  the corporate organization and existence of Titan and T T III Acquisition Corp., including that each has been duly organized, is validly existing and in good standing with the corporate power and authority to own and use its assets and to carry on its business as currently conducted;
  •
  the corporate power and authority of Titan and T T III Acquisition Corp. to execute and deliver the merger agreement and to consummate the merger and other contemplated transactions;
  •
  the adoption by Titan's and T T III Acquisition Corp.'s boards of directors of resolutions adopting the merger agreement and the merger;
  •
  the capitalization of Titan, including the number of shares of capital stock authorized and the number of shares outstanding;
  •
  the absence of material misstatements or omissions in the information provided by Titan in its filings with the SEC and the accuracy and compliance of Titan's financial statements contained therein;
  •
  the compliance of the merger agreement and related documents with Titan's certificate of incorporation and bylaws and applicable laws;
  •
  required governmental and third-party consents;

  •
  the formation and operations of T T III Acquisition Corp.;

  •
  the absence of material misstatements or omissions in the information furnished by Titan for inclusion in this document;

  •
  the absence of a requirement that Titan common stockholders vote to approve the merger agreement;

  •
  the absence of brokers utilized by Titan;

  •
  the absence of specified changes in Titan's business;

  •
  the absence of material undisclosed liabilities;

  •
  compliance with and lack of knowledge regarding any actual or possible violation of, or failure to comply with any legal requirement; and

  •
  possession and validity of all required governmental licenses and permits.

        The representations and warranties of each party will expire upon completion of the merger.

  Conduct of GlobalNet's Business Before Completion of the Merger

        The merger agreement contemplates that, until the effective time of the merger, each of GlobalNet and its subsidiaries, among other things, will conduct its operations in the ordinary course of business consistent with past practice, in compliance with applicable law and contractual obligations, will use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, maintain its relationships with customers, suppliers and others having business relationships with it, provide all notices, assurances and support required by any contract relating to intellectual property in order to ensure that no transfer or disclosure occurs by GlobalNet or its subsidiaries of any source code or other intellectual property, and keep in full force and effect all insurance policies covering all material assets of GlobalNet and its subsidiaries. The merger agreement also contemplates that, until the effective time of the merger, neither GlobalNet nor any of its subsidiaries will, without the prior written consent of Titan:

  •
  declare, accrue, set aside or pay any dividend or make any other distribution with respect to any shares of capital stock of GlobalNet or any subsidiary of GlobalNet, or repurchase, redeem or otherwise reacquire any outstanding shares of capital stock or other securities of GlobalNet or any subsidiary of GlobalNet (other than quarterly dividends);

  •
  sell, issue, grant or authorize the issuance or grant of any capital stock, option, call, warrant, right, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of GlobalNet except for the issuance of shares of common stock pursuant to GlobalNet stock options or GlobalNet common stock warrants outstanding;

  •
  amend or waive any of its rights under, or accelerate the vesting under, any provision of any outstanding option, warrant or restricted stock purchase agreement or otherwise modify any of the terms of any outstanding option, warrant, or other security or related contract, other than as contemplated by the merger agreement;

  •
  amend or permit the adoption of any amendment to its articles of incorporation, bylaws or similar organizational documents, or effect or become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction;

  •
  form any subsidiary that is not wholly owned by GlobalNet or certain subsidiary entities or acquire any equity interest or other interest in any other entity;

  •
  make any new capital expenditure not included in GlobalNet's March 31, 2002 capital expenditure budget to the extent such new capital expenditures exceed $200,000 in the aggregate;

  •
  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract with obligations in excess of $200,000, or amend or terminate, or waive, release or assign any rights or claims under, any contract with obligations in excess of $200,000 to which GlobalNet is a party;

  •
  acquire, or agree to acquire by merger, consolidation or purchase of assets or equity or otherwise, any business or assets of any other person, other than the purchase of assets from suppliers or vendors in the ordinary course of business;

  •
  sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of any assets outside the ordinary course of business;

  •
  incur or guarantee any indebtedness for borrowed money, issue or sell any debt securities or warrants or rights to acquire any debt securities, guarantee any debt securities issued by another entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having similar economic effect to any of the above (except for borrowings in the ordinary course of business) or make any loans, advances or capital contributions to another person, other than travel and payroll advances to employees in the ordinary course of business;

  •
  pay, discharge, settle or satisfy any claims, liabilities or obligations, other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected in GlobalNet's financial statements;

  •
  waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which GlobalNet or any subsidiary is a party;

  •
  increase the amount of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any officer at the level of vice president or above or to any director;

  •
  enter into or make any severance or termination payments under, any agreement or other arrangement not in existence as of the date of the merger agreement to any officer at the level of vice president or above or to any director;

  •
  enter into any employment agreement with any director, officer or employee;

  •
  establish, adopt, enter into or amend any employee benefit plan or similar arrangement, except as required by law or with respect to employees below the level of vice president in the ordinary course of business consistent with past practice;

  •
  pay or make available any benefit not provided for under any GlobalNet benefit plan, except for benefits paid to employees below the level of vice president in the ordinary course of business consistent with past practice;

  •
  except for actions taken with respect to officers below the level of vice president in the ordinary course of business consistent with past practices, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or other benefit plan or arrangement, including the grant of stock options, stock appreciation rights, stock-based or stock-related performance awards, or remove any existing restrictions in any existing GlobalNet benefit plan or other arrangement or award or agreement made under such a plan or arrangement;

  •
  take any action to fund prior to when due or otherwise secure the payment of any compensation or benefits under any agreement;

  •
  hire or promote any officer at the level of vice president or above;

  •
  change any methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;

  •
  make or rescind any tax election, settle or compromise any tax claim, action, litigation, arbitration, investigation, audit or controversy which would have a material adverse effect on GlobalNet and its subsidiaries, or change any of its methods of reporting income or deductions from those previously used in the preparation of its federal income tax returns;

  •
  commence or settle any material action, suit or legal proceeding;

  •
  enter into any material transaction or take any other material action outside the ordinary course of business that is inconsistent with past practices;

  •
  take, or permit the taking of any action, which could reasonably be expected to cause the vesting of any GlobalNet stock options to be accelerated in accordance with the terms of any of GlobalNet's stock option plans;

  •
  take, agree to take, or omit to take any action which would make any of the representations and warranties of GlobalNet contained in the merger agreement untrue or incorrect, prevent GlobalNet from performing or cause GlobalNet not to perform its covenants under the merger agreement, or prevent any of the conditions set forth in the merger agreement from being satisfied prior to the termination of the merger agreement; or

  •
  commit or agree to take any of the above actions except as otherwise permitted by the merger agreement.

  Reasonable Efforts to Complete the Merger

        Titan and GlobalNet are required to make all filings and give all notices required and to use reasonable efforts to take all further actions necessary to effect the transactions contemplated by the merger agreement and the merger.

  GlobalNet's Ability to Consider and Enter into Superior Deals

        GlobalNet has agreed that, except in the circumstances described below, through the effective time of the merger, it will not directly or indirectly, and it will not authorize or permit any of its subsidiaries to:

  •
  solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any "Company Acquisition Proposal" (as defined below) or take any action that could reasonably be expected to lead to a Company Acquisition Proposal;

  •
  furnish any information regarding GlobalNet or its subsidiaries to any person in connection with or in response to any Company Acquisition Proposal;

  •
  engage in discussions or negotiations with any person with respect to a Company Acquisition Proposal;

  •
  approve, endorse or recommend a Company Acquisition Proposal; or

  •
  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Company Acquisition Proposal.

        However, with regard to any Company Acquisition Proposal, GlobalNet is not prohibited from complying with the provisions of Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or making any public announcement, disclosure or filing which, after consultation with outside legal counsel, the GlobalNet board of directors concludes in good faith is required pursuant to applicable law (including the rules and regulations of any material securities exchange or the Nasdaq stock market). GlobalNet or GlobalNet's board of directors is also not prohibited from furnishing information regarding GlobalNet or any subsidiary of GlobalNet to, or entering into discussions with, any person in response to a Company Acquisition Proposal that is submitted to GlobalNet if:

  •
  neither GlobalNet, its subsidiaries, nor any of their representatives has violated the no-solicitation covenant;

  •
  GlobalNet's board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action, furnish such information or enter into such discussions would be inconsistent with its fiduciary obligations to GlobalNet's stockholders under applicable law;

  •
  GlobalNet's board of directors determines in good faith, after consultation with its outside legal counsel, that taking such action would reasonably be likely to lead to a Company Superior Offer;

  •
  at least three (3) business days prior to furnishing any information to, or entering into discussions with any person, GlobalNet provides Titan with written notice of such person's identity and GlobalNet's intention to furnish information to, or enter into discussions with, such person;

  •
  GlobalNet receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such person, or any of such person's representatives, by or on behalf of GlobalNet; and

  •
  not later than the time GlobalNet furnishes such information to such person, GlobalNet furnishes the same information to Titan, to the extent such information has not been previously furnished by GlobalNet to Titan.

        GlobalNet must promptly, and in any event within 24 hours after receipt of any Company Acquisition Proposal, or request for non-public information related to GlobalNet or its subsidiaries, advise Titan orally, and subsequently confirm the same in writing, of the Company Acquisition Proposal or request for non-public information, including the identity of the person making the Company Acquisition Proposal or request for non-public information, and the terms thereof. GlobalNet must keep Titan fully informed on a prompt basis as to the status of any such Company Acquisition Proposal and any modification or proposed modification thereto.

        Under the terms of the merger agreement, GlobalNet agreed to immediately cease and cause to be terminated any existing discussions with any person related to any Company Acquisition Proposal, except as described above.

        Pursuant to the merger agreement, GlobalNet has agreed not to release any person, other than Titan, from, or waive any provision of, any confidentiality, "standstill" or similar agreement to which GlobalNet is a party. GlobalNet has also agreed that it will use its best efforts to enforce each such agreement, including provisions thereof related to the return or physical delivery of information provided by GlobalNet, if Titan should request that GlobalNet do so.

        "Company Acquisition Proposal" means any offer, proposal, letter of intent, inquiry or expression or indication of interest (other than by Titan) contemplating or otherwise relating to any "Company Acquisition Transaction," which is defined to include:

  •
  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which GlobalNet or any subsidiary of GlobalNet is a constituent corporation, any person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of GlobalNet or any subsidiary of GlobalNet, or GlobalNet, or any subsidiary of GlobalNet, issues securities representing more than 10% of the outstanding securities of any class of its voting securities;

  •
  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of GlobalNet or any subsidiary of GlobalNet; or

  •
  any liquidation or dissolution of GlobalNet or any subsidiary of GlobalNet.

        A "Company Superior Offer" means an unsolicited, bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock, including without limitation by way of a tender offer, or similar transaction with respect to GlobalNet or its subsidiaries on terms that the board of directors of GlobalNet determines, in good faith, after consultation with outside legal counsel and Ladenburg or another nationally recognized independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer, and would, if consummated, be more favorable to GlobalNet's stockholders, from a financial point of view than the merger with Titan; provided however, any such offer will not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not, in the good faith judgment of GlobalNet, reasonably capable of being obtained by such third party on a timely basis.

        Under the merger agreement, the recommendation of GlobalNet's board of directors that you should vote to approve the merger agreement at the special meeting may be withheld, withdrawn or modified in any manner adverse to Titan if: (i) the GlobalNet board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to withdraw or modify the recommendation above would be inconsistent with its fiduciary obligations under applicable law; (ii) GlobalNet releases Titan from the provisions of any standstill or similar agreement restricting Titan from acquiring GlobalNet securities; and (iii) neither GlobalNet nor any of its representatives has violated any of the "no solicitation" covenants set forth above.

Exemption from Liability Under Section 16(b) of the Exchange Act

        Prior to the effective time of the merger, Titan will cause its board of directors to approve the issuance of shares of Titan common stock in the merger, with respect to any GlobalNet employees who upon the effective time of the merger will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 thereunder. Prior to the effective time of the merger, GlobalNet's board of directors will approve the disposition of GlobalNet common stock in connection with the merger by those GlobalNet directors and officers subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to Rule 16b-3 thereunder.

Indemnification of Officers and Directors

        Under the merger agreement, GlobalNet as the surviving corporation in the merger, will honor GlobalNet's indemnification obligations under GlobalNet's articles of incorporation or bylaws or any agreement to which Titan or GlobalNet is bound as in effect on the date of the merger agreement for acts or omissions that occurred prior to the effective time of the merger.

        In addition, for a period of four years after the effective time of the merger, GlobalNet, as the surviving corporation in the merger will provide directors' and officers' liability insurance for GlobalNet officers and directors on terms at least as favorable as the insurance maintained by GlobalNet as of January 6, 2002, for acts or omissions that occurred prior to the effective time of the merger, provided such policy will not be required to be maintained to the extent that the aggregate annual cost of such policy is in excess of 140% of the current annual cost of such policy.

Titan's Registration Obligations for Titan Shares Issuable Under Assumed GlobalNet Options and New Titan Warrants Issued in the Merger

        Under the merger agreement, Titan has agreed to file one or more registration statements on Form S-8 for the shares of Titan common stock issuable with respect to the GlobalNet options to be assumed in the merger and has agreed to keep such registration statement or statements effective until all shares registered thereunder have been issued. The offer and sale of the new Titan warrants and the underlying warrant shares have been registered on the registration statement of which this document is a part.

Additional Covenants of GlobalNet

        Prior to the effective time of the merger, GlobalNet must terminate the Securities Purchase Agreement dated April 9, 2001 with Crescent International Ltd., and take such actions required for Crescent International's convertible note to remain redeemable and to cause such convertible note to be converted into GlobalNet common stock in accordance with its terms or redeemed in full. As of February 11, 2002, the outstanding principal amount of this note was $480,000.

        GlobalNet must use commercially reasonable efforts to cause the conversion, exchange or termination of all outstanding warrants as noted in "—Treatment of GlobalNet Stock Warrants" and the termination of all outstanding registration rights and rights of first refusal with respect to GlobalNet common stock.

Conditions to the Merger

  Conditions of Titan and GlobalNet

        The obligations of Titan and GlobalNet to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

  •
  GlobalNet stockholders must have approved the merger agreement as required under applicable Nevada law;

  •
  there must not be in effect any provision of any applicable law or regulation or judgment, injunction, order or decree prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  the registration statement on Form S-4 relating to the merger, of which this document is a part, must have become effective, and must not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" or other state securities laws applicable to the registration and qualification of shares of Titan common stock must have been complied with;

  •
  the Titan common stock to be issued under the merger agreement must have been included for listing on the NYSE, subject to official notice of issuance;

  •
  any applicable waiting periods under U.S. or foreign antitrust laws must have expired or been terminated and any required consents or clearances must have been obtained;

  •
  Titan and GlobalNet must have received opinions from their respective counsel, in form and substance reasonably satisfactory to both, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes; and

  •
  Titan shall have obtained certain consents of third parties and governmental bodies.

  Conditions to Titan's Obligation to Complete the Merger

        The obligation of Titan to complete the merger is subject to the satisfaction, or, to the extent permitted by applicable law, waiver by Titan of the following conditions:

  •
  there must not be pending or threatened any legal proceeding:

  (1)
  challenging or seeking to prohibit or materially delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

    (2)
    seeking to prohibit, materially delay or limit in any material respect Titan's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

    (3)
    which would materially and adversely affect the right of Titan, the surviving corporation or any subsidiary of Titan to own the assets or operate the business of GlobalNet or any subsidiary of GlobalNet as presently owned and operated;

    (4)
    seeking to compel GlobalNet, Titan or any of their respective subsidiaries to dispose of or hold separate any material assets as a result of the merger or any of the transactions contemplated by the merger agreement;

    (5)
    seeking to have GlobalNet, Titan or any of their respective subsidiaries pay material damages or otherwise become subject to material adverse consequences in connection with any of the transactions contemplated by the merger agreement; or

    (6)
    otherwise have or reasonably be expected to have a material adverse effect on GlobalNet or any subsidiary of GlobalNet or, as a result of the transactions contemplated by the merger agreement, a material adverse effect on Titan and certain of its subsidiaries (taken as a whole);

  •
  the representations and warranties of GlobalNet contained in the merger agreement (except those regarding its capitalization, prior SEC filings and financial statements and additional consents and approvals), which were not qualified by a "materiality" or "material adverse effect" qualifier, must have been accurate in all material respects as of January 6, 2002 and must be accurate in all material respects on and as of the effective date of the merger, except for those representations and warranties which address matters only as of a particular date, which representations must have been accurate in all material respects as of such particular date;

  •
  the representations and warranties of GlobalNet contained in the merger agreement (except those regarding its capitalization, prior SEC filings and financial statements and additional consents and approvals), which were qualified by a "materiality" or "material adverse effect" qualifier, must have been accurate in all respects as of January 6, 2002 and must be accurate in all respects on and as of the effective date of the merger, except for those representations and warranties which address matters only as of a particular date, which representations must have been accurate in all respects as of such particular date;

  •
  the representations and warranties made by GlobalNet regarding its capitalization, prior SEC filings and financial statements and additional consents and approvals, must have been true and correct in all respects as of January 6, 2002 and must be true and correct in all respects on and as of the effective date of the merger;

  •
  GlobalNet and its subsidiaries shall have obtained any and all necessary consents of third parties and governmental bodies required to complete the merger;

  •
  no more than five percent of the issued and outstanding GlobalNet common stock shall be subject to properly exercised dissenters' rights under applicable Nevada law;

  •
  GlobalNet shall have performed in all respects its covenants, obligations and agreements described in "—Additional Covenants of GlobalNet" above, and shall have performed in all material respects its other covenants, obligations and agreements under the merger agreement and shall furnish a certificate of GlobalNet's chief executive officer or chief financial officer to that effect;

  •
  each of Robert J. Donahue, Colum P. Donahue, Daniel M. Wickersham and Pere Valles must have entered into amended employment agreements in the form attached to the merger agreement as Annex A and described in "The Merger—Interests of GlobalNet Directors and Executive Officers" above; and

  •
  there shall not have occurred and there shall not exist any event or circumstance that could reasonably be expected to have a "material adverse effect" (as defined below) on GlobalNet and its subsidiaries, taken as a whole.

        In addition to the conditions above, Titan's obligation to consummate the merger is further subject to satisfaction or, to the extent permissible by applicable law, waiver of the following conditions:

  •
  each of the outstanding warrants to purchase GlobalNet's common stock must have been (i) converted into shares of GlobalNet common stock in accordance with its terms, (ii) committed to be exchanged for an amended and restated warrant in substantially the form attached to the merger agreement as Annex A, or (iii) terminated in full or (iv) any combination of (i) through (iii) with respect to each of the outstanding warrants;

  •
  Crescent International Ltd., must relinquish its registration rights under the Securities Purchase Agreement dated April 9, 2001, between GlobalNet and Crescent; and

  •
  all outstanding registration rights obligations to which GlobalNet is subject must have been terminated.

  Conditions to GlobalNet's Obligation to Complete the Merger

        The obligation of GlobalNet to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  there must not be pending or threatened any legal proceeding:

  (1)
  challenging or seeking to prohibit or materially delay the consummation of the merger or any of the other transactions contemplated by the merger agreement; or

  (2)
  seeking to obtain from GlobalNet in a legal proceeding relating to the merger any monetary damages that would be material to GlobalNet;

  •
  the representations and warranties of Titan and T T III contained in the merger agreement, which were not qualified by a "materiality" or "material adverse effect" qualifier, must have been accurate in all material respects as of January 6, 2002 and must be accurate in all material respects on and as of the effective date of the merger, except for those representations and warranties which address matters only as of a particular date, which representations must have been accurate in all material respects as of such particular date;

  •
  the representations and warranties of Titan and T T III contained in the merger agreement, which were qualified by a "materiality" or "material adverse effect" qualifier, must have been accurate in all respects as of January 6, 2002 and must be accurate in all respects on and as of the effective date of the merger, except for those representations and warranties which address matters only as of a particular date, which representations must have been accurate in all respects as of such particular date;

  •
  Titan and T T III Acquisition Corp. shall have performed in all material respects their respective covenants, obligations or agreements under the merger agreement and shall furnish a certificate of Titan's chief executive officer or chief financial officer to that effect; and

  •
  there shall not have occurred and there shall not exist any event or circumstance that could reasonably be expected to have a Material Adverse Effect on Titan and its subsidiaries (taken as a whole).

        "Material Adverse Effect," means, with respect to any person, any event, occurrence, state of facts, development having a material adverse effect on:

  (i)
  the business, assets, operations, liabilities, condition or earnings of the referent person and its subsidiaries considered as an entirety; or

  (ii)
  the ability of the referent person to consummate the merger or any of the other transactions contemplated by the merger agreement.

        The definition of Material Adverse Effect specifically excludes any event, occurrence, state of facts, development circumstance that relates:

  •
  to the economy or financial markets in general;

  •
  in general to the industries in which the referent person operates and not specifically relating to (or having the effect of specifically relating to) or having a materially disproportionate effect, (relative to most other industry participants) on such referent person;

  •
  the announcement of the merger agreement, the merger and the other transactions contemplated thereby and the performance by the parties thereto of their respective obligations thereunder; or

  •
  to any action or failure to act (including the failure to enter into a certain promissory note) in connection with GlobalNet's indebtedness to MCI/WorldCom if such action or inaction is at the request of Titan or T T III.

        With respect to GlobalNet and its subsidiaries the definition of Material Adverse Effect specifically includes:

  •
  the voluntary commencement of any case or proceeding by Global Crossing Ltd. under Chapter 7 of the United States Bankruptcy Code, or the involuntary commencement of any such case against Global Crossing Ltd. which is not dismissed within 90 days after such commencement, in all events, and

  •
  the voluntary commencement of any case or proceeding by Global Crossing Ltd. under Chapter 11 of the United States Bankruptcy Code, or the involuntary commencement of any such case against Global Crossing Ltd. which is not dismissed within 90 days after commencement, but only if the same has a Material Adverse Effect on GlobalNet under clauses (i) and (ii) above.

        On January 28, 2002, Global Crossing Ltd., GlobalNet's primary customer, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Under the merger agreement, Titan has the right to terminate the merger agreement if the Global Crossing bankruptcy case has a material adverse effect on GlobalNet.

Termination of the Merger Agreement

        The Merger Agreement can be terminated prior to the effective time of the merger, whether before or after approval of the merger agreement by GlobalNet's stockholders:

  •
  by the mutual written consent of Titan and GlobalNet;

  •
  by either Titan or GlobalNet if (i) the merger has not been consummated by July 5, 2002 (unless the failure to consummate is attributable to a material breach on the part of the party seeking to terminate) or (ii) the merger agreement has not been approved by GlobalNet's stockholders at the special meeting;

  •
  by either Titan or GlobalNet if a court or other governmental body has issued a final and non-appealable order to permanently restrain, enjoin or prohibit the merger;

  •
  by Titan, if a Company Acquisition Proposal is submitted to GlobalNet and one of the following events has occurred (in each instance, a Company Triggering Event):

  —
  the board of directors of GlobalNet fails to make and include in this document, or has withdrawn, or modified in a manner adverse to Titan, its recommendation that GlobalNet's stockholders approve the merger agreement (it being agreed that taking a neutral position in response to a third party tender or exchange offer will be deemed to constitute such withdrawal or adverse modification);

  —
  the board of directors of GlobalNet publicly recommends a Company Acquisition Proposal or publicly announces an intention or resolves to do so, or GlobalNet enters into an agreement providing for a Company Acquisition Transaction; or

  —
  GlobalNet materially breaches its no-solicitation covenant in the merger agreement;

  •
  by Titan, at any time prior to the effective time of the merger, if (i) any of GlobalNet's representations or warranties contained in the merger agreement is inaccurate or (ii) any of GlobalNet's covenants contained in the merger agreement is not performed (in either case such that Titan's condition to consummating the merger would not be satisfied);

  •
  by GlobalNet, at any time prior to the effective time of the merger, if (i) any of Titan's representations or warranties contained in the merger agreement is inaccurate or (ii) any of Titan's covenants contained in the merger agreement is not performed (in either case such that GlobalNet's condition to consummating the merger would not be satisfied);

  •
  by Titan, if the Titan average stock price is greater than $33.150, unless GlobalNet elects to reset the exchange ratio at $33.150 in accordance with the terms of the merger agreement;

  •
  by GlobalNet, if the Titan average stock price is less than $20.125, unless Titan elects to reset the exchange ratio at $20.125 in accordance with the terms of the merger agreement; or

  •
  by GlobalNet, if GlobalNet's board of directors withdraws its recommendation to GlobalNet's stockholders to approve the merger agreement, or if GlobalNet enters into an agreement providing for a Company Acquisition Transaction.

        Upon termination of the merger agreement in certain cimcumstances, all borrowings outstanding under the note purchase agreement will become due and payable. See "Note Purchase Agreement."

Termination Fee; Expenses

        GlobalNet has agreed to pay to Titan a $1.4 million cash termination fee if neither Titan nor T T III is in material breach of their respective obligations under the merger agreement and if:

  (i)
  The merger agreement is terminated by Titan because a Company Triggering Event (as described in "—Termination of the Merger Agreement" above) has occurred; or

  (ii)
  The merger agreement is terminated by either Titan or GlobalNet because (x) the merger has not been consummated on or before July 5, 2002, unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation to be performed by such party prior to July 5, 2002, and provided that the conditions to GlobalNet's obligations under the merger agreement were satisfied or to the extend permissible by applicable law, waived on or prior to such termination; or (y) GlobalNet stockholders do not vote at the GlobalNet special meeting to approve the merger agreement, and:

    (1)
    at or prior to the termination of the merger agreement, a Company Acquisition Proposal is disclosed, announced, commenced, submitted or made and has been publicly announced; and

    (2)
    within 12 months following the termination of the merger agreement, GlobalNet enters into a definitive agreement providing for, or consummates, a Company Acquisition Transaction with any person; or

  (iii)
  the merger agreement is terminated by GlobalNet (x) as a result of the withdrawal by GlobalNet's board of directors of its recommendation that GlobalNet stockholders approve the merger agreement, or (y) because GlobalNet enters into an agreement providing for a Company Acquisition Transaction (and neither GlobalNet nor any of its representatives has violated any of GlobalNet's non-solicitation covenants contained in the merger agreement).

        GlobalNet is required to pay the termination fee within two business days of Titan's termination in the case of (i) or (iii) above. In the case of (ii) above, GlobalNet is required to pay the termination fee upon its execution of a definitive agreement providing for a Company Acquisition Transaction.

        The merger agreement provides that all fees and expenses, other than the above-described termination fee, incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such fee or expense. However, Titan and GlobalNet are required to share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement, of which this document is a part, and any amendments or supplements to the preceding documents (if required), and the filing of any notice or other document under any applicable U.S. or foreign antitrust law or regulation. In the event of a termination of the merger agreement by which the $1.4 million termination fee above is payable by GlobalNet, then GlobalNet is also required to make an additional nonrefundable cash payment to Titan of up to $250,000 as reimbursement for professional and advisory fees incurred by Titan. GlobalNet is required under the merger agreement to make such additional payment to Titan at the time of its payment of the termination fee.

GlobalNet Special Meeting

        GlobalNet is required to take all action necessary under applicable law to call, give notice of and hold the special meeting. GlobalNet is required to hold the special meeting as soon as reasonably practicable after the registration statement on Form S-4 of which this document is a part is declared effective under the Securities Act and this document is "cleared" by the SEC for mailing in definitive form to the GlobalNet stockholders.

        GlobalNet is required to use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the merger and to ensure that all proxies solicited in connection with the special meeting are solicited in compliance with all applicable law. Once the special meeting has been called and noticed, GlobalNet cannot postpone or adjourn the special meeting (other than for the absence of a quorum) without the consent of Titan; provided, however, that, the board of directors of GlobalNet may postpone or adjourn the special meeting if at any time prior to such meeting a Company Acquisition Proposal has been made, submitted or announced (which is not in violation of no solicitation covenants contained in the merger agreement) and the board of directors of GlobalNet, after consultation with its outside legal counsel, concludes in good faith that the failure to postpone or adjourn the special meeting would likely constitute a violation of the fiduciary duties of GlobalNet's board of directors under applicable law.

VOTING AGREEMENT

        The following describes the material terms of the voting agreement, a complete copy of which is attached as Annex B to this document and is incorporated into this document by reference. You are urged to read the voting agreement carefully and in its entirety.

        On January 6, 2002, Titan, T T III, GlobalNet's chairman and chief executive officer, and chief operating officer (collectively referred to in this section and the section titled "Holdback Agreement" below as the "GlobalNet Stockholder Parties"), entered into a voting agreement. Under the voting agreement, the GlobalNet Stockholder Parties agreed to vote, or cause the record holders of their shares of GlobalNet common stock to vote, the GlobalNet common stock beneficially owned by them as of January 6, 2002, and any other shares of GlobalNet common stock acquired by them after January 6, 2002, in the following manner:

  •
  in favor of approval of the merger agreement, the merger and the other actions contemplated by the merger agreement in connection with any meeting of, or solicitation of consents from, GlobalNet stockholders where such matters are submitted to a vote of or consent by GlobalNet stockholders;

  •
  against any other action that would constitute a breach of any representation, warranty, covenant or obligation of GlobalNet contained in the merger agreement;

  •
  against any action or agreement that would cause any of Titan's conditions to effecting the merger to not be satisfied; and

  •
  against approval or adoption of any extraordinary corporate transaction or Company Acquisition Proposal (as defined in "The Merger Agreement—GlobalNet's Ability to Consider and Enter into Superior Deals") in each case, other than the merger; change in a majority of the members of the GlobalNet board of directors or any other action which could have the effect of preventing or delaying completion of the merger or the other transactions contemplated by the merger agreement.

        The GlobalNet Stockholder Parties further agreed not to take any of the following actions prior to the effective time of the merger or, if earlier terminated, the termination of the voting agreement, and to use their reasonable efforts not to allow any of their representatives to take any of the following actions:

  •
  initiate, solicit, facilitate or encourage the submission of a Company Acquisition Proposal for GlobalNet or take any action that could reasonably be expected to lead to an acquisition proposal;

  •
  furnish any information regarding GlobalNet or any GlobalNet subsidiary to any person in connection with or in response to a Company Acquisition Proposal for GlobalNet;

  •
  engage in any discussions or negotiations with respect to a Company Acquisition Proposal for GlobalNet; execute any other proxies or other voting arrangements with respect to GlobalNet capital stock or rights to acquire GlobalNet capital stock; or

  •
  transfer or otherwise dispose of any shares of capital stock beneficially owned by the GlobalNet Stockholder Parties. The GlobalNet Stockholder Parties have also agreed to waive their right to exercise any appraisal or dissenters' rights related to the merger that they may have under Nevada law by virtue of their share ownership.

        Nothing contained in the Voting Agreement creates any obligation of any GlobalNet Stockholder Party to act or refrain from acting in any manner inconsistent with such person's fiduciary duties as a director of GlobalNet.

        The shares of GlobalNet common stock beneficially owned by the GlobalNet Stockholder Parties represented approximately 28% of the shares of GlobalNet common stock issued and outstanding as of February 11, 2002. The voting agreement will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

HOLDBACK AGREEMENT

        The following discussion describes the material terms of the holdback agreement dated as of January 6, 2002, between Titan and the GlobalNet Stockholder Parties. A complete copy of the holdback agreement is attached as Annex C to this document and is incorporated into this document by reference. You are urged to read the holdback agreement carefully and in its entirety.

        The GlobalNet Stockholder Parties have agreed to indemnify Titan, GlobalNet and their respective officers, directors and affiliates, against all losses, resulting from (i) any inaccuracy or breach of a representation or warranty of GlobalNet in the merger agreement or any failure by GlobalNet to perform or comply with any covenant or agreement contained in the merger agreement (ii) in connection with any claims brought by any employees or consultants of GlobalNet who were or are terminated prior to the effective time of the merger (iii) certain pending litigation between GlobalNet and XEX Consulting Company and (iv) with respect to certain bankruptcy events involving of Global Crossings, GlobalNet's primary customer.

        Under the holdback agreement, Titan will withhold 30% of the shares of Titan common stock otherwise issuable to each of the GlobalNet Stockholder Parties in the merger as security for the performance of certain indemnity obligations described in this section. Titan will release holdback shares, subject to any reduction for indemnification, 13 months from the effective time of the merger.

        Under the holdback agreement, the representations, warranties, covenants and agreements made in the merger agreement survive against the GlobalNet Stockholder Parties for a period of 15 months from the effective time of the merger, provided that the certain representations regarding GlobalNet's authority to enter into the merger agreement and the binding nature of the merger agreement survive against the GlobalNet Stockholder Parties in perpetuity and certain representations regarding GlobalNet's organization, subsidiaries, capitalization, employee and labor matters and benefit plans, tax matters and environmental matters survive until the expiration of the applicable statute of limitations.

        The indemnity obligations of the GlobalNet Stockholder Parties will first be satisfied through Titan's right of offset against the holdback shares and then against any payments due or paid to the GlobalNet Stockholder Parties with respect to the bonus pool. See "The Merger—Interests of GlobalNet Officers and Directors in the Merger" for a discussion regarding the bonus pool. Following exhaustion of the offset and reimbursement rights above other than indemnification obligations arising out of bankruptcy events involving GlobalNet's primary customer, Titan may enforce any remaining indemnity obligations of the GlobalNet Stockholder Parties through a court action. Each GlobalNet Stockholder Parties' indemnification liability under the holdback agreement is limited to (i) the value of shares of Titan common stock received by the GlobalNet Stockholder Parties, (ii) all proceeds of the sale or other transfer of shares of Titan common stock received by the GlobalNet Stockholder Parties in the merger, net of certain taxes, and (iii) all amounts paid or payable to such GlobalNet Stockholder Parties out of the bonus pool. Titan has no further rights to enforce its indemnification rights under the holdback agreement against any of the GlobalNet Stockholder Parties, other than in cases of fraud.

        The GlobalNet Stockholder Parties will not be liable for any indemnification amounts under the holdback agreement, unless and until the aggregate losses by the indemnified party or parties exceed $400,000, in which case the GlobalNet Stockholder Parties will be liable for the full amount of such losses, including the first $400,000.

        Under the holdback agreement, the GlobalNet Stockholder Parties have waived any and all rights against GlobalNet, including with respect to contribution.

NOTE PURCHASE AGREEMENT

        Titan has agreed to loan GlobalNet up to $5 million in accordance with the terms of a note purchase agreement entered into on January 6, 2002. The principal and all accrued interest on the note becomes due and payable upon the earlier of (a) July 5, 2002; (b) one business day following termination of the merger agreement in circumstances which require GlobalNet's payment to Titan of the $1.4 million termination fee; or (c) 30 days following the termination of the merger agreement in circumstances that do not require GlobalNet's payment to Titan of the $1.4 million termination fee. GlobalNet is permitted to prepay the note in whole at any time, or from time to time in part in amounts aggregating at least $500,000.

        The promissory note is secured by 10,388,990 shares of GlobalNet common stock pledged by GlobalNet's chairman and chief executive officer, and chief operating officer, which shares on February 11, 2002, represented 28% of the outstanding shares of GlobalNet's common stock. The pledge agreement terminates upon the earlier of the effective time of the merger or the repayment in full of all amounts owed under the note purchase agreement. GlobalNet intends to use the proceeds of the note for working capital purposes.

INFORMATION RELATING TO GLOBALNET

Business Organizational History

  General

        GlobalNet was formed on May 30, 2000 as a result of a "reverse merger" transaction, whereby GlobalNet International, Inc. merged with and into a subsidiary of Rich Earth, Inc. pursuant to an agreement and plan of merger, whereby 20,000,000 shares of Rich Earth common stock were issued in exchange for 100% of the common stock of GlobalNet International in a transaction accounted for as a reverse acquisition of Rich Earth by GlobalNet International. Prior to the reverse merger, Rich Earth was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of GlobalNet International controlled the merged company and the principal stockholders of GlobalNet International became principal stockholders of the merged company. Following the closing of the reverse merger, Rich Earth changed its name to GlobalNet, Inc. As a result of the reverse merger transaction, GlobalNet International continued as an operating entity and as a wholly owned subsidiary of GlobalNet, Inc., and the historical financial statements of GlobalNet, Inc. replaced those of Rich Earth.

  Company Overview

        GlobalNet provides international voice, data and Internet services over a private, managed Internet Protocol (IP) network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's mission is to become the premier provider of high quality, competitively priced IP based voice, fax, and data services to Internet Service Providers (ISPs), Postal Telecommunications and Telegraph Providers (PTT's), and other Telecommunications Services Providers (TSPs) serving the Small-Medium Enterprise (SME) Market in Latin America. GlobalNet was formed in 1996 to capitalize on the growth of the Internet Protocol as a communications transport medium for IP Telephony and other enhanced services. To date, GlobalNet has focused primarily on wholesaling international voice and facsimile communications services between the United States and Latin American countries, predominately Mexico. GlobalNet has been successful in establishing and maintaining relationships with Tier 1 and Tier 2 carriers as a result of its ability to procure consistent sources of supply in the capacity constrained telecommunications corridors linking Latin America and the United States. This has been accomplished through the development of partnerships with several Latin American telecommunications companies. Leveraging these relationships, GlobalNet's revenues have grown from $793,000 in 1997 to $78.1 million in 2000, an annualized compound growth rate of over 350%.

GlobalNet's Current Business Strategy

        GlobalNet was organized to engage in the telecommunications industry and to capitalize on the growth of Internet Protocol (IP) (the transmission of international voice, data and Internet services over a private network to international carriers and other communications service providers in the United States and Latin America) as a communications transport media for IP telephony and other enhanced services.

        To date, GlobalNet has derived its revenues primarily from wholesaling international voice and fax services between the United States and Latin America, predominately Mexico, using its IP-based network. Through established partnerships with several Latin American telecommunication companies, GlobalNet has emerged as a significant and consistent wholesale provider of supply in the capacity-constrained U.S.-Latin American corridor. GlobalNet's domestic customers include Tier 1 and Tier 2 carriers such as MCI/WorldCom, Qwest, Global Crossing, Teleglobe and IDT. GlobalNet has based its technology future on IP platforms. IP is a network-layer protocol containing addressing and control information that enables packets to be efficiently and quickly moved through a network. IP has become the protocol of choice on the Internet due to its inherent flexibility and adaptability over different physical transmission media and over different protocol layers such as ATM and frame relay. Recent initiatives that address quality of service, security and core-network switching have underscored IP's advantages and result in its increased acceptance across proprietary networks. Additionally, IP's flexibility and functionality allow a number of value added applications such as VoIP, IP fax and unified messaging service to be layered on top of basic transport.

GlobalNet's Current Services

        The following are the services that GlobalNet currently offers to Tier 1 and Tier 2 U.S. carriers and Latin American TSPs:

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  Voice over IP (VoIP). GlobalNet provides international providers voice and fax termination to Mexico, Central and South America. GlobalNet's competitive advantage to these destinations is the result of unique, bilateral relationships, which it has cultivated with incumbent and emerging carriers in the respective countries. GlobalNet competes in other worldwide destinations through aggressively managed carrier traffic exchange agreements. High volume, active network management and aggressive acquisition and sale of international routes have all been key elements to the success of the international carrier program. With high quality VoIP routes to Latin America, GlobalNet will continue to grow the carrier program by executing new interconnect agreements with domestic U.S. and international carriers.

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  Bi-Directional Switched Voice and Fax. GlobalNet provides international voice and data services over its private IP network to international carriers and service providers throughout Mexico, Central and South America. GlobalNet is able to offer international carriers the ability to route international voice and fax calls over its IP backbone to the United States and the rest of the world at reduced costs while providing reliable, high quality service via new technology. Many carrier customers have become strategic partners of GlobalNet, enabling GlobalNet to gain direct access to the strategic partner's network. This reduces GlobalNet's cost for international traffic termination. The result is a mutually beneficial relationship for both parties. These partnerships provide GlobalNet with access to several large customer bases. GlobalNet will continue to expand its reach into these regions by attracting emerging carriers and ISP's through ongoing sales and marketing efforts.

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  IP Hosting. GlobalNet recently began offering IP Hosting to give international carriers and other communication service providers quick entry into the rapidly expanding IP market. Services such as international voice, fax and enhanced data services can expand the customer's existing product offering and give-accelerated access to a worldwide network without capital expenditures or the risk of technological obsolescence. Carriers are provided the necessary IP equipment and network access to originate and terminate traffic. This access-replacing network can be scaled and the bandwidth matched to meet the customer's requirements. Customers are charged flat, recurring fees for international origination and termination and for the equipment provided. Rates will vary depending on the scale and service level plan established. GlobalNet will grow this segment by exploiting the "One Stop Shop" approach for voice, fax and data services.

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  Prepaid Phone Cards. GlobalNet discontinued its prepaid calling card program to Mexico at the beginning of the fourth quarter of 2000 due to lack of profitability of the program. Prepaid card revenues were $590,000 in the fourth quarter of 2000. Prepaid card revenues for the year ended December 31, 2000 were approximately $16,201,000.

GlobalNet's Network

        GlobalNet currently manages its own telecommunications network utilizing the transmission capacity of several carriers. GlobalNet is increasing the percentage of traffic it carries on its network or "on-net", enabling it to increase margins and profitability while insuring quality. In addition, GlobalNet's use of multiple carriers increases cost efficiencies by establishing additional routing capability and guarantees sufficient capacity to support rapid growth. GlobalNet's network is an IP-based platform, which provides transport and protocol for routing. Physical transport includes the Internet, fixed cost point-to-point fiber optic facilities, satellite and other international private line resources. The network has expanded by:

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  Implementing packet-based technology to replace the traditional circuit-based systems.

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  Arranging for physical satellite teleport assets and fiber optic transmission capacity.

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  Installing additional IP transmission and switching equipment. These measures will provide increased cost efficiency and savings by routing a higher level of traffic on-net.

Network Infrastructure

        GlobalNet has two Lucent Excel Exchange Plus IP gateway switches with a total capability of 34,000 ports. The New York switch serves as a gateway for refile and carrier exchange traffic, while the San Antonio switch serves as the gateway to Mexico, Central and South America and can provide prepaid calling card services. Lucent's Max TNT VOIP gateways are also used between the GlobalNet switches and the international destinations in the network providing GlobalNet with a scaleable solution that allows the transport of voice, data, and multimedia as well as QoS assurances.

Significant Customers

        A significant portion of our revenues are concentrated among a few large customers. For the year ended December 31, 2000, and the nine months ended September 30, 2001 the largest customer of GlobalNet represented 23% and 60% of total revenue, while the next three largest customers represented 55% and 75% of total revenue. The three largest customers of GlobalNet represented 96% of total revenue for each of the years ended 1999 and 1998. The loss of any of the foregoing customers would have a significant adverse impact on us.

        On January 28, 2002, Global Crossing Ltd., GlobalNet's primary customer, filed for protection under Chapter 11 of the United States Bankruptcy code. The debtor-in-possession entity has resumed business with GlobalNet on sustantially similar terms and for similar volumes as prior to the filing. Although Global Crossing presently is conducting business substantially as usual with GlobalNet, GlobalNet is unable to assess the long-term impact of this event on its business.

Legal Proceedings

        The Selway Group Inc. v. GlobalNet, Inc.—On November 20, 2000, an action was commenced in the United States District Court for the Northern District of Illinois against GlobalNet by the Selway Group Inc. ("Selway"). This action alleges that Selway is owed three percent of the gross revenues derived by GlobalNet from a telecommunications intercommunication agreement entered into between GlobalNet and Protel, S.A. de C.V. The action seeks unspecified monetary damages in excess of the monetary federal jurisdictional limit. GlobalNet unsuccessfully moved to dismiss the complaint for lack of jurisdiction, and filed an answer on August 7, 2001. The action is in its formative stages and no discovery or other substantive proceedings in the action have been undertaken.

        GlobalNet, Inc. v. Justice Telcom Corporation—On January 2, 2001, GlobalNet commenced an action in the Supreme Court of the State of New York against Justice Telcom Corporation a/k/a Justice

Technology Corp. for the non-payment of services rendered by GlobalNet. Subsequent to the commencement of this action, GlobalNet learned that a company known as Total Access.com allegedly purchased the assets and liabilities of Justice Telecom. Pending settlement discussions, GlobalNet granted an extension of time to answer to February 19, 2001. No answer has been received by GlobalNet, nor have there been any communications to GlobalNet relating to the settlement discussions. GlobalNet has applied to the court for a default judgment in the amount of $109,309. Justice Telecom Corporation has filed for bankruptcy protection, therefore the status of this litigation is now unclear.

        GlobalNet, Inc. v. North American Gateway Inc.—On January 2, 2001, GlobalNet commenced an action in the Supreme Court of the State of New York against North American Gateway Inc. for the non-payment of services rendered by GlobalNet. The defendant defaulted in appearing or answering, and GlobalNet has applied to the court for a default judgment in the amount of $99,798. North American Gateway, Inc. has filed for bankruptcy protection, therefore the status of this litigation is now unclear.

        GlobalNet, Inc. v. Wholesale Telecom Corporation—On December 23, 2000, GlobalNet commenced an action in the Supreme Court of the State of New York against Wholesale Telecom Corporation for the non-payment of services rendered by GlobalNet in the amount of $563,578. The defendant has sought to dismiss the action on various jurisdictional grounds and to otherwise stay the action pending arbitration. The motion presently remains outstanding before the court, which has not issued its decision. This action is in the formative stages and no discovery or other proceedings has been initiated.

        Celeste Trust Reg., Esquire Trading & Financing Inc., and Amro International—On July 9, 2001, an action was commenced in the Supreme Court of the State of New York, County of New York, against GlobalNet by Celeste Trust Reg., Esquire Trading & Financing Inc., and Amro International. The Complaint alleges breach of contract and fraud in connection with the plaintiffs' purchase in a private placement of stock of Rich Earth, Inc., GlobalNet's predecessor, and certain rights plaintiffs allege to have obtained to force registration of their Rich Earth shares under the Securities Act. The complaint alleges damages of $3,000,000. The action is in its formative stages and no discovery or other substantive proceedings in the action have been undertaken.

        On December 31, 2001, GlobalNet was advised by Travelers Insurance Company that, notwithstanding their prior written notification to GlobalNet, Travelers has reconsidered its prior published position and is now attempting to disclaim coverage for loss, including defense expenses, for this claim. GlobalNet disputes the validity of the position asserted by Travelers Insurance Company. On January 4, 2002, GlobalNet reached an agreement-in-principle with the plaintiff with respect to a settlement of this action, subject however, to the completion of the merger transaction with Titan. The tentative settlement agreement is for the payment to plaintiffs of 350,000 shares of GlobalNet's common stock and a cash payment of $150,000, of which $50,000 will be contributed by Travelers Insurance Company.

        World Interconnect Corporation v. GlobalNet, Inc., et. al.—On June 13, 2001 an action was commenced in Lee County, Florida against GlobalNet by Barry Flood, a former employee of GlobalNet and current president of World Interconnect. World Interconnect alleges a breach of contract and asserts that World Interconnect is entitled to approximately $100,000 of payments under a consulting agreement. World Interconnect is seeking arbitration on the matter.

        The XEX Consulting Company, Inc. v. GlobalNet, Inc., et. al.—On or about November 14, 2001 an action was filed in the United States District Court for the Southern District of Florida entitled "The XEX Consulting Company, Inc. v. GlobalNet, Inc., Myron Gushlak, Xenious Xeniopolis, Robert Donahue, Bank Sal Oppenheim Jr. & Cie (Schweiz), Gary Lee, Gary Noerring, and Lynette Noerring." The action arises out of the purchase, on March 1, 2000, by a trust for the benefit of Norton Herrick, the predecessor in interest of the plaintiff, of 250,000 shares of common stock of Rich Earth for an aggregate of approximately $12 per share. The shares alleged to have been purchased by the plaintiff's predecessor in interest were purchased in open market transactions through a brokerage firm and were, according to the complaint, purchased at a time preceding the merger of GlobalNet International, Inc. into Rich Earth which was effected on May 30, 2000. The claims in the plaintiff's complaint are based upon alleged violations of Section 10b of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder and seeks compensatory damages in the amount of $3,000,000 together with punitive damages. By its complaint, plaintiff alleges that the defendants engaged in a fraudulent scheme of manipulating the market for GlobalNet's stock and that the defendants caused the market price for the shares of GlobalNet stock which plaintiff's predecessor in interest purchased to be artificially determined and that the defendants failed to disclose that they allegedly exercised control over the market for GlobalNet shares. It is alleged that the defendants, or some of them, made alleged fraudulent statements for the purpose of inducing plaintiff's predecessor in interest to purchase GlobalNet shares in the open market and, once having purchased the shares, the defendants allegedly made false representations and failed to disclose material facts for the purpose of inducing the plaintiff's predecessor in interest from selling the shares purchased.

        World Access Inc. v. GlobalNet, Inc., et. al.—On December 31, 2001, World Access, Inc. commenced an action against GlobalNet in the State Court of Illinois for the Eighteenth Judicial Circuit located in DuPage County. The action arises out of telephone communications services alleged to have been supplied to GlobalNet and for which the plaintiff claims there is due an outstanding balance to it of approximately $389,207, together with reasonable legal fees incurred by it in connection with this action. The plaintiff advances several theories upon which it seeks to recover damages, including account stated, services rendered, unjust enrichment, quantum meruit and breach of contract.

Properties

        GlobalNet's principal executive office is located in Lombard, Illinois, where it leases approximately 6,700 square feet at a cost of $9,668 per month. The lease expires on February 28, 2004.

        GlobalNet's engineering department and research and development lab is located in Marietta, Georgia, where it leases, on a month-to-month basis, approximately 3,700 square feet of office space. Monthly lease payments amount to $4,500 per month.

        GlobalNet's operations department and international gateway for Latin America are located in San Antonio, Texas, where GlobalNet leases approximately 6,100 square feet of office space. The monthly lease payments amount to $4,905 per month and the lease expires on April 30, 2005.

        The Company also leases space in Garden City, New York in accordance with a co-location agreement with MCI Worldcom Network Services, Inc., where it has its international gateway for the rest of the world. Monthly payments under the co-location agreement is $9,100 per month and the lease expires on September 19, 2002.

        GlobalNet believes its facilities are sufficient to meet its current and reasonably anticipated future requirements or that additional or substitute space will be available on commercially reasonable terms.

GLOBALNET MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Organizational History

        GlobalNet was formed on May 30, 2000 as a result of a "reverse merger" transaction, whereby GlobalNet International, Inc. (GlobalNet International) merged with and into a subsidiary of Rich Earth, Inc. (Rich Earth) pursuant to an agreement and plan of merger, whereby 20,000,000 shares of Rich Earth common stock were issued in exchange for 100% of the common stock of GlobalNet International in a transaction accounted for as a reverse acquisition of Rich Earth by GlobalNet International. Prior to the reverse merger, Rich Earth was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of GlobalNet International controlled the merged company and the principal stockholders of GlobalNet International became principal stockholders of the merged company. Following the closing of the reverse merger, Rich Earth changed its name to GlobalNet, Inc. As a result of the reverse merger transaction, GlobalNet International continued as an operating entity and as a wholly owned subsidiary of GlobalNet, Inc., and the historical financial statements of GlobalNet, Inc. replaced those of Rich Earth.

        The "reverse merger" is considered by GlobalNet to be a capital transaction in substance, rather than a business combination. That is, the "reverse merger" is equivalent to the issuance of stock by GlobalNet for the net monetary assets of Rich Earth, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible was recorded.

Overview

        GlobalNet provides international voice, data and Internet services over a private, managed Internet Protocol (IP) network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's mission is to become the premier provider of high quality, competitively priced IP based voice, fax, and data services to Internet Service Providers (ISPs), Postal Telecommunications and Telegraph providers (PTTs), and other Telecommunications Services Providers (TSPs) serving the Small—Medium Enterprise (SME) Market in Latin America.

        GlobalNet was formed to capitalize on the growth of the Internet Protocol as a communications transport medium for IP Telephony and other enhanced services. To date, the GlobalNet has focused primarily on wholesaling international voice and facsimile communications services between the United States and Latin American countries, predominantly Mexico. GlobalNet has been successful in establishing and maintaining relationships with Tier 1 and Tier 2 carriers as a result of its ability to procure consistent sources of supply in the capacity constrained telecommunications corridors linking Latin America and the United States. This has been accomplished through the development of partnerships with several Latin American telecommunications companies. Leveraging these relationships, GlobalNet has grown its revenues from $793,000 in 1997 to $78.1 million in 2000, an annualized compounded growth rate of over 350%.

        GlobalNet has experienced operating losses since its inception. Operating losses amounted to approximately $10,647,000 and $2,536,000 for the years ended December 31, 2000 and December 31, 1999, respectively. These operating losses can be attributed to, among other things, the "start-up" stage of GlobalNet, the costs incurred in connection with the reverse merger and the losses associated with the prepaid telephone card business that GlobalNet exited in the fourth quarter of 2000.

        GlobalNet's stock price has experienced a substantial decline since GlobalNet went public through a reverse merger in May 2000. The stock price volatility and decline can be attributed to, among other things, the adverse market conditions that affected the telecommunications industry, and especially the Voice over IP segment of this industry, in the second half of 2000.

Results Of Operations—Nine Months Ended September 30, 2001 and 2000

  Revenue

        Net revenue increased by 10.0%, or $5,453,000, from $54,405,000 for the nine months ended September 30, 2000 to $59,858,000 for the nine months ended September 30, 2001. The increase in revenue was primarily due to the addition of new customers to GlobalNet's network as well as to the increase of the traffic from existing customers.

        The majority of the revenue growth came from Tier 1 carriers. As a percentage of total revenues, revenues from Tier 1 carriers and major international telecommunication companies (PTTs) increased from 61.5% for the nine months ended September 30, 2000 to 77.1% for the nine months ended September 30, 2001.

  Data Communications and Telecommunications

        Data communications and telecommunications cost increased by 3.1%, or $1,633,000, from $52,421,000 for the nine months ended September 30, 2000 to $54,054,000 for the nine months ended September 30, 2001. This increase resulted primarily from a significant increase in traffic (consistent with the increased revenue discussed above), which in turn increased the termination costs and purchased minutes.

        As a percentage of net revenue, data communications and telecommunications costs decreased by 610 basis points, from 96.4% for the nine months ended September 30, 2000 to 90.3% for the nine months ended September 30, 2001 as a result of GlobalNet's addition of new direct routes and the termination of the prepaid card program in October 2000 due to its lack of profitability.

  Network Research and Development

        Network research and development expenses increased by approximately 110.3%, or $2,031,000, from $1,842,000 for the nine months ended September 30, 2000 to $3,873,000 for the nine months ended September 30, 2001. The increase in network research and development expenses was primarily due to the expansion of GlobalNet's global network and to the addition of personnel to develop and support the network.

  Selling and Marketing

        Selling and marketing expenses decreased by 38.5%, or $239,000, from $621,000 for the nine months ended September 30, 2000 to $382,000 for the nine months ended September 30, 2001. The decrease in selling and marketing expenses was primarily due to the GlobalNet's increased focus on its core business.

  General and Administrative Expenses

        General and administrative expenses decreased by 4.3%, or $129,000, from $2,981,000 for the nine months ended September 30, 2000 to $2,852,000 for the nine months ended September 30, 2001. The decrease in general and administrative expenses was primarily due to GlobalNet's efforts to cut non-revenue generating expenses.

  Bad Debt Expense

        Bad debt expense increased by 826.3%, or $661,000, from $80,000, or 0.2% of net revenue for the nine months ended September 30, 2000, to $741,000, or 1.2% of net revenue, for the nine months ended September 30, 2001. The increase in bad debt expense is primarily due to the increase in revenues and the increase in credit risk experienced by the telecommunications industry.

   Depreciation and Amortization

        Depreciation and amortization expenses increased by 120.3%, or $1,989,000, from $1,654,000 for the nine months ended September 30, 2000 to $3,643,000 for the nine months ended September 30, 2001. The increase in depreciation expense is primarily due to the acquisition of additional property and equipment. The average gross property and equipment increased by 72.0%, or $5,829,000, from $8,097,000 for the nine months ended September 30, 2000 to $13,926,000 for the nine months ended September 30, 2001.

        In March 2000, GlobalNet recorded $2,000,000 of intangible assets in the acquisition of the 25% minority interest in GlobalNet L.L.C. GlobalNet is amortizing the intangible assets on a straight-line basis over a five-year period. The amortization expense associated with the intangible assets amounted to approximately $233,332 and $299,999 for the nine-month periods ended September 30, 2000 and September 30, 2001, respectively.

  Non-cash Stock Compensation

        The non-cash stock compensation expense resulted primarily from the issuance of restricted stock to certain employees and directors in May and December 2000. The stock was issued to motivate and retain key employees and has a vesting period of three years.

        Non-cash stock compensation amounted to approximately $2,025,000 and $3,136,000 for the nine-month periods ended September 30, 2000 and September 30, 2001, respectively.

  Interest Expense, Net

        Interest expense (net of interest income) of $1,010,000 increased by 12.5%, or $112,000, for the nine months ended September 30, 2001 as compared to the corresponding period in 2000. The increase in interest expense is primarily due to the acquisition of property and equipment financed through capital leases. The average capital lease outstanding balance increased by 26.0%, or $1,821,000, from $7,015,000 for the nine months ended September 30, 2000 to $8,836,000 for the nine months ended September 30, 2001.

        The interest expense for the nine months ended September 30, 2000 includes $31,000 of interest expense for a term loan that was fully repaid on July 15, 2000.

        Additionally, interest expense for the nine months ended September 30, 2001 includes a refinancing fee of $100,000 incurred in connection with the refinancing of a $2.8 million existing lease on May 10, 2001. After the refinancing, the interest cost decreased to 11.8% from 22.0%, and the term was extended to 36 months from 18 months remaining under the original lease.

  Non-cash Financing Cost

        Non-cash financing cost is primarily comprised of the amortization of debt discount related to the convertible note's beneficial conversion feature, the amortization of debt discount related to incentive warrants issued to Crescent International in connection with the convertible note, the amortization of debt discount related to fees paid in connection with the convertible note and the amortization of debt issuance costs. GlobalNet has been amortizing all these items over the three-year term of the convertible note since April 10, 2001.

  Income Taxes

        Due to the uncertainty of the realization of the deferred tax assets, GlobalNet established a 100% valuation allowance on the net deferred tax assets. Accordingly, there is no income tax benefit reflected in GlobalNet's financial statements as of September 30, 2001 and for the nine months then ended.

   Net Loss

        The net loss for the nine months ended September 30, 2001 totaled $10,148,000, representing a 25.0% increase over a net loss of $8,117,000 for the nine months ended September 30, 2000. The increase in net loss was primarily due to the increase in GlobalNet's network research and development expense and depreciation expense as a result of GlobalNet's expansion of its global network.

        GlobalNet's net loss per share was $0.34 on 29,777,488 weighted average shares for the nine months ended September 30, 2001, compared to a pro forma net loss per share of $0.34 on 23,950,794 weighted average shares for the nine months ended September 30, 2000.

Liquidity and Capital Resources

        GlobalNet liquidity and capital needs are primarily related to the development and implementation of our network infrastructure, our network research and development activities, our marketing efforts and our general and administrative functions. GlobalNet capital needs have been met primarily through the issuance of common stock and convertible debt, and through equipment financing through capital leases.

  March Private Placement

        On March 21, 2001, GlobalNet completed a private placement of 700,000 shares of common stock at $1.00 per share. GlobalNet received net proceeds at the closing in the amount of $615,000, after deducting offering costs of $85,000.

  April Private Placement

        On April 9, 2001, GlobalNet entered into a securities purchase agreement whereby GlobalNet issued a $2,000,000 convertible note (Note) and the purchaser agreed to purchase from time to time through April 9, 2002, up to $4,000,000 of GlobalNet's common stock. The number of shares and the price is to be determined based upon GlobalNet's average current trading volume and stock price as defined in the Agreement. In addition, the Purchaser has agreed not to acquire, through conversion of the Note, exercise of warrants, or purchase of equity, more than an aggregate of 9.9% of GlobalNet's common stock as of any respective conversion, exercise or purchase date. On April 9, 2001, the purchaser made an initial purchase of 365,428 shares of GlobalNet's common stock for an aggregate of $250,000. GlobalNet received net proceeds at the closing in the amount of $2,140,976, after deducting related expenses. GlobalNet also paid additional offering costs of approximately $516,000 and issued warrants to purchase 333,333 shares of GlobalNet's common stock at $0.89 per share and warrants to purchase 225,000 shares of GlobalNet's common stock at $0.85 per share.

  Capital Lease Facilities

        In April 2000, GlobalNet entered into a $10,000,000 credit facility with General Electric to finance the lease of Lucent Technologies telecommunications network and data transmission equipment. The Company had six months from the time of the closing to finance equipment under the facility. The total financed amount equals in the aggregate $7,288,000, of which approximately $337,000 corresponds to equipment financed in the first quarter of 2001. As of September 30, 2001, the outstanding balance under this credit facility amounts to $5,257,000.

        In October 1999, GlobalNet entered into certain capital leases for network equipment with PrinVest Financial Corp. ("PrinVest"). The total amount financed was approximately $5,092,000. On May 10, 2001, GlobalNet refinanced these lease with another lender, ending an existing dispute with PrinVest. The outstanding balance under these leases on the date of the refinancing amounted to $2,730,000. After the refinancing, the interest cost on the leases decreased to 11.8% from 22.0%, and the term was extended to 36 months from the 18 months remaining under the original lease. GlobalNet paid a $100,000 refinancing fee in connection with the refinancing of these leases.

        GlobalNet has placed orders in the amount of approximately $4.6 million to purchase Cisco telecommunications equipment. This equipment will be financed through 36-month capital leases.

  Note with Vendor

        GlobalNet has agreed to refinance an account payable of $5.8 million through a one-year note at six percent interest and with a $250,000 credit facility fee with one of its vendors. This vendor and GlobalNet are currently working on the final documentation for the note.

  Bankruptcy of Primary Customer

        On January 28, 2002, Global Crossing Ltd., GlobalNet's primary customer, filed for protection under Chapter 11 of the United States Bankruptcy code. The debtor-in-possession entity has resumed business with GlobalNet on substantially similar terms and for similar volumes as prior to the filing. Although Global Crossing presently is conducting business substantially as usual with GlobalNet, GlobalNet is unable to assess the long-term impact of this event on its business.

  Working Capital Deficit

        Considering GlobalNet's working capital deficit, if the merger with Titan is not consummated, GlobalNet may need to seek additional capital through the issuance of equity securities and/or credit facilities within the next 12 months.

Cash Flow Data—Nine Months Ended September 30, 2001 and 2000

        During the nine months ended September 30, 2001, net cash used in operating activities totaled $545,000, as compared to net cash used in operating activities totaling $6,030,000 in the corresponding period of 2000. Cash used in operating activities in the first nine months of 2001 was primarily the result of net losses and increases in prepaid expenses and carrier deposits. The decrease in the net cash used in operating activities is primarily due to the 52.2%, or $2,316,000, decrease in cash losses, from $4,438,000 for the nine months ended September 30, 2000 to $2,122,000 for the nine months ended September 30, 2001.

        During the nine months ended September 30, 2001, net cash used in investing activities amounted to approximately $507,000, as compared to net cash used in investing activities totaling $337,000 in the corresponding period of 2000. GlobalNet purchased approximately $362,000 of telecommunications equipment through capital leases in the first nine months of 2001.

        During the nine months ended September 30, 2001, net cash used in financing activities amounted to approximately $32,000, as compared to net cash provided by financing activities of approximately $8,083,000 in the corresponding period of 2000. The net cash used in financing activities in the first nine months of 2001 consisted principally of $2,272,000 of principal payments on capital lease obligations, net of proceeds of $1,513,000 from a convertible note, proceeds of $615,000 from a private placement completed in March and proceeds of $112,000 from the first draw from an equity line.

        GlobalNet has negative working capital at September 30, 2001 and has experienced negative operating cash flows as well as continuing net losses since its inception in 1996. This raises substantial doubt GlobalNet's ability to continue as a going concern. Management has implemented several operating and financial measures to address GlobalNet's short-term and long-term financing needs. GlobalNet may need to seek additional capital through the issuance of equity securities and/or credit facilities within the next 12 months.

Cash Flow Data—Year Ended December 31, 2000 and 1999

        During the year ended December 31, 2000, net cash used in operating activities totaled $3,856,000, as compared to net cash used in operating activities totaling $265,000 in 1999. Cash used in operating activities in 2000 was primarily the result of net losses and increases in accounts receivable and other current assets. The cash loss (i.e., net loss before depreciation and amortization and non-cash compensation expense) amounted to approximately $6,543,000 and $2,395,934 for the years ended December 31, 2000 and December 31, 1999, respectively.

        Net cash used in investing activities amounted to approximately $676,000 and $241,000 for the years ended December 31, 2000 and December 31, 1999, respectively. Cash used in investing activities was primarily the result of the purchase of miscellaneous furniture and computer equipment needed to support the increase in headcount. GlobalNet financed all its purchases of telecommunications equipment through capital leases. Purchases of telecommunications equipment amounted to approximately $7,356,000 and $5,092,000 for the years ended December 31, 2000 and December 31, 1999, respectively.

        During the year ended December 31, 2000, net cash provided by financing activities of $6,773,000 consisted principally of the $9,513,000 (net of the $2,127,000 used to purchase the 25% minority interest in GlobalNet L.L.C.) of collected proceeds from GlobalNet's private placements, net of $2,123,000 and $617,000 of payments on capital leases and term loan obligations, respectively.

        At December 31, 2000, GlobalNet's total current liabilities exceeded its total current assets by approximately $7,511,000 primarily as a result of our history of operating losses. Additionally, the credit terms that GlobalNet receives from its vendors are generally more favorable than those that we offer to our customers.

Results Of Operations—2000 Compared To 1999

  Revenue

        GlobalNet's primary source of revenue is the fees that it receives from customers for completing calls over its network. This revenue is dependent on the volume of voice and fax traffic carried over the network, which is measured in minutes. GlobalNet charges its customers fees per minute of traffic that are dependent on the length and destination of the call and recognize this revenue in the period in which the call is completed. GlobalNet also derives revenue from supplying the underlying services, including value-added applications and the use of GlobalNet's network, to issuers of prepaid phone cards.

        Net revenue increased by 213% or $53,164,000, from $24,927,000 for the year ended December 31, 1999 to $78,091,000 for the year ended December 31, 2000. The increase in revenue was primarily due to the increase in number of customers as well as to the increase of the traffic from existing customers. GlobalNet's customer base increased from 11 customers in 1999 to 29 customers in 2000. Additionally, as a percentage of total revenues, the largest customer decreased from 82% in 1999 to 23% in 2000.

        In April 1999, GlobalNet started providing prepaid phone card services. As a percentage of total revenues, prepaid card revenues represented 20.7% and 10.9% for the years ended December 31, 2000 and December 31, 1999, respectively.

        In the fourth quarter of 2000, GlobalNet decided to exit the prepaid card business due to its lack of profitability. As a result, as a percentage of total revenues, GlobalNet's core business, the wholesale Voice over IP (VoIP), increased from 73% in the third quarter of 2000 to 98% in the fourth quarter. Wholesale VoIP revenues increased by 34.4%, from $17,223,000 for the three months ended September 30, 2000 to $23,096,000 for the three months ended December 31, 2000.

   Data Communications and Telecommunications

        Data communications and telecommunications cost is comprised primarily of termination costs, purchased minutes, and other expenses associated with data communications and telecommunications. Termination fees are paid to local service providers to terminate calls received from our network. This traffic is measured in minutes, and the per minute rates charged for terminating calls are negotiated with the local service provider and included in our contract with our local service provider. GlobalNet's contracts with its providers typically provide us with the right to negotiate the per minute termination fees.

        Data communications and telecommunications cost increased by 194% or $49,032,000, from $25,299,000 for the year ended December 31, 1999 to $74,331,000 for the year ended December 31, 2000. This increase resulted primarily from a significant increase in traffic (consistent with the increased revenue discussed above), which in turn increased the termination costs and purchased minutes. As a percentage of net revenue, data communications and telecommunications costs decreased by 6.3 percentage points, from 101.5% for the year ended December 31, 1999 to 95.2% for the year ended December 31, 2000. The negative gross margins in 1999 were primarily due to the losses experienced by GlobalNet's prepaid card programs.

        In April 1999, GlobalNet entered into an agreement with Operadora Protel, S.A. de C.V. ("Protel"), a Mexican long-distance carrier, to equally share in the originating costs incurred in the United States by GlobalNet and the terminating costs incurred in Mexico by Protel for all the wholesale and prepaid card traffic between the two carriers. This cost-sharing agreement was temporarily suspended in the second quarter of 2000 and, as a result, GlobalNet's gross margins in that quarter were adversely affected since the prepaid card program was experiencing losses and GlobalNet was bearing most of the costs during that period. The cost-sharing agreement was terminated on October 31, 2000, as a result of the discontinuance of the prepaid card program due to its lack of profitability. The gross margin for the fourth quarter of 2000 increased to $1,776,000 or 7.5% of revenues, from 7.0% of revenues for the previous quarter, primarily as a result of the exit of the prepaid card program.

  Network Research and Development

        Network research and development expenses include the expenses incurred in the development, expansion, operation and support of GlobalNet's global IP network. These expenses consist primarily of the fixed monthly cost of the leased lines that comprise GlobalNet's network, the salary and payroll related taxes of the employees directly involved in the development and operation of the network and the expenses incurred in the development and support of GlobalNet's proprietary software.

        Network research and development expenses increased by approximately 2,342.6%, or $3,022,000, from $129,000 for the year ended December 31, 1999 to $3,151,000 for the year ended December 31, 2000. The increase in network research and development expenses is primarily due to the increase in the personnel needed to expand, develop and support GlobalNet's global network.

        Additionally, in the third quarter of 2000, GlobalNet completed the development and initial deployment of "INTE-GRATE", an internally-developed systems management software. "INTE-GRATE" is GlobalNet's proprietary software that integrates the data access for sales, operations and traffic analysis functions and significantly enhances customer service. This software tracks rapidly changing vendor costs to determine the most cost-effective routing and permits GlobalNet to make substantial routing changes in order to take advantage of pricing changes. GlobalNet did not capitalize any software development costs.

   Selling and Marketing

        Selling and marketing expenses include the expenses incurred in the development and promotion of GlobalNet's image, products and services. Selling and marketing expenses include primarily the salaries, payroll taxes, benefits and commissions paid to the sales personnel as well as the fees paid to investor relations firms and consultants.

        Selling and marketing expenses increased by 697.0%, from $132,000 for the year ended December 31, 1999 to $1,052,000 for the year ended December 31, 2000. The increase in selling and marketing expenses is primarily due to the addition of new sales and marketing personnel and the retention of an outside investor relations firm.

  Bad Debt Expense

        Bad debt expense amounted to $482,000 or 0.6% of revenues for the year ended December 31, 2000. The majority of bad debt expense was recorded in the fourth quarter and corresponds to three customers. GlobalNet did not experience any bad debt in 1999.

  General and Administrative Expenses

        General and administrative expenses include the expenses incurred for general corporate functions, including administration, finance and accounting, facilities, human resources, and professional services. General and administrative expenses of $4,318,000 increased by 323.3%, or $3,298,000, for the year ended December 31, 2000 as compared to the corresponding period in 1999.

        The increase in general and administrative expenses was primarily due to the increase in headcount and salary expense that resulted from the expansion of GlobalNet's global network. Additionally, professional fees (i.e., accounting and legal) increased significantly as a result of GlobalNet completing its reverse merger in the second quarter of 2000.

  Depreciation and Amortization

        Depreciation and amortization expenses of $2,903,000 for the year ended December 31, 2000 were 228.8%, or $2,020,000, higher than those of the corresponding period in 1999. The increase in depreciation expense is due to the acquisition of additional property and equipment. GlobalNet's property and equipment (before accumulated depreciation) increased by 153.0% or $8,159,000, from $5,332,000 as of December 31, 1999 to $13,491,000 as of December 31, 2000.

        Additionally, in the first quarter of 2000, GlobalNet recorded $2,000,000 of intangible assets in the acquisition of the 25% minority interest in GlobalNet L.L.C. GlobalNet is amortizing the intangible assets on a straight-line basis over a five-year period. The amortization expense associated with the intangible assets amounted to approximately $333,000 for the year ended December 31, 2000.

  Non-cash Stock Compensation

        The non-cash stock compensation expense resulted primarily from the issuance of restricted stock to certain employees, consultants and directors in May 2000. The stock was issued to motivate and retain key employees and has a vesting period of three years.

        The following table sets forth the people who received restricted stock during the year ended December 31, 2000 and the amount so received:

GLOBALNET, INC.

RESTRICTED STOCK GRANTS

	Shares Granted on May 15, 2000	Shares Forfeited From May 16, 2000 to December 27, 2000	Shares Granted on December 28, 2000	Total
EMPLOYEES
Robert Donahue	—	—	75,000	75,000
Colum Donahue	—	—	75,000	75,000
Dan Wickersham	375,000	—	50,000	425,000
Pere Valles	—	—	425,000	425,000
Barry Toser(1)	250,000	(250,000)	—	—
Bruce Ogden(1)	200,000	(200,000)	—	—
Rick Ganon(1)	200,000	(200,000)	—	—
Donna Janick	100,000	—	25,000	125,000
Fred Bigney	100,000	—	25,000	125,000
Chuck Roelle	90,000	—	25,000	115,000
Ted Broa	50,000	—	25,000	75,000
Mike Dombrowski	10,000	—	25,000	35,000
Ed Geoffrey	—	—	5,000	5,000
Debbie Dalton	—	—	5,000	5,000
Leo Graham	—	—	7,500	7,500
Chris Ortiz	—	—	7,500	7,500

	1,375,000	(650,000)	775,000	1,500,000

DIRECTORS
Carm Adimando	175,000	—	—	175,000
Greenhill Partners	25,000	—	—	25,000

	200,000	—	—	200,000

	Shares Granted on May 15, 2000	Shares Forfeited From May 16, 2000 to December 27, 2000	Shares Granted on December 28, 2000	Total
CONSULTANTS
Patrick Kealy	300,000	—	—	300,000
Nick Mastrondardi	150,000	—	—	150,000

	450,000	—	—	450,000

Total Shares Granted	2,025,000	(650,000)	775,000	2,150,000

(1)
These employees left GlobalNet before their shares vested.

(2)
Other than the stock grant to Greenhill Partners which vested immediately, the stock grants will vest at the effective time of the merger.

Interest Expense

        Interest expense (net of interest income) increased by 72.7% from $752,000 for the year ended December 31, 1999 to $1,299,000 for the year ended December 31, 2000. As a percentage of revenue,

interest expense decreased from 3.0% for the year ended December 31, 1999 to 1.7% for the year ended December 31, 2000. The interest expense consists primarily of the capital leases used by GlobalNet to finance the acquisition of new network equipment.

        The capital leases outstanding as of December 31, 2000 amounted to $9,716,000, of which approximately $6,592,000 corresponded to a credit facility with General Electric Capital Corporation and $3,124,000 to a facility with Prinvest Corp. GlobalNet is currently negotiating other credit facilities to finance the acquisition of additional equipment and to refinance its current capital leases and reduce its financing costs.

Income Taxes

        No income tax benefit was recorded for the year ended December 31, 2000 due to the uncertainty of the realization of deferred tax assets.

1999 Compared To 1998

Net Revenue

        Net revenue increased by $20,881,000 or 516.1%, from $4,046,000 for the year ended December 31, 1998 to $24,927,000 for the year ended December 31, 1999. The increase in net revenue is primarily due to the increase in the number of customers and the increase in the traffic from existing customers.

Data Communications and Telecommunications

        Data communications and telecommunications cost increased by 650.7%, from $3,370,000 for the year ended December 31, 1998 to $25,299,000 for the year ended December 31, 1999 primarily as a result in the increase in the traffic handled by GlobalNet's network.

        As a percentage of net revenue, data communications and telecommunications cost increased from 83.3% for the year ended December 31, 1998 to 101.5% for the year ended December 31, 1999. In April 1999, GlobalNet started providing prepaid phone card services. The negative gross margins in 1999 are primarily due to the losses associated with the prepaid card programs.

Network Research and Development

        Network research and development expenses amounted to approximately $129,000 for the year ended December 31, 1999. In 1998, GlobalNet was not a facility-based carrier and did not have network research and development expenses.

Selling and Marketing

        Selling and marketing expenses amounted to approximately $132,000 for the year ended December 31, 1999. In 1998, GlobalNet had only four employees who work in operational, sales and marketing and administrative functions. GlobalNet did not have a clear segregation of duties among those employees and, therefore, recorded all the expenses as "general and administrative".

Bad Debt Expense

        GlobalNet did not experience any bad debt in 1999 or 1998.

General and Administrative

        General and administrative expenses increased by approximately 29.4%, or $232,000, from $788,000 for the year ended December 31, 1998 to $1,020,000 for the year ended December 31, 1999.

As a percentage of net revenues, general and administrative expenses decreased from 19.5% for the year ended December 31, 1998 to 4.1% for the year ended December 31, 1999.

        The increase in general and administrative expenses in dollar terms is primarily due to the increase in headcount from four employees in 1998 to nine employees in 1999. The decrease as a percentage of total revenues is due to the significant increase in revenues in 1999.

Depreciation

        Depreciation expense amounted to approximately $883,000 for the year ended December 31, 1999. GlobalNet did not record any depreciation expense in 1998 since it did not own any equipment.

Other Expenses

        Other expenses (net of other income) decreased by 76.6%, from $175,000 for the year ended December 31, 1998 to $41,000 for the year ended December 31, 1999. The amounts paid were for legal expenses related to an affiliated entity that filed for bankruptcy, and for amounts due to a creditor of the affiliated entity. Currently, there are no obligations or claims against GlobalNet related to that affiliated entity.

Interest Expense

        Interest expense (net of interest income) increased by 9,300.0%, from $8,000 for the year ended December 31, 1998 to $752,000 for the year ended December 31, 1999. The interest expense incurred in 1999 corresponds primarily to capital leases entered in that year. GlobalNet was not leasing any equipment in 1998.

Recently Issued Accounting Standards

        In July 2001, Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combination and SFAS No. 142, Goodwill and Intangible Assets were issued. In October 2001, SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets was issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting, and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 141 also requires identified intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria. Management has adopted SFAS No. 141, which has had no material impact on its condensed consolidated financial statements.

        SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and other intangibles determined to have indefinite lives, including those acquired before initial application of the standard, should be amortized but should be tested for impairment at least annually. Other identified intangible assets should be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. Within six months of initial application of the new standard, a transitional impairment test must be performed on all goodwill. Any impairment loss recognized as a result of the transitional impairment test should be reported as a change in accounting principle. In addition to the transitional impairment test, the required annual impairment test should be performed in the year of adoption of SFAS No. 142. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, (although early adoption would be permitted in certain circumstances) and must be adopted as of the beginning of a fiscal year. Retroactive application is not permitted. The Company is in the process of evaluating the impact that adoption of SFAS No. 142 may have on the financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

        SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Company is in the process of evaluating the impact that adoption of SFAS No. 144 may have on the financial statements; however, such impact, if any, is not known or reasonably estimable at this time.

VOTING SECURITIES AND SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of common stock by each person known by GlobalNet to be a beneficial owner of more than five percent of the outstanding shares of common stock, the directors of GlobalNet, the executive officers and all directors and executive officers as a group. Such information is given as of February 11, 2002. At that date, there were 36,815,954 shares of GlobalNet common stock issued and outstanding. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has, or shares, the power to vote such securities or to direct their investment. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock that a person has the right to acquire pursuant to the exercise of stock options held by that holder that are exercisable within 60 days of February 11, 2002 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the Percentage Common Stock Outstanding column indicates beneficial ownership of less than one percent of the outstanding GlobalNet common stock. As noted in "The Merger—Interests of GlobalNet's Officers and Directors in the Merger," unvested options to purchase GlobalNet common stock and unvested restricted stock grants held by certain GlobalNet officers and directors will vest at the effective time of the merger.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Outstanding(2)
Robert J. Donahue	8,237,748	22.4	%(1)(10)
Colum P. Donahue	2,151,240	6.0	%(2)(10)
Daniel M. Wickersham	425,000	1.2	%(3)(10)
Pere Valles	425,000	1.2	%(4)(10)
Paul Fritz	950,000	2.6	%(5)(10)
Carmine F. Adimando	175,000	*	(6)(10)
Richard E. Wilson	—	*	(7)(10)
Fred Bigney	125,000	*	(8)(10)
All Directors and Named Executive Officers as a Group (10 persons in number)	12,488,988	33.9%
Crescent International, Ltd 84 Avenue Louis-Casai 1216 Geneva, Cointrin Switzerland	3,710,580	9.9	%(9)

*
Less than one percent.
(1)
Includes 75,000 shares of restricted common stock granted on December 28, 2000 which will vest at the effective time of the merger. Additionally, on May 15, 2000, Mr. Donahue was granted 250,000 options to purchase shares of common stock at $8.00 per share. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.
(2)
Includes 75,000 shares of restricted common stock granted on December 28, 2000 which will vest at the effective time of the merger. Additionally, on May 15, 2000, Mr. Donahue was granted 200,000 options to purchase shares of Common Stock at $8.00 per share. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.
(3)
Includes 425,000 shares of restricted common stock (375,000 shares granted on May 15, 2000 and 50,000 shares granted on December 28, 2000) which will vest at the effective time of the merger. Additionally, on May 15, 2000, Mr. Wickersham was granted 225,000 options to purchase shares of common stock at $8.00 per share. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.

(4)
Includes 425,000 shares of restricted common stock granted on December 28, 2000 which will vest at the effective time of the merger. Additionally, on December 28, 2000, Mr. Valles was granted 150,000 options to purchase shares of common stock at $0.75 per share. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.
(5)
In addition to shares shown above, on September 14, 2000, Mr. Fritz was granted 100,000 options to purchase shares of common stock at $16.00 per share as compensation for serving as a director. The options vest on September 14, 2002. Further, in addition to shares shown above, on October 29, 2001, Mr. Fritz was granted 25,000 options to purchase shares of common stock of $.46 per share as compensation for serving as a director. The options vest on October 29, 2003.
(6)
In addition to shares shown above, on September 14, 2000, Mr. Adimando was granted 100,000 options to purchase shares of common stock at $16.00 per share as compensation for serving as a director. The options vest on September 14, 2002. Further, in addition to shares shown above, on October 29, 2001, Mr. Adimando was granted 25,000 options to purchase shares of common stock of $.46 per share as compensation for serving as a director. The options vest on October 29, 2003.
(7)
On September 14, 2000, Mr. Wilson was granted 100,000 options to purchase shares of common stock at $16.00 per share as compensation for serving as a director. The options vest on September 14, 2002. Further, in addition to shares shown above, on October 29, 2001, Mr. Wilson was granted 25,000 options to purchase shares of common stock of $.46 per share as compensation for serving as a director. The options vest on October 29, 2003.
(8)
Includes 125,000 shares of restricted common stock (100,000 shares granted on May 15, 2000 and 25,000 shares granted on December 28, 2000) which will vest at the effective time of the merger. Mr. Bigney was granted 100,000 options to purchase shares of common stock at $8.00 per share. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.
(9)
Such information includes 787,000 shares of common stock that could result from the conversion of the $480,000 remaining principle amount under the $2.0 million note that Crescent International purchased on April 9, 2001. In the calculation of Crescent International's ownership percentage, 787,000 shares that would result from the conversion of the note were included in total shares outstanding.
(10)
The business address for Messrs. R. Donahue, C. Donahue, Wickersham, Valles, Fritz, Adimando, Wilson, and Bigney is c/o GlobalNet, Inc., 1919 S. Highland Avenue, Suite 125 D, Lombard, Illinois 60148.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        Titan's proposed acquisitions of GlobalNet and Jaycor will both be accounted for as a purchase. Titan has presented below unaudited pro forma condensed combined financial data that reflects the proposed acquisitions of GlobalNet and Jaycor and is intended to give you a better picture of what the businesses of Titan combined with the recent acquisitions of Datron and BTG might have looked like if the merger between the companies had occurred on January 1, 2000, the first day of the first period for which financial information is presented. The unaudited pro forma condensed combined statements of operations combine the Titan consolidated statement of operations data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the Datron consolidated statements of operations for the year ended March 31, 2001 and for the eight months from the period January 1, 2001 through the date of acquisition of August 4, 2001, with the BTG consolidated statements of operations for the year ended March 31, 2001 and for the nine months ended September 30, 2001, respectively with the GlobalNet consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001, with the Jaycor consolidated statements of operations for the year ended January 31, 2001 and for the nine months ended October 31, 2001, to reflect the proposed acquisitions of GlobalNet and Jaycor by Titan. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results that would have occurred had the proposed acquisitions of GlobalNet and Jaycor and the recent acquisitions of Datron and BTG been consummated at the beginning of the periods presented or the results that may be attained in the future.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the proposed acquisitions of GlobalNet and Jaycor by Titan including the recent acquisitions of Datron and BTG as though each had been consummated on that date.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2000
(in thousands, except per share data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$1,008,003	$62,262	$—		$1,070,265	$224,843	$—		$1,295,108	$78,091	$—		$1,373,199	$58,549	—		$1,431,748
Costs and expenses:
Cost of revenues	742,294	44,352	—		786,646	149,766	—		936,412	74,331	—		1,010,743	50,363	—		1,061,106
Selling, general and administrative expense	202,118	12,567	128	(b)	214,813	66,564	—		281,377	11,256	—		292,633	7,105	—		299,738
Research and development expense	11,762	3,993	—		15,755	—	—		15,755	3,151	—		18,906	123	—		19,029
Acquisition related charges and other	39,358	—	—		39,358	—	—		39,358	—	—		39,358	—	—		39,358
Gain on sale of product line	—	(2,801)	—		(2,801)	—	—		(2,801)	—	—		(2,801)	—	—		(2,801)

Total costs and expenses	995,532	58,111	128		1,053,771	216,330	—		1,270,101	88,738	—		1,358,839	57,591	—		1,416,430
Operating profit (loss)	12,471	4,151	(128)		16,494	8,513	—		25,007	(10,647)			14,360	958	—		15,318
Interest expense	(35,981)	(212)	—		(36,193)	(3,131)	(2,265	)(d)	(41,589)	(1,299)	(629	)(d)	(43,517)	(483)	(145	)(d)	(44,145)
Interest income	3,582	405	—		3,987	—	—		3,987	—	—		3,987	1,646	—		5,633
Other income (loss)	—	64	—		64	(955)	—		(891)	—	—		(891)	—	—		(891)
Equity in net loss of investee	—	—	—		—	—	—		—	—	—		—	(164)	—		(164)

Income (loss) from continuing operations before income taxes and minority interests	(19,928)	4,408	(128)		(15,648)	4,427	(2,265)		(13,486)	(11,946)	(629)		(26,061)	1,957	(145)		(24,249)
Income tax provision (benefit)	(3,712)	1,451	—		(2,261)	1,750	(906)		(1,417)	1	(252)	(f)	(1,668)	6,637	(58)	(f)	4,911

Income (loss) from continuing operations before minority interests and extraordinary loss	(16,216)	2,957	(128)		(13,387)	2,677	(1,359)		(12,069)	(11,947)	(377)		(24,393)	(4,680)	(87)		(29,160)
Minority interests	4,127	—	—		4,127	—	—		4,127	—	—		4,127	—	—		4,127

Income (loss) from continuing operations before extraordinary loss	$(12,089)	$2,957	$(128)		$(9,260)	$2,677	$(1,359)		$(7,942)	$(11,947)	$(377)		$(20,266)	$(4,680)	$(87)		$(25,033)

Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.30)	$1.08	$—		$(0.24)	$0.30	$—		$(0.20)	$(0.47)	$—		$(0.40)	$(0.59)	$—		$(0.45)

Weighted average shares	52,717	2,735	(495	)(a)	54,957	8,955	(4,137	)(e)	59,775	25,224	(24,270	)(e)	60,729	8,000	(4,495	)(e)	64,234

Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.30)	$1.06	$—		$(0.24)	$0.30	$—		$(0.20)	$(0.47)	$—		$(0.40)	$(0.59)	$—		$(0.45)

Weighted average shares	52,717	2,792	(505	)(a)	55,004	9,029	(4,171	)(e)	59,862	25,224	(24,290	)(e)	60,816	8,000	(4,495	)(e)	64,321

Note(1): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $692.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2001
(in thousands, except per share data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$800,146	$31,831	$—		$831,977	$187,295	$—		$1,019,272	$59,858	$—		$1,079,130	$48,405	$—		$1,127,535
Costs and expenses:
Cost of revenues	596,888	22,945	—		619,833	122,907	—		742,740	54,054	—		796,794	38,702	—		835,496
Selling, general and administrative expense	159,481	7,137	64	(b)	166,682	57,758	—		224,440	10,754	—		235,194	6,219	—		241,413
Research and development expense	10,399	1,485	—		11,884	—	—		11,884	3,873	—		15,757	77	—		15,834
Acquisition and integration related charges and other	36,768	—	—		36,768	904	—		37,672	—	—		37,672	—	—		37,672

Total costs and expenses	803,536	31,567	64		835,167	181,569	—		1,016,736	68,681	—		1,085,417	44,998	—		1,130,415
Operating profit (loss)	(3,390)	264	(64)		(3,190)	5,726	—		2,536	(8,823)	—		(6,287)	3,407	—		(2,880)
Interest expense	(28,530)	(105)	—		(28,635)	(1,789)	(1,511	)(d)	(31,935)	(1,325)	(419	)(d)	(33,679)	(78)	(97	)(d)	(33,854)
Interest income	1,311	166	—		1,477	—	—		1,477	—	—		1,477	1,409	—		2,886
Other income	—	28	—		28	—	—		28	—	—		28	—	—		28
Equity in net loss of investee	—	—	—		—	—	—		—	—	—		—	(729)	—		(729)

Income (loss) from continuing operations before income taxes and minority interests	(30,609)	353	(64)		(30,320)	3,937	(1,511)		(27,894)	(10,148)	(419)		(38,461)	4,009	(97)		(34,549)
Income tax provision (benefit)	(1,732)	(68)	—		(1,800)	1,462	(604)		(942)	—	(168	)(f)	(1,110)	1,566	(39	)(f)	417

Income (loss) from continuing operations before minority interests	(28,877)	421	(64)		(28,520)	2,475	(907)		(26,952)	(10,148)	(251)		(37,351)	2,443	(58)		(34,966)
Minority interests	6,826	—	—		6,826	—	—		6,826	—	—		6,826	—	—		6,826

Income (loss) from continuing operations	$(22,051)	$421	$(64)		$(21,694)	$2,475	$(907)		$(20,126)	$(10,148)	$(251)		$(30,525)	$2,443	$(58)		$(28,140)

Basic earnings per share:
Income (loss) from continuing operations(2)	$(0.48)	$0.15	$—		$(0.46)	$0.28	$—		$(0.40)	$(0.34)	$—		$(0.55)	$0.31	$—		$(0.42)

Weighted average shares	56,019	2,749	(497	)(a)	58,271	8,921	(4,121	)(e)	63,071	29,777	(28,651	)(e)	64,197	8,005	(4,498	)(e)	67,704

Diluted earnings per share:
Income (loss) from continuing operations(2)	$(0.48)	$0.15	$—		$(0.46)	$0.27	$—		$(0.40)	$(0.34)	$—		$(0.55)	$0.30	$—		$(0.41)

Weighted average shares	56,019	2,788	(504	)(a)	58,303	9,117	(4,212	)(e)	63,208	29,777	(28,651	)(e)	64,334	8,257	(4,639	)(e)	67,952

Note(2): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $517.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2001
(in thousands)

	Titan	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$126,149	$50	$(61,300	)(a)	$64,899	$1,461	$(6,500	)(a)	$59,860	$36,776	$(1,500	)(a)	$95,136
Investments	—	—	—		—	—	—		—	4,924	—		4,924
Accounts receivable—net	337,548	59,609	—		397,157	3,233	—		400,390	16,534	—		416,924
Inventories	36,683	—	—		36,683	—	—		36,683	2,005	—		38,688
Prepaid expenses and other	29,465	2,949	—		32,414	937	—		33,351	582	—		33,933
Deferred income taxes	38,807	—	—		38,807	—	—		38,807	—	—		38,807
Net assets of discontinued operations	23,034	—	—		23,034	—	—		23,034	—	—		23,034

Total current assets	591,686	62,608	(61,300)		592,994	5,631	(6,500)		592,125	60,821	(1,500)		651,446
Property and equipment—net	94,741	8,481	—		103,222	7,565	—		110,787	4,036	—		114,823
Goodwill—net	361,061	29,388	91,184	(b)	481,633	—	47,859	(b)	529,492	—	40,129	(b)	569,621
Other assets	81,223	4,875	—		86,098	2,793	—		88,891	4,012	—		92,903
Net assets of discontinued operations	45,414	—	—		45,414	—	—		45,414	—	—		45,414

Total assets	$1,174,125	$105,352	$29,884		$1,309,361	$15,989	$41,359		$1,366,709	$68,869	$38,629		$1,474,207

Liabilities and Stockholders' Equity
Current liabilities:
Amounts outstanding under line of credit	$11,875	$25,877	$(25,877	)(a)	$11,875	$—	$—		$11,875	$—	$—		$11,875
Accounts payable	52,818	15,604	—		68,422	12,101	—		80,523	3,745	—		84,268
Acquisition debt	2,000	—	—		2,000	—	—		2,000	—	—		2,000
Current portion of long-term debt	594	1,462	—		2,056	2,778	—		4,834	—	—		4,834
Deferred Income Taxes	—	—	—		—	—	—		—	407	—		407
Accrued compensation and benefits	57,164	—	—		57,164	—	—		57,164	4,772	—		61,936
Other accrued liabilities	66,433	15,849	—		82,282	407	—		82,689	2,851	—		85,540

Total current liabilities	190,884	58,792	(25,877)		223,799	15,286	—		239,085	11,775	—		250,860

Amounts outstanding under line of credit	335,625	—	—		335,625	—	—		335,625	—	—		335,625
Other long-term debt	4,277	2,063	—		6,340	5,177	—		11,517	—	—		11,517
Other non-current liabilities	38,736	403	—		39,139	2,118	—		41,257	1,123	—		42,380
Company obligated mandatory redeemable preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan	250,000	—	—		250,000	—	—		250,000	—	—		250,000
Minority interests	870	—	—		870	—	—		870	—	—		870
Stockholders' equity:
Preferred stock
Cumulative convertible	690	—	—		690	—	—		690	—	—		690
Series A junior participating	—	—	—		—	—	—		—	—	—		—
Common stock	654	54,191	(54,151	)(c)	694	32	(18	)(c)	708	135	(92	)(c)	751
Capital in excess of par value	457,984	—	99,815	(c)	557,799	25,497	9,256	(c)	592,552	43,643	50,914	(c)	687,109
Deferred compensation	(40,142)	—	—		(40,142)	(6,302)	6,302	(c)	(40,142)	—	—		(40,142)
Retained earnings (deficit)	(64,919)	(10,028)	10,028	(c)	(64,919)	(25,819)	25,819	(c)	(64,919)	12,193	(12,193	)(c)	(64,919)
Accumulated other comprehensive income	165	(69)	69	(c)	165	—	—		165	—	—		165
Treasury stock, at cost	(699)	—	—		(699)	—	—		(699)	—	—		(699)

Total stockholders' equity	353,733	44,094	55,761		453,588	(6,592)	41,359		488,355	55,971	38,629		582,955

Total liabilities and stockholders' equity	$1,174,125	$105,352	$29,884		$1,309,361	$15,989	$41,359		$1,366,709	$68,869	$38,629		$1,474,207

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE TITAN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share information)

Note 1.    Basis of Presentation—Titan Pro Forma Combined (Closed Acquisitions)

        The Titan Corporation (Titan) completed its acquisition of all of the stock of Datron Systems Incorporated (Datron) on September 28, 2001. On November 27, 2001, Titan completed its acquisition of all outstanding shares of common stock of BTG, Inc. (BTG). The accompanying unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations of Titan for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the consolidated statements of operations of Datron for the year ended March 31, 2001 and for the eight months ended August 4, 2001 (through the date of acquisition), with the consolidated statements of operations of BTG for the year ended March 31, 2001 and for the nine months ended September 30, 2001, respectively, to reflect the recently closed acquisition of BTG by Titan.

        The unaudited pro forma condensed combined statements of operations reflect the completed acquisition of BTG and the completed acquisition of Datron as though each were consummated at the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of results that would have occurred had the acquisition of BTG and the acquisition of Datron been consummated at the beginning of the periods presented or the results that may be attained in the future.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the acquisition of BTG by Titan including the Datron acquisition as though each had been consummated on that date.

        Pro Forma Combined—Proposed Acquisitions

        The Titan Corporation entered into an agreement to acquire GlobalNet, Inc. (GlobalNet) on January 7, 2002. On January 22, 2002, Titan entered into an agreement to acquire Jaycor, Inc. (Jaycor). The accompanying unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations for Titan Pro Forma Combined for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the consolidated statements of operations of GlobalNet for the year ended December 31, 2000 and the nine months ended September 30, 2001 with the Jaycor consolidated statements of operations for the year ended January 31, 2001 and the nine months ended October 31, 2001.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the Titan Pro Forma combined balance sheet, giving effect to the closed acquisition of BTG and the proposed acquisition of GlobalNet and Jaycor.

        Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Titan and the historical consolidated financial statements of Datron and BTG.

Note 2.    Pro Forma Adjustments For Datron Acquisition

  (a)
  Issue 2,621,000 shares, assuming 2,749,000 Datron shares outstanding and 451,000 Datron stock options outstanding, assuming a $16.01 price per share paid for Datron shares and a ten-day average Titan stock price of $19.54, equivalent to a .81919 exchange ratio of Titan shares paid for each Datron share outstanding. Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the Datron shares currently outstanding, using the price and exchange assumptions described above.

  (b)
  Record deferred compensation of $383 for all unvested Datron stock options based on the difference between the fair value on the date of consummation of the acquisition and the exercise price of the unvested Datron stock options, after giving effect to the exchange ratio described in Note (a) above. Amortization of deferred compensation of $128 and $64 has been reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2000 and the eight months ended August 4, 2001, respectively.

Note 3.    Pro Forma Adjustments For BTG Acquisition

  (a)
  To reflect the 19% cash portion of total merger consideration for BTG, which includes the pay-off of BTG debt of $25,877, and the payment of estimated transaction costs, summarized as follows:

Employment termination agreements for BTG employees	$4,500
Direct transaction costs to consummate acquisition including investment banking, advisory, legal, printing and accounting fees	7,500

$12,000

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. An independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities acquired at which time the allocation between goodwill and intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in these pro forma financial statements.

  (c)
  Issue 4,024,000 shares and assume 734,000 options, assuming 9,234,000 BTG shares outstanding and 1,365,000 BTG stock options and other stock purchase rights outstanding, assuming a $13.35 price per share paid for BTG shares and an average Titan stock price of $24.814, equivalent to a 0.5380 exchange ratio of Titan shares paid for each BTG share outstanding multiplied by 81%, the ratio of merger consideration to be paid in Titan common stock, equalling a .43578 exchange ratio of Titan common stock to be paid for each BTG share outstanding. Eliminate BTG common stock and retained earnings as of September 30, 2001.

  (d)
  To reflect incremental interest expense on advances under Titan's line of credit to fund the 19% cash portion of the purchase price of BTG, and other cash uses of the transaction, summarized in (a) above.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the BTG shares currently outstanding, using the price and exchange assumptions described in Note (c) above.

Note 4.    Pro Forma Adjustments for Proposed GlobalNet Acquisition

        The following relates to adjustments to reflect the proposed acquisition of GlobalNet.

  (a)
  To reflect a $5.0 million advance to GlobalNet for working capital purposes (which is included in the estimated debt at closing, which decreases the Net Transaction Value to be paid in Titan stock in Note (c) below), as well as $1.5 million of estimated direct transaction costs, consisting of investment banking, advisory, legal, printing and accounting fees.

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. Upon completion of the proposed transaction, an independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities accrued at which time the allocation between goodwill and intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in these pro forma financial statements.

  (c)
  Issue an estimated 1,357,000 shares and assume 70,000 options, assuming 35,889,000 GlobalNet shares outstanding (which assumes the conversion of the GlobalNet convertible note of $2.1 million into GlobalNet shares prior to the closing of the proposed transaction) and 1,856,000 GlobalNet stock options, assuming a .03780 exchange ratio of Titan shares paid for each GlobalNet share. The estimated exchange ratio was computed as follows:

Total Transaction Value	$60,000
Less: Estimated Debt	25,233

Estimated Net Transaction Value to be Paid in Titan Stock	$34,767

    The estimated debt of $25.2 million is based upon GlobalNet's estimated debt obligations as of the anticipated closing date and is comprised of the $5.0 million advance from Titan, a significant portion of accounts payable, additional capital lease obligations and outstanding debt as of September 30, 2001 as shown in the attached pro forma balance sheet. The estimated net transaction value of $34,767 was divided by the estimated average Titan stock price of $25.625 (which assumes a Titan average stock price range of greater than $20.125 and equal to $25.625), equalling an estimated 1,357,000 Titan shares to be issued, computing to an assumed 0.03780 exchange ratio of Titan shares per GlobalNet shares. In addition, eliminate GlobalNet deferred compensation and retained earnings.

  (d)
  To reflect interest expense on advances under Titan's line of credit to fund $5 million advance to GlobalNet and to fund direct transaction costs associated with the acquisition.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the GlobalNet shares currently outstanding, using the price and exchange assumptions described in Note (c) above.

  (f)
  Reflect the tax impact of interest expense in (d) above, using an effective tax rate of 40%.

Note 5.    Pro Forma Adjustments for Proposed Jaycor Acquisition

        The following relates to adjustments to reflect the proposed acquisition of Jaycor.

  (a)
  To reflect $1.5 million of estimated direct transaction costs.

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. Upon completion of the proposed transaction, an independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities accrued, at which time the allocation between goodwill and other intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in these pro forma financial statements.

  (c)
  Issue an estimated 4,300,000 shares, assuming 9,814,000 Jaycor shares outstanding (assuming all options are vested and exercised), assuming a .43813 exchange ratio of Titan shares paid for each Jaycor share. The estimated exchange ratio was computed as follows:

Total Closing Valuation	$90,400
Add: Estimated Excess Working Capital and other	4,200

Estimated Net Transaction Value to be Paid in Titan Stock	$94,600

    The estimated net transaction value of $94,600 was divided by the estimated average Titan stock price of $22.00, equalling an estimated 4,300,000 Titan shares to be issued, computing to an assumed 0.43813 exchange ratio of Titan shares per Jaycor shares. In addition, eliminate Jaycor retained earnings.

  (d)
  To reflect interest expense on advance on Titan's line of credit to fund direct transaction costs associated with the acquisition.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the Jaycor shares currently outstanding using the price and exchange assumptions described in Note (c) above.

  (f)
  Reflect tax impact of the interest expense in (d) above, using an effective tax-rate of 40%.

DESCRIPTION OF TITAN CAPITAL STOCK

        The following description of Titan's capital stock does not constitute a complete description of all of the terms of Titan's capital stock and should be read in conjunction with Titan's certificate of incorporation, as amended, and bylaws, which have been filed by Titan with the SEC and are incorporated herein by reference as exhibits to the registration statement of which this proxy statement-prospectus is a part.

        Titan's authorized capital stock as of December 31, 2001 consisted of:

  •
  200,000,000 shares of common stock, par value $.01 per share, of which 70,128,582 shares were issued and outstanding; and

  •
  5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, of which 689,678 shares were issued and outstanding, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which are issued and outstanding.

        Titan has authorized for issuance under its 1983, 1986, 1990, 1994 and 1997 Stock Option Plans, its 1992 and 1996 Directors' Stock Option and Equity Participation Plans and its 2000 Employee and Director Stock Option and Incentive Plan a total of 8,480,000 shares of Titan common stock, of which approximately 3,568,000 shares were covered by outstanding options as of December 31, 2001. Titan also has authorized 1,000,000 shares of its common stock under Titan's Employee Stock Ownership Plan, of which approximately 432,000 are currently allocated to employees under such plan, and Titan has approximately 455,000 shares of its common stock available for issuance under its 2000 Employee Stock Purchase Plan as of December 31, 2001.

        On November 28, 2001, Titan announced the closing of its acquisition of BTG, Inc., a U.S. government and defense contractor. As a result of the transaction, the former shareholders of BTG received $2.5365 in cash per BTG share and 0.43578 shares of Titan common stock for each share of BTG common stock, in addition to cash in lieu of fractional shares. Titan issued approximately 4,024,134 shares pursuant to the transaction.

        In January 2002, Titan announced that it had entered into a definitive agreement to acquire Jaycor, Inc., an advanced technology company providing services to government and commercial clients. Pursuant to the merger, Titan will issue approximately $90 million in Titan common stock to Jaycor's stockholders. The transaction is expected to close in the first quarter of 2002.

        To the extent that Titan issues the shares of Titan common stock referred to above, your fully diluted equity interest in Titan, based on the number of shares of Titan common stock you receive in exchange for your GlobalNet common shares pursuant to the merger, will be proportionately reduced.

        The following summary describes the material terms of Titan's capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to Titan's certificate of incorporation, as amended, bylaws and stockholder rights plan which are incorporated herein by reference as exhibits to the registration statement of which this proxy statement-prospectus is a part.

Common Stock

        Dividends.    Subject to the rights of the holders of any class of preferred stock, holders of shares of Titan common stock are entitled to receive dividends that may be declared by Titan's board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously, the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

        Voting Rights.    The holders of Titan common stock are entitled to one vote for each share held and do not have cumulative voting rights.

        Liquidation Rights.    Upon Titan's liquidation, dissolution or winding-up, the holders of Titan common stock are entitled to share ratably in all assets available for distribution after payment in full to Titan's creditors and holders of Titan preferred stock, if any.

        Other Provisions.    The holders of Titan common stock are not entitled to preemptive or similar rights.

Preferred Stock

        Titan is currently authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been previously issued as $1.00 cumulative convertible preferred stock, of which 689,678 shares were issued and outstanding as of December 31, 2001, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding. Titan's board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from Titan's authorized and unissued shares of preferred stock. Subject to limitations imposed by law or Titan's amended and restated certificate of incorporation, the board of directors is empowered to determine:

  •
  the designation of and the number of shares constituting a series of preferred stock;

  •
  the dividend rate, if any, for the series;

  •
  the terms and conditions of any voting and conversion rights for the series, if any;

  •
  the number of directors, if any, which the series shall be entitled to elect;

  •
  the amounts payable on the series upon Titan's liquidation, dissolution or winding-up;

  •
  the redemption prices and terms applicable to the series, if any; and

  •
  the preferences and relative rights among the series of preferred stock.

        These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of Titan common stock.

Cumulative Convertible Preferred Stock

        Dividends.    Each share of cumulative convertible preferred stock accrues dividends at the rate of $1.00 per share per annum.

        Voting Rights.    The holders of Titan's cumulative convertible preferred stock are entitled to one-third of one vote for each share held and do not have cumulative voting rights.

        Liquidation Rights.    Upon Titan's liquidation, dissolution or winding-up, the holders of Titan's cumulative convertible preferred stock are entitled to a liquidation preference of $20 per share plus any unpaid cumulative dividends before any distribution to holders of Titan common stock.

        Conversion Rights.    Each outstanding share of cumulative convertible preferred stock is convertible into Titan common stock, at the option of the holder, at a rate of two-thirds shares of common stock for each share of cumulative convertible preferred stock.

        Redemption.    Each share of cumulative convertible preferred stock is redeemable, but only at Titan's option, at a redemption price of $20 per share plus any accrued and unpaid dividends.

        Other Provisions.    The holders of Titan's cumulative convertible preferred stock are not entitled to preemptive or similar rights.

Convertible Trust Preferred Securities

        In February 2000, Titan Capital Trust, a wholly owned subsidiary of Titan, issued 5,000,000 convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDESsm) at $50 per security. The provisions of the HIGH TIDES issued by the trust are as follows:

        Distributions.    The HIGH TIDES accrue distributions of 5 3/4% per annum, payable quarterly in arrears. Titan may defer payment of the distributions for up to 20 consecutive quarters so long as no default with respect to the HIGH TIDES has occurred and is continuing. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from Titan under debentures Titan issued to the trust in consideration of its distribution to Titan of the proceeds of its issuance of the HIGH TIDES. The 5 3/4% per annum rate may change on the reset date as described below.

        Remarketing.    Approximately five years after issuance of the HIGH TIDES, a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and that are also most favorable to Titan. The remarketing of the HIGH TIDES will become effective on the reset date, which is any date (1) not later than February 15, 2005, or, if the day is not a business day, the next succeeding day; and (2) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent in its sole discretion. On or after the reset date, the applicable per annum distribution rate will be the term rate established by the remarketing agent based on the outcome of the remarketing.

        Conversion Rights.    Each HIGH TIDES is convertible into 1.0076 shares of Titan common stock. On or after the reset date, the conversion rights of the HIGH TIDES shall be those established in the remarketing.

        Redemption Rights.    The HIGH TIDES are redeemable by Titan at its option in whole or in part beginning on February 20, 2003 at $50.72 per HIGH TIDE, which redemption price declines to $50.00 per HIGH TIDE beginning February 20, 2004 and continues in effect until the remarketing is effected, after which date the redemption features for the HIGH TIDES are those established in the remarketing.

        Voting Rights.    Holders of HIGH TIDES are not entitled to voting rights, unless Titan defaults under the debentures Titan issued to the trust or Titan's guarantee of the trust's obligations to distribute available funds held by the trust to satisfy obligations under the HIGH TIDES, in which case the holders of HIGH TIDES are entitled, by majority vote, to appoint an additional trustee of the trust or remove other trustees.

        Liquidation Rights.    If the trust is liquidated and the debentures Titan issued to the trust are not distributed to the holders of HIGH TIDES, the holders are entitled to receive, after satisfaction of liabilities to creditors of the trust as required by applicable law, $50 per HIGH TIDE plus accrued and unpaid distributions.

Preferred Share Purchase Rights

        Each outstanding share of Titan common stock has or will have attached to it one preferred share purchase right, which Titan refers to as a "right." Each right entitles the registered holder of Titan common stock to purchase from Titan, upon the occurrence of specified events, one one-hundredth of a share of Titan's series A junior participating preferred stock, which Titan refers to as the "participating preferred shares," at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995, between Titan and American Stock Transfer and Trust Company, as rights agent, which is incorporated by reference as an exhibit to the registration statement of which this proxy statement-prospectus is a part.

        Until the distribution date described below, Titan will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

  •
  subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Titan's outstanding common stock, or

  •
  the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of Titan's outstanding common stock.

        Titan's board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

  •
  was a member of Titan's board of directors before any person becomes an acquiring person, or

  •
  became a member of Titan's board of directors after any person becomes an acquiring person if the member was nominated for election or elected to Titan's board of directors upon the recommendation or approval of a majority of the continuing directors, is considered to be a continuing director of Titan.

        The term "acquiring person" does not include Titan, any of its subsidiaries, any of Titan's or its subsidiaries' employee benefit plans or any entity holding Titan common stock for or under any of Titan's or its subsidiaries' employee benefit plans. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if Titan's board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of Titan common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of Titan common stock so that it would no longer otherwise qualify as an acquiring person.

        The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with Titan common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995, upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of Titan common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only Titan common stock issued before the distribution date will be issued with rights.

        The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Titan, in each case as described below.

        The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

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  in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares;

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  upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price less than the current market price of the participating preferred shares; or

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  upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

        The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of Titan common stock occurring, in any of those cases, before the distribution date.

        Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Titan common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Titan common stock. Each participating preferred share will have 100 votes, voting together with Titan common stock. If there is a merger, consolidation or other transaction in which Titan common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Titan common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of Titan common stock.

        If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of Titan common stock approved by Titan's board of directors, or if Titan is the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and Titan common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of Titan common stock having a market value of two times the exercise price of the right. If Titan does not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, Titan will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, Titan is unable to take all necessary action, Titan will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

        If, after a person or group has become an acquiring person, Titan is acquired in a merger or other business combination transaction or 50% or more of Titan's consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

        The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

        At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of Titan's outstanding common stock, Titan's board of directors may exchange the rights, in whole or in part, for a number of shares of Titan common stock, per right, having an aggregate value equal to the excess of the value of the shares of Titan common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. Titan's board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

        With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least one percent of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at Titan's election, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, Titan will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

        Upon approval by Titan's board of directors, Titan may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until 10 days following the public announcement that a person or group has become an acquiring person. Titan's board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the 10 days following the public announcement that a person or group has become an acquiring person.

        Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of Titan's board of directors to redeem the rights, Titan will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

        Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of Titan, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to Titan, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Titan common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

        Any of the provisions of the rights agreement may be amended or supplemented by Titan's board of directors before the distribution date. From and after the distribution date, Titan and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights:

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  to cure any ambiguity, or to correct or supplement any defective or inconsistent provisions;

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  to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening; or

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  to make any other provisions with respect to the rights which Titan and the rights agent may deem necessary or desirable.

        Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

Section 203 of the Delaware General Corporation Law

        Titan is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

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  before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation of the corporation with the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

Transfer Agent and Registrar

        American Stock Transfer and Trust Company is the transfer agent and registrar for Titan common stock.

COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS AND GLOBALNET STOCKHOLDERS

        GlobalNet is a Nevada corporation and a public company, and your rights as a GlobalNet stockholder are governed by the Nevada Revised Statutes ("NRS") GlobalNet's articles of incorporation, and its bylaws. Following completion of the merger, you will be a common stockholder of Titan, which is a Delaware corporation and a public company. Your rights as a Titan common stockholder will be governed by the Delaware General Corporation Law, Titan's certificate of incorporation, its bylaws and its stockholder rights agreement, which is referred to as the Titan rights agreement.

        Significant differences, which Titan and GlobalNet believe are material to you, between the rights of Titan common stockholders and GlobalNet stockholders are summarized below. This summary is not an exhaustive list or a detailed description of the provisions discussed below and is qualified in its entirety by Titan's certificate of incorporation, bylaws and the Titan rights agreement, and GlobalNet's articles of incorporation and bylaws, each of which you should review carefully. You may obtain copies of these documents in the manner described under "Where You Can Find More Information."

Authorized Shares of Capital Stock; Dividend Rights; Other Distributions

        Titan.    Titan's authorized capital stock currently consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Under Titan's certificate of incorporation, Titan's board of directors currently has the authority, without further action by Titan stockholders, to issue up to 2,931,898 authorized shares of Titan preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the authorized shares of Titan preferred stock, Titan's board of directors has designated 1,000,000 shares as series A junior participating preferred stock and 1,068,102 shares as $1.00 cumulative convertible preferred stock.

        During the time that any series of Titan preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by Titan's board of directors on Titan common stock, unless dividends on all outstanding shares of the relevant class or series of Titan preferred stock for the current and all past dividend periods have been declared and paid or provision made for the payment of those dividends. In addition, during any period in which Titan defers payment of distributions on the High Tides (as defined in the section entitled "Description of Titan Capital Stock"), Titan may not, with some limited exceptions, declare or pay any dividends or make any distributions on any of its capital stock.

        GlobalNet.    GlobalNet's authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share.

Voting Rights; Cumulative Voting

        Titan.    Subject to the voting rights of holders of any then outstanding Titan preferred stock, each share of Titan common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Titan. Shares of Titan common stock are not entitled to any cumulative voting rights.

        Each holder of Titan's $1.00 cumulative convertible preferred stock is entitled to one-third vote per share of such stock. Holders of the common stock and the $1.00 cumulative convertible preferred stock generally vote as a single class.

        GlobalNet.    Each outstanding share of GlobalNet common stock is entitled to one vote on each matter submitted to a vote of the stockholders of GlobalNet. Shares of GlobalNet common stock are not entitled to any cumulative voting rights.

Preemptive Rights

        Titan.    Titan common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Titan or any other securities convertible into shares of any class of stock of Titan under Titan's certificate of incorporation.

        GlobalNet.    Holders of GlobalNet common stock have no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of GlobalNet or any other securities convertible into shares of any class of stock of GlobalNet under GlobalNet's articles of incorporation.

Business Combinations; Supermajority Voting Requirements

        Titan is subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

  •
  before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation of the corporation with the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

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  any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

        Titan.    Titan's certificate of incorporation and bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

        GlobalNet.    The NRS generally prohibits a Nevada corporation from engaging in a "combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the interested stockholder) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for a period of three years following the date that such person became an interested stockholder unless prior to the date such person became an interested stockholder, the board of directors of the corporation approved either the combination or the transaction that resulted in the stockholder's becoming an interested stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of the shares by the interested stockholder or (2) the combination is approved by the affirmative vote of holders of a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became an interested stockholder; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of outstanding common stock and holders of any other class or series of shares meet the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the interested stockholder would not have become the beneficial owner of additional voting shares of the corporation.

        A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by the sections of the NRS dealing with combinations with interested stockholders, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an interested stockholder whose date of acquiring shares is on or before the effective date of the amendment. The GlobalNet articles of incorporation have elected to opt out of the provisions of NRS relating to combinations with interested stockholders by a provision in its articles of incorporation and such provision may only be amended by a majority vote of not less than 90% of its issued and outstanding shares and a quorum of 95% or more of GlobalNet's issued and outstanding shares is required to constitute a quorum present to take such action. Delaware does not have a similar statute relating to combinations with interested stockholders.

Control Share Acquisition Statute

        The NRS limits the acquisition of a "controlling interest" in a Nevada corporation. Delaware does not have a similar control share acquisition statute. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

        Under the NRS, a "controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more, of the voting power of the issuing corporation in the election of directors. "Control shares" are those outstanding voting shares of an issuing corporation that an acquiring person and its associates acquire or offer to acquire in an acquisition of a controlling interest or within 90 days immediately preceding the date when the acquiring person became an acquiring person.

        The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person. GlobalNet has opted out of the control share acquisition statute by a provision in its articles of incorporation and such provision may only be amended by a majority vote of not less than 90% of its issued and outstanding shares and a quorum of 95% or more of GlobalNet's issued and outstanding shares is required to constitute a quorum present to take such action.

        GlobalNet has not adopted a supermajority voting provision for mergers, consolidations, sales or leases of substantially all of GlobalNet's assets or any similar transaction.

Appraisal Rights

        Titan.    Titan's certificate of incorporation and bylaws do not provide for appraisal rights other than those rights designated by the Delaware General Corporation Law. The Delaware General Corporation Law provides for appraisal rights only in the case of specified mergers or consolidations and not, unless the certificate of incorporation of a corporation so provides, in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. In addition, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation of a corporation so provides, to the holders of shares of a constituent corporation listed on a national securities exchange, or designated as a national market system security by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of those shares to receive, in exchange for those shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange or designated as described above, or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. The Delaware General Corporation Law also denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require approval by the stockholders of the surviving corporation.

        GlobalNet.    Under the NRS, except as otherwise provided, dissenting stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such dissenters' rights if they hold shares that are listed on a national securities exchange or included in the national market system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 stockholders unless the articles of incorporation provide otherwise or the stockholders are required under the plan of merger or exchange to accept for the shares anything except cash, owners interests or owner's interests and cash in lieu of fractional owner's interests of (i) the surviving or acquiring entity; (ii) any other entity which, at the effective date of the plan of merger or exchange, was either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or (iii) any combination of the foregoing. In addition, generally no right of dissent exists for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation.

        Holders of GlobalNet common stock are entitled to dissenters' rights under the NRS as a result of the merger and the transactions contemplated by the merger.

Notice of Stockholders Meetings

        Titan.    Written notice of each meeting of stockholders, whether annual or special, must be given to each stockholder of record entitled to vote at such meeting not less than 10 days nor more than 50 days before the date of the meeting.

        GlobalNet.    GlobalNet must provide written notice of each meeting of stockholders to each stockholder entitled to vote at such meeting not less than 10 days nor more than 60 days prior to the meeting.

Special Meetings of Stockholders

        Titan.    Titan's bylaws provide that special meetings may be called by Titan's board of directors, the chairperson of the board or the President pursuant to Titan's notice of meeting provisions. The stockholders of Titan do not have the right to request or call a special meeting of stockholders, but a stockholder may nominate persons for election as directors at a special meeting called by Titan for the purpose of electing directors if the stockholder complies with the advance notice provisions of the bylaws.

        GlobalNet.    GlobalNet's bylaws provide that special meetings of stockholders may be called at any time by a majority of the board of directors, the chairperson of the board, the President or by the holders of 10% or more of the outstanding common stock of GlobalNet.

Stockholder Action Without a Meeting

        Titan.    Titan's bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in Titan's bylaws. Any Titan stockholder of record seeking to have Titan's stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request Titan's board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within 10 days of receiving the notice, Titan's board of directors must adopt a resolution fixing the record date, which must not precede, or be more than 10 days after, the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date:

  •
  when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or

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  when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the required action.

        In addition, Titan's bylaws provide that no stockholder action by written consent is effective until nationally recognized independent inspectors of election certify to Titan that the consents properly delivered to Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

        GlobalNet.    GlobalNet's bylaws provide that any action required or permitted to be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, describing the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. If any action is taken by less than unanimous written consent, prompt written notice of the taking of such action must be given to all stockholders who have not consented in writing.

Stockholder Proposal Procedures

        Titan.    Titan's bylaws require that notice of proposals by stockholders to be brought before any annual meeting must be delivered to Titan not later than the 60th day nor earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year's annual meeting, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must include, as to each matter the stockholder proposes to bring before the annual meeting:

  •
  a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the annual meeting;

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  the name, age and business and residential addresses, as they appear on Titan's records, of the stockholders proposing such business;

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  the class and number of Titan's capital stock which are beneficially owned by the stockholder; and

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  any material interest of the stockholder in the proposed business.

        GlobalNet.    GlobalNet's bylaws require timely notice in writing to the Secretary of GlobalNet for business to be properly brought before a meeting of GlobalNet stockholders. To be timely, a GlobalNet stockholder's proposal to be presented at a meeting must be received not later than 90 days prior to the meeting anniversary date of the immediately preceding annual meeting. If no annual meeting was held in the prior year, such stockholder notice must be received not later than 90 days prior to the first Wednesday in December. The notice must include, as to each matter the stockholder proposes to bring before the annual or special meeting:

  •
  a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

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  the name and addresses, as they appear on GlobalNet's records, of the stockholder proposing such business;

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  the class and number of GlobalNet's capital stock which are beneficially owned by the stockholder; and

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  any material interest of the stockholder in the proposed business.

Stockholder Rights Plan

        Titan.    Titan is a party to the Titan rights agreement with American Stock Transfer and Trust Company, as rights agent. The description of the Titan rights agreement in this proxy statement-prospectus is qualified in its entirety by reference to the Titan rights agreement, which is incorporated into this document by reference to Titan's registration statement on Form 8-A12B, filed with the SEC on August 24, 1995. To obtain a copy of the Titan rights agreement, please follow the procedures specified under the section "Where You Can Find More Information."

        The Titan rights agreement provides, among other things, that when specified events occur holders of Titan common stock will be entitled to purchase from Titan a number of shares of Titan common stock equal to two times the exercise price of the right, which is initially $42 but is subject to adjustment. Therefore, for example, if the Titan common stock had a current market value of $21, a

Titan stockholder would be entitled to purchase four shares of Titan common stock for $42. Under the Titan rights agreement, the rights are triggered by the earlier to occur of (1) subject to certain exceptions, the tenth day following a public announcement by Titan that an "acquiring person," which in general includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Titan's outstanding common stock, or (2) the 10th day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of Titan's outstanding common stock. The rights would cause substantial dilution to a person or group that attempts to acquire Titan on terms not approved by its board of directors.

        GlobalNet.    GlobalNet does not have a stockholder rights agreement.

Size of Board of Directors; Classified Board of Directors

        Titan.    Titan's certificate of incorporation and bylaws do not provide for a classified board of directors. The size of Titan's board of directors is currently fixed by the Titan bylaws at nine directors and may be increased in the event of certain specified arrearages in the payment of dividends on Titan's cumulative convertible preferred stock.

        GlobalNet.    GlobalNet's articles of incorporation and bylaws do not provide for a classified board of directors. GlobalNet's articles of incorporation permit the GlobalNet board of directors to consist of from one to 15 directors, as determined from time to time, by the then existing board of directors. GlobalNet's bylaws permit the board of directors to be not less than three nor more than 15 directors as fixed from time to time by resolution of the board of directors or by the stockholders. The size of GlobalNet's board of directors has been fixed by the GlobalNet board of directors at seven directors.

Nominations of Directors

        Titan.    Subject to the rights of holders of Titan's $1.00 cumulative convertible preferred stock described below, Titan's bylaws provide that nominations for the election of directors may be made by Titan's board of directors or Titan's stockholders. Titan's bylaws provide that any stockholder wishing to nominate persons for election as directors at a meeting must deliver to the secretary of Titan, at Titan's principal executive offices in San Diego, California, a written notice of the stockholder's intention to make a director nomination. The stockholder is required to furnish the notice not later than 60 days or earlier than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day or later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must set forth the following information:

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  the name and address of record of the stockholder who intends to make the nomination;

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  a representation that the stockholder is a holder of record of Titan common stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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  the name, age, business and residential addresses and principal occupation or employment of each nominee;

  •
  a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or are to be made by the stockholder;

  •
  other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC; and

  •
  the written consent of each proposed nominee to serve as a director of Titan if so elected.

        Holders of Titan's $1.00 cumulative preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board in this event would be increased by two directors.

        GlobalNet.    GlobalNet's bylaws provide that nominations for the election of directors may be made by GlobalNet's board of directors or by any stockholder entitled to vote in the election of directors generally. A stockholder may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder's intent to make such nomination has been given in writing to GlobalNet's secretary. To be timely, a stockholder nomination for a director to be elected at an annual meeting must be received not later than 90 days prior to the anniversary date of the immediately preceding annual meeting, except that if no annual meeting was held in the previous year, notice by the stockholders must be received not later than 90 days from the first Wednesday in December. The notice must set forth the following information:

  •
  the name and address of record of the stockholder who intends to make the nomination and of the person or persons to be nominated;

  •
  a representation that the stockholder is a holder of record of GlobalNet common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

  •
  other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC; and

  •
  the written consent of each proposed nominee to serve as a director of GlobalNet if so elected.

Removal of Directors

        Titan.    Under Titan's bylaws, Titan's directors may be removed at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of Titan. This bylaw provision is subject to Titan's certificate of incorporation which states that holders of Titan's $1.00 cumulative convertible preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board of directors in this event would be increased by two directors.

        GlobalNet.    Pursuant to Nevada law, GlobalNet directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of GlobalNet's capital stock entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on the Board of Directors

        Titan.    Titan's bylaws provide that, when any vacancy occurs in the Titan board of directors, whether by reason of an increase in the number of members comprising the Titan board of directors or otherwise, a majority of the remaining members of the Titan board of directors, even if less than a quorum, may appoint a director or directors to fill such vacancy or vacancies. The bylaws further provide, however, that if a vacancy is caused by removal, then the successor must be elected by Titan stockholders at a special meeting called for that purpose. This bylaw provision is subject to Titan's certificate of incorporation which states that holders of Titan's $1.00 cumulative convertible preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board of directors in this event would be increased by two directors.

        GlobalNet.    Any vacancy in the board of directors occurring by reason of the death, resignation or disqualification of any director, the removal of any director from office for cause or without cause, an increase in the number of directors comprising the board, or any other reason, may be filled by a majority of the directors then in office, even though such majority is less than a quorum. GlobalNet's bylaws also provide that vacancies may be filled by the stockholders.

Indemnification

        Titan.    The Delaware General Corporation Law provides that, subject to certain limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of directors who were not parties to the suit or proceeding even though less than a quorum, if the person:

  •
  acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests, provided that the termination of any action or suit by judgment, order, settlement, conviction or on a plea of nolo contendere does not create a presumption by itself that the individual did not act in good faith, and

  •
  in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        To the extent a director or officer is successful in the defense of the action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such individual for reasonable and actual expenses incurred thereby. No indemnification of a director, officer, employee or agent of the corporation is permitted without judicial approval for actions brought by or in the right of the corporation if such person is adjudged to be liable to the corporation.

        Titan's bylaws provide for indemnification by Titan, to the fullest extent permitted by law, of its officers, directors, employees and agents.

        GlobalNet.    GlobalNet, according to its bylaws, will indemnify its officers, directors, employees and agents except to the extent expressly prohibited by the NRS.

Limitation of Personal Liability of Directors

        Titan.    Titan's certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In addition, Titan's certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Titan or any stockholder to seek non-monetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations.

        GlobalNet.    GlobalNet's articles of incorporation provides that no director will be personally liable to GlobalNet or the stockholders of GlobalNet for monetary damage for any breach or alleged breach of his or her fiduciary or professional duty as director. A director, however, will be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of the NRS.

Amendment of Certificate of Incorporation

        Titan.    Titan's certificate of incorporation may be amended under the Delaware General Corporation Law by a majority vote of the total number of shares outstanding and entitled to vote on the amendment. If any amendment of Titan's certificate of incorporation would adversely affect the rights of any holders of shares of a class or series of capital stock, or such holders are entitled to vote on the amendment, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment.

        GlobalNet.    Under Nevada law, amendments to GlobalNet's articles of incorporation may be adopted if recommended by GlobalNet's board of directors and approved by a majority of the outstanding shares entitled to vote.

Amendment of Bylaws

        Titan.    Titan's bylaws may be amended or repealed either by the affirmative vote of a majority of the Titan directors, or by Titan's stockholders. Further, any bylaws made or altered by the stockholders may be altered by the board or may be altered or repealed by Titan's stockholders.

        GlobalNet. A majority of the whole board of directors of GlobalNet or GlobalNet's stockholders may amend or repeal GlobalNet's bylaws.

Delisting and Deregistration of GlobalNet Common Stock

        If the merger is consummated, GlobalNet common stock will be delisted from the National Association of Securities Dealers OTC Electronic Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

LEGAL MATTERS

        Hogan & Hartson L.L.P. will pass on the validity of the shares of Titan common stock and the warrants exercisable for Titan common stock (including the shares underlying such warrants) to be issued to GlobalNet stockholders in the merger. Certain U.S. federal income tax consequences of the merger will be passed upon for Titan by Hogan & Hartson L.L.P. and for GlobalNet by Greenberg Traurig, LLP (New York, New York).

EXPERTS

        The audited consolidated financial statements of Titan as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

        The consolidated financial statements of GlobalNet, Inc. and its subsidiary as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been included in this document and in the registration statement in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Their report dated March 12, 2001, except as to Notes 13, 15 and 16, which are as of April 9, 2001, contains an explanatory paragraph that states that GlobalNet has suffered recurring losses from operations and has working capital and net capital deficiencies, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        The audited consolidated financial statements of BTG, Inc. as of and for the years ended March 31, 2001 and 2000, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon incorporated by reference in this registration statement, and are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and schedule of BTG, Inc. and its subsidiaries for the year ended March 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended incorporated in this document by reference from the Current Report on Form 8-K/A of Titan dated August 4, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Jaycor, Inc. at January 31, 2001 and for the year ended January 31, 2001 included in Titan's current report on Form 8-K/A filed on February 7, 2002, as set forth in their report, which is incorporated by reference in this registration statement. Jaycor Inc.'s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated balance sheet of Jaymark, Inc. (predecessor to Jaycor, Inc) as of January 31, 2000 and the related consolidated statements of income, of stockholders' equity and of cash flows for each of the two years in the period ended January 31, 2000, prior to restatement to reflect discontinued operations and not separately presented in this proxy statement-prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Report on Form 8-K/A of The Titan Corporation filed on February 7, 2002. Such financial statements, prior to the restatement described above and to the extent they have been included in the restated financial statements of Jaycor, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Titan and GlobalNet file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room located at 450 Fifth Street, N.W. Suite 1024 Washington, D.C. 20549. You may also obtain copies of this information from the public reference room of the SEC, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Titan and GlobalNet, that file electronically with the SEC. The address of that site is http://www.sec.gov.

        Titan has filed a registration statement on Form S-4 to register with the SEC the shares of Titan common stock to be issued in the merger. This document is a part of that registration statement. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement filed on Form S-4, and any amendments to that document, in the manner described above.

        The SEC allows Titan to "incorporate by reference" information into this document, which means that Titan can disclose important information to you by referring you to another document filed separately with the SEC. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this proxy statement-prospectus, to the extent that a statement contained in or omitted from this document, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. This document incorporates by reference the documents described below that Titan has previously filed with the SEC. These documents contain important information about Titan.

        The following documents listed below have previously been filed by Titan with the SEC and are incorporated by reference:

  •
  Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which was filed on April 2, 2001, and its amendment to its Form 10-K, which was filed on April 4, 2001, including information incorporated by reference in the Form 10-K from Titan's definitive proxy statement for the 2001 annual meeting of stockholders, which was filed on April 6, 2001;

  •
  Titan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which was filed on May 15, 2001;

  •
  Titan's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which was filed on August 14, 2001, as amended by its Form 10-Q/A, which was filed on September 7, 2001;

  •
  Titan's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which was filed on November 13, 2001;

  •
  Titan's Current Report on Form 8-K, which was filed on August 17, 2001, as amended by its Forms 8-K/A, which were filed on September 28, 2001 and October 18, 2001;

  •
  Titan's Current Report on Form 8-K, which was filed on September 24, 2001;

  •
  Titan's Current Report on Form 8-K, which was filed on October 25, 2001;

  •
  Titan's Current Report on Form 8-K, which was filed on December 12, 2001;

  •
  Titan's Current Report on Form 8-K/A which was filed on February 7, 2002;

  •
  Titan's Current Report on Form 8-K which was filed on February 12, 2002;

  •
  The description of Titan's common stock contained in Titan's registration statement on Form 8-B filed June 16, 1969, including any amendments or reports filed for the purpose of updating such description; and

  •
  The description of Titan's preferred stock purchase rights contained in Titan's registration statement on Form 8-A12B filed on August 24, 1995, including any amendments or reports filed for the purpose of updating such description.

        All documents that Titan files pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this document to the date of the special meeting of GlobalNet stockholders for consideration of the merger shall also be deemed to be incorporated by reference into this proxy statement-prospectus.

        Titan documents incorporated by reference are available from Titan, without charge, upon oral or written request to The Titan Corporation, Investor Relations, 3033 Science Park Road, San Diego, California 92121-1199, attn: Rochelle R. Bold, Vice President, Investor Relations, Telephone Number: (858) 552-9500. In order to receive timely delivery, you must make your request no later than March 13, 2002. If you request any incorporated documents from Titan, Titan will mail them to you by first class mail, or another equally prompt means, within one business day after Titan receives your request.

        Titan has not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this document or in any of the materials that Titan has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the Titan common stock offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer of Titan common stock presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

        SureBeam™ and Cayenta™ are registered trademarks of The Titan Corporation. All other tradenames and trademarks appearing in this document are the property of their holders.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
GlobalNet, Inc.:

        We have audited the accompanying consolidated balance sheets of GlobalNet, Inc. and subsidiary (the Company) as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlobalNet, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered recurring losses from operations and has working capital and net capital deficiencies that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP KPMG LLP

Chicago, Illinois
March 12, 2001, except as to Notes 13, 15 and 16,
which are as of April 9, 2001

GLOBALNET, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
September 30, 2001
(unaudited) and
December 31, 2000 and 1999

	September 30, 2001	2000	1999
	(Unaudited)
ASSETS
Current assets:
Cash	$1,461,347	2,545,459	304,626
Restricted cash	—	157,872	473,019
Accounts receivable, net of allowance for doubtful accounts of $1,105,000, $364,000 and $0, respectively	3,233,184	5,050,121	1,199,283
Due from related party	—	—	41,319
Prepaid expenses and other current assets	936,773	137,427

Total current assets	5,631,304	8,027,441	2,155,674
Property and equipment, net	7,564,955	10,038,779	4,449,726
Intangible assets, net	1,366,668	1,666,668	—
Other assets	1,426,263	—	—

Total assets	15,989,190	19,732,888	6,605,400

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$12,101,298	2,925,798
Accrued expenses	404,987	431,862	94,694
Salaries and wages payable	—	—	176,083
Deferred revenue	1,458	—	1,582,661
Term loan	—	—	617,039
Current portion of capital lease obligations	2,778,201	4,035,682	1,114,677

Total current liabilities	15,285,944	15,538,167	6,510,952

Capital lease obligations, net of current portion	5,177,339	5,680,002	3,773,443
Convertible note	2,118,054	—	—
Stockholders' deficit:
Common stock; 100,000,000 shares authorized, $0.001 par value; 32,379,374, 31,165,450 shares issued and outstanding at September 30, 2001 and December 31, 2000, respectively	32,379	31,165	—
Additional paid-in-capital	25,497,495	23,457,290	—
Accumulated deficit	(25,819,335)	(15,625,769)	—
Deferred compensation	(6,302,686)	(9,347,967)	—
Members' deficit	—	—	(3,678,995)

Total stockholders' deficit	(6,592,147)	(1,485,281)	(3,678,995)

Total liabilities and stockholders' deficit	$15,989,190	$19,732,888	6,605,400

See accompanying notes to consolidated financial statements.

GLOBALNET, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended September 30, 2001 and 2000 (unaudited)
and Years ended December 31, 2000, 1999, and 1998

	Nine Months Ended
	September 30, 2001	September 30, 2000	2000	1999	1998
	(Unaudited)
Revenue	$59,457,958	54,404,807	78,090,535	24,926,891	4,046,246
Operating expenses:
Data communications and telecommunications	54,054,255	52,420,851	74,330,916	25,298,531	3,370,153
Network research and development (exclusive of $376,576 and $160,000 for the nine months ended September 30, 2000 and September 30, 2001, respectively, and $266,667 for the year ended December 31, 2000 reported below as non-cash stock compensation)	3,872,877	1,842,194	3,151,171	129,454	—
Selling and marketing (exclusive of $650,001 for the nine months ended September 30, 2000 and $46,499 for the year ended December 31, 2000 reported below as non-cash stock compensation)	381,722	620,590	1,051,814	131,815	—
General and administrative (exclusive of $2,759,735 and $1,214,949 for the nine months ended September 30, 2001 and September 30, 2000, respectively, and $2,187,214 for the year ended December 31, 2000 reported below as non-cash stock compensation)	2,852,062	2,981,162	4,318,335	1,020,092	787,583
Bad debt expense	741,000	80,000	482,007	—	—
Depreciation and amortization	3,643,133	1,654,061	2,902,905	882,639	—
Non-cash stock compensation	3,136,311	2,025,000	2,500,380	—	—

Total operating expenses	68,681,360	61,623,858	88,737,528	27,462,531	4,157,736

Operating loss	(8,823,402)	(7,219,051)	(10,646,993)	(2,535,640)	(111,490)
Other expense	(314,079)	—	—	(40,865)	(174,780)
Interest income (expense), net	(1,010,088)	(898,323)	(1,299,452)	(752,068)	(8,070)

Loss before minority interest and income taxes	(10,147,569)	(8,117,374)	(11,946,445)	(3,328,573)	(294,340)
Minority interest	—	—	—	50,000	—
Income taxes	—	—	327	—	—

Net loss	$(10,147,569)	(8,117,374)	(11,946,772)	(3,278,573)	(294,340)

Pro forma weighted average number of shares outstanding	29,777,488	23,950,794	25,223,877	20,000,000	20,000,000

Pro forma basic and diluted loss per share	$(0.34)	(0.34)	(0.47)	(0.16)	(0.01)

See accompanying notes to consolidated financial statements.

GLOBALNET, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Years ended December 31, 2000, 1999 and 1998

	Globalnet, Inc.
	Common Stock				Treasury Stock
			Additional paid-in- capital	Accumulated deficit
	Shares	Amount			Shares	Amount
Balance at December 31, 1997	—	$—	$—	$—	—	$—
Net Loss	—	—	—	—	—	—

Balance at December 31, 1998	—	—	—	—	—	—
Issuance of member's interests by subsidiary	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance at December 31, 1999	—	—	—	—	—	—
Exchange of members' interests for common stock	—	—	—	—
Contribution by shareholders	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—
Exchange of common shares in connection with merger with Rich Earth, Inc	19,875,000	19,875	16,180,002	(3,678,997)	125,000	125
Capital of Rich Earth, Inc. at time of merger	10,997,061	10,997	10,179,183	—	—	—
Issuance of common stock from private placement, net	168,389	168	1,449,758	—	—	—
Forfeiture of restricted stock by employees upon termination	(650,000)	(650)	(5,200,000)	—	650,000	650
Issuance of restricted stock from treasury	775,000	775	581,250	—	(775,000)	(775)
Issuance of options and warrants to nonemployees	—	—	267,097	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—
Net loss	—	—	—	(11,946,772)	—	—

Balance at December 31, 2000	31,165,450	$31,165	$23,457,290	$(15,625,769)	—	$—

Globalnet International, Inc.
	Common Stock				Treasury Stock
			Additional paid-in- capital	Accumulated deficit
	Shares	Amount			Shares	Amount
Balance at December 31, 1997	—	$—	$—	$—
Net Loss	—	—	—	—	—	—
Balance at December 31, 1998	—	—	—	—	—	—
Issuance of member's interests by subsidiary	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance at December 31, 1999	—	—	—	—	—	—
Exchange of members' interests for common stock	2,000	2	—	(3,678,997)
Contribution by shareholders	(215)	—	—	—	215	—
Issuance of restricted stock	203	—	16,200,000	—	(203)	—
Exchange of common shares in connection with merger with Rich Earth, Inc	(1,988)	(2)	(16,200,000)	3,678,997	(12)	—
Capital of Rich Earth, Inc. at time of merger	—	—	—	—	—	—
Issuance of common stock from private placement, net	—	—	—	—	—	—
Forfeiture of restricted stock by employees upon termination	—	—	—	—	—	—
Issuance of restricted stock from treasury	—	—	—	—	—	—
Issuance of options and warrants to nonemployees	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance at December 31, 2000	—	$—	$—	$—	—	$—

(Continued)

	GlobalNet, Inc.
	DTA Communications Network, LLC Members' deficit	Deferred compensation	Total deficit
Balance at December 31, 1997	$(256,082)	$—	$(256,082)
Net Loss	(294,340)	—	(294,340)

Balance at December 31, 1998	(550,422)	—	(550,422)
Issuance of member's interests by subsidiary	150,000	—	150,000
Net loss	(3,278,573)	—	(3,278,573)

Balance at December 31, 1999	(3,678,995)	—	(3,678,995)
Exchange of members' interests for common stock	3,678,995	—	—
Contribution by shareholders	—	—	—
Issuance of restricted stock	—	(16,200,000)	—
Exchange of common shares in connection with merger with Rich Earth, Inc	—	—	—
Capital of Rich Earth, Inc. at time of merger	—	—	10,190,180
Issuance of common stock from private placement, net	—	—	1,449,926
Forfeiture of restricted stock by employees upon termination	—	5,200,000	—
Issuance of restricted stock from treasury	—	(581,250)	—
Issuance of options and warrants to nonemployees	—	(58,388)	208,709
Amortization of deferred compensation	—	2,291,671	2,291,671
Net loss	—	—	(11,946,772)

Balance at December 31, 2000	$—	$(9,347,967)	$(1,485,281)

        See accompanying notes to consolidated financial statements.

	Common Stock
			Additional paid-in- capital	Accumulated deficit	Deferred Compensation	Total deficit
	Shares	Amount
Balance at December 31, 2000	31,165,450	$31,165	$23,457,290	$(15,625,769)	(9,347,967)	$(1,485,281)
Issuance of shares for services rendered	148,496	149	66,131	—	—	66,280
Issuance of common stock in February private placement, net	700,000	700	614,569	—	—	615,269
Issuance of warrants to advisors	—	—	97,919	—	(97,919)	—
Draw on equity line	365,428	365	111,924			112,269
Incentive warrant discount related to April private placement			301,751			301,751
Debt issuance costs related to April private placement			146,157			146,157
Beneficial conversion features - April private placement			728,926			728,926
Deemed dividend related to April private placement			45,997	(45,997)		—
Amortization of deferred compensation	—	—	(73,169)	—	3,143,200	3,070,031
Net loss	—	—	—	(10,147,569)	—	(10,147,569)

Balance at September 30, 2001	32,379,374	$32,379	$25,497,495	$(25,819,335)	(6,302,686)	$(6,592,147)

See accompanying notes to consolidated financial statements.

GLOBALNET, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2001 and 2000 (Unaudited) and
Years ended December 31, 2000, 1999, and 1998

	Nine months ended
	September 30, 2001	September 30, 2000	2000	1999	1998
	(Unaudited)
Cash flows from operating activities:
Net loss	$(10,147,569)	(8,117,374)	(11,946,772)	(3,278,573)	(294,340)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,643,133	1,654,061	2,902,905	882,639	—
Provision for doubtful accounts	741,000	—	482,007
Non-cash stock compensation	3,136,311	2,025,000	2,500,380	—	—
Non-cash financing costs	505,665	—	—	—	—
Minority interest	—	—	—	(50,000)	—
Changes in assets and liabilities:
Restricted cash	157,872	298,044	315,147	(473,019)	—
Accounts receivable	1,075,937	(6,283,698)	(4,332,845)	(1,199,283)	141,735
Due from related party	—	41,319	41,319	(33,375)	6,660
Prepaid expenses and other current assets	(662,784)	(498,024)	(136,562)	(131,949)	(5,478)
Accounts payable	1,030,675	5,876,501	8,144,825	2,478,323	329,190
Salaries and wages payable	—	(124,172)	(176,083)	(66,307)	57,721
Deferred revenue	1,458	(905,967)	(1,582,661)	1,511,412	(96,751)
Accrued expenses	(26,875)	3,996	(67,819)	94,694	—

Net cash provided by (used in) operating activities	(545,177)	(6,030,314)	(3,856,159)	(265,438)	138,737

Cash flows from investing activities—purchase of property and equipment	(507,361)	(336,919)	(675,724)	(240,530)	—

Net cash used in investing activities	(507,361)	(336,919)	(675,724)	(240,530)	—
Cash flows from financing activities:
Proceeds from term loan	—	—	—	734,517	—
Repayments of principal on term loan	—	(617,059)	(617,039)	(117,478)	—
Principal payments on capital lease obligations	(2,272,044)	(813,174)	(2,123,153)	(203,715)	—
Advances from Rich Earth, Inc. prior to merger with Rich Earth, Inc	—	800,000	800,000	—	—
Cash acquired from merger with Rich Earth, Inc	—	8,712,908	7,262,982	—	—
Proceeds from private placements	2,240,470	—	1,449,926	—	—
Contribution from minority interest of subsidiary	—	—	—	200,000	—

Net cash provided by (used in) financing activities	(31,574)	8,082,695	6,772,716	613,324	—

Net increase (decrease) in cash	(1,084,112)	1,715,462	2,240,833	107,356	138,737

Cash at beginning of period	2,545,459	304,626	304,626	197,270	58,533

Cash at end of period	$1,461,347	2,020,088	2,545,459	304,626	197,270

Supplemental disclosure of cash flow information — cash paid for interest	$902,653	398,317	1,434,000	657,374	8,070

Supplemental disclosure of noncash investing and financing activities:
Payment for purchase of 25% minority interest and certain assets of GlobalNet L.L.C. by Rich Earth, Inc. on behalf of the Company	$—	2,127,198	2,127,198	—	—

Cancellation of notes payable to Rich Earth, Inc. in connection with Merger with Rich Earth, Inc	$—	2,927,198	2,927,198	—	—

Equipment acquired under capital leases	$361,949	5,065,989	7,355,704	5,091,835	—

Value of equipment refinanced under capital lease	$2,879,491	—	—	—	—

See accompanying notes to consolidated financial statements.

GLOBALNET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

(1)Nature of Organization and Business

        GlobalNet, Inc. ("GlobalNet" or the "Company") provides global telecommunications, including high quality voice, fax, and other value-added applications over the Internet and other networks.

        GlobalNet was formed on May 30, 2000, when GlobalNet International, Inc. ("GII") merged with a subsidiary of Rich Earth, Inc. ("Rich Earth") pursuant to an agreement (the "Merger Agreement") whereby 20,000,000 shares of Rich Earth common stock were exchanged for 100% of the common stock of GII in a transaction accounted for as a reverse acquisition ("Merger") of Rich Earth by GII using the purchase method of accounting. Prior to raising approximately $2.5 million to fund an acquisition by GII in a contemplated transaction as described herein, Rich Earth was a non-operating public shell corporation with nominal assets. GII management now controls the combined company after the transaction. After the closing of the merger, Rich Earth changed its name to GlobalNet, Inc.

        As a result of the reverse merger, the operating entity, GII, will continue as the operating entity under the GlobalNet, Inc. name, and its historical financial statements will replace those of Rich Earth.

        The Merger is considered by the Company to be a capital transaction in substance, rather than a business combination. That is, the Merger is equivalent to the issuance of stock by the Company for the net monetary assets of Rich Earth, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible was recorded.

        GII was formed in March 2000, when the members of DTA Communications Network, L.L.C. ("DTA") exchanged their members' interests in DTA for common stock of GII, a newly formed C-corporation ("Reorganization"). DTA was organized in Illinois on May 22, 1996 as a limited liability company. On April 20, 1999, DTA and a Texas limited liability company formed an Illinois limited liability company, later named GlobalNet L.L.C. DTA's interest in GlobalNet L.L.C. was 75% at December 31, 1999. GlobalNet L.L.C. was formed to provide wholesale carrier voice and fax, value-added applications, and third-generation application service provider (ASP) products via an international Internet protocol-based network.

        On March 6, 2000, DTA agreed to purchase and subsequently did purchase the remaining 25% minority interest and certain assets from the minority owner of GlobalNet, L.L.C. for $2,000,000 and $127,198, respectively. The purchase of the minority interest increased DTA's interest in GlobalNet L.L.C. to 100% and was accounted for under the purchase method of accounting. The assets acquired have been recorded at their estimated fair values at the date of acquisition. The acquired customer base related to the transaction was $1,000,000 and is being amortized over a period of five years. Goodwill related to the transaction was $1,000,000 and is being amortized over a period of five years. The effect on the pro forma results of operations had the acquisition occurred at the beginning of 2000 was not significant.

        The Company is subject to risks and uncertainties common to growing telecommunications-based companies, including rapid technological changes, low costs to customers of switching from carrier to carrier, failed alliances, and pricing pressures in the international long distance market.

(2)  Summary of Significant Accounting Policies

Principles of Consolidation

        The 2000 consolidated financial statements include the accounts of GlobalNet, Inc. and its wholly-owned subsidiary, GlobalNet International, Inc. and Rich Earth, Inc. from May 30, 2000, the date of acquisition.

        The 1999 consolidated financial statements include the accounts of DTA Communications Network, L.L.C., and its majority-owned subsidiary, GlobalNet L.L.C. from its date of formation in 1999, whereas the 1998 consolidated financial statements consist only of DTA Communications Network, L.L.C.

Issuance of Members' Interests by Subsidiary

        Prior to the Merger Agreement, the Company accounted for issuances of members' interests by its subsidiary as equity transactions, thereby recording the amount in excess of the parent's carrying value to members' equity.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

Reclassification

        Certain reclassifications have been made to the prior year consolidated financial statements to conform to the 2000 presentation.

Restricted Cash

        At December 31, 2000, $157,872 was held in an account which the Company's lessor had primary control of. The lessor deducts monthly payments due on the lease from this account. Additional disbursements from this account must be approved by the lessor.

Fair Value of Financial Instruments

        Financial instruments consist principally of cash, accounts receivable, accounts payable and capital leases. The estimated fair value of these instruments approximates their carrying value.

Allowance for Doubtful Accounts Receivable

        The allowance for doubtful accounts receivable was $364,000 at December 31, 2000, and $-0- at December 31, 1999 and 1998. Provisions for bad debts were $482,007 for 2000 and $-0- for 1999 and 1998. Write-offs of uncollectible accounts were $118,007 for 2000 and $-0- for 1999 and 1998.

Accounting for the Impairment of Long-Lived Assets

        Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires that long-lived assets and certain identifiable intangibles to be held and used by any entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on the discounted cash flows or appraised values, depending on the nature of the assets. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions.

        The carrying amount of the Company's long-lived assets at December 31, 2000 and 1999 primarily represent the original amounts invested less the recorded depreciation and amortization. Management believes the carrying amount of these investments is not impaired.

Revenue Recognition

        The Company recognizes revenue from two types of telecommunication services. The majority of the Company's revenue consists of the sale of wholesale carrier voice and fax, via an international network. Revenue is recognized as services are rendered. In order to mitigate risk of loss, several customers prepay for their services, in which case revenue is deferred and is recognized as services are rendered.

        The remaining revenue is generated from supplying underlying services, including value added applications and the use of the Company's network, to issuers of prepaid phone cards. Those issuers prepay for some or all of the services provided. Payments received in advance for such services are recorded as deferred revenue and are recognized as the prepaid phone cards are used. These cards may expire without being fully used as they have lives of up to three months after the first use. The unused value is referred to as breakage and is recorded as revenue at the date of expiration. Subsequent to October 2000, the Company no longer provided prepaid phone service.

        In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes some views of the SEC on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The SEC believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonable assured. The Company believes that its current revenue recognition policy complies with the SEC guidelines.

Research and Development Expenses

        The Company charges research and development expenses incurred in the development, expansion, operation and support of the Company's global IP network to network research and development as incurred.

Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statements of operations or disclosed in the notes to consolidated financial statements. The Company has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123. The Company accounts for stock-based compensation for nonemployees under the fair value method prescribed by SFAS No. 123.

Derivatives

        In June 1998, the Financial Accounting Standards Board issued Statement No. 133, (SFAS 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") which was later amended by Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the effective date of FASB Statement No. 133" and by Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133" (collectively, the "Standard"). The Standard requires companies to record derivative instruments on the balance sheet as assets or liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivatives and whether they qualify for hedge accounting. The Standard is required to be adopted for financial statements issued for the fiscal year ending December 31, 2001. As the Company does not currently engage in derivatives or hedging transactions, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of SFAS 133.

Income Taxes

        Subsequent to the Reorganization, the Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Prior to the Reorganization, the Company operated in the form of a limited liability company and accordingly, the Company's income tax liabilities were the responsibility of its members.

Net Loss Per Share

        Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents to the extent they are not anti-dilutive.

        Shares issuable from securities that could potentially dilute basic earnings per share in the future that were not included in the computation of earnings per share because their effect was anti-dilutive were: 2,301,000 stock options, 1,215,450 warrants, and 2,150,000 shares of unvested restricted common stock at December 31, 2000.

        The pro forma weighted-average number of shares outstanding for the years ended December 31, 2000, 1999 and 1998 represent the weighted-average number of shares of GlobalNet International Inc. as if the exchange of common shares in the merger with Rich Earth, Inc. was in effect as the beginning of all periods presented.

Comprehensive Income

        In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. The Company does not have any components of comprehensive income (loss) other than its reported net loss.

(3)  Income Taxes

        No provision for U.S. federal and state income taxes was recorded prior to March 2000, as such liability was the responsibility of the members of DTA, rather than of the Company. As a result of the change from an L.L.C. to a C-corporation, the Company recorded an initial net deferred income tax asset of $5,825,052 to reflect the establishment of deferred tax assets and liabilities. However, due to the lack of certainty of recovery, a full valuation allowance was recorded against the initial and subsequent net deferred income taxes. The remaining provisions for income taxes for the year ended December 31, 2000 relate to the period subsequent to March 2000.

        At December 31, 2000, the Company has federal net operating loss carryforwards approximating $10,020,000. Such losses are available to offset future taxable income and expire in 2020. In addition, if certain substantial changes in the Company's ownership are deemed to have occurred, there would be an annual limitation on the amount of carryforwards which could be utilized.

        The provision for income taxes consist of the following during the year ended December 31, 2000:

Amount
Current taxes:
Federal	$—
State	327

Total	327
Deferred taxes:
Federal	—

State	—
Total	—

Provision for income taxes	$327

        The total tax provision for the year ended December 31, 2000 differs from the amount computed by applying the federal income tax rate of 35% to the loss before income taxes for the following reasons:

Expected income tax benefit at federal income tax rate	$(4,181,256)
Increase (decrease) in taxes resulting from State income tax benefit	(699,259)
Meals and entertainment	7,508
Deferred income and expenses recognized on LLC tax return	(802,767)
Amortization of goodwill	105,000
Change in valuation allowance	5,571,101

$327

        Deferred tax assets (liabilities) are comprised of the following at December 31, 2000:

Deferred tax assets
Non-cash stock compensation expense	$1,045,975
Professional fees related to merger	627,490
Continuing operations NOL carryforward	4,193,248

Total deferred tax assets	5,866,713
Valuation allowance	(5,825,052)

Deferred tax liabilities:
Depreciation	$(39,927)
Federal impact of state NOL carryforward	(1,734)

Total deferred tax liabilities	(41,661)

Net deferred income taxes	$—

        The net change in the total valuation allowance for the year ended December 31, 2000 was an increase of $5,825,052. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This assessment was performed considering the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. Due to the Company's operating losses, there is uncertainty surrounding whether the Company will ultimately realize its deferred tax assets. Accordingly, these assets have been fully reserved.

(4)  Property and Equipment

        Property and equipment consists of the following:

	December 31,
	2000	1999
Leasehold improvements	$40,362	$—
Network equipment under capital leases	12,623,269	5,267,565
Furniture and equipment	827,360	64,800

	13,490,991	5,332,365
Less accumulated depreciation and amortization	3,452,212	882,639

Property and equipment, net	$10,038,779	$4,449,726

        Property and equipment are stated at cost. Equipment held under capital leases is stated at the lower of fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the assets which range from three to five years.

        Depreciation and amortization for the years ended December 31, 2000, 1999 and 1998 was $2,569,573, $882,639, and $-0-, respectively. Accumulated depreciation of assets recorded under capital leases was $3,338,965 and $877,926 at December 31, 2000 and 1999, respectively.

(5)  Intangible Assets

        On March 6, 2000, DTA agreed to purchase and subsequently did purchase the remaining 25% minority interest and certain assets from the minority owner of GlobalNet L.L.C. for $2,000,000 and $127,198, respectively. As a result, the Company recorded intangible assets of $2,000,000, which are being amortized over useful lives of five years. The purchase price has been allocated $1,000,000 to acquired customer base and $1,000,000 to goodwill. The Company has recorded $333,332 of intangible asset amortization for the year ended December 31, 2000.

(6)  Leases and Commitments

        The Company leases various office facilities, cars and equipment under operating leases with remaining terms of up to 4.5 years. Rent expense under operating leases was $315,658, $27,950, and $9,754 for the years ended December 31, 2000, 1999, and 1998, respectively.

        In April 2000, the Company entered into a $10,000,000 credit facility with General Electric Capital Corporation (GE Capital) to finance the lease of telecommunications network and data transmission equipment. The credit facility had a term of six months at which time any unused portions of the credit facility expired. During 2000, the Company utilized $6,950,717 under the credit facility Each lease bears interest at an annual rate of 13.2% and has a 36-month lease term. The obligations under capital leases are secured by the underlying leased assets.

        In November 1999, GlobalNet entered into capital leases with Prinvest Financial Corp. (Prinvest) for various network equipment with respect to which GlobalNet recorded a capital lease obligation of approximately $5,267,565. The leases have a 42-month term, with annual interest at a rate of 22%. The leased equipment secures all leases. The lease agreements contains a purchase option of $1 at the end of the lease. The lease is secured by a first priority interest in substantially all the Company's assets, including, but not limited to accounts receivable, general intangibles, and fixed assets. The lease is also secured by a second priority interest in the Company's assets under capital leases with other lessors.

        Future minimum lease payments under capital leases and noncancelable operating leases at December 31, 2000 are as follows:

	Operating	Capital
2001	$359,972	$4,877,197
2002	194,200	4,943,601
2003	191,887	1,844,339
2004	81,411	—
2005 and thereafter	19,620	—

Total future minimum lease payments	$847,090	11,665,137

Less amount representing interest		1,949,453

Net present value of minimum lease payments		9,715,684
Less current portion		4,035,682

Long-term portion, net of current portion		$5,680,002

        During December 2000, the Company entered into a capital lease agreement for network equipment totaling $337,194. This equipment was accepted by the Company during January 2001, which serves as the commencement date of the capital lease. The lease term is 36 months with a purchase option of $1 at the end of the term.

        Additionally, the Company renewed its operating lease for office space in Georgia for an additional six month period beginning March 1, 2001.

GLOBALNET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2000 and 1999

(7)  Related Parties

        On June 28, 2000 (Purchase Date) and in connection with the Merger described in Note 1, an officer of the Company sold 700,000 shares of the Company's common stock to a director of the Company for $1 per share in accordance with a stock purchase agreement dated May 22, 2000, as amended on June 28, 2000.

        During 2000, the Company paid $271,997 to a law firm for legal services provided by a partner who is a director of the Company.

        During the years ended December 31, 1999, and 1998, the majority owner borrowed funds from the Company totaling $39,606, and $16,627, respectively. The majority owner repaid the funds in full during 2000. At December 31, 2000 and 1999, amounts due from the majority owner were $-0- and $41,319, respectively.

(8)  Term Loan

        On October 1, 1999, GlobalNet, Inc. entered into a term loan for $734,517 at an annual interest rate of 19.75%, payable in periodic installments. In July 2000, the term loan matured and was paid in full by the Company.

(9)  Stockholders' Equity

Common Stock

        On May 30, 2000, GlobalNet Inc. was formed when GlobalNet International, Inc. (GII) merged with a subsidiary of Rich Earth, Inc. (Rich Earth) in a transaction accounted for as a reverse acquisition of Rich Earth by GII using the purchase method of accounting pursuant to an agreement (the Merger Agreement) whereby 20,000,000 shares of Rich Earth common stock were exchanged for 100% of the common stock of GlobalNet International Inc. At the time of the Merger, Rich Earth had 9,960,000 common shares issued and outstanding.

        The Merger is considered by the Company to be a capital transaction in substance, rather than a business combination. That is, the Merger is equivalent to the issuance of stock by the Company for the net monetary assets of Rich Earth, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible was recorded.

        During the period from March 2000 through July 2000, 1,205,450 shares of common stock were issued in connection with two private placement transactions. The first private placement transaction sold 600,000 units at $10 a unit and resulted in the issuance of 600,000 common shares and grant of warrants to purchase an additional 300,000 shares of common stock at $15 per share. The second private placement transaction sold 605,450 units at $10 a unit and resulted in the issuance of 605,450 shares of common stock and the grant of warrants to purchase an additional 605,450 shares of common stock at $15 per share.

Stock-Based Compensation

Warrants

        During 2000, the Company's board of directors approved and the Company issued warrants to purchase 905,450 shares of common stock at $15 per share to investors from the private placement transactions. In connection with the private placements, the Company granted additional warrants to purchase 310,000 shares of common stock at $15 per share to underwriters for services performed, resulting in a total of 1,215,450 warrants granted to "Original Warrant Holders". The warrants had a six-month expiration period and expired unexercised on November 30, 2000. The warrants were issued as part of the private placement and therefore no expense has been recorded related to these warrants.

        On December 14, 2000, the Company's board of directors authorized the grant of one warrant to purchase one share of common stock at $5 per share for each warrant the Original Warrant Holders were originally granted, for a total of 1,215,450 warrants. The warrants were fully exercisable and nonforfeitable at the date of grant and expire on November 30, 2001. The Company estimated the fair value of each warrant using the Black-Scholes option-pricing model using the following assumptions: term of one year, expected volatility of 75%, expected dividend yield of 0%, and a risk free interest rate of 5.73%. The fair value of $48,981 was recorded as expense on the date of grant. All warrants were outstanding and exercisable at December 31, 2000.

Restricted Common Stock

        On May 15, 2000, the Company's board of directors authorized the issuance of 2,150,000 shares of restricted common stock to employees, directors, and consultants. Shares aggregating 2,025,000 were granted on May 15, 2000 at an estimated fair value of $16,200,000, which will be amortized over the vesting period of three years.

        During the fourth quarter of 2000, three employees that were granted a total of 650,000 shares of restricted common stock with an estimated fair value of $5,200,000 were terminated resulting in the forfeiture of the shares. All amounts recorded as stock-based compensation during 2000 related to these 650,000 shares were reversed in the period of forfeiture.

        On December 28 2000, the Company issued 775,000 shares of restricted common stock to employees at an estimated fair value of $581,250, which will be amortized over the vesting period. The shares vest at a rate of 44% on September 15, 2001, 22% on May 15, 2002 and 34% on May 15, 2003.

        The Company recorded $2,291,671 of stock based compensation during 2000 related to issuances of restricted common stock. At December 31, 2000, there were 2,150,000 restricted common shares outstanding and none were vested.

Stock Incentive Plan

        On May 3, 2000, the Company's board of directors adopted the "2000 Stock Plan," (the "Plan") under which the maximum aggregate number of shares that may be subject to option and sold under the plan is 3,000,000 shares. Under the terms of the Plan, options vest based on the vesting period as determined by the plan administrator.

        The Company granted 1,540,000 and 226,000 options to employees on May 15, 2000, and December 28, 2000, respectively. A total of 360,000 options were canceled during 2000. All employee options have a term of 5 years from the date of vesting and vest 33% on May 15, 2001, 33% on May 15, 2002 and the remainder on May 15, 2003.

        On May 15, 2000, the Company granted 50,000 options to members of its board of directors. These options have a term of 5 years from the date of vesting and vest 33% on May 15, 2001, 33% on May 15, 2002 and the remainder on May 15, 2003. In addition, each current non-employee Director was granted 100,000 options on September 14, 2000, and all future non-employee Directors will receive 50,000 options upon their initial elections, while all current non-employees will receive an annual grant of 25,000 options on the date of the annual stockholders' meeting. These options will vest on the second anniversary of the grant date and expire on the 10th anniversary of the grant date.

        During 2000, the Company granted 145,000 options to consultants for services provided. Options for 35,000 shares of common stock were immediately vested, while the remaining 110,000 options vest over a period of six months to three years and have terms from 5 to 10 years. The Company recorded $159,728 of non-cash stock compensation related to these options during 2000 and $58,388 was recorded as deferred compensation at December 31, 2000.

        Stock option activity for the year ended December 31, 2000, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value on Grant Date
Outstanding, December 31, 1999	—	—
Granted	2,661,000	$9.43	$5.04
Forfeited	(360,000)	7.80

Outstanding, December 31, 2000	2,301,000	$9.68

        The following table summarizes information relating to currently outstanding and exercisable stock options as of December 31, 2000:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.75 — 0.77	266,000	6.23	$0.75
$8.00	1,285,000	6.25	$8.00
$12.00 — 16.00	750,000	9.71	$15.73

$0.75 — 16.00	2,301,000	7.38	$9.68

        There were no options exercisable at December 31, 2000

        At December 31, 2000, options to purchase 699,000 common shares were available for future grants under the Plan.

        SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statements of operations or disclosed in the notes to the consolidated financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under the APB Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for options granted in 2000, using the Black-Scholes option-pricing model to estimate the fair value of the option grants.

        The following weighted average assumptions were used during 2000:

Risk-free interest rate	6.40%
Expected dividend yield	0%
Expected lives	3.60 years
Volatility	66%

        Had compensation expense from the Company's Plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

Net loss applicable to common stockholders
As reported	$11,946,772
Pro forma	13,906,445

Basic and diluted net loss per share
As reported	$(0.47)
Pro forma	(0.55)

Stock Split

        All share information has been adjusted to reflect a 10,000 to 1 exchange as a result of the Merger.

(10)Agreement with Operadora Protel, S.A. de C.V.

        On August 1, 1999, the Company entered into a five-year agreement (Agreement) with Operadora Protel, S.A. DE C.V., a Mexico corporation (Protel), whereby Protel provides the platform for prepaid debit card calls and the use of its network for traffic originating and terminating between Mexico and the United States.

        In addition, the Agreement provides that Protel and GlobalNet L.L.C. agree to share equally in the gross profits generated from services provided under the agreement. Accordingly, the Company adjusts its cost of revenue to reflect each month, amounts due to or from Protel under the Agreement.

        During October 2000, the two companies agreed to terminate the Agreement. Subsequent to October 2000, the Company did not generate revenue or incur expenses related to this Agreement.

        The Company continues to conduct business with Protel to provide wholesale carrier voice and fax telecommunication services in Mexico.

(11)Credit and Business Concentrations

        SFAS No. 105, Disclosure of Information About Financial Instruments With Off-Balance Sheet Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentrations such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash in one financial institution.

        Although the Company has been able to significantly expand and diversify its customer base during 2000, a significant portion of the Company's revenues are still concentrated among a few large customers. In 2000, the largest customer represented 23% of total revenue while the next three largest customers represented 55% of total revenue in 2000. The three largest customers represented 96% of total revenue in 1999 and 1998. Accounts receivable from these customers were approximately $2,293,429 and $666,886 at December 31, 2000 and 1999, respectively.

        The Company currently uses one primary wholesale carrier voice and fax telecommunication services provider. Accounts payable to this supplier was $7,052,970 at December 31, 2000, net of the Company's receivable from the supplier of $517,309. An unfavorable change in this supplier's payment terms or a change in primary supplier could have an adverse effect on the Company's business and liquidity.

(12)Geographic and Business Segment Information

        The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information regarding operating segments in annual financial statements and requires select information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company's chief decision-maker, as defined under SFAS No. 131 is the Chief Executive Officer. To date, the Company has viewed its operations and manages its business as one operating segment-telecommunication services. The Company eliminated its prepaid phone card service during October 2000. The Company recorded revenues of approximately $16,201,000 during the year ended December 31, 2000 from the prepaid card service.

        Data relating to the Company's operations by geographic area is set forth below:

	United States	Mexico	Other	Total
2000
Revenues	$—	37,312,408	40,778,127	78,090,535
Identifiable assets	10,038,779	—	—	10,038,779
1999
Revenues	—	12,565,945	12,360,946	24,926,891
Identifiable assets	4,449,726	—	—	4,449,726
1998
Revenues	—	4,046,246	—	4,046,246
Identifiable assets	—	—	—	—

        The Company's revenues are primarily generated by providing telecommunication services to Mexico and other Latin America countries on behalf of the Company's customers. However, all of the tangible assets of the Company are located in the United States.

(13)Litigation

        The Company is from time to time subject to routine litigation incidental to its business. The Company believes that the results of the following asserted and potential litigation and other potential legal proceedings will not have a material adverse effect on its business, financial condition, results of operations, or liquidity of the Company.

        Rubin v. Gushlak—On December 26, 2000, an action entitled Rubin v. Gushlak, et al, Case No. 00-13406, was filed in the United States District Court for the Central District of California, which was subsequently amended on April 2, 2001. This action is against Myron Gushlak, a director of GlobalNet until his resignation on April 4, 2001, and thirteen other named defendants, including GlobalNet. The action arises out of the purchase by the plaintiff of 1,000,000 shares of the Company's common stock from Mr. Gushlak, allegedly acting as agent for another shareholder, at a price of $5 per share in a private transaction which Mr. Gushlak allegedly facilitated. The primary relief sought in the action is the rescission of the contract of purchase from Mr. Gushlak, allegedly acting as agent for another shareholder; and damages in the alternative. The complaint alleges that defendant Gushlak allegedly induced the plaintiff to purchase shares of GlobalNet's common stock from Mr. Gushlak, allegedly acting as agent for another shareholder and, in doing so, allegedly violated various provisions of the federal securities laws. The complaint also alleges that GlobalNet failed to cooperate with the plaintiff in its efforts to confirm Gushlak's beneficial ownership of shares. The action is only in its formative stages and discovery or substantive proceedings have not as yet been initiated. [See Note 17]

        The Selway Group, Inc.—On November 20, 2000, an action was initiated in the United States District Court for the Northern District of Illinois against GlobalNet by the Selway Group Inc. This action alleges that the plaintiff is owed 3% of the gross revenues derived by GlobalNet from a telecommunications intercommunication agreement entered into between GlobalNet and Protel, S.A. de C.V. The action seeks unspecified monetary damages in excess of the monetary federal jurisdiction limit. GlobalNet has moved to dismiss the complaint for lack of jurisdiction and, at the present time, the motion remains before the court. GlobalNet believes that it has good and meritorious defenses to this action which it intends to assert if the court determines that jurisdiction exists. The action is in its formative stages and no discovery or other substantive proceedings in the action have been undertaken. [See Note 17]

        PrinVest Financial Corp.—As of November 8, 1999, GlobalNet entered into capital leases with Prinvest Financial Corp. (PrinVest) for various network equipment with respect to which GlobalNet recorded a capital lease obligation of approximately $5,268,000. A dispute currently exists between GlobalNet and PrinVest with respect to compliance by GlobalNet under a financing and security agreement dated as of November 8, 1999 and a lease agreement dated as of that date. As of December 31, 2000, the amount outstanding under the capital lease facility with PrinVest Financial Corp. amounted to approximately $3,124,000. In an attempt to resolve the dispute, GlobalNet and PrinVest entered into a forbearance agreement on October 27, 2000 whereby PrinVest would forebear from declaring acceleration of the indebtedness of GlobalNet under these leases. This forbearance agreement expired on January 26, 2001. As of April 9, 2001, no formal proceedings have been initiated. [See Note 17]

(14)Quarterly Financial Information (Unaudited)

        The following tables set forth an unaudited summary of quarterly financial data for the years ended December 31, 2000 and 1999. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for a full fiscal year.

2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$14,486,390	$16,283,132	$23,635,285	$23,685,728
Operating expenses	14,929,518	19,926,349	26,767,990	27,113,671
Operating loss	(443,128)	(3,643,217)	(3,132,705)	(3,427,943)
Net loss	(725,575)	(3,899,091)	(3,492,707)	(3,829,399)
Pro forma basic and diluted loss per share	(0.04)	(0.17)	(0.12)	(0.13)
1999	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$1,639,078	$3,289,554	$5,517,418	$14,480,841
Operating expenses	1,637,937	3,248,054	6,233,789	16,342,751
Operating income (loss)	1,141	41,500	(716,371)	(1,861,910)
Net income (loss)	6,141	(58,220)	(1,025,658)	(2,200,836)
Pro forma basic and diluted loss per share	0.00	(0.00)	(0.05)	(0.11)

(15)Management's Plans and Intentions for Continuing Operations

        The Company has negative working capital at December 31,2000 and has experienced negative operating cash flows as well as continuing net losses since its inception in 1996. This raises substantial doubt about the Company's ability to continue as a going concern.

        Management is exploring different alternatives to address the Company's short-term and long-term financing needs. Such alternatives include issuing stock in private placements, securing additional vendor financing and securing a working capital credit facility. As discussed in Note 16, the Company recently closed two private placements generating net proceeds of approximately $2,811,000. Additionally, the Company has a commitment from an existing shareholder to purchase an additional $3,750,000 worth of common stock subject to certain trading volume and stock price conditions. There can be no assurances, however, these funds will be sufficient, or that the Company will be successful in completing additional private placements or in securing additional financing.

        Management continues to believe that the Company is well suited to take advantage of the current market opportunities. The Company will continue to aggressively pursue business in higher-margin geographic regions, increase margins and monitor costs in order to accelerate its path to profitability. [See Note 17]

(16)Subsequent Events

        On March 21, 2001, the Company completed a private placement of 700,000 shares of common stock at $1 per share. The Company received net proceeds at the closing in the amount of $615,000, after deducting offering costs of $85,000. In addition, the Company issued warrants to purchase 75,000 shares of common stock at $1.20 to various entities assisting in the private placement. The Company filed a registration statement on Form S-3 to register the shares sold in the placement and the warrants granted to the placement agents on April 2, 2001.

        On April 9, 2001 (Closing Date), the Company entered into a securities purchase agreement (Agreement) whereby the Company issued a $2,000,000 convertible note (Note) and the purchaser agreed to purchase from time to time through April 9, 2002, up to $4,000,000 of the Company's common stock. The number of shares and the price is to be determined based upon the Company's average current trading volume and stock price as defined in the Agreement. In addition, the purchaser has agreed not to acquire, through conversion of the Note, exercise of warrants, or purchase of equity, more than 9.9% of the Company's common stock as of any respective conversion, exercise or purchase date. On the Closing Date, the purchaser made an initial purchase of 365,428 shares of the Company's common stock for an aggregate of $250,000. The Company received net proceeds of $2,140,976, after deducting related expenses. The Company also paid additional offering costs of approximately $230,000 and issued warrants to two firms in connection with the Agreement to purchase an aggregate of 333,333 shares of the Company's common stock at $0.89 per share. [See Note 17]

        The Note has a maturity date of April 9, 2004 and does not bear interest unless the Company is in default in delivering conversion shares to the purchaser, or fails to repay the Note by the maturity date, in which case the Note bears interest at a rate of 8% per annum calculated from April 9, 2001. The Company also has the right to redeem the Note at redemption prices ranging from 112.5% to 140% of the principal amount of the Note, depending upon the time the Note is redeemed.

        In addition, the Company issued an incentive warrant to the purchaser representing the right to purchase 877,026 shares of the Company's common stock for $1.0221 per share. On the Closing Date, the Company also entered into a registration rights agreement with the purchaser whereby the Company is required to file a registration statement on behalf of the purchaser with respect to the shares purchased by it, the shares that may result from the conversion of the note, and the warrant shares.

        The Company also issued a protective warrant to the purchaser which only becomes exercisable on the effective date of the registration statement (Registration Statement) related to the Agreement. Under the terms of the protective warrant, if the price of the Company's common stock as computed on the effective date of the Registration Statement is lower than the purchase price of the common stock on the Closing Date, the protective warrant becomes exercisable for a certain number of shares as defined in the Agreement [See Note 17]

        As a result of the aforementioned transactions, the Company will record approximately $680,000 of debt discount related to the convertible note's beneficial conversion feature, approximately $285,000 of debt discount related to the incentive warrant issued, approximately $65,000 of debt discount related to the investor fees for the convertible note, and approximately $335,000 of debt issuance costs. Each of these items will be amortized over the term of the convertible note. In addition, the Company will accrete interest expense up to the amount of the redemption prices until such time as the convertible note is converted or redeemed. [See Note 17]

(17)Interim Information (Unaudited)

        Subsequent to April 9, 2001, the Company recorded an additional $286,000 of offering costs related to the Note described in Note 16. In addition, the Company recorded warrants to purchase 225,000 shares of the Company's common stock at $0.89 per share. These warrants were valued at $172,000 of which $146,000 was allocated to the Note. Furthermore, in accordance with the terms of the protective warrant, at the time the initial registration statement was declared effective, the protective warrant became exercisable for 24,405 shares of GlobalNet common stock.

        In aggregate, the Company recorded approximately $729,000 of debt discount related to the convertible note's beneficial conversion feature, approximately $302,000 of debt discount related to the incentive warrant issued, approximately $97,000 of debt discount related to investor fees for the convertible note, and approximately $543,000 of debt issuance costs. Each of these items will be amortized over the term of the convertible note. In addition, the Company will accrete interest expense up to the amount of the redemption prices until such time as the convertible note is converted or redeemed.

        In May 2001, the Company refinanced a $2.8 million capital lease, ending a dispute with a former lender, PrinVest Financial Corp.

        On May 24, 2001, an action was commenced in the United States District Court for the Northern District of Illinois against GlobalNet by Broadmark Capital Corporation ("Broadmark"). The Complaint alleges a breach of contract and asserts that Broadmark is entitled to a finders fee of $405,000 in connection with an investment in GlobalNet made by Crescent International, Ltd. On July 10, 2001, GlobalNet submitted its amended answer to the Complaint. At a conference held before the Court on November 8, 2001, the parties agreed to a settlement of the action of $175,000 and the issuance of 225,000 warrants exercisable at approximately $0.85 per share.

        On July 9, 2001, an action was commenced in the Supreme Court of the State of New York, County of New York, against GlobalNet by Celeste Trust Reg., Esquire Trading & Financing Inc., and Amro International. The Complaint alleges breach of contract and fraud in connection with the plaintiff's purchase in a private placement of stock of Rich Earth, Inc., GlobalNet's predecessor, and certain rights plaintiff's allege to have obtained to force registration of their Rich Earth shares. The Complaint alleges damages of $3,000,000. The parties have agreed-in-principle to a settlement of $150,000 (a portion of which may be recovered through the Company's insurance policy) and 350,000 shares of GlobalNet common stock. The settlement agreement is currently being finalized.

        The Company unsuccessfully moved to dismiss the Complaint filed by The Selway Group, Inc. described in Note 13 for lack of jurisdiction, and filed an answer on August 7, 2001. The Company believes that it has good and meritorious defenses to this action which it attends to assert. The action is in its formative stages and no substantial discovery or other substantive proceedings in the action have been undertaken.

        On September 14, 2001, the Court approved a Stipulation entered into between Rubin Investment Group and the Company dismissing the Plaintiff's Second Amended Complaint described in Note 13, with prejudice. The dismissal of the Complaint concludes this reported litigation. No money or other consideration was paid by any party in connection with the dismissal of Action. In addition to the dismissal with prejudice, Plaintiff Dan Rubin, together with GlobalNet, Inc. issued a press release apologizing for and retracting in their entirety the press releases that they issued on August 22, 2001 and August 20, 2001, and all allegations contained therein against all parties in the lawsuit.

GLOBALNET, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

        In November 2001, an action was filed against the Company and others alleging, among other things, that the defendants engaged in a fraudulent scheme of manipulating the market for GlobalNet common stock and failed to disclose certain matters. The plaintiff seeks compensatory damages in the amount of $3 million together with punitive damages. The Company believes that it has meritorious defenses to this action which it intends to assert vigilantly.

        On January 6, 2002, GlobalNet, Inc. entered into a definitive agreement to merge with a subsidiary of The Titan Corporation (NYSE: TTN). In the merger, a wholly owned subsidiary of Titan will merge into GlobalNet and all of GlobalNet's outstanding common shares will be converted into Titan common shares, plus cash in lieu of fractional shares. The merger has an aggregate equity transaction value of approximately $35 million, subject to reduction under certain circumstances at closing.

        In addition, on January 6, 2002, Global Net and Titan entered into a secured note purchase agreement pursuant to which Titan has agreed to loan to GlobalNet up to $5.0 million for working capital purposes. Of this amount, Titan funded GlobalNet $3.0 million prior to January 10, 2002. In connection with the loan, management shareholders and an affiliated limited partnership, whose ownership approximates 29% of the GlobalNet outstanding common stock, have agreed to pledge all of their shares of GlobalNet common stock as collateral security thereunder. If the merger agreement is terminated under certain circumstances, all borrowings then outstanding under the note purchase agreement will become due and payable within 30 days. Pending successful completion of this transaction, the Company is required to pay $900,000 in financial advisory fees related to this transaction.

        On January 15, 2002, Crescent International, Ltd. delivered a conversion notice for partial conversion of $1,200,000 principal amount of the convertible note due April 9, 2004 in the principal amount of $2,000,000 into 3,218,021 shares of Company common stock at a conversion price of $0.3729 per share thereby reducing the principal amount of the convertible note to $800,000. Such conversion notice was promptly accepted by the Company in accordance with the terms of the convertible note and the corresponding shares of Company common stock were delivered to Crescent International.

        On January 28, 2002, Global Crossing Ltd., GlobalNet's primary customer, filed for protection under Chapter 11 of the United States Bankruptcy code. The debtor-in-possession entity has resumed business with GlobalNet on substantially similar terms and for similar volumes as prior to the filing. The Company is unaware of the impact of this event on its business.

Annex A	Agreement and Plan of Merger, dated as of January 6, 2002, by and among The Titan Corporation, T T III Acquisition Corp. and GlobalNet, Inc. and the amendment thereto dated as of January 29, 2002
Annex B	Voting Agreement, dated as of January 6, 2002, by and among The Titan Corporation, T T III Acquisition Corp. and certain GlobalNet stockholders named therein
Annex C	Holdback Agreement dated as of January 6, 2002 among The Titan Corporation, T T III Acquisition Corporation, Robert J. Donahue, Colum P. Donahue and Adams Ventures, L.P.
Annex D	Opinion of Ladenburg Thalmann & Co. Inc.
Annex E	Nevada Revised Statutes—Rights of Dissenting Stockholders

Composite Agreement
and
Plan of Merger

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT		A-25
4.1	ACCESS AND INVESTIGATION.	A-25
4.2	OPERATION OF THE COMPANY'S BUSINESS; OPERATION OF THE PARENT'S BUSINESS.	A-25
4.3	NO SOLICITATION BY THE COMPANY.	A-29
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		A-30
5.1	REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL.	A-30
5.2	COMPANY STOCKHOLDERS' MEETING.	A-31
5.3	REGULATORY APPROVALS.	A-32
5.4	INDEMNIFICATION OF OFFICERS AND DIRECTORS.	A-32
5.5	ADDITIONAL AGREEMENTS.	A-33
5.6	PUBLIC DISCLOSURE.	A-33
5.7	TAX MATTERS.	A-33
5.8	RESIGNATION OF DIRECTORS.	A-34
5.9	LISTING.	A-34
5.10	TAKEOVER LAWS; ADVICE OF CHANGES.	A-34
5.11	SECTION 16.	A-34
5.12	AFFILIATES.	A-35
5.13	PARENT COMMON STOCK.	A-35
5.14	LITIGATION.	A-35
5.15	CERTAIN OTHER COVENANTS.	A-35
5.16	SCHEDULE OF DEBT.	A-35
SECTION 6. CONDITIONS TO THE MERGER		A-35
6.1	CONDITIONS TO EACH PARTY'S OBLIGATION.	A-35
6.2	ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS.	A-36
6.3	ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS.	A-37
SECTION 7. TERMINATION		A-38
7.1	TERMINATION.	A-38
7.2	EFFECT OF TERMINATION.	A-39
7.3	EXPENSES; TERMINATION FEES.	A-39
SECTION 8. SPECIAL COMMITTEE		A-40
SECTION 9. MISCELLANEOUS PROVISIONS		A-40
9.1	AMENDMENT.	A-40
9.2	WAIVER.	A-41
9.3	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	A-41
9.4	ENTIRE AGREEMENT; COUNTERPARTS.	A-41
9.5	APPLICABLE LAW; JURISDICTION.	A-41
9.6	ATTORNEYS' FEES.	A-42
9.7	ASSIGNABILITY; THIRD PARTY BENEFICIARIES.	A-42
9.8	NOTICES.	A-42
9.9	COOPERATION.	A-43
9.10	CONSTRUCTION.	A-43

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on January 6, 2002, as amended January 29, 2002, by and among The Titan Corporation, a Delaware corporation ("Parent"), T T III ACQUISITION CORP., a Nevada corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and GlobalNet, Inc., a Nevada corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the Nevada Revised Statutes (the "NRS"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

        WHEREAS, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Board of Directors of the Company, upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company, (ii) adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend the approval of this Agreement in accordance with the terms hereof by the Company's stockholders;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company (collectively, the "Stockholders") are entering into Voting Agreements in the form of Exhibit B (the "Voting Agreements") pursuant to which such stockholders, upon the terms and subject to the conditions specified therein, have agreed to vote all of their shares of Company Common Stock in favor of the approval of this Agreement and to take certain other actions in connection with the transactions contemplated hereby;

        WHEREAS, immediately (but not later than one Business Day) following the execution and delivery of this Agreement, Parent, in its capacity as lender, and the Company, in its capacity as borrower, shall enter into a Non-Negotiable Note Purchase Agreement (the "Note Purchase Agreement") pursuant to which Parent shall purchase a note in the principal amount of up to Five Million Dollars ($5,000,000) from the Company and, at the time set forth in the Note Purchase Agreement, Parent shall advance to the Company the principal sum of Three Million Dollars ($3,000,000) in accordance with the use of proceeds heretofore approved by Parent, all as more fully described therein; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in respect of the Merger and to prescribe various conditions thereto, all as hereinafter set forth.

        NOW, THEREFORE, in consideration for the mutual premises and the representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1. THE MERGER

  1.1    MERGER OF MERGER SUB INTO THE COMPANY.

        Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub thereupon shall cease. The Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly owned subsidiary of Parent.

  1.2    EFFECT OF THE MERGER.

        The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS, including, without limitation, the effects set forth in Section 92A.250 thereof.

  1.3    CLOSING; EFFECTIVE TIME.

        The consummation of the Merger (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, at 10:00 a.m. on a date to be mutually designated by Parent and the Company (the "Closing Date"), which date shall be no later than the third business day after the last to be satisfied, or to the extent permitted by applicable Legal Requirements waived, of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the NRS (the "Articles of Merger") shall be duly executed on behalf of the Company and Merger Sub and simultaneously with the Closing delivered to the Secretary of State of the State of Nevada for filing. The Merger shall become effective upon the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada or on such other date and at such other time as may be mutually agreed upon by Parent and the Company and set forth in the Articles of Merger (the "Effective Time").

  1.4    ARTICLES OF INCORPORATION AND BYLAWS.

        Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a)  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read as follows: "The name of the Corporation shall be GlobalNet, Inc.", and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein and in accordance with the NRS.

          (b)  At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided in the articles of incorporation of the Surviving Corporation and in accordance with the NRS.

          (c)  The directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

          (d)  The officers of the Surviving Corporation immediately after the Effective Time shall be the individuals listed on Exhibit C.

  1.5    CONVERSION OF SHARES IN THE MERGER.

          (a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

              (i)  subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, if any, shall be converted into the right to receive (A) that number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio, plus (B) any cash in lieu of fractional shares of Parent Common Stock as set forth in Section 1.5(c) (collectively, the "Merger Consideration");

      For purposes of this Agreement:

      The term "Exchange Ratio" shall be determined as follows:

              (1)  subject to clause (4) below, if the Average Parent Trading Price is greater than $27.625, the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing the Company Stock Value by $27.625;

              (2)  if the Average Parent Trading Price is less than or equal to $27.625 and greater than or equal to $25.625, the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing the Company Stock Value by the Average Parent Trading Price; and

              (3)  subject to clause (5) below, if the Average Parent Trading Price is less than $25.625, the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing the Company Stock Value by $25.625.

              (4)  if the Average Parent Trading Price is greater than $33.150, (A) Parent may terminate this Merger Agreement pursuant to Section 7.1(g), unless the Company makes a "Company Election" prior to the date of the Company Stockholders Meeting, in which case the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing (x) the Company Stock Value by (y) $33.150 or (B) in the event that Parent does not terminate this Agreement pursuant to Section 7.1(g) and the Company does not make a Company Election, the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing the Company Stock Value by $27.625;

              (5)  if the Average Parent Trading Price is less than $20.125, (A) Company may terminate this Merger Agreement pursuant to Section 7.1(h), unless the Parent makes a "Parent Election" prior to the date of the Company Stockholders Meeting, in which case the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing (x) the Company Stock Value by (y) $20.125 or (B) in the event that Company does not terminate this Agreement pursuant to Section 7.1(h) and Parent does not make the Parent Election, the Exchange Ratio shall be equal to the quotient (computed to the fifth decimal place) obtained by dividing the Company Stock Value by $25.625.

              The "Average Parent Trading Price" shall mean the average closing sales price, as reported in the NYSE Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, any other nationally recognized authoritative source), of shares of Parent Common Stock for the twenty (20) consecutive trading day period ending on the fifth trading day preceding the date of the Company Stockholders Meeting.

            (ii)  each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation; and

            (iii)  except as provided in Section 1.8, any and all Excluded Shares shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class or series of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization exchange, extraordinary distribution, redemption or other similar transaction, then, if the effect of the same is not already accommodated in the calculation of the Exchange Ratio, the Exchange Ratio shall be appropriately and correspondingly adjusted downward or upward (as the case may be) to the extent the record date for any such event is prior to the Effective Time.

          (c)  No fractional shares of Parent Common Stock shall be issued in the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such stockholder is entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder) by (B) the closing sale price of one (1) share of Parent Common Stock as reported in the NYSE Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported therein, any other nationally recognized authoritative source) on the trading day immediately preceding the Closing Date.

  1.6    CLOSING OF THE COMPANY'S TRANSFER BOOKS.

        At the Effective Time: (a) all shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, if any ("Shares"), automatically shall be converted as provided in Section 1.5(a)(i) and canceled and retired and shall cease to exist, and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time thereupon shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent for receipt of the applicable Merger Consideration, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

  1.7    EXCHANGE OF CERTIFICATES.

          (a)  Prior to the Closing Date, Company and Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1.7, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund").

          (b)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Merger Consideration applicable thereto. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as reasonably may be required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the aggregate Merger Consideration applicable thereto, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Except as provided in Section 1.8, until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Merger Consideration applicable thereto and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent reasonably may direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate, and, in such case, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates the aggregate Merger Consideration applicable thereto.

          (c)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat laws or similar Legal Requirements, to receive all such dividends and distributions, without interest).

          (d)  Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who theretofore have not surrendered their Company Stock Certificates in accordance with this Section 1.7 thereafter shall look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto.

          (e)  Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

  1.8    APPRAISAL RIGHTS.

        To the extent applicable, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who properly demands appraisal for such shares of Company Common Stock in accordance with the NRS (the "Dissenting Shares") shall not be converted into the right to receive Parent Common Stock, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, each such share of Company Common Stock shall be treated as if it had been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

  1.9    FURTHER ACTION.

        If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

  1.10    TAX CONSEQUENCES.

        For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  1.11    STOCK OPTIONS.

          (a)  At the Effective Time all rights with respect to Company Common Stock under each Company Assumed Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Assumed Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Company Stock Option Plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Assumed Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Assumed Option shall be equal to the number of shares of Company Common Stock subject to such Company Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Assumed Option shall be adjusted by dividing the per share exercise price under such Company Assumed Option by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Assumed Option shall otherwise remain unchanged.

          (b)  Prior to the Effective Time, the Company shall take all actions that may be necessary (under the plans pursuant to which Company Assumed Options are outstanding and otherwise) to effectuate the provisions of this Section 1.11 and to ensure that, from and after the Effective Time, holders of Company Assumed Options have no rights with respect thereto other than those specifically provided in this Section 1.11.

          (c)  For the avoidance of doubt, Parent shall not assume any Company Option which is not a Company Assumed Option, each of which shall terminate as of the Effective Time.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as specifically set forth in the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") and referenced in the Company Disclosure Schedule to the section(s) of this Section 2 to which such disclosure applies (provided, however, that nothing contained in the Company Disclosure Schedule shall be deemed to modify, amend or otherwise effect clause (iii) of Section 2.16(b)), the Company hereby represents and warrants to Parent and Merger Sub that:

  2.1    DUE ORGANIZATION; SUBSIDIARIES.

        Each of the Acquired Corporations (as defined below) is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation.

Each of the Acquired Corporations has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements in all jurisdictions where the transaction therein by it of business or the ownership by it of property therein requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Corporations (taken as a whole). The Company has delivered to Parent accurate and complete copies of the certificate or articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the "Company Organization Documents"). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Schedule. (The Company and each of its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule are collectively referred to herein as the "Acquired Corporations"). None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (i) the Company's interest in its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Schedule, or (ii) any interest in any publicly traded company held solely for investment and comprising less than five percent of the outstanding capital stock of such company.

  2.2    AUTHORITY; BINDING NATURE OF AGREEMENT.

        The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to obtaining the approval of the Company Stockholders referred to in Section 2.15, to perform its obligations under this Agreement. Assuming the due authorization, execution and delivery by the other signatories hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company's Board of Directors, upon the unanimous recommendation of the Special Committee, at a meeting of the Company's Board of Directors duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of this Agreement in accordance with the terms hereof by the Company's stockholders (the unanimous recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations").

  2.3    CAPITALIZATION.

          (a)  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of December 20, 2001, 32,320,878 shares of Company Common Stock have been issued and are outstanding, of which 2,150,000 were restricted shares of Company Common Stock issued to officers, directors and employees of the Company, consultants and certain third parties. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. There is no Contract to which the Company is a party and, to the Company's knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired

  Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b)  As of December 20, 2001, 3,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the 2000 Stock Plan, of which 1,781,000 have been granted and are outstanding, and 6,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the 2001 Incentive Plan (together with the 2000 Stock Plan, the "Company Stock Option Plans"), of which 75,000 have been granted and are outstanding. (Stock options granted by the Company pursuant to the Company Stock Option Plans, as well as any stock options granted outside of the Company Stock Option Plans, are referred to collectively herein as "Company Options"). Schedule 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of December 20, 2001: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the vesting schedule of such Company Option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. Except as otherwise contemplated by this Agreement, between December 20, 2001 and the date of this Agreement, the Company has not (i) issued any subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or (ii) issued any capital stock of the Company other than pursuant to stock options outstanding as of December 20, 2001.

          (c)  Except as set forth in Section 2.3(a) or Section 2.3(b) above, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations (items (i) through (iv) above, collectively, "Company Stock Rights").

          (d)  All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4  SEC FILINGS; FINANCIAL STATEMENTS.

          (a)  The Company has made available to Parent all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1998 (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 1998 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The financial statements (including related notes, if any) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or were not reasonably expected to be, individually or in the aggregate, material in amount), and (iii) fairly presented (subject in the case of the unaudited interim financial statements, to normal, recurring, year-end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that certain consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2000 set forth in the Company's Annual Report on Form 10-K/A filed with the SEC and the "Company Balance Sheet Date" means December 31, 2000.

2.5  ABSENCE OF CHANGES.

        Except as otherwise contemplated by this Agreement with respect to the period between the date of this Agreement and the Effective Time, since the Company Balance Sheet Date:

          (a)  each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

          (b)  there has not been any event that has had a Material Adverse Effect on the Acquired Corporations (taken as a whole), and to the Company's knowledge, no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole);

          (c)  none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued or reserved for issuance upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company

  Balance Sheet Date exceeds the amounts set forth in the Company's fiscal year ending March 31, 2002 capital expenditures budget by more than $75,000 in the aggregate; (v) made any material Tax election; (vi) commenced or settled any Legal Proceeding; or (vii) entered into or consummated any transactions with any affiliate which is not a wholly-owned subsidiary;

          (d)  none of the Acquired Corporations has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practice; (ii) mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business in an amount not exceeding $10,000 in the aggregate; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); or (iv) canceled or compromised any debt or claim other than accounts payable in the ordinary course of business consistent with past practice;

          (e)  none of the Acquired Corporations has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any indebtedness for borrowed money in excess of $75,000, individually or in the aggregate;

          (f)    none of the Acquired Corporations has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans or any provision of any agreement or Company Stock Option Plan evidencing any outstanding Company Option; (ii) established or adopted any Company Employee Plan; (iii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, consultants or agents;

          (g)  there has been no work slowdown, stoppage or strike involving the Acquired Corporations or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

          (h)  none of the Acquired Corporations has made any change in (i) their respective methods of accounting or accounting practices, except as required by GAAP, or (ii) their respective pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with past practice;

          (i)    none of the Acquired Corporations has terminated or closed any material facility, business or operation;

          (j)    none of the Acquired Corporations has made any material loan, advance or capital contributions to, or any other investment in, any Person;

          (k)  none of the Acquired Corporations has written up or written down any of its respective material assets;

          (l)    there has been no loss, destruction or damage to any material item of property of the Acquired Corporations, whether or not insured, which has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole);

          (m)  none of the Acquired Corporations has terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any material default under any Company Material Contract; and

          (n)  none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to in this Section 2.5.

2.6  PROPRIETARY ASSETS.

          (a)  Schedule 2.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all U.S. and foreign patents, patent applications, invention disclosures, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations, copyright applications, material unregistered copyrights and domain names owned by any of the Acquired Corporations. Each Acquired Corporation has good, valid and marketable title to, or has a valid and enforceable right to use, license or otherwise exploit, all of the Acquired Corporation Proprietary Assets necessary for the conduct of that Acquired Corporation's business as presently conducted, free and clear of all Encumbrances, except for any lien for current Taxes not yet due and payable. No Acquired Corporation has developed jointly with any other Person any Acquired Corporation Proprietary Assets with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license Contracts in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Assets owned or exclusively licensed by any Acquired Corporation.

          (b)  (i) All Acquired Corporation Proprietary Assets are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Assets that are currently being developed by any Acquired Corporation (either by itself or with any other Person) infringes, misappropriates, violates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products or services that are or have been designed, created, developed, assembled, performed, manufactured or sold by any Acquired Corporation is infringing, misappropriating, violating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products or services has at any time infringed, misappropriated, violated or made any unlawful or unauthorized use of, and no Acquired Corporation has received any written notice or, to its knowledge, other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) the operation of the business of each Acquired Corporation as it currently is conducted does not and after Closing when conducted in substantially the same manner will not, infringe, misappropriate, violate or make any unlawful or unauthorized use of any Proprietary Asset of any Person; and (v) to the knowledge of each Acquired Corporation, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Acquired Corporation Proprietary Assets. The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each Acquired Corporation to conduct its business in the manner in which such business is being conducted. After the Closing, the Acquired Corporations will retain good, valid, and enforceable title to the Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has (A) licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (B) entered into any covenant not to compete or Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (c)  Each Acquired Corporation has taken all reasonable steps that are required to protect its rights in its own confidential information and trade secrets and in any confidential information or trade secrets provided by any other Person to such Acquired Corporation. Without limiting the foregoing, each Acquired Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the form attached to Schedule 2.6(c) of the Company Disclosure Schedule, and all current and former employees, consultants and contractors of each Acquired Corporation have executed such an agreement.

2.7  CONTRACTS.

          (a)  For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Material Contract":

              (i)  any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

            (ii)  any Acquired Corporation Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $100,000, to any current or former employee or director;

            (iii)  any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

            (iv)  any Acquired Corporation Contract which provides for indemnification of any officer, director or employee;

            (v)  any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

            (vi)  any Acquired Corporation Contract that involves the payment or expenditure of $100,000 or more in any 12-month period or more than $200,000 in the aggregate that may not be terminated by the applicable Acquired Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Corporation;

          (vii)  any Acquired Corporation Contract contemplating or involving (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate;

          (viii)  any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

            (ix)  any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole).

          (b)  Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

          (c)  None of the Acquired Corporations has violated or breached, or committed any material default under, any Company Material Contract. To the Company's knowledge, no other Person has violated or breached, or committed any material default under, any Company Material Contract.

          (d)  To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any material remedy under any Company Material Contract; (iii) to the Company's knowledge, give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract.

          (e)  None of the Acquired Corporations is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any of the Acquired Corporations.

          (f)    Schedule 2.7(f) of the Company Disclosure Schedule provides a list of all Company Material Contracts (including all amendments thereto). The Company has provided or made available to Parent a copy of each Company Material Contract (including all amendments thereto) listed in Schedule 2.7(g) of the Company Disclosure Schedule, other than Company Material Contracts filed as exhibits to the Company SEC Documents and all copies of all amendments to the Company Material Contracts filed as exhibits to the Company SEC Documents, to the extent such amendments have not been filed with the SEC.

          (g)  Neither Company nor any Acquired Corporation is a party to any contract with the United States government or to any other material Government Contract.

2.8  LIABILITIES.

        None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with GAAP and whether due or to become due), except for: (a) liabilities that are reflected in the "liabilities" column of the Company Financial Statements, and (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, are not in excess of $75,000.

2.9  COMPLIANCE WITH LEGAL REQUIREMENTS.

        Each of the Acquired Corporations is, and at all times, has been, in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Corporations has received any written notice or, to the Company's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.10  GOVERNMENTAL AUTHORIZATIONS.

        Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has

received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.11  TAX MATTERS.

          (a)  The Acquired Corporations have paid or reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

          (b)  Each of the Acquired Corporations has filed on a timely basis all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. None of the Acquired Corporations is the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c)  The Acquired Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or after Closing.

          (d)  None of the Acquired Corporations, including any director, officer or employee responsible for tax matters of the Acquired Corporations is aware of any facts or circumstances which could give rise to a reasonable expectation that any Governmental Body may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any Governmental Body in writing or (ii) as to which such Acquired Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 2.11(d) to the Disclosure Schedule sets forth a complete and accurate list of, Tax Returns filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to the taxable periods of the Acquired Corporations ended on or after December 31, 1997 (the "Company Tax Returns"); indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

          (e)  The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.

          (f)    None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has made any distribution of any "Controlled Corporation" as that term is defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the

  Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

2.12  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a)  Schedule 2.12(a) of the Company Disclosure Schedule lists (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including, without limitation, any fringe benefit under Section 132 of the Code), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA ("ERISA Affiliates") (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.12 shall be collectively referred to as the "Company Employee Plans") for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other ERISA Affiliate. The Company has provided to Parent, in a reasonable time, place and manner, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA and (vii) all correspondence within the last four years between the Internal Revenue Service and/or the Department of Labor and the Company and/or any of the other Acquired Corporations with respect to any Company Employee Plan.

          (b)  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), and none of the Company Employee Plans is a "Multiemployer Plan" (as defined in Section 3(37) of ERISA) or a "Multiple Employer Welfare Arrangement" (as defined in Section 3(40) of ERISA); (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any penalty or Liability for breach of fiduciary duty; (iv) all Company Employee Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan's qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; and (vi) all contributions required to be made or reserved, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made or reserved on or before their due dates (including any extensions thereof).

          (c)  None of the Acquired Corporations or any other ERISA Affiliate currently maintains, sponsors or participates in, or has maintained, sponsored or participated in, any "Employee Benefit Plan" (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

          (d)  None of the Company Employee Plans currently covers, or has ever covered, former or current non-U.S. Employees, independent contractors or consultants (or any of their beneficiaries). The consummation of the transactions contemplated by this Agreement will not cause, in itself, or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current foreign employee, independent contractor or consultant (or any of their beneficiaries);

          (e)  There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. There are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine, uncontested benefit claims) in respect of or relating to any Company Employee Plan.

          (f)    (i) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 1998, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not cause, in itself, or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, officer or director (or any of their beneficiaries); and (iv) no person will be entitled to any severance benefits or the acceleration of any options under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement.

          (g)  To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and compliance with all applicable Legal Requirements.

          (h)  (i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), which controversies could reasonably be expected to result in a material Liability to any of the Acquired Corporations; (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation and, during the past five years, there has not been any such action, (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations are represented by any labor organization and none of the Acquired Corporations have any knowledge of any current union organizing activities among the employees of the Acquired Corporations nor does any question concerning representation exist concerning such employees, (v) the Acquired Corporations have each at all times been in material compliance with all applicable Legal Requirements respecting employment and employment practices (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency, (viii) neither the Occupational Safety and Health Administration nor any corresponding state agency is threatening to file any citation, and there are no pending citations, relating to the Acquired Corporations, and (ix) there are no pending or, to the knowledge of the Company, threatened material claims by any current or former employee of the Acquired Corporations or any employment-related claims or investigations by any Governmental Body, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour Legal Requirements, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

          (i)    None of the Acquired Corporations has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act) ("WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Corporations, nor has the Acquired Corporations been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole).

          (j)    None of the Acquired Corporations has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and all of the Acquired Corporations have properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and the Acquired Corporations and each affiliate is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Acquired Corporations.

          (k)  As of the date of this Agreement, the Company has paid to its employees all profit-sharing or other bonuses with respect to performance during the fiscal year ended March 31, 2001.

          (l)    No Company Employee Plan is a Voluntary Employees' Beneficiary Association ("VEBA") within the meaning of Section 501(c)(9) of the Code.

          (m)  All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage.

          (n)  No amount required to be paid or payable to or with respect to any employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

2.13    ENVIRONMENTAL MATTERS.

          (a)  Each of the Acquired Corporations is in compliance in all respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole). None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the Company's knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. All property that is or has been leased to, controlled by or used by the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Corporations has any liability for any clean-up or remediation under any Environmental Law. All property that is leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

          (b)  For purposes of this Section 2.13:

              (i)  "Environmental Law" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

            (ii)  "Hazardous Materials" shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any applicable Environmental Law (as defined above); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law

2.14    LEGAL PROCEEDINGS; ORDERS.

        There is no pending Legal Proceeding and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; and there is no Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject, except for any of the foregoing that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole).

2.15    VOTE REQUIRED.

        The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement.

2.16    NON-CONTRAVENTION; CONSENTS.

          (a)  Neither the execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the Merger, nor any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

            (ii)  contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

            (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

            (iv)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to (w) declare a default or exercise any remedy under any Company Material Contract, (x) a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (y) accelerate the maturity or performance of any Company Material Contract, or (z) cancel, terminate or modify any term of any Company Material Contract.

          (b)  Except as may be required by the Exchange Act, the NRS, the HSR Act, and applicable competition laws of any foreign country, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement, (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (iii) effecting the covenants of the Company set forth in Exhibit D, except in the case of clauses (i) and (ii), where the failure to obtain any Consent would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations (taken as a whole).

2.17    FAIRNESS OPINION.

        The Special Committee of the Company's Board of Directors has received the opinion of Ladenburg Thalmann & Co. Inc. ("Ladenburg Thalmann"), financial advisor to the Special Committee, as of the date of this Agreement, to the effect that the consideration to be received by the non-affiliate stockholders of the Company in the Merger is fair to such stockholders, from a financial point of view. The Company will furnish an accurate and complete copy of said opinion to Parent.

2.18    FINANCIAL ADVISOR.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Corporation. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to any such engagement.

2.19    TAKEOVER STATUTES; NO DISCUSSIONS.

          (a)  The Company has taken all actions required to be taken by it so that the restrictions of Sections 78.378 through 78.3793 and 78.411 through 78.444 of the NRS do not apply to the Merger, this Agreement and the transactions contemplated hereby. No Takeover Laws are applicable to the Merger, this Agreement and the transactions contemplated hereby.

          (b)  As of the date of this Agreement, none of the Acquired Corporations, and to the Company's knowledge, no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Company

  Acquisition Proposal, and the Company has provided to Parent the terms of any Company Acquisition Proposal received by the Company in the last ninety (90) days.

2.20    INFORMATION TO BE SUPPLIED.

        None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the foregoing documents.

2.21    FOREIGN CORRUPT PRACTICES ACT.

        Neither the Company, any other Acquired Corporation, any of the Acquired Corporation's officers, directors, nor, to the Company's knowledge, any employees or agents (or stockholders), distributors, representatives or other Persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any Person, or (b) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor any other Acquired Corporation is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

2.22    CERTAIN OTHER REPRESENTATIONS.

        The representations and warranties set forth in Section 3 of Exhibit D are hereby incorporated herein by this reference.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") and referenced in the Parent Disclosure Schedule to the section(s) of this Section 3 to which such disclosure applies, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1  DUE ORGANIZATION; SUBSIDIARIES.

        Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Nevada. Each of Parent and Merger Sub has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has made available to the Company accurate and complete copies of the certificate or articles of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto (collectively, the "Parent Organization Documents").

3.2  AUTHORITY; BINDING NATURE OF AGREEMENT.

        Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Parent and Merger Sub each hereby represents that its respective Board of Directors, at a meeting duly called and held, or by written consent dated, on or prior to the date hereof, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3  CAPITALIZATION, ETC.

          (a)  The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of November 24, 2001, 65,966,332 shares of Parent Common Stock have been issued and are outstanding, 689,678 shares of Parent Cumulative Preferred Stock have been issued or are outstanding and no shares of Parent Series A Preferred Stock are issued and outstanding. As of November 24, 2001, 360,701 shares of Parent Common Stock are held in Parent's treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent.

          (b)  All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each Significant Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Parent Contracts. All of the outstanding shares of capital stock of each of the Significant Subsidiaries of Parent have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by Parent, free and clear of any Encumbrances. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and in compliance with all applicable securities laws and other applicable Legal Requirements. The shares of Parent Common Stock to be issued upon exercise of Company Assumed Options assumed by Parent in connection with the Merger will, when issued, be issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Parent Contracts.

3.4  SEC FILINGS; FINANCIAL STATEMENTS.

          (a)  Parent has made available to the Company all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2000 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since December 31, 2000 have been so filed. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The financial statements (including any related notes) contained in the Parent SEC Documents (the "Parent Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

3.5  NON-CONTRAVENTION; CONSENTS.

        Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Parent or any Significant Subsidiary of Parent; or

          (b)  contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;.

        Except as may be required by the Securities Act, the Exchange Act, the NRS, the Delaware General Corporation Law, the HSR Act, applicable anti-trust laws of any foreign country, and the NYSE Listed Company Manual (as it relates to the Registration Statement and the Proxy Statement) none of Parent or any Subsidiary of Parent was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case, where the failure to make any filing, give any notice or obtain any Consent would not have a Material Adverse Effect on Parent.

3.6  INTERIM OPERATIONS OF MERGER SUB.

        Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.7  INFORMATION TO BE SUPPLIED.

        None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the foregoing documents.

3.8  PARENT STOCKHOLDER APPROVAL.

        This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to the Merger, do not require the approval of the holders of any (a) shares of capital stock of Parent or (b) voting securities of Parent.

3.9  FINANCIAL ADVISOR.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.10  ABSENCE OF CHANGES.

        Since July 31, 2001 and except as set forth in any documents publicly filed by Parent or any Significant Subsidiary with the SEC since July 31, 2001:

          (a)  each of Parent and its Significant Subsidiaries has operated its business in the ordinary course and consistent with past practices; and

          (b)  there has not been any event that has had a Material Adverse Effect on Parent, and to Parent's knowledge no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on Parent or any Significant Subsidiary.

3.11  LIABILITIES.

        Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), except for: (a) liabilities that are reflected in the "liabilities" column of the Parent Financial Statements, including the notes thereto; (b) normal and recurring liabilities that have been incurred by Parent since December 31, 2000 in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect on Parent; and (c) liabilities incurred under this Agreement.

3.12  COMPLIANCE WITH LEGAL REQUIREMENTS.

        Parent is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements. Parent has not received any written notice or, to Parent's knowledge, other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement (except where such violation or failure to comply would not have a Material Adverse Effect on Parent).

3.13  GOVERNMENTAL AUTHORIZATIONS.

        Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization (except where any such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect on Parent).

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1    ACCESS AND INVESTIGATION.

        During the period from the date of this Agreement through the Effective Time unless this Agreement shall be terminated in accordance with Section 7 (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information each of Parent and Merger Sub on the one hand and, the Company on the other hand shall, and shall cause each of their respective Representatives (including, without limitation, in the case of the Company, each of the Acquired Corporations' Representatives) to: (a) provide the other and the others' Representatives with reasonable access during normal business hours to its Representatives and the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the other and the Acquired Corporations; and (b) provide the other and the others' Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to it and the Acquired Corporations, and with such additional financial, operating and other data and information regarding it and the Acquired Corporations, in each case, as the other may reasonably request. Each Party will use and hold any such information which is not public in confidence in accordance with the Mutual Nondisclosure Agreement.

4.2  OPERATION OF THE COMPANY'S BUSINESS; OPERATION OF THE PARENT'S BUSINESS.

          (a)  During the Pre-Closing Period the Company shall: (i) ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course in accordance with past practices, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts; (ii) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with the respective Acquired Corporations; (iii) provide all notices, assurances and support required by any Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation of any source code materials or other Proprietary Asset; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations.

          (b)  During the Pre-Closing Period, except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule and except for the Merger and the other matters and transactions contemplated by this Agreement, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

              (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than ordinary quarterly dividends);

            (ii)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock, (B) any Company Stock Right (except that, prior to the Effective Time, the Company may issue and reserve for issuance Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement) or (C) any option to acquire any shares of capital stock or other securities of any of the Acquired Corporations pursuant to the Company Stock Option Plans;

            (iii)  other than with respect to the Merger or the transactions contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Option Plans, any provision of any agreement evidencing any outstanding Company Stock Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Company Stock Option, warrant, or other security or any related Contract;

            (iv)  amend or permit the adoption of any amendment to the Company Organization Documents, or effect or become a party to any Company Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (v)  form any Subsidiary that is not wholly owned by an Acquired Corporation or acquire any equity interest or other interest in any other Entity;

            (vi)  make any capital expenditure, to the extent such new capital expenditures exceed $200,000 in the aggregate; and which is not included in the Company's fiscal year ending March 31, 2002 Capital Expenditures Budget, a copy of which was furnished to Parent;

          (vii)  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract with obligations in excess of $200,000, or waive, release, or assign any rights or claims, or modify or terminate any Company Material Contract with obligations in excess of $200,000;

          (viii)  acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

            (ix)  sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its assets, except for sales, dispositions or transfers in the ordinary course of business;

            (x)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than travel and payroll advances made to employees in the ordinary course of business;

            (xi)  pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the ordinary course of business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which any Acquired Company is a party;

          (xii)  (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for increases in the compensation or fringe benefits, or bonus payments, to employees below the level of vice president in the ordinary course of business consistent with past practice; (B) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Parent, except for severance or termination pay to employees below the level of vice president in the ordinary course of business consistent with past practice; (C) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Legal Requirements and except with respect to such actions taken with respect to employees below the level of vice president in the ordinary course of business consistent with past practice; (D) pay any benefit not provided for under any Company Benefit Plan or other arrangement, except for benefits paid to employees below the level of vice president in the ordinary course of business consistent with past practice; (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), except for awards of bonuses or other payments under bonus, incentive, performance or other compensation plans or arrangements to employees below the level of vice president in the ordinary course of business consistent with past practice (but not including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder); (F) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement; or (G) hire or promote any key officer or key employee;

          (xiii)  change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

          (xiv)  make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would have a Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns;

          (xv)  commence or settle any Legal Proceeding;

          (xvi)  enter into any material transaction or take any other material action outside the ordinary course of business that is inconsistent with past practices;

        (xvii)  take, or permit the taking of any action, which could reasonably be expected to cause the vesting of any Company Options to be accelerated in accordance with the terms of any of the Company Stock Option Plans;

        (xviii)  take, agree to take, or omit to take any action which would (A) make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect, (B) prevent the Company from performing or cause the Company not to perform its covenants hereunder, or (C) cause any of the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date; or

          (xix)  agree or commit to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.2(b).

          (c)  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole). The Company shall have the ability to supplement and update the Company Disclosure Schedule as of the Closing Date with any event, condition, fact or circumstance disclosed in writing to the Parent pursuant to clause (ii) above; provided however, that such supplemental and updated disclosure shall not constitute a waiver by Parent of, or release the Company from any liability with respect to, any breaches of any representations or warranties contained in this Agreement. Neither such updated Company Disclosure Schedules nor any notification given to Parent pursuant to this Section 4.2(c) shall modify, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

          (d)  During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Parent. Parent shall have the ability to supplement and update the Parent Disclosure Schedule as of the Closing Date with any event, condition, fact or circumstance disclosed in writing to the Company pursuant to clause (i) above; provided however, that such supplemental and updated disclosure shall not constitute a waiver by the Company of, or release Parent from any liability with respect to, any breaches of any representations or warranties contained in this Agreement. Neither such updated Parent Disclosure Schedules nor any notification given to the Company pursuant to this Section 4.2(d) shall modify, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3  NO SOLICITATION BY THE COMPANY.

          (a)  During the Pre-Closing Period, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that nothing in this Section 4.3(a) shall prohibit (A) the Company, or the Board of Directors of the Company, from furnishing information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Company Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) a majority of the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action, furnish such information or enter into such discussions would be inconsistent with its fiduciary obligations under applicable Legal Requirements, (3) a majority of the Board of Directors determines in good faith, after consultation with its outside legal counsel, that taking such action would be reasonably likely to lead to the delivery of a Company Superior Offer, (4) at least three (3) business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person or any of such Person's Representatives by or on behalf of the Company, and (5) not later than the time such information is furnished to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent); or (B) the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making any public announcement, disclosure or filing which, after consultation with outside legal counsel, the Company's Board of Directors concludes in good faith is required pursuant to applicable Legal Requirements (including the rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association) with regard to a Company Acquisition Proposal. Without limiting the generality of any of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (b)  The Company shall promptly (and in no event later than 24 hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information related to the Acquired Corporations, advise Parent orally (and subsequently confirm the same by delivery to Parent in writing) of any Company Acquisition Proposal or any request for nonpublic information related to any of the Acquired Corporations (including the identity of the Person making or submitting such Company Acquisition Proposal, and the terms thereof to the extent then known) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed on a prompt basis with respect to the status of any such Company Acquisition Proposal, and any modification or proposed modification thereto. The Company agrees that the Company shall simultaneously provide to Parent any non-public information concerning the Company provided to any Person in connection with any Company Acquisition Proposal which was not previously provided to Parent.

          (c)  The Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent) that relate to any Company Acquisition Proposal, except as may be provided for in Section 4.3(a).

          (d)  The Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party (including the provisions thereof relating to the return or physical delivery of information furnished by the Company to any Person) and will use its best efforts to enforce each such agreement at the request of Parent.

          (e)  Notwithstanding anything contained in this Agreement to the contrary (including Section 5.2(b)), the Recommendations may be withheld, withdrawn or modified in a manner adverse to Parent if: (i) the Company's Board of Directors determines in good faith, after consultation with the Company's outside legal counsel, that the failure to withdraw or modify the Recommendations would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (ii) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (iii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3(a).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1    REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL.

        As soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements and including the fairness opinion of Ladenburg Thalmann referred to in Section 2.17 above (the "Proxy Statement"), and Parent shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (such registration statement, together with the amendments thereto, being the "Registration Statement") for the offer and sale of Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is "cleared" by the SEC (in definitive form). Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Registration Statement shall be made by Parent, or with respect to the Proxy Statement shall be made by the Company, without first providing the other with a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

5.2  COMPANY STOCKHOLDERS' MEETING.

          (a)  The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is "cleared" by the SEC for mailing in definitive form to the holders of Company Common Stock. The Company shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the Merger and shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders' Meeting (other than for the absence of a quorum) without the consent of Parent; provided, however, notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to postpone or adjourn the Company Stockholders' Meeting if at any time prior to such meeting a Company Acquisition Proposal has been made, submitted or announced (which is not in violation of Section 4.3) and the Board of Directors of the Company, after consultation with its outside legal counsel, concludes in good faith that the failure so to postpone or adjourn the Company Stockholder's Meeting would likely constitute a violation of the fiduciary duties of the Company's Board of Directors under applicable Legal Requirements.

          (b)  Except as provided in Section 4.3(e), the Proxy Statement shall include the Recommendations, and, subject to Section 4.3(e), the Recommendations shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Recommendations in a manner adverse to Parent shall be adopted or proposed.

          (c)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

5.3  REGULATORY APPROVALS.

        Each of the Company and Parent shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, if Parent or the Company reasonably determines that it is so required, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any material communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference with government representatives relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. Notwithstanding anything to the contrary in this Section 5.3, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to take any action that could reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

5.4  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          (a)  Parent and the Surviving Corporation agree that, except as may be limited by applicable law, from and after the Effective Time, the indemnification obligations that relate to matters that occur prior to the Effective Time and that are set forth in the Company Organizational Documents or any agreement to which the Parent or the Surviving Corporation is bound, shall survive the Merger. Parent and Surviving Corporation further agree that such obligations shall remain in existence and shall not be amended, repealed or otherwise modified at or at any time after the Effective Time in any manner that would adversely affect the rights of an Indemnified Person thereunder. For purposes of this Agreement, "Indemnified Person" shall mean each Person, including without limitation, each officer and director of the Company, who, on or at any time prior to the Effective Time, was entitled to indemnification benefits described in this Section 5.4.

          (b)  From the Effective Time until the fourth anniversary of the Effective Time, the Surviving Corporation shall provide for the benefit of the insured parties named in such policy and the Indemnified Persons, only with respect to acts or omissions occurring prior to the Effective Time, directors' and officers' liability insurance on terms with respect to coverage and amount at least as favorable as those of the insurance policy maintained by the Company as of the date of this Agreement in the form attached to the Company Disclosure Schedule as Schedule 5.4 (provided that the Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred forty percent (140%) of the current annual cost, in which case the Surviving Corporation shall maintain such policies up to an annual cost of one hundred forty percent (140%)).

5.5  ADDITIONAL AGREEMENTS.

        Each of Parent and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (b) shall use its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (c) shall use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

5.6  PUBLIC DISCLOSURE.

        Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements or any listing agreement with, or the rules of a national securities exchange or any U.S. inter-dealer quotation system of a registered national securities association.

5.7  TAX MATTERS.

        At or prior to the filing of the Registration Statement, the Company and Parent shall execute and deliver to Hogan & Hartson L.L.P. and to Greenberg Traurig, LLP, tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Hogan & Hartson L.L.P. and to Greenberg Traurig, LLP on such dates as shall be reasonably requested by Hogan & Hartson L.L.P. and Greenberg Traurig, LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence. Each of Parent, Merger Sub and the Company shall use its best efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.7, each of Parent and the Company shall use its commercially reasonable efforts to cause Hogan & Hartson L.L.P. and Greenberg Traurig, LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.7.

5.8  RESIGNATION OF DIRECTORS.

        The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing the resignation of each director of each of the Acquired Corporations, effective as of the Effective Time.

5.9  LISTING.

        Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE.

5.10  TAKEOVER LAWS; ADVICE OF CHANGES.

          (a)  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors and the Special Committee will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and thereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

          (b)  Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in a Material Adverse Effect with respect to the Acquired Corporations or a material adverse effect with respect to Parent, respectively, (ii) would cause or constitute a breach of any representations, warranties or covenants contained herein or (iii) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the Termination Date.

5.11  SECTION 16.

          (a)  Parent shall, prior to the Effective Time, cause Parent's Board of Directors to approve the issuance of shares of Parent Common Stock in connection with the Merger, with respect to any employees of the Company who upon the Effective Time will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3, provided, however, that Parent shall not be deemed to have violated this covenant if the Company does not provide to the Board of Directors of Parent at least five (5) business days prior to the Effective Time, all information reasonably requested by Parent for the purpose of effecting such exemption. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company Common Stock in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

          (b)  Parent agrees to file one or more registration statements on Form S-8 for the shares of Parent Common Stock issuable with respect to Company Assumed Options within ten

  (10) business days after the Effective Time and keep any such registration statements effective until all shares registered thereunder have been issued.

5.12  AFFILIATES.

        Within twenty (20) days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who are, to the Company's knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act. Prior to the Effective Time, the Company shall obtain and deliver to Parent Affiliate Agreements from each Person identified in such letter and any Person who may be deemed to have become an affiliate of the Company for purposes of Rule 145 under the Securities Act after the date of this Agreement and at or prior to the Effective Time. The Company shall cause each such affiliate to certificate such affiliate's Company Common Stock and Parent shall place the appropriate Rule 145 legend on the stock certificates representing Parent Common Stock issued in the Merger to such affiliates. Parent shall use its commercially reasonable efforts to remove such legends promptly when such legends are no longer required by applicable Legal Requirements.

5.13  PARENT COMMON STOCK.

        Parent shall take all corporate action necessary to reserve for issuance and shall reserve for issuance a sufficient number of shares of Parent Common Stock, registered pursuant to the Securities Act and listed on the NYSE, for delivery upon exercise of the Company Assumed Options and the New Warrants.

5.14  LITIGATION.

        The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Voting Agreements.

5.15  CERTAIN OTHER COVENANTS.

        The covenants set forth in Section 3 of Exhibit D are hereby incorporated herein by this reference.

5.16  SCHEDULE OF DEBT.

        On the fifth trading day preceding the date of the Company Stockholders Meeting, the Company shall deliver to Parent a schedule of all Debt of the Company (including, but without duplication, any sums outstanding under the Note Purchase Agreement and the note issued thereunder) as of 5:00 p.m. Eastern Time on such date certified as true and correct by the chief financial officer of the Company and which shall be accompanied by reasonable supporting detail therefor.

SECTION 6. CONDITIONS TO THE MERGER

6.1    CONDITIONS TO EACH PARTY'S OBLIGATION.

        The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

          (a)  Stockholder Approval. To the extent required by the NRS, this Agreement shall have been approved by the stockholders of the Company.

          (b)  No Order. No provision of any applicable Legal Requirements and no judgment, injunction, Order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

          (c)  Effectiveness of Registration Statement; Proxy Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock shall have been complied with. The Proxy Statement shall have been "cleared" by the SEC for mailing by the Company in definitive form to the holders of Company Common Stock.

          (d)  Listing. The shares of Parent Common Stock to be issued in the Merger shall have been included for listing on the NYSE (subject to official notice of issuance).

          (e)  HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated and any applicable waiting periods, consents or clearances under foreign antitrust laws shall have expired, been terminated or been obtained.

          (f)    Parent Tax Opinion. Parent shall have received an opinion of Hogan & Hartson L.L.P., in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Hogan & Hartson L.L.P. does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Greenberg Traurig LLP renders such opinion to Parent.

          (g)  Company Tax Opinion. The Company shall have received an opinion of Greenberg Traurig LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Greenberg Traurig LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Hogan & Hartson L.L.P. renders such opinion to the Company.

          (h)  Parent Consents. Parent shall have procured all consents of third-parties and Governmental Bodies set forth on Schedule 3.5 to the Parent Disclosure Schedule.

6.2  ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS.

        The respective obligations of the Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by Parent and Merger Sub, on or prior to the Effective Time of each of the following conditions:

          (a)  Representations and Warranties. (i) the representations and warranties of the Company contained in this Agreement (including Exhibit D, except those set forth in Section 2.3, Section 2.4 or clause (iii) of Section 2.16(b)) not qualified by a "materiality" or "Material Adverse Effect" qualifier shall be accurate in all material respects except as otherwise contemplated by this Agreement, and (ii) the representations and warranties of the Company contained in this Agreement (including Exhibit D, except those set forth in Section 2.3, Section 2.4 or clause (iii) of Section 2.16(b)) qualified by a "materiality" or "Material Adverse Effect" qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the Effective Time; except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be accurate as of such date in all material respects, in the case of (i) above, and accurate in all respects, in the case of (ii) above. The representations and warranties of the Company contained in Section 2.3, Section 2.4 or clause (iii) of Section 2.16(b) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time. Parent shall have received a certificate of the chief executive officer or chief financial officer of the Company to that effect.

          (b)  Covenants and Agreements. The Company shall have performed in all material respects its covenants, obligations and agreements under the Agreement (other than those set forth in Exhibit D). The Company shall have performed in all respects its covenants, obligations and agreements set forth in Exhibit D. Parent shall have received a certificate of the chief executive officer or chief financial officer of the Company to that effect.

          (c)  Company Material Adverse Effect. Since the date hereof, there shall not have occurred, and there shall not exist any event or circumstance, including any Legal Proceeding, that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations (taken as a whole).

          (d)  No Litigation. There shall be no pending or threatened Legal Proceeding: (i) challenging or seeking to prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or materially delay or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise beneficial ownership rights with respect to the capital stock of the Surviving Corporation; (iii) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Acquired Corporations as presently owned and operated by the Company; or (iv) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement; (v) seeking to have the Company, Parent or any of their respective subsidiaries pay material damages or otherwise become subject to material adverse consequences in connection with any of the transactions contemplated by this Agreement; or (vi) otherwise have or reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations (taken as a whole) or, as a result of the transactions contemplated by this Agreement, a Material Adverse Effect on Parent and the Significant Subsidiaries (taken as a whole).

          (e)  Consents. The Acquired Corporations shall have procured all consents of third-parties and Governmental Bodies set forth on Schedule 2.16 to the Company Disclosure Schedule.

          (f)    Dissenting Shares. The Dissenting Shares shall not constitute more than five percent (5%) of the issued and outstanding Company Common Stock.

          (g)  Amendment to Executive Employment Agreements. Each of Robert J. Donahue, Colum P. Donahue, Daniel M. Wickersham and Pere Valles shall have entered into an amendment to his employment agreement with Parent and Company substantially in the form of Exhibit E.

          (h)  Certain Other Conditions. The conditions set forth in Section 1 of Exhibit D shall have been satisfied or, to the extent permitted by applicable Legal Requirements, waived by Parent and Merger Sub, on or prior to the Effective Time.

6.3  ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the waiver by the Company, on or prior to the Effective Time of each of the following conditions:

          (a)  Representations and Warranties. (i) the representations and warranties of Parent and Merger Sub contained in this Agreement not qualified by a "materiality" or "Material Adverse Effect" qualifier shall be accurate in all material respects, and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement qualified by a "materiality" or "Material Adverse Effect" qualifier shall be accurate in all respects, in the case of each of (i) and (ii) above, as of the date of this Agreement and as of the date of the Effective Time; except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be accurate as of such date in all material respects, in the case of (i) above, or in all respects, in the case of (ii) above. The Company shall have received a certificate of the chief executive officer or chief financial officer of Parent to that effect.

          (b)  Covenants and Agreements. Parent or Merger Sub shall have performed in all material respects their respective covenants, obligations or agreements under this Agreement. The Company shall have received a certificate of the chief executive officer or chief financial officer of Parent to that effect.

          (c)  Parent Material Adverse Effect. Since the date hereof, there shall not have occurred, and there shall not exist any event or circumstance, including any Legal Proceeding, that would have a Material Adverse Effect on Parent and its Significant Subsidiaries (taken as a whole).

          (d)  No Litigation. There shall be no pending or threatened Legal Proceeding: (i) challenging or seeking to prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (ii) seeking to obtain from the Company in a Legal Proceeding relating to the Merger any monetary damages that would be material to the Company.

SECTION 7. TERMINATION

7.1    TERMINATION.

        This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the Company's stockholders:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company if (i) the Merger shall not have been consummated by the date which is 180 days after the date of this Agreement (the "Termination Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Termination Date); or (ii) this Agreement has not been approved by the requisite vote of the holders of Company Common Stock at the Company Stockholders' Meeting;

          (c)  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d)  by Parent, at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

          (e)  by Parent, at any time prior to the Effective Time, if (i) any of the Company's representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) any of the Company's covenants contained in this Agreement shall not have been performed such that the condition set forth in Section 6.2(b) would not be satisfied;

          (f)    by the Company, at any time prior to the Effective Time, if (i) any of the Parent's or Merger Sub's representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) any of the Parent's or Merger Subs covenants contained in this Agreement shall not have been performed such that the condition set forth in Section 6.3(b) would not be satisfied;

          (g)  by Parent, if the Average Parent Trading Price is greater than $33.150 unless the Company makes a Company Election, in which case the Parent shall have no right of termination pursuant to this Section 7.1(g);

          (h)  by the Company, if the Average Parent Trading Price is less than $20.125 unless Parent makes a Parent Election, in which case the Company shall have no right to a termination pursuant to this Section 7.1(h); and

          (i)    by the Company, if (i) the Board of Directors of the Company shall have withdrawn its Recommendations in accordance with Section 4.3(e), or (ii) the Company shall have entered into an agreement providing for a Company Acquisition Transaction (and neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3).

7.2  EFFECT OF TERMINATION.

        In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2 and Section 7.3 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

7.3  EXPENSES; TERMINATION FEES.

          (a)  Expenses. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that: (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Registration Statement and Proxy Statement and any amendments or supplements thereto and (B) the filing of any premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and (ii) if this Agreement is terminated and a termination fee is payable under Section 7.3(b)(i), then, at the time specified in the next sentence, the Company shall make a nonrefundable cash payment to Parent (in addition to any other amount that may be payable pursuant to Section 7.3(b)), in an amount equal to the aggregate amount, not to exceed Two Hundred Fifty Thousand Dollars ($250,000), of all reasonably documented fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that have become due and payable or incurred obligations by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger. The nonrefundable payment referred to in clause (ii) of the proviso to the first sentence of this Section 7.3(a) shall be made by the Company at the time the termination fee is payable under Section 7.3(b)(i).

          (b)  Termination Fee.

              (i)  If neither Parent nor Merger Sub is in material breach of their respective obligations under this Agreement and if (x) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (and, in the event such termination is pursuant to clause (i) of Section 7.1(b), the conditions set forth in Sections 6.1(b), (c) and (e) and Sections 6.3(a), (b), (c), (d) and (e) were satisfied or waived on or prior to the date of such termination), (B) at or prior to the time of such termination a Company Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and the same shall have been publicly announced, and (C) within 12 months after such termination the Company enters into a definitive agreement providing for, or consummates, a Company Acquisition Transaction with any Person, (y) this Agreement is terminated by Parent pursuant to Section 7.1(d), or (z) this Agreement is terminated by the Company pursuant to Section 7.1(i), then, in the case of each of (x), (y) and (z), the Company shall pay to Parent, in cash at the applicable time specified in the next two sentences, a nonrefundable fee in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) (in addition to any payment required to be made pursuant to Section 7.3(a), if any). In the case of termination of this Agreement pursuant to Section 7.1(b), the fee referred to in the previous sentence shall be paid by the Company upon the execution of such definitive agreement. In the case of termination of this Agreement by Parent pursuant to Section 7.1(d), or by the Company pursuant to Section 7.1(i), the fee referred to in the first sentence of this Section 7.3(b)(i) shall be paid by the Company within two (2) business days after such termination.

            (ii)  The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its costs and expenses (including attorneys' fee and expenses) in connection with such suit, together with interest per annum on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be paid to the date it is paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

SECTION 8. SPECIAL COMMITTEE

        Until the Effective Time, all actions to be taken by the Company to enforce, waive compliance with, amend, apply or modify any of the terms of this Agreement shall require the affirmative approval of the Special Committee, and Parent shall be entitled to rely on a certificate of the Company's chief executive officer or chief financial officer attesting to the Company's compliance with this Section 8.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1  AMENDMENT.

        This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of this Agreement by the stockholders of the Company); provided, however, that after any such approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2  WAIVER.

          (a)  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.4  ENTIRE AGREEMENT; COUNTERPARTS.

        This Agreement and that certain letter agreement regarding confidential information, dated November 8, 2001 between Parent and the Company (the "Mutual Nondisclosure Agreement") constitute the entire agreement among the parties hereto and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof are no force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5  APPLICABLE LAW; JURISDICTION.

        This Agreement shall be governed by, and construed in accordance with, the (internal procedural and substantive) laws of the State of Delaware, applicable to agreements and instruments executed and delivered wholly within such state and without regard to such state's principles of conflicts of laws; provided, however, the provisions of this Agreement relating to the Merger shall be governed by the NRS. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court of competent jurisdiction located in the State of Delaware or any United States District Court located in the State of Delaware, and the applicable courts of appeals therefrom (or, in the event no Delaware court will accept jurisdiction, state and federal courts of the same type located in the State of Nevada); (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware (or the State of Nevada, if applicable); (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

9.6  ATTORNEYS' FEES.

        In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

9.7  ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

        This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as provided in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8  NOTICES.

        Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when actually delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided, however, that a written notice delivered via facsimile shall be deemed delivered only if at the time of, or shortly after, such facsimile transmission the party giving the notice confirms by telephone the actual receipt by the other party of such facsimile transmission:

          (a)  If to Parent or Merger Sub:

      The Titan Corporation
      3033 Science Park Road
      San Diego, California 92121
      Facsimile No. (858) 552-9759
      Attention: Nicholas J. Costanza, Esq.

        with a copy to (which shall not constitute notice hereunder), to:

      Hogan & Hartson L.L.P.
      8300 Greensboro Drive
      Suite 1100
      McLean, Virginia 22102
      Facsimile No. (703) 610-6200
      Attention: Richard K. A. Becker, Esq.
      Robert A. Welp, Esq.

          (b)  If to the Special Committee of the Company's Board of Directors, to each of:

      Richard E. Wilson
      6252 Harbour Heights Parkway
      Mukilteo, WA 92875
      Facsimile No: (847) 698-9255

      Paul Fritz
      833 South Cumberland
      Park Ridge, IL 60068
      Facsimile No: (425) 493-0271

      Carmine F. Adimando
      47 Cherry Gate Lane
      Trumbull, CT 06611-4056
      Facsimile No. (203) 377-2687

        with a copy to (which shall not constitute notice hereunder), to:

      Greenberg Traurig, LLP
      The MetLife Building
      200 Park Avenue
      New York, New York 10166
      Telephone No. (212) 801-9200
      Facsimile No. (212) 801-6400
      Attention: Clifford E. Neimeth, Esq.

          (c)  If to the Company, to:

      GlobalNet, Inc.
      1919 South Highland Avenue
      Suite 125-D
      Lombard, Illinois 60148
      Facsimile No. (630) 652-1320
      Attention: Robert J. Donahue

        with a copy to (which shall not constitute notice hereunder), to:

      Greenberg Traurig, LLP
      The MetLife Building
      200 Park Avenue
      New York, New York 10166
      Telephone No. (212) 801-9200
      Facsimile No. (212) 801-6400
      Attention: Charles P. Axelrod, Esq.

        All notices to the Company pursuant to this Agreement simultaneously shall be delivered to the Special Committee in the manner provided above.

9.9  COOPERATION.

        The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.10 CONSTRUCTION.

          (a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (e)  Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by comparable successor statutes.

          (f)    The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the intended meaning or interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE TITAN CORPORATION
By:	/s/ ERIC M. DE MARCO
	Name:	Eric M. De Marco
	Title:	Exec. V.P. & COO
T T III ACQUISITION CORP.
By:	/s/ ERIC M. DE MARCO
	Name:	Eric M. De Marco
	Title:	Exec. V.P. & COO
GLOBALNET, INC.
By:	/s/ ROBERT J. DONAHUE
	Name:	Robert J. Donahue
	Title:	Chairman & Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT A—CERTAIN DEFINITIONS
EXHIBIT B—FORM OF VOTING AGREEMENT
EXHIBIT C—LIST OF OFFICERS
EXHIBIT D—TREATMENT OF WARRANTS; CONVERTIBLE NOTE; OTHER RIGHTS
                          (FORM OF WARRANT ATTACHED)
EXHIBIT E—FORM OF EMPLOYMENT AGREEMENT
EXHIBIT F—FORM OF AFFILIATE AGREEMENT
EXHIBIT G—DESCRIPTION OF AMOUNTS OWED TO MCI/WORLDCOM

EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        "Acquired Corporations" is defined in Section 2.1 to this Agreement.

        "Affiliate Agreements" means the Affiliate Agreements in the form attached hereto as Exhibit F.

        "Agreement" is defined in the Preamble to this Agreement.

        "Articles of Merger" is defined in Section 1.3 to this Agreement.

        "Average Parent Trading Price" is defined in Section 1.5 to this Agreement.

        "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

        "Closing" is defined in Section 1.3 to this Agreement.

        "Closing Date" is defined in Section 1.3 to this Agreement.

        "Code" is defined in the Recitals to this Agreement.

        "Company" is defined in the Preamble to this Agreement.

        "Company Acquisition Proposal" shall mean any offer, proposal, letter of intent, inquiry or expression or indication of interest (other than an offer, proposal, letter of intent, inquiry or expression or indication of interest by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

        "Company Acquisition Transaction" shall mean any transaction or series of related transactions involving:

          (a)  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation, (ii) a Person or "Group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) any of the Acquired Corporations issues securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b)  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

          (c)  any liquidation or dissolution of any of the Acquired Corporations.

        "Company Assumed Options" shall mean Company Options the exercise price of which is less than the Company Stock Value.

        "Company Balance Sheet" is defined in Section 2.4(b) to this Agreement.

        "Company Balance Sheet Date" is defined in Section 2.4(b) to this Agreement.

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        "Company Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

        "Company Disclosure Schedule" is defined in Section 2 to this Agreement.

        "Company Election" shall mean an election delivered by the Company to Parent in accordance with Section 9.8 in which the Company elects to use the Exchange Ratio calculated pursuant to Section 1.5(a)(i)(4)(A).

        "Company Employee Plans" is defined in Section 2.12(a) to this Agreement.

        "Company Exchanged Warrants" shall mean the warrants to purchase Company Common Stock identified on Section 2.3(c)(i)  of the Company Disclosure Schedule and that are outstanding as of 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting as to which each holder thereof has agreed, prior to such time, to exchange such warrant for a warrant to purchase shares of Parent Common Stock in accordance with Section 3(f) of Exhibit D.

        "Company Financial Statements" is defined in Section 2.4(b) to this Agreement.

        "Company Material Contract" is defined in Section 2.7(a) to this Agreement.

        "Company Options" is defined in Section 2.3(b) to this Agreement.

        "Company Organization Documents" is defined in Section 2.1 to this Agreement.

        "Company SEC Documents" is defined in Section 2.4(a) to this Agreement.

        "Company Stock Certificate" is defined in Section 1.6 to this Agreement.

        "Company Stock Option Plans" shall mean the 2000 Stock Plan and the 2001 Incentive Plan, and all stock option agreements evidencing option grants under each of the foregoing stock option plans.

        "Company Stock Rights" is defined in Section 2.3(c) to this Agreement.

        "Company Stock Value" shall mean the result of dividing the Transaction Value by the number of shares of Company Common Stock outstanding as of 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting.

        "Company Stockholders' Meeting" is defined in Section 5.2(a) to this Agreement.

        "Company Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction with respect to any Acquired Corporation on terms that the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel and Ladenburg Thalmann or another nationally recognized independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer, and would, if consummated, be more favorable to the Company's stockholders, from a financial point of view, than the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not, in the good faith judgment of the Company, reasonably capable of being obtained by such third party on a timely basis.

        "Company Tax Returns" is defined in Section 2.11(d) to this Agreement.

        A "Company Triggering Event" shall be deemed to have occurred if there shall have been submitted to the Company a Company Acquisition Proposal and: (i) the Board of Directors of the Company shall have failed to make and include in the Registration Statement or the Proxy Statement, or shall have withdrawn, or modified in a manner adverse to Parent, the Recommendations; it being hereby acknowledged and understood that any position taken pursuant to Rule 14e-2(a)(2) under the Exchange Act shall be deemed to constitute the withdrawal or modification in a manner adverse to the Parent, of the Recommendations by the Company's Board of Directors; (ii) the Board of Directors of

A-A-2

the Company shall have publicly recommended any Company Acquisition Proposal or shall have publicly announced an intention or that it has resolved to do so, or the Company shall have entered into an agreement providing for a Company Acquisition Transaction; or (iii) the Company shall have materially breached its obligations under Section 4.3 of this Agreement.

        "Company Warrants" shall mean all warrants to purchase Company Common Stock identified on Section 2.3(c)(i) of the Company Disclosure Schedule.

        "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Convertible Note" shall mean the Convertible Note of the Company dated April 9, 2001, due April 9, 2004, in the original principal amount of Two Million Dollars ($2,000,000) made payable to Crescent International Ltd., and such other convertible note or notes that may be exchanged therefor.

        "Debt" shall mean without duplication (a) all outstanding indebtedness for borrowed money of the Acquired Corporations to any Person, (b) all obligations of the Acquired Corporations arising from or incurred in connection with the acquisition or purchase of capital assets (including the deferred purchase price for such capital assets and all Capital Lease Obligations), (c) all amounts payable by the Acquired Corporations to MCI/Worldcom of whatever type as described in Exhibit G attached hereto and (d) all other accounts payable by the Acquired Corporations other than those incurred by the Acquired Corporations in the ordinary course of business. Any indebtedness for borrowed money of any of the Acquired Corporations to or from any other of the Acquired Corporations shall be excluded from the definition of Debt.

        "Effective Time" is defined in Section 1.3 to this Agreement.

        "Employee Benefit Plan" is defined in Section 2.12(c) to this Agreement.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Environmental Law" is defined in Section 2.13(b)(i) to this Agreement.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Exchange Agent" is defined in Section 1.7(a) to this Agreement.

        "Exchange Fund" is defined in Section 1.7(a) to this Agreement.

        "Exchange Ratio" is defined in Section 1.5(a) to this Agreement.

        "Excluded Shares" shall mean all Dissenting Shares and any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, (b) by the Company or any Subsidiary of the Company or (c) by the Company as treasury shares.

        "ERISA" is defined in Section 2.12(a) to this Agreement.

A-A-3

        "ERISA Affiliates" is defined in Section 2.12(a) to this Agreement.

        "GAAP" is defined in Section 2.4(b) to this Agreement.

        "Government Contract" shall mean any prime contract, subcontract, letter agreement, purchase or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

        "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "Hazardous Materials" is defined in Section 2.13(b)(ii) to this Agreement.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Indemnified Persons" is defined in Section 5.4(a) to this Agreement.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE), including any Environmental Law or export control law.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Losses" shall mean all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

A-A-4

        "Material Adverse Effect", means with respect to any Person, any event, occurrence, state of facts, or development having a material adverse effect on (i) the business, assets, operations, liabilities, condition or earnings of the referent Person and its subsidiaries considered as an entirety or (ii) the ability of the referent Person to consummate the Merger or any of the other transactions contemplated by this Agreement; other than an event, occurrence, state of facts, development circumstance that relates (w) to the economy or financial markets in general, (x) in general to the industries in which the referent Person operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect on (relative to most other industry participants)) such referent Person, (y) the announcement of this Agreement, the Merger and the other transactions contemplated thereby and the performance by the parties of their respective obligations hereunder, or (z) any action or failure to act (including the failure to enter into a promissory note as described in Section 2.5(d)(ii) of the Company Disclosure Schedule) in connection with the indebtedness to MCI WorldCom described in Section 2.5(d)(ii) of the Company Disclosure Schedule if such action or inaction is at the request of Parent or Merger Sub. With respect to the Acquired Corporations, (i)(a) the voluntary commencement of any case or proceeding by Global Crossing Ltd. under Chapter 7 of Title 11 of the United States Code or any successor or similar federal or state statute, regulation or rule, or (b) the involuntary commencement of any such case against Global Crossing Ltd. which involuntary case is not dismissed within 90 days after such commencement, shall, in all events, be deemed to have a Material Adverse Effect on the Acquired Corporations (taken as a whole) and (ii)(a) the voluntary commencement of any case or proceeding by Global Crossing Ltd. under Chapter 11 of Title 11 of the United States Code or any successor or similar federal or state statute, regulation or rule, or (b) the involuntary commencement of any such case against Global Crossing Ltd. which involuntary case is not dismissed within 90 days after commencement, shall, in all events, be deemed to have a Material Adverse Effect on the Acquired Corporations (taken as a whole) if the same has a Material Adverse Effect on the Acquired Corporations (taken as a whole) under the standards set forth in the immediately preceding sentence.

        "Merger" is defined in the Recitals to this Agreement.

        "Merger Consideration" is defined in Section 1.5(a)(i) to this Agreement.

        "Merger Sub" is defined in the Preamble to this Agreement.

        "Mutual Nondisclosure Agreement" is defined in Section 9.4 to this Agreement.

        "New Warrants" is defined in Exhibit D to this Agreement.

        "Note Purchase Agreement" is defined in the Recitals to this Agreement.

        "NRS" is defined in the Recitals to this Agreement.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "Option/Warrant Value" shall mean the fair value of (i) the Company Assumed Options assumed by the Parent pursuant to Section 1.11 and (ii) the Company Exchanged Warrants, determined using the Black-Scholes option pricing model in a manner consistent with the manner in which the same is used by the Parent to value its own options and warrants for financial reporting purposes.

        "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

        "Parent" is defined in the Preamble to this Agreement.

        "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent, including the associated rights to purchase capital stock of Parent pursuant to and in accordance with

A-A-5

the Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company.

        "Parent Contract" shall mean any Contract: (a) to which Parent or any Subsidiary of Parent is a party; (b) by which Parent or any Subsidiary of Parent or any asset of Parent or any Subsidiary of Parent is or may become bound or under which Parent or any Subsidiary of Parent has, or may become subject to, any obligation; or (c) under which Parent or any Subsidiary of Parent has or may acquire any right or interest.

        "Parent Cumulative Preferred Stock" shall mean the Cumulative Convertible Preferred Stock, $1.00 par value, of Parent.

        "Parent Disclosure Schedule" is defined in Section 3 to this Agreement.

        "Parent Election" shall mean an election delivered by Parent to the Company in accordance with Section 9.8 in which Parent elects to use the Exchange Ratio calculated pursuant to Section 1.5(a)(i)(5)(A).

        "Parent Financial Statements" is defined in Section 3.4(b) to this Agreement.

        "Parent Organization Documents" is defined in Section 3.1 to this Agreement.

        "Parent Preferred Stock" shall mean the Parent Cumulative Preferred Stock and Parent Series A Preferred Stock.

        "Parent SEC Documents" is defined in Section 3.4(a) to this Agreement.

        "Parent Series A Preferred Stock" shall mean the Series A Junior Participating Preferred Stock, $1.00 par value, of Parent.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Pledge Agreement" shall mean that certain Pledge Agreement of even date herewith among the Parent and Robert J. Donahue, Colum P. Donahue and Adams Ventures LP.

        "Pre-Closing Period" is defined in Section 4.1 to this Agreement.

        "Proprietary Asset" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, and (g) other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

        "Proxy Statement" is defined in Section 5.1 to this Agreement.

        "Recommendations" is defined in Section 2.2 to this Agreement.

        "Registration Statement" is defined in Section 5.1 to this Agreement.

A-A-6

        "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

        "Shares" is defined in Section 1.6 to this Agreement.

        "Significant Subsidiaries" of Parent shall mean Cayenta, Inc., SureBeam Corporation, Titan Systems Corporation and Titan Wireless, Inc.

        "Special Committee" shall mean the Special Committee of the Board of Directors of the Company, comprised of Richard E. Wilson, Paul Fritz and Carmine F. Adimando.

        "Stockholders" is defined in the Recitals to this Agreement.

        An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Surviving Corporation" is defined in Section 1.1 to this Agreement.

        "Takeover Laws" means any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state antitakeover laws and regulations.

        "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Termination Date" is defined in Section 7.1(b) to this Agreement.

        "Third Party Claim" means any claim or other assertion of liability by any third party.

        "Transaction Value" means, subject to adjustment pursuant to Section 2 of Exhibit D, Sixty Million Dollars ($60,000,000) less (i) all Debt of the Company (including, but without duplication, any sums outstanding under the Note Purchase Agreement and the note issued thereunder) as of 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting, (ii) the Option/Warrant Value as of 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting and (iii) any payments made by the Company to redeem the Convertible Note.

        "VEBA" is defined in Section 2.12(l) to this Agreement.

        "Voting Agreements" is defined in the Recitals to this Agreement.

        "WARN Act" is defined in Section 2.12(i) to this Agreement.

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 EXHIBIT B

VOTING AGREEMENT

        See Annex B to this document.

A-B-1

EXHIBIT C

LIST OF OFFICERS

Name	Title
Gene W. Ray	Chairman
M. C. Baird	President
Eric M. DeMarco	Chief Operating Officer and Executive Vice President
Mark Sopp	Chief Financial Officer and Treasurer
Robert J. Donahue	Vice President
Colum P. Donahue	Vice President
Daniel Wickersham	Vice President
Pere Valles	Vice President

A-C-1

EXHIBIT D

TREATMENT OF WARRANTS; CONVERTIBLE NOTE;
OTHER RIGHTS

1.    Additional Conditions to Closing.

        In addition to the conditions set forth in Sections 6.1 and 6.2 of the Agreement, the obligations of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Effective Time of the following conditions:

          (a)  prior to 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting (i) each of the outstanding Company Warrants shall have been converted into Company Common Stock in accordance with its terms, (ii) the holders thereof shall have unconditionally committed in writing to the Company to exchange such warrants for warrants to purchase shares of Parent Common Stock in accordance with Section 3(f) of this Exhibit D, (iii) such warrants shall have been terminated in full, or (iv) any combination of (i) through (iii) with respect to each of the outstanding Company Warrants;

          (b)  Crescent International Ltd. ("Crescent"), shall have agreed that the Company's obligations under Sections VII and VIII of the Securities Purchase Agreement, dated April 9, 2001, between the Company and Crescent (the "Purchase Agreement") shall not survive the termination of the Purchase Agreement.

          (c)  all rights referred to in Schedule 2.3(a) of the Company Disclosure Schedule shall have been terminated and the same shall be null, void and no further force or effect.

2.    Purchase Price Adjustment.

        In the event that the Company has paid, pays or commits to pay any additional consideration (i.e., consideration other than Company Common Stock issuable in accordance with the terms of the various instruments) in connection with the Company satisfying the conditions set forth in Section 1 to this Exhibit D (the aggregate value of all such consideration paid and committed to be paid being referred to as the "Payment Amount"), then the Transaction Value shall be reduced by an amount equal to the Payment Amount. In the event that the Company has paid, pays or commits to pay any consideration (other than Company Common Stock) in connection with the Company satisfying its obligations set forth in Section 3(h) to this Exhibit D (the aggregate value of all such consideration paid and committed to be paid being referred to as the "Settlement Amount" ), then the Transaction Value shall be reduced by an amount equal to the Settlement Amount. In no event shall the Company, after 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting pay or commit to pay any consideration (including Company Common Stock) in connection with the Company satisfying the conditions set forth in Sections 1 or 3(h) of this Exhibit D if such consideration was not taken into account in calculating the Transaction Value or the Company Stock Value, as the case may be.

3.    Additional Representations, Warranties and Covenants.

          (a)  The Company represents and warrants that, as of the date of this Agreement and during the Pre-Closing Period, (i) the Convertible Note is and will be freely redeemable at the option of the Company without condition, restriction, limitation or restraint, except for the requirement of the Company to provide notice to the holder thereof, and pay the applicable redemption price therefor in cash, in accordance with its terms, and (ii) if such notice is given and such redemption price is paid in cash, the holder of the Convertible Note has no right to block, delay, condition or otherwise limit the redemption of the Convertible Note by the Company.

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          (b)  During the Pre-Closing Period, the Company agrees to take all actions required to be taken by it pursuant to the terms of the Convertible Note in order for the Convertible Note to remain freely redeemable in accordance with Section 3(a) to this Exhibit D and to refrain from taking any actions that could cause the representations and warranties contained in Section 3(a) of this Exhibit D to be inaccurate.

          (c)  Prior to 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting, the Company shall terminate the Purchase Agreement.

          (d)  Prior to the Effective Time, the Company shall cause the Convertible Note to be converted into shares of Company Common Stock in accordance with its terms or redeemed with the effect that, in either case, the Convertible Note shall not be outstanding as of the Effective Time.

          (e)  Prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the conditions contained in Section 1 to this Exhibit D to be satisfied.

          (f)    At the Effective Time each Company Exchanged Warrant then outstanding shall be exchanged for a warrant to purchase Parent Common Stock in substantially the form attached to this Exhibit D (each a "New Warrant"), and Parent shall issue and deliver each such New Warrant to the holder of the Company Exchanged Warrant upon the surrender of the Company Exchanged Warrant to Parent. From and after the Effective Time, (i) each New Warrant will be exercisable for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such New Warrant shall be equal to the number of shares of Company Common Stock subject to the corresponding Company Exchanged Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such New Warrant shall be adjusted by dividing the per share exercise price under the corresponding Company Exchanged Warrant by the Exchange Ratio and rounding up to the nearest whole cent, and (iv) the expiration date under such New Warrant will be the same as the expiration date under the corresponding Company Exchanged Warrant.

          (g)  The Parent shall use its commercially reasonable efforts at its expense to cause the shares of Parent Common Stock underlying the New Warrants to be registered on the Registration Statement along with the shares of Parent Common Stock being registered thereon, in accordance with the terms and subject to all the conditions set forth in Section 5.1 of the Agreement.

          (h)  Prior to 5:00 p.m. Eastern Time on the fifth trading day preceding the date of the Company Stockholders Meeting, the Company shall settle the litigation commenced by Celeste Trust Reg., Esquire Trading & Financial Inc., and Amro International described in Schedule 2.14 of the Company Disclosure Schedule on terms substantially the same as the agreement in principle described in Schedule 2.14 of the Company Disclosure Schedule.

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Attachment to Exhibit D

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS.

THE TITAN CORPORATION

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This warrant (this "Warrant") certifies that, for good and valuable consideration, The Titan Corporation, a Delaware corporation (the "Company"), grants to                        , a                        or its permitted assigns (the "Warrantholder"), the right to subscribe for and purchase from the Company, at any time during the Exercise Period (as defined herein),                         shares of Common Stock (the "Warrant Shares"), at the exercise price per share of $                        (the "Exercise Price"), all subject to the terms, conditions and adjustments herein set forth. The number of Warrant Shares is subject to adjustment as provided in Article III.

I. DEFINITIONS

        1.1    Definitions.    As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

        "Affiliate" with respect to any Person, shall mean any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person.

        "Business Day" means any day other than a Saturday, Sunday or a day on which national banks are authorized by law to close in the State of California.

        "Common Stock" means the common stock, par value $0.01 per share, of the Company.

        "Exchange Act" mean the Securities Exchange Act of 1934, as amended from time to time.

        "Fair Market Value" means with respect to a share of Common Stock on any date, the average closing sales price, as reported in the NYSE composite transactions (as reported in the Wall Street Journal or, if not reported therein, any other nationally recognized authoritative source), of shares of Common Stock for the five (5) consecutive trading day period ending on the date that is one (1) trading day prior to the date as of which the Fair Market Value is being determined.

        "Governmental Authority" means any foreign, federal, state, local or other governmental authority or regulatory body having jurisdiction over the Company, its Affiliates or the Warrantholder.

        "NYSE" means the New York Stock Exchange, Inc.

        "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

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II. EXERCISE OF WARRANT

        2.1    Exercise Period.    On the terms and subject to the conditions contained herein, the Warrantholder may exercise this Warrant on any Business Day starting on                        and ending at 5:00 p.m., Eastern Standard Time, on                        (the"Exercise Period"), for all or any part of the Warrant Shares.

        2.2    Exercise Procedure.    To exercise this Warrant, the Warrantholder shall deliver to the Company at its principal executive offices: (a) payment of the aggregate Exercise Price in the manner provided in Section 2.3 (as computed by multiplying (A) the Exercise Price by (B) the number of shares of Common Stock for which the Warrantholder is exercising this Warrant at such time); (b) a completed and properly executed Notice of Exercise in substantially the form attached hereto as Annex I; and (c) this Warrant. Upon receipt of the aggregate Exercise Price and the required deliverables pursuant to the preceding sentence, the Company shall, within three (3) Business Days thereafter, subject to receipt of any required regulatory approvals (including expiration of any required waiting period), deliver to the Warrantholder duly executed certificate(s) representing the aggregate number of shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a Warrant Share as provided in Section 2.6. Such stock certificate(s) shall be in such denominations and registered in the name(s) set forth in the Notice of Exercise. If this Warrant shall have been exercised in part, the Company shall deliver to the Warrantholder a new warrant evidencing the rights of the Warrantholder to purchase the remaining Warrant Shares issuable (which shall in all other respects be identical to this Warrant). Upon issuance hereof, all shares of Common Stock issuable upon exercise of this Warrant shall be included in an effective registration statement under the Securities Act. The Company shall use all commercially reasonable efforts (including filing an amendment to such registration statement on Form S-3 (or other appropriate form) promptly after the date hereof) to maintain such registration statement current and effective under Section 10 of the Securities Act until the earlier to occur of (i) such time as all shares issuable hereunder have been issued pursuant such registration statement, (ii) such time as all shares issuable upon exercise of this Warrant are eligible to be sold or transferred under Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act without holding period or volume limitations, and (iii) the end of the Exercise Period.

        2.3    Payment of Exercise Price.    The Exercise Price may be payable hereunder by the delivery by certified check or by wire transfer of immediately available funds to the account of the Company of an amount equal to the Exercise Price. The Warrantholder may elect to exercise the Warrant in a cashless exercise in lieu of payment of an amount equal to the Exercise Price, pursuant to which the Warrantholder will receive, subject to Section 2.6 hereof, that number of shares of Common Stock equal to the quotient obtained by dividing (A-B)(C) by A where:

    (A)    =    the Fair Market Value of one share of Common Stock on the date that the Warrantholder delivers the Notice of Exercise;

    (B)    =    the Exercise Price for one share of Common Stock under this Warrant (as adjusted to the date of such calculation); and

    (C)    =    the number of Warrant Shares issuable upon exercise of this Warrant or, if only a portion of the Warrant is being exercised, the number of Warrant Shares to be acquired as set forth in the Notice of Exercise (at the date of such calculation).

If the above calculation results in a negative number, then no Warrant Shares shall be issued or issuable upon exercise of this Warrant.

        2.4    Restrictions.    The Company shall not be required to issue any shares of Common Stock under this Warrant if the issuance of such shares would constitute a violation by the Company of any provision of any law, rule or regulation of (i) any governmental authority, including without limitation,

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compliance with the registration or qualification requirement of applicable federal and state securities laws or (ii) any applicable self governing organization or stock exchange, including without limitation, the rules, regulations or listing requirements of any such organization or stock exchange. If at any time the Company shall determine, based upon the advice of securities counsel, that the registration, qualification or listing of any shares subject to this Warrant under any applicable state or federal law or other applicable rules or regulations (including those of any applicable stock exchange) is necessary as a condition of, or in connection with, the issuance of shares, the Company shall not be required to issue any shares of Common Stock under this Warrant unless and until the Company has received evidence reasonably satisfactory to it that such laws, rules or regulations have been complied with.

        2.5    Payment of Taxes.    The Company shall pay all stamp taxes and other similar charges with respect to the issue or delivery of Common Stock hereunder. The Company shall not be required to pay any transfer tax or other similar charge imposed in connection with the issue of any stock certificate in any name other than that of the Warrantholder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the reasonable satisfaction of the Company that no such tax or other charge is due.

        2.6    Fractional Shares.    The Company shall not be required to issue any fractional shares of Common Stock upon exercise of this Warrant. In lieu of any fractional share to which the Warrantholder would otherwise be entitled upon exercise of this Warrant, the Company shall make a cash payment in an amount equal to the product of (a) the Fair Market Value per share of Common Stock on the date of exercise multiplied by (b) the fraction of a share.

III. ADJUSTMENTS

        3.1    Subdivision or Combination of Common Stock.    If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares issuable upon exercise of this Warrant will be proportionately increased, and if the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares issuable upon exercise of this Warrant will be proportionately decreased.

        3.2    Consolidation, Merger, etc.    In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction in which in excess of 50% of the Company's voting power is transferred to persons or entities not stockholders immediately prior to the consummation of such transaction, or any sale of all or substantially all of the assets of the Company (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the Warrantholder, on exercise hereof at any time after the consummation or effective date of such Reorganization, shall receive, in lieu of the Warrant Shares issuable on such exercise prior to the date of such Reorganization, the stock and other securities to which such holder would have been entitled upon the date of such Reorganization if such holder had exercised this Warrant immediately prior thereto.

        3.3    Notice of Adjustment.    Whenever an event necessitating an adjustment to this Warrant pursuant to this Article III occurs, the Company shall promptly deliver written notice thereof, by first class mail, postage prepaid, addressed to the Warrantholder in accordance with Section 7.5, which notice shall state the increase or decrease in the number or other denominations of securities purchasable upon the exercise of this Warrant setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

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IV. RESTRICTIONS ON TRANSFER

        4.1    Restrictions on Transfer.    The Warrantholder, by its acceptance of this Warrant, agrees to be bound by the provisions of this Article IV and acknowledges and confirms that this Warrant has not been registered under the Securities Act or any applicable state securities laws, and may not be sold or transferred except in compliance with and subject to the Securities Act and such state securities laws. Unless and until this Warrant has been registered under the Securities Act and such state securities laws, the Company may require, as a condition to effecting any sale or transfer of this Warrant on the books of the Company, an opinion of counsel reasonably satisfactory to the Company to the effect that an exemption from registration under the Securities Act and such state securities laws is available for the proposed transfer or assignment or a certification reasonably satisfactory to the counsel of the Company in its professional determination from the transferee that it is an accredited investor as defined under the Securities Act and regulations promulgated thereunder. Any purported sale or transfer of this Warrant shall be null and void unless made in compliance with the conditions set forth in this Article IV. Except as provided in Section 4.2, this Warrant and any warrant of the Company issued in exchange or replacement for this Warrant shall be stamped or otherwise imprinted with a legend in substantially the form set forth on the cover of this Warrant.

        4.2    Termination of Restrictions.    The restrictions imposed by Section 4.1 upon the transferability of this Warrant shall terminate: (a) when and so long as this Warrant shall have been effectively registered under the Securities Act and transferred in compliance therewith; or (b) when the Company shall have received an opinion of counsel reasonably satisfactory to it that this Warrant may be transferred without registration thereof under the Securities Act; provided, however, that if the Warrant has been held (both legally and beneficially) by the Warrantholder for at least one (1) year and is proposed to be sold in compliance with Rule 144 under the Securities Act, no such opinion of counsel shall be required. Whenever the legend requirements imposed by Section 4.1 shall terminate as to this Warrant, the holder of this Warrant shall be entitled to receive from the Company, at the Company's expense, a new warrant not bearing the restrictive legend described in Section 4.1.

        4.3    Compliance with Securities Laws.    The Warrantholder, by acceptance hereof, represents to the Company that this Warrant is being acquired solely for the Warrantholder's own account and not as a nominee for any other party, and for investment, and that the Warrantholder will not offer, sell or otherwise dispose of this Warrant except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws.

        4.4    Transfer Procedure.    Subject to compliance with the other provisions of this Article IV, transfer of this Warrant, in whole or in part, shall occur upon surrender of this Warrant at the principal executive offices of the Company, together with a duly executed written assignment of this Warrant and funds sufficient to pay any transfer taxes payable upon the making of such transfer and, if required, an opinion of counsel reasonably acceptable to counsel of the Company in its professional determination concerning the compliance of such transfer with the Securities Act and applicable state securities laws. Upon receipt of such items, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denomination(s) specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

        4.5    Maintenance of Transfer Books.    The Company agrees to maintain, at the principal office of the Company at the address set forth in Section 7.5, books or records for the registration and the registration of transfer of this Warrant or any warrant of the Company issued in exchange for this Warrant.

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V. NECESSARY ACTIONS

        The Company will: (a) use its commercially reasonable efforts to obtain all such authorizations, approvals, exemptions or consents from any Governmental Authority having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant (including, without limitation, making all necessary filings with such Governmental Authorities); (b) take all necessary steps (including, without limitation, making appropriate amendments to its certificate of incorporation) to ensure that the Company has authorized a sufficient number of authorized but unissued shares of its common stock to provide for the issuance of the Warrant Shares; (c) reserve from such authorized but unissued shares of common stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of this Warrant; and (d) take all actions as may be necessary or appropriate to ensure that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant that are not subject to any preemptive rights and are free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issuance.

VI. LOSS OR MUTILATION

        On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company; or (b) in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

VII. MISCELLANEOUS

        7.1    Entire Agreement.    This Warrant constitutes the entire agreement between the Company and the Warrantholder with respect to the Warrant.

        7.2    Nonwaiver.    No course of dealing or any delay or failure to exercise any right hereunder on the part of the Warrantholder shall operate as a waiver of such right or otherwise prejudice the Warrantholder's rights, powers or remedies.

        7.3    Binding Effect; No Third-Party Beneficiaries.    This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective successors and permitted assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

        7.4    Section and Other Headings.    The section and other headings contained in this Warrant are for reference purposes only and shall not be deemed to be a part of this Warrant or to affect the meaning or interpretation of this Warrant.

        7.5    Notices.    Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing, shall be delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid or sent via nationally recognized overnight courier and shall be deemed to have been given when so delivered (or when received, if delivered by any other method) if sent (i) to the Company, at its principal executive offices and (ii) to the holder of this Warrant, at such holder's address as it appears in the records of the Company (unless otherwise indicated by such holder).

        7.6    Severability.    Whenever possible, each provision of this Warrant will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any

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applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Warrant or the validity, legality or enforceability of this Warrant in any other jurisdiction. In such event, this Warrant will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        7.7    Governing Law.    ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT AND THE ISSUANCE OF SECURITIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

        7.8    Rights or Liabilities as Stockholder.    The Warrantholder shall be deemed to have become a holder of record of the shares of Common Stock issuable under Section 2.2 as of the date on which all required deliverables pursuant to Section 2.2 have been received by the Company. Until such time the Warrantholder shall not have any voting rights or other rights or liabilities of a stockholder of the Company with respect to the Common Stock issuable hereunder.

        7.9    Amendment.    No amendment or waiver of any provision of this Warrant shall be effective without the prior written consent of the Company and the Warrantholder.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

THE TITAN CORPORATION
By:
Name:
Title:

        Dated: January 6, 2002

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Annex I
NOTICE OF EXERCISE
(To be executed upon exercise of this Warrant)

        The undersigned hereby irrevocably elects to exercise the right represented by this Warrant to purchase                        shares of Common Stock, and herewith tenders to the Company as payment for such shares either (a) the amount of $                        or (b)              shares of Common Stock, in accordance with the terms of this Warrant. The undersigned requests that a certificate for such shares be registered in the name of the undersigned and that such certificates be delivered to the undersigned's address below.

        The undersigned represents that it is an accredited investor (as defined in applicable rules and regulations under the Securities Act of 1933, as amended), and that it is acquiring such shares of Common Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof.

Dated:	Signature

(Print Name)

(Street Address)

(City) (State) (Zip Code)

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EXHIBIT E

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

        THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of January 6, 2002, by and between The Titan Corporation a Delaware corporation ("Parent"), GlobalNet International, Inc., a Delaware corporation (the "Company"), and                          (the "Executive").

        WHEREAS, the Company and the Executive have entered into an Employment Agreement, dated [May 15, 2000][December 28, 2000 for P. Valles] (the "Employment Agreement"), for the purpose of setting forth the terms and conditions for the employment relationship of the Executive with the Company;

        WHEREAS, the Company is a wholly-owned subsidiary of GlobalNet, Inc. ("GlobalNet");

        WHEREAS, Parent, GlobalNet and T T III Acquisition Corp. ("Merger Sub"), have entered into that certain Agreement and Plan of Merger dated January 6, 2002 (the "Merger Agreement") pursuant to which Merger Sub, a wholly-owned subsidiary of Parent, is merging with and into GlobalNet (the "Merger") and Company will be an indirect wholly-owned subsidiary of Parent as a result of the Merger; and

        WHEREAS, in connection with the consummation of the Merger pursuant to the Merger Agreement, the parties hereto desire to enter into this Amendment to add the bonus pool provisions set forth herein to the Employment Agreement.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto each hereby agrees as follows:

        1.    Amendment.    The following text is hereby added as a new Section 2(d) to the Employment Agreement:

        (d)  Special Bonus Pool.

          (i)    The Executive shall participate in the Special Bonus Pool (as hereinafter defined). Within ninety (90) days after the end of the 2002 calendar year, Parent shall designate up to ten (10) executives and/or employees recommended by Robert J. Donahue who were employed by the Company prior to the consummation of the Merger (as defined in the Merger Agreement) to receive payments from the Special Bonus Pool; provided that Robert J. Donahue and the Executive shall be one of the executives and/or employees so designated; provided further that in order to be eligible to participate in the Special Bonus Pool, each executive and employee so designated shall be required to enter into an amendment to their employment agreement with the Company in substantially the form of this Amendment or otherwise agree in writing to be subject to the offset and reimbursement provisions of the Special Bonus Pool contained in Section 2(d)(ii) hereof. The number of executives and/or employees so designated, and the amount of money each is to receive, shall be determined by the Board of Directors of GlobalNet upon the recommendation of Robert J. Donahue. Subject to the Parent's right of offset and reimbursement set forth in Section 2(d)(ii) hereof and, if the conditions for the determination of the Special Bonus Pool shall have been met by the Company pursuant to Section 2(d)(iii) hereof, the entire

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  amount of the Special Bonus Pool shall be awarded and no portion thereof withheld. Payments from the Special Bonus Pool shall be subject to all applicable employment withholding taxes.

          (ii)  In the event that the Holdback Stock (as defined in the Holdback Letter Agreement dated January 6, 2002 among Parent, Robert J. Donahue and Colum P. Donahue (the "Holdback Agreement")) shall be insufficient to cover any Losses (as defined in the Holdback Agreement) owed to any Parent Indemnified Person (as defined in the Holdback Agreement) pursuant to the Holdback Agreement, Parent (A) may offset the amount of such Losses not covered against the Special Bonus Pool that the Executive and any other designated executive or employee may otherwise be eligible for pursuant to this Agreement and (B) shall be entitled to be reimbursed by the Executive and any other executive or employee who participates in the Special Bonus Pool for amounts previously paid to the Executive or such executive or employee, as the case may be, from the Special Bonus Pool, net of any federal and state income taxes paid by the Executive or such other executive or employee, as the case may be, properly attributable to any such amounts, up to the amount of the Losses not covered. For purposes of this Agreement, the Special Bonus Pool shall be deemed to be reduced automatically by an amount equal to such offset amount. Parent shall provide written notice to Robert J. Donahue of its election to offset or to seek reimbursement, specifying in reasonable detail the basis therefor. Neither the exercise of nor the failure to exercise such right of offset or reimbursement will constitute an election of remedies or limit any Parent Indemnified Persons in any manner in the enforcement of any other remedies that may be available to it; provided that the Executive and any other executive or employee who participates in the Special Bonus Pool shall have no further liability beyond such offset and reimbursement for any Losses not covered except, if the Executive is also a signatory to the Holdback Agreement, to the extent set forth in the Holdback Agreement.

          (iii)  The "Special Bonus Pool" shall be determined as follows:

            (A)  If Revenue equals or exceeds One Hundred Fifty Million Dollars ($150,000,000) and (w) EBITDA equals or exceeds Fifteen Million Dollars ($15,000,000), then the Special Bonus Pool shall be Five Million Five Hundred Thousand Dollars ($5,500,000), (x) EBITDA is less than Fifteen Million Dollars ($15,000,000) but equals or exceeds Fourteen Million Dollars ($14,000,000), then the Special Bonus Pool shall be Five Million Two Hundred Twenty-Five Thousand Dollars ($5,225,000); (y) EBITDA is less than Fourteen Million Dollars ($14,000,000) but equals or exceeds Thirteen Million Dollars ($13,000,000), then the Special Bonus Pool shall be Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000); or (z) EBITDA is less than Thirteen Million Dollars ($13,000,000) but equals or exceeds Twelve Million Dollars ($12,000,000), then the Special Bonus Pool shall be Four Million Six Hundred Seventy-Five Thousand Dollars ($4,675,000).

            (B)  If Revenue is less than One Hundred Fifty Million Dollars ($150,000,000) but equals or exceeds One Hundred Forty Million Dollars ($140,000,000) and (w) EBITDA equals or exceeds Fifteen Million Dollars ($15,000,000) then the Special Bonus Pool shall be Five Million Two Hundred Twenty-Five Thousand Dollars ($5,225,000); (x) EBITDA is less than Fifteen Million Dollars ($15,000,000) but equals or exceeds Fourteen Million Dollars ($14,000,000), then the Special Bonus Pool shall be Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000); (y) EBITDA is less than Fourteen Million Dollars ($14,000,000) but equals or exceeds Thirteen Million Dollars ($13,000,000), then the Special Bonus Pool shall be Four Million Six Hundred Seventy-Five Thousand Dollars ($4,675,000); or (z) EBITDA is less than Thirteen Million Dollars ($13,000,000) but equals or exceeds Twelve Million Dollars ($12,000,000), then the Special Bonus Pool shall be Four Million Four Hundred Thousand Dollars ($4,400,000).

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            (C)  If Revenue is less than One Hundred Forty Million Dollars ($140,000,000) but equals or exceeds One Hundred Thirty Million Dollars ($130,000,000) and (w) EBITDA equals or exceeds Fifteen Million Dollars ($15,000,000) then the Special Bonus Pool shall be Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000); (x) EBITDA is less than Fifteen Million Dollars ($15,000,000) but equals or exceeds Fourteen Million Dollars ($14,000,000), then the Special Bonus Pool shall be Four Million Six Hundred Seventy-Five Thousand Dollars ($4,675,000); (y) EBITDA is less than Fourteen Million Dollars ($14,000,000) but equals or exceeds Thirteen Million Dollars ($13,000,000), then the Special Bonus Pool shall be Four Million Four Hundred Thousand Dollars ($4,400,000); or (z) EBITDA is less than Thirteen Million Dollars ($13,000,000) but equals or exceeds Twelve Million Dollars ($12,000,000), then the Special Bonus Pool shall be Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000).

            (D)  If Revenue is less than One Hundred Thirty Million Dollars ($130,000,000) but equals or exceeds One Hundred Twenty Million Dollars ($120,000,000) and(w) EBITDA equals or exceeds Fifteen Million Dollars ($15,000,000) then the Special Bonus Pool shall be Four Million Six Hundred Seventy-Five Thousand Dollars ($4,675,000); (x) EBITDA is less than Fifteen Million Dollars ($15,000,000) but equals or exceeds Fourteen Million Dollars ($14,000,000), then the Special Bonus Pool shall be Four Million Four Hundred Thousand Dollars ($4,400,000); (y) EBITDA is less than Fourteen Million Dollars ($14,000,000) but equals or exceeds Thirteen Million Dollars ($13,000,000), then the Special Bonus Pool shall be Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000); or (z) EBITDA is less than Thirteen Million Dollars ($13,000,000) but equals or exceeds Twelve Million Dollars ($12,000,000), then the Special Bonus Pool shall be Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000).

            (E)  If Revenue is less than One Hundred Twenty Million Dollars ($120,000,000) or EBITDA is less than Twelve Million Dollars ($12,000,000), then there shall be no Special Bonus Pool.

            (F)  In the event the Executive is terminated by the Company without cause pursuant to Section 5(k) of the Employment Agreement or in the event that the Executive resigns for any of the reasons listed in clauses (i) through (iii) of Section 4(l) of this Agreement (whether or not a Change of Control has occurred), the Executive shall nevertheless be entitled to participate in the Special Bonus Pool if the conditions for the determination of the Special Bonus Pool shall have been met by the Company pursuant to Section 2(d)(iii) hereof; provided, that the Executive shall only be eligible to receive the pro rata portion of his share of the Special Bonus Pool based on the number of whole months in which the Executive was employed by the Company in calendar year 2002 divided by 12.

          (iv)  All determinations of Revenue and EBITDA shall be made in accordance with GAAP in good faith, applied in a manner consistent with the Company Financial Statements (as defined in the Merger Agreement).

          (v)  For purposes of this Section 2(d), the following terms shall be defined as follows:

        "Revenue" means the revenue of GlobalNet for the fiscal year ended December 31, 2002.

        "EBITDA" means earnings before interest, taxes, depreciation and amortization of GlobalNet for the fiscal year ended December 31, 2002.

        "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

A-E-3

        Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

        2.    No Other 2002 Bonus.    The parties expressly acknowledge and agree that, other than any payment to the Executive from the Special Bonus Pool as described above, the Executive shall not be entitled to any bonus attributable to his employment with the Company during the calendar year 2002, but shall be eligible to participate in the Company's stock option programs to the same extent as comparably situated employees.

        3.    Miscellaneous.    Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement. The Employment Agreement, as amended by this Amendment, shall remain and continue in full force and effect, shall be binding on the Company and the Executive and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Employment Agreement after the date first set forth above shall be deemed to be a reference to the Employment Agreement, as amended by this Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

        4.    Effectiveness of this Amendment.    This Amendment shall become effective upon the Effective Time as defined in the Merger Agreement.

        [signatures on next page]

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FORM OF AMENDMENT TO
EMPLOYMENT AGREEMENT

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered on their behalf, as of the day and year first above written.

EXECUTIVE
GLOBALNET INTERNATIONAL, INC.
By:

Name:

Title:

THE TITAN CORPORATION
By:

Name:

Title:

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EXHIBIT F
FORM OF AFFILIATE AGREEMENT

                                      , 2002

The Titan Corporation
3033 Science Park Road
San Diego, California 92121

  Re: Affiliate Agreement

Ladies and Gentlemen:

        The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of GlobalNet, Inc. a Nevada corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 6, 2002 (the "Merger Agreement"), by and among The Titan Corporation, a Delaware corporation ("Parent"), T T III Acquisition Corp., a Nevada corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger") and the Company shall continue as the surviving corporation of the Merger.

        As a result of the Merger, the issued and outstanding shares of common stock of the Company, par value $.01 per share ("Company Common Stock"), will be converted into the right to receive common stock of Parent, par value $0.01 per share ("Parent Common Stock") and cash in lieu of fractional shares, as set forth in the Merger Agreement.

        The undersigned represents, warrants and covenants to Parent that in the event that the undersigned receives any Parent Common Stock as a result of the Merger:

          1.    The undersigned has full power to execute and deliver this letter and to make the representations and warranties herein and to perform the obligations hereunder.

          2.    The undersigned has carefully read this letter and the Merger Agreement and has discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent the undersigned considered necessary, with counsel to the undersigned or with counsel for the Company.

          3.    The undersigned will not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act.

          4.    The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because the undersigned may be deemed to have been an "affiliate" of the Company at the time the Merger was submitted for a vote of the stockholders of the Company and the sale, transfer or other disposition by the undersigned of the Parent Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 or, to the extent applicable, Rule 144 promulgated by the Commission under the Act, or (iii) in the opinion of counsel

A-F-1

  reasonably acceptable to Parent, registration is not required for such sale, transfer or other disposition under the Act.

          5.    The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by, or on behalf of, the undersigned under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          6.    The undersigned also understands that stop transfer instructions may be given to Parent's transfer agents with respect to the Parent Common Stock and that there may be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND APPLICABLE UNITED STATES STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION OR SAFE HARBOR FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS UPON RECEIPT BY THE TITAN CORPORATION (THE "COMPANY") OF A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          7.    The undersigned understands and agrees that the legend set forth in paragraph 6 above shall be removed by delivery of substitute certificates without such legend if the undersigned has delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

        Execution of this letter shall not be considered an admission that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

        Any notices or any other communications in connection herewith shall be in writing and shall be given to Parent at Parent's address on the first page of this letter and to the undersigned at the address set forth below the undersigned's name; or to such other address or person as Parent shall furnish to the undersigned in writing or that the undersigned shall furnish to Parent in writing in accordance with the provisions of this paragraph; and shall be deemed to have been duly received if so given (i) if delivered in person or by courier, upon actual receipt by the intended party, (ii) if sent by telecopy or facsimile transmission, when the answerback is received, or (iii) if sent by mail, upon five days after such notice or other communication is deposited in the mail.

        This agreement shall be governed by the laws of the State of Delaware regardless of applicable principles of conflicts of laws. This agreement shall be binding upon the undersigned and Parent and their respective successors and assigns. This agreement is the complete agreement between the undersigned and Parent concerning the subject matter hereof. Nothing set forth herein, however, shall be construed to limit in any way any of the undersigned's other rights incident to ownership of Parent Common Stock to be received by the undersigned pursuant to the terms of the Merger Agreement. In the event that any signature hereto is delivered by facsimile transmission, such signature shall create a

A-F-2

valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

        The undersigned has carefully read this letter and understands the limitations imposed upon the sale, assignment or transfer of Parent Common Stock contained herein and imposed by Rule 145 under the Act.

The remainder of this page intentionally left blank.

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        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return such counterpart to the undersigned at the address indicated above, at which time this letter shall become a binding agreement between you and the undersigned.

Very truly yours,

Signature
Name:

Date:

Address:

AGREED TO AND ACCEPTED as of
              , 2002

THE TITAN CORPORATION

By:

Name:

Title:

A-F-4

EXHIBIT G

DESCRIPTION OF AMOUNTS OWED TO MCI/WORLDCOM

        The Company currently owes MCI WorldCom Network Services, Inc. $5,833,414.46 for Telecommunications Services that MCI provided to GlobalNet, including Co-Location fees. This amount, secured by a first lien on all of the accounts receivable of the Company, was incurred in the 3rd and 4thquarters of 2000, and has been and currently remains in arrears in payment. The Company was contemplating entering into a one year Promissory Note with MCI WorldCom Network Services, Inc. MCI had indicated its willingness to accept this note. Parent has requested that the Company not enter into such note at this time. It is possible, as a result of the Company's compliance with Parent's wishes, that MCI could demand payment of all outstanding obligations due. Such call would have a Company Material Adverse Effect.

A-G-1

Annex B

VOTING AGREEMENT

        THIS VOTING AGREEMENT is entered into as of January 6, 2002, by and between The Titan Corporation, a Delaware corporation ("Parent"), T T III ACQUISITION CORP., a Nevada corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and each of the undersigned stockholders (each a "Stockholder" and collectively, the "Stockholders") of GlobalNet, Inc., a Nevada corporation (the "Company").

RECITALS

        A. Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides (subject to the conditions set forth therein) among other things, for the merger (the "Merger") of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Certain capitalized terms are defined in Section 5 herein.

        B. In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders, solely in their individual capacities as Stockholders of the Company, are entering into this Voting Agreement.

AGREEMENT

        The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. VOTING OF SHARES

        1.1.    Voting.    Each Stockholder hereby agrees to appear, or cause any transferee of such Stockholder who is a holder of record of any Subject Securities on any applicable record date (the "Record Holder") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof for the purpose of voting on the Merger Agreement and the transactions contemplated thereby (a "Meeting"). Each Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, at any Meeting, however called, and in any action by written consent of the stockholders of the Company, each Stockholder shall vote the Subject Securities or cause the Subject Securities to be voted (to the extent such securities are entitled to be voted) in such Stockholder's capacity as a stockholder:

        (a)  in favor of the Merger and the approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of the Company and by Parent) in connection with any meeting of, or solicitation of consents from, the stockholders of the Company at which or in connection with which the Merger or the Merger Agreement are submitted for the consideration and vote of the stockholders of the Company;

        (b)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement;

        (c)  against any action or agreement that would cause any provision contained in Sections 6.1 and 6.2 of the Merger Agreement to not be satisfied;

        (d)  against approval or adoption of any extraordinary corporate transaction (other than the Merger, the Merger Agreement or the transactions contemplated thereby) including, without limitation, any transaction involving (i) the sale or transfer of all or substantially all of the capital stock of the Company, whether by merger, consolidation or other business combination, (ii) a sale or transfer of all or substantially all of the assets of the Company or its subsidiaries, (iii) a reorganization, recapitalization or liquidation of the Company or its subsidiaries, or (iv) any amendment to the Company's governing instruments creating any new class of securities of the Company or otherwise affecting the rights of any class of security as currently in effect; and

        (e)  against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Acquisition Proposal; (ii) any change in a majority of the members of the board of directors of the Company; or (iii) any other action which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

        To the extent inconsistent with any of the foregoing provisions of this Section 1.1, each Stockholder revokes any and all previous proxies with respect to the Subject Securities owned beneficially and/or of record by such Stockholder and agrees not to grant any proxy with respect to and any other voting interests in the Company owned or hereafter acquired beneficially or of record by such Stockholder

SECTION 2. TRANSFER OF SUBJECT SECURITIES

        2.1.    Transferee of Subject Securities to Be Bound By this Agreement.    Each Stockholder agrees that during the period from the date of this Voting Agreement through the Expiration Date, such Stockholder shall not (i) cause or permit any Transfer of any of the Subject Securities to be effected; (ii) tender any of the Subject Securities to any Person or (iii) create or permit to exist any Encumbrance with respect to any Subject Securities (other than Encumbrances which do not affect, directly or indirectly, the right of Parent to vote the Subject Securities as provided herein or Encumbrances arising involuntarily or by operation of law). To the extent that any Encumbrances on the Subject Securities may affect directly or indirectly, the right of Parent to vote the Subject Securities as provided herein, each Stockholder hereby covenants and agrees to use its reasonable best efforts to remove such Encumbrances on the Subject Securities or to cause such Encumbrances to be removed within five (5) business days.

        2.2.    Transfer of Voting Rights.    Each Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, such Stockholder shall ensure that: (a) none of the Subject Securities are deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

        2.3.    Stop-Transfer Instructions.    Each Stockholder agrees and consents to the entry of stop-transfer instructions by the Company against the transfer of any Subject Securities consistent with the terms of Section 2.1.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

        Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:

        3.1.    Authorization, Etc.    Such Stockholder has the legal capacity and absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and to perform its obligations hereunder and thereunder. This Voting Agreement have been duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.2.    No Conflicts or Consents.

        (a)  The execution and delivery of this Voting Agreement by such Stockholder do not, and the performance of this Voting Agreement by such Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his affiliates or properties is or may be bound or affected.

        (b)  The execution and delivery of this Voting Agreement by such Stockholder do not, and the performance of this Voting Agreement by such Stockholder will not, require any consent or approval of any Person.

        3.3.    Title To Securities.    As of the date of this Voting Agreement: (a) such Stockholder holds of record (free and clear of any Encumbrances or restrictions except as specifically disclosed on Schedule A hereof) the number of outstanding shares of Company Common Stock reflected on Schedule A as being Owned by such Stockholder under the heading "Shares Held of Record"; (b) such Stockholder holds (free and clear of any Encumbrances or restrictions except as specifically disclosed on Schedule A hereof) the options, warrants and other rights to acquire shares of Company Common Stock reflected on Schedule A as being Owned by such Stockholder under the heading "Options, Warrants and Other Rights"; (c) such Stockholder Owns the additional securities of the Company reflected on Schedule A as being Owned by such Stockholder under the heading "Additional Securities Beneficially Owned"; and (d) such Stockholder does not directly or indirectly Own any shares of Company Common Stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of Company Common Stock or other securities of the Company, other than the shares and options, warrants and other rights reflected on Schedule A as being Owned by such Stockholder.

SECTION 4. MISCELLANEOUS

        4.1.    Survival of Representations, Warranties and Agreements.    All representations, warranties, covenants and agreements made by the Stockholders in this Voting Agreement shall survive until the Expiration Date.

        4.2.    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid solely by the party incurring such costs and expenses.

        4.3.    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when actually delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided, however, that a written notice delivered via facsimile shall be deemed delivered only if at the time of, or shortly after, such facsimile transmission the party giving the notice confirms by telephone the actual receipt by the other party of such facsimile transmission:

  IF TO PARENT:

    The Titan Corporation
    3033 Science Park Road
    San Diego, CA 92121
    Facsimile No.: (858) 552-9759
    Attention: Nicholas J. Costanza, Esq.

  WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE):

    Hogan & Hartson L.L.P.
    8300 Greensboro Drive
    Suite 1100
    McLean, Virginia 22102
    Facsimile No. (703) 610-6200
    Attention: Richard K. A. Becker, Esq.
    Robert A. Welp, Esq.

  IF TO ANY STOCKHOLDER:

    at the address set forth below such Stockholder's signature on the signature page hereof

  WITH COPIES TO (WHICH COPIES SHALL NOT CONSTITUTE NOTICE):

    Greenberg Traurig, LLP
    The MetLife Building
    200 Park Avenue
    New York, New York 10166
    Telephone No. (212) 801-9200
    Facsimile No. (212) 801-6400
    Attention: Charles P. Axelrod, Esq.

        All notices to the Stockholders pursuant to this Voting Agreement simultaneously shall be delivered to the Special Committee (as defined in the Merger Agreement) in the manner provided in the Merger Agreement.

        4.4.    Waiver of Appraisal Rights.    Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights (including under Section 92A.380 of the Nevada Revised Statutes) and any similar rights relating to the Merger or any related transaction that such Stockholder or any other Person may have by virtue of the ownership of any outstanding shares of Company Common Stock Owned by Stockholder.

        4.5.    No Solicitation.    Each Stockholder, solely in his capacity as a stockholder, agrees that, during the period from the date of this Voting Agreement through the Expiration Date, such Stockholder shall not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal (as defined in the Merger Agreement) or take any action that could reasonably be expected to lead to a Company Acquisition Proposal; (ii) except in the circumstances specified in the proviso to Section 4.3(a) of the Merger Agreement, furnish any information regarding the Company or any direct or indirect subsidiary of the Company to any Person in connection with or in response to a Company Acquisition Proposal; or (iii) except in the circumstances specified in the proviso to Section 4.3(a) of the Merger Agreement, engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal. Each Stockholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Company Acquisition Proposal.

        4.6.    Severability.    If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

        4.7.    Entire Agreement.    This Voting Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

        4.8.    Assignment; Binding Effect.    Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder or Parent without the prior written consent of the non-assigning parties, which consent shall not be unreasonably withheld, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon, and inure to the benefit of, the Stockholders and their respective heirs, estate, executors, personal representatives, successors and assigns (as the case may be), and shall be binding upon, and inure to the benefit of, Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are Transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature. Each Stockholder specifically agrees that the obligation of such Stockholder hereunder shall not be terminated by operation of law, whether by death or incapacity of such Stockholder or otherwise.

        4.9.    Specific Performance.    The parties agree that irreparable damage would occur in the event that any provision of this Voting Agreement was, or is, not performed in accordance with its specific terms or was, or is, otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Voting Agreement, Parent and Merger Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.9, and each Stockholder irrevocably waives any objection to the imposition of such relief or any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        4.10.    Non-Exclusivity.    The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any agreement between Parent and Stockholder; and nothing in any such agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Voting Agreement.

        4.11.    Governing Law; Venue.

        (a)  This Voting Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws); provided, however, that this Voting Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada to the extent required by the laws of the State of Nevada.

        (b)  Any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder and Parent each:

            (i)  expressly and irrevocably consents and submits to the exclusive jurisdiction and venue of any state court of competent jurisdiction located in the State of Delaware or any United States District Court located in the State of Delaware and the applicable courts of appeals therefrom, in connection with any such legal proceeding;

          (ii)  agree that if any action is commenced in a state court, then subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware;

          (iii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 4.3 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

          (iv)  agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

          (v)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim by either Stockholder or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

        Nothing contained in this Section 4.11 shall be deemed to limit or otherwise affect the right of either party to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

        (c)  EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT.

        4.12.    Counterparts.    This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        4.13    Captions.    The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

        4.14    Waiver.    No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        4.15    Construction.

        (a)  For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

        (c)  As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)  Except as otherwise indicated, all references in this Voting Agreement to "Schedules," "Sections" and "Exhibits" are intended to refer to Schedules of this Voting Agreement, Sections of this Voting Agreement and Exhibits to this Voting Agreement.

        4.16    Stockholder Capacity.    No person executing this Voting Agreement who is a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Without limiting the generality of the foregoing, Stockholder executes this Voting Agreement solely in its capacity as Owner of Subject Securities and nothing contained in this Agreement shall create any obligation of any Stockholder who is a party hereto to act or refrain from acting in any manner inconsistent with such Stockholder's fiduciary duties as a director of the Company.

        4.17    Amendment.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

        4.18    Termination.    This Agreement shall terminate upon the Expiration Date.

SECTION 5. CERTAIN DEFINITIONS

        For purposes of this Voting Agreement:

        (a)  "Company Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

        (b)  "Expiration Date" shall mean the earliest to occur of (i) the date upon which the Merger Agreement is terminated or (ii) upon the Effective Time.

        (c)  Each Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if such Stockholder is the: (i) record owner of such security; or (ii) "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security; provided, however, that each Stockholder shall not be deemed to Own a security solely because of such Stockholder's status as an executive officer, director, partner or member of a Person that owns such security.

        (d)  "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental body.

        (e)  "Subject Securities" with respect to each Stockholder shall mean: (i) all shares of Company Common Stock Owned by such Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Common Stock of which such Stockholder acquires Ownership (including, without limitation, pursuant to the exercise, conversion or exchange, as applicable, of options, warrants and other rights, contractual or otherwise, to acquire shares of Company Common Stock) during the period from the date of this Agreement through the Expiration Date.

        A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, assigns, pledges, mortgages, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, mortgage of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person's beneficial ownership interest in or risk relating to any such security.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Voting Agreement to be executed as of the date first written above.

PARENT:
THE TITAN CORPORATION
By:	/s/ ERIC M. DE MARCO

Name:	Eric M. De Marco

Title:	Exec. V.P. & COO

MERGER SUB:
T T III ACQUISITION CORP.
By:	/s/ ERIC M. DE MARCO

Name:	Eric M. De Marco

Title:	Exec. V.P. & COO

STOCKHOLDERS:

/s/ ROBERT J. DONAHUE
Robert J. Donahue
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320
/s/ COLUM P. DONAHUE
Colum P. Donahue
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320
ADAMS VENTURES, LP
By: RBD Management, Inc., its general partner
By:	/s/ ROBERT J. DONAHUE
Name:	Robert J. Donahue
Title:	President
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320

SCHEDULE A

Stockholder	Shares Held of Record	Options, Warrants and Other Rights	Additional Securities Beneficially Owned	Encumbrances on any of the Foregoing
Robert J. Donahue	3,812,375	250,000(1)	4,431,375(2)	(3)
Colum P. Donahue	2,151,240	250,000(1)	n/a	(4)
Adams Ventures, L.P.	4,431,375	n/a	n/a

(1)
This number represents options to purchase common stock of the Company granted to such person. The options have the following vesting schedule: 33% on May 15, 2001, 33% on May 15, 2002 and 33% on May 15, 2003.

(2)
This number represents the shares of common stock of the Company held of record by Adams Ventures, L.P.

(3)
75,000 shares (certificate no. 1883) of common stock of the Company owned by Robert J. Donahue are subject to forfeiture and other restrictions and conditions based on a Restricted Stock Grant Agreement dated December 28, 2000 between the Company and Robert J. Donahue.

(4)
75,000 shares (certificate no. 1884) of common stock of the Company owned by Colum P. Donahue are subject to forfeiture and other restrictions and conditions based on a Restricted Stock Grant Agreement dated December 28, 2000 between the Company and Colum P. Donahue.

 ANNEX C

January 6, 2002

The Titan Corporation
3033 Science Park Road
San Diego, California 92121
Attention: Nicholas J. Costanza, Esq.

Dear Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated January 6, 2002 among The Titan Corporation ("Parent"), T T III Acquisition Corp.("Merger Sub") and GlobalNet, Inc. (the "Company"). This letter agreement supersedes in its entirety that certain holdback letter agreement dated January 6, 2002 among Parent and the undersigned principal stockholders of the Company (the "Principal Stockholders") regarding the same subject matter addressed herein. Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

As a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, the Principal Stockholders are entering into this letter agreement.

        1.    Holdback Fund.    When making the issuances of Parent Common Stock pursuant to Section 1.5(a) of the Merger Agreement, Parent shall withhold from the Principal Stockholders an aggregate of thirty percent (30%) of the total shares of Parent Common Stock otherwise issuable thereunder to the Principal Stockholders (as adjusted pursuant to Section 1.5(c) of the Merger Agreement) (the "Holdback Stock"). The Holdback Stock will be issued in the name of each Principal Stockholder in the appropriate amounts and held back by Parent as security for the performance of the indemnity obligations of the Principal Stockholders under Section 3 hereof. Except for shares of Holdback Stock that are offset for indemnification claims pursuant to Section 3 hereof, all dividends payable on the shares of Holdback Stock (other than those payable in Parent Common Stock) shall be paid currently to the Principal Stockholders and all voting rights with respect to the shares of Holdback Stock shall be exercisable by the Principal Stockholders or their authorized agent(s). The Parent Common Stock otherwise distributable as of the Effective Time to each Principal Stockholder who is subject to this Holdback Agreement in connection with the Merger as provided in Section 1.5(a) of the Merger Agreement shall be proportionally reduced to reflect the amount of Parent Common Stock required to be withheld pursuant to this Section 1 and such Holdback Stock shall be delivered to the Principal Stockholders only in accordance with the terms of this letter agreement. On the date which is thirteen (13) months after the date of Closing, subject to reduction for any indemnification claims of Parent pursuant to Section 3 hereof, Parent shall release the Holdback Stock to each Principal Stockholder as applicable. For purposes of satisfying the indemnification obligations pursuant to Section 3 hereof, the value of each share of Holdback Stock shall be equal to the average closing sales price as reported in the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported therein, any other nationally recognized authoritative source) of shares of Parent Common Stock for the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date upon which such indemnification obligations are satisfied (the "Stock Value").

        2.    Survival of Merger Agreement Representations.    Anything contained in the Merger Agreement to the contrary notwithstanding, and solely for purposes of this letter agreement, all representations, warranties, covenants and other agreements made by the Company or the Principal Stockholders pursuant to the Merger Agreement or this letter agreement shall be deemed made as of the date of the Merger Agreement and as of the Effective Time as though such representations, warranties, covenants and other agreements were made on and as of such dates, and all such representations, warranties, covenants, indemnities and other agreements contained herein and therein shall survive for a period of fifteen (15) months after the Effective Time; provided, however, that (a) the representations set forth in Section 2.2 of the Merger Agreement (Authority; Binding Nature of Agreement) shall survive in perpetuity, (b) the representations set forth in Section 2.1 of the Merger Agreement (Due Organization; Subsidiaries), Section 2.3 of the Merger Agreement (Capitalization), Section 2.12 of the Merger Agreement (Employee and Labor Matters; Benefit Plans), Section 2.11 of the Merger Agreement (Tax Matters) and Section 2.13 of the Merger Agreement (Environmental Matters) shall survive until the expiration of the applicable statute of limitations, (c) the indemnities contained in Section 3 (a)(iv) hereof shall survive until forty-five (45) days after such litigation is finally resolved by a non-appealable judgment or order of a court of competent jurisdiction, or settled, and (d) the indemnities contained in Sections 3(a)(v) and (vi) shall survive until the bankruptcy proceedings are completed. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

        3.    Indemnification by the Principal Stockholders; Right to Offset and Reimbursement.

(a)
Anything in this letter agreement or the Merger Agreement to the contrary notwithstanding, the Principal Stockholders hereby agree, subject to paragraphs (c) and (e) of this Section 3, jointly and severally, to indemnify, defend and hold Parent, the Company and their respective officers and directors, and each Person, if any, who controls or may control Parent or the Company within the meaning of the Securities Act (all such Persons hereinafter are referred to individually as a "Parent

Indemnified Person" and collectively as "Parent Indemnified Persons," but in no event shall any stockholder of the Company prior to the Effective Time be such a Parent Indemnified Person) harmless against all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") resulting from, imposed upon or incurred by any Parent Indemnified Person, directly or indirectly, as a result of any of the following:

(i)
any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in the Merger Agreement, or in the Company Disclosure Schedule or in any certificate, document or agreement delivered by or on behalf of the Company pursuant thereto;

(ii)
any failure by the Company to perform or comply with any covenant or agreement contained in the Merger Agreement, or in the Company Disclosure Schedule or in any certificate, document or agreement delivered by or on behalf of the Company pursuant thereto;

(iii)
any claims brought by any employees or consultants of the Company who were or are terminated prior to the Effective Time;

(iv)
Civil Action No. 01-8996, The XEX Consulting Company, Inc. v. GlobalNet, Inc., et al., pending in the United States District Court for the Southern District of Florida;

(v)
the proceeding under Chapter 11 of Title 11 of the United States Code instituted on January 28, 2002 by Global Crossing Ltd. ("Global Crossing") and certain of its affiliates in the United States Bankruptcy Court for the Southern District of New York (the "Chapter 11 Proceeding"), including any orders, writs, judgments or rulings in connection therewith, or any other bankruptcy, insolvency or similar proceeding instituted by or against Global Crossing pursuant to any bankruptcy, insolvency or similar federal or state law affecting creditors rights generally (collectively, along with the Chapter 11 Proceeding, "Bankruptcy Proceedings"); provided that for purposes of this clause (v), Losses shall include (A) all payments or other transfers, received by the Company before January 28, 2002, voided, set aside, returned, refunded or otherwise paid back by the Company to Global Crossing or any of its affiliates, representatives, trustees, estates or agents or otherwise in connection with any Bankruptcy Proceeding, (B) any amounts owed to the Company by Global Crossing for services rendered by the Company after January 28, 2002 that are not paid within thirty (30) days following the date such amounts become due; and (C) all legal fees and disbursements incurred by the Company or Parent relating to any Bankruptcy Proceeding or otherwise incurred in connection with any advice relating to Global Crossing's financial condition; and

  (vi)
  the conversion of the Chapter 11 Proceeding instituted on January 28, 2002 by Global Crossing and certain of its affiliates to a proceeding under Chapter 7 of Title 11 of the United States Code. Losses shall not include the loss of future revenue and profits from Global Crossing.

(b)
In the event, from time to time, any Parent Indemnified Person determines that it has suffered a Loss for which indemnification is available pursuant to this letter agreement, the following procedure shall be followed:

(i)
Parent Indemnified Person shall give written notice of any such claim (a "Loss Notice") to the Principal Stockholders specifying in reasonable detail the amount of the claimed Loss (the "Loss Amount") and the basis for such Loss and whether the Parent intends to offset against the Holdback Stock.

(ii)
Within twenty (20) days after delivery of a Loss Notice, the Principal Stockholders shall provide to Parent and the Parent Indemnified Person (if not the same Person), a written response (a "Response Notice") in which the Principal Stockholders will (i) agree that an offset in the full Loss Amount may be made against the Holdback Stock, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the Holdback Stock or (iii) contest making any offset against the Holdback Stock. The Principal Stockholders may contest an offset against the Holdback Stock upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the Parent Indemnified Person is entitled to indemnification under this letter agreement. If no Response Notice is delivered by the Principal Stockholders within such ten (10) day period, the Principal Stockholders shall be deemed to have agreed that an offset in the full Loss Amount may be made against the Holdback Stock.

(iii)
If the Principal Stockholders in the Response Notice agree (or are deemed to have agreed pursuant to clause (ii) above) that an offset may be made against the Holdback Stock in an amount equal to the Loss Amount, the number of shares of Holdback Stock of each Principal Stockholder shall be reduced proportionately in the same percentage that such Principal Stockholder's shares of Holdback Stock bears to all Holdback Stock (rounded to the nearest whole share) by an amount equal to the Loss Amount divided by the Stock Value.

(iv)
If the Principal Stockholders in the Response Notice agree that an offset in an Agreed Amount may be made against the Holdback Stock, the number of shares of Holdback Stock of each Principal Stockholder shall be reduced proportionately in the same percentage that such Principal Stockholder's shares of Holdback Stock bears to all Holdback Stock (rounded to the nearest whole share) by an amount equal to the Agreed Amount divided by the Stock Value.

(v)
If the Principal Stockholders in the Response Notice contest an offset against the Holdback Stock equal to all or any part of the Loss Amount (the "Contested Amount"), the Parent Indemnified Person and the Principal Stockholders shall negotiate in good faith to resolve any such dispute. If any such dispute involving claims of less than $1,000,000 cannot be resolved within thirty (30) days after the receipt by Parent of the Response Notice, the Parent Indemnified Person and the Principal Stockholders shall submit the matter to the Washington,

    D.C. office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Parent Indemnified Person and the Principal Stockholders will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Parent Indemnified Person and the Principal Stockholders by AAA, will be binding and conclusive on such parties. The number of shares of Holdback Stock of each Principal Stockholder shall be reduced proportionately in the same percentage that such Principal Stockholder's shares of Holdback Stock bears to all Holdback Stock (rounded to the nearest whole share) by an amount equal to the dollar amount of the award set forth in such determination (as evidenced by such notice from AAA) divided by the Stock Value.

  (vi)
  In connection with any such commercial arbitration, the following rules also shall apply: (A) any party shall have the right to have counsel represent such party at the arbitration hearing and in pre-arbitration proceedings; (B) all parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each party shall bear its own costs and expenses and attorney's fees in connection with such arbitration.

  (vii)
  In the event of any disputes involving claims of $1,000,000 or more, either party shall have the right to bring such action in any state or federal court of competent jurisdiction. The number of shares of Holdback Stock of each Principal Stockholder shall be reduced proportionately in the same percentage that such Principal Stockholder's shares of Holdback Stock bears to all Holdback Stock (rounded to the nearest whole share) by an amount equal to the dollar amount of the non-appealable judgment of such a court of competent jurisdiction divided by the Stock Value.

(c)
The indemnity and other obligations of each Principal Stockholder under this letter agreement shall first be satisfied through the exercise by Parent of the right of offset against the aggregate outstanding amount of the Holdback Stock and then by offset and reimbursement against any payments due any Principal Stockholder with respect to the Special Bonus Pool pursuant to the amendments to their respective employment agreements with the Company in the form of Amendment No. 1 of the Employment Agreement attached as Exhibit E to the Merger Agreement. Following its exhaustion of its offset and reimbursement rights as set forth above, the Parent Indemnified Persons shall have the right to enforce the remaining indemnity obligations of the Principal Stockholders pursuant to Section 3(a) against each Principal Stockholder up to the cap set forth below through an action in a court of competent jurisdiction; provided, that notwithstanding anything contained herein to the contrary, no Principal Stockholder shall have any further liability under this letter agreement (other than in cases of fraud) once (i) all shares of Parent Common Stock received by such Principal Stockholder in the Merger owned beneficially or of record by such Principal Stockholder (and any dividends thereon paid in

Parent Common Stock), (ii) all proceeds of the sale or other transfer of shares of Parent Common Stock received by such Principal Stockholder in the Merger (and any dividends thereon paid in Parent Common Stock) (net of any federal and state income taxes (not to exceed 20% in the aggregate) due as a result of such sale or transfer) and (iii) all amounts paid or payable to the Principal Stockholders out of the Special Bonus Pool (net of any federal and state income taxes paid as a result of amounts paid to the Principal Stockholders out of the Special Bonus Pool), have been exhausted in satisfying Losses, and no judgment or award may be obtained by any Parent Indemnified Person in any action or proceeding to enforce the indemnity obligations contained herein in an amount in excess of the foregoing; provided further that notwithstanding anything contained herein to the contrary, the sole remedy of the Parent Indemnified Persons for indemnification claims (other than in cases of fraud) under clauses (B) and (C) of Section 3(a)(v) and Section 3(a)(vi) shall be the offset and reimbursement rights as set forth in the first sentence of this Section 3(c). In the event that any Principal Stockholder transfers any shares of Parent Common Stock received by such Principal Stockholder in the Merger for less than reasonably equivalent value (including without limitation by way of gift), such Principal Stockholder shall, for purposes of this letter agreement, be deemed to have received cash proceeds equal to the number of shares so transferred multiplied by the average closing sales price as reported in the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported therein, any other nationally recognized authoritative source) of shares of Parent Common Stock for the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of such transfer.

(d)
The exercise of any such right of offset or reimbursement by any Parent Indemnified Person in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this letter agreement. Neither the exercise of nor the failure to exercise such right of offset or reimbursement will constitute an election of remedies or limit any Parent Indemnified Person in any manner in the enforcement of any other remedies available to any Parent Indemnified Person except as otherwise expressly set forth in this letter agreement.

(e)
Anything in the foregoing provisions to the contrary notwithstanding, the Principal Stockholders shall not be liable for any amounts under Sections 3(a)(i) through (iii) hereof unless and until the aggregate of Losses suffered by the Parent Indemnified Person(s) from all claims for indemnification exceed $400,000, in which case the Principal Stockholders shall be liable for the full amount of Losses suffered by the Parent Indemnified Persons, including the first $400,000. For the avoidance of doubt, the foregoing limitation on the indemnification obligations of the Principal Stockholders shall not apply to amounts claimed under Sections 3(a)(iv), (v) or (vi) hereof.

        4.    Third Party Claims.    The obligations and liabilities of the Principal Stockholders with respect to their indemnities pursuant to this letter agreement, resulting from any Third Party Claim shall be subject to the following terms and conditions:

(a)
The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this letter agreement, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

(b)
Subject to Section 4(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

(c)
In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the

  Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 4, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(d)
Anything in this Section 4 to the contrary notwithstanding, neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party. In all cases where such release is granted, if a firm written offer is made to settle any Third Party Claim, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement then (A) the Indemnifying Party shall be excused from and the Indemnified Party shall be solely responsible for all further defense of such Third Party Claim; (B) the maximum liability of the Indemnifying Party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third Party Claim is greater than the amount of the proposed settlement; and (C) the Indemnified Party shall pay all attorney's fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such Third Party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorney's fees and legal costs and expenses up to the maximum amount equal to the difference between the amount recovered by such Third Party and the amount of the proposed settlement.

        5.    No Recourse Against the Company.    The Principal Stockholders hereby irrevocably waive any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in the Merger Agreement or any other agreements and documents executed or to be executed by the parties thereto in order to consummate the transactions contemplated by the Merger Agreement. The Principal Stockholders shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability that may arise under or pursuant to this letter agreement or any of the other agreements and documents executed or to be executed by the parties hereto in order to consummate the transactions contemplated by the Merger Agreement or any other agreements and documents contemplated hereby or thereby.

        6.    Remedies Cumulative.    Subject to the limitations and qualifications set forth in this letter agreement, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

        7.    Indemnification in Case of Strict Liability or Indemnitee Negligence.    THE INDEMNIFICATION PROVISIONS IN THIS LETTER AGREEMENT SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT)

ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

        8.    Governing Law.    This letter agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this letter agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of a Delaware state court of competent jurisdiction and the United States District Court for the District of Delaware, and the applicable courts for appeals therefrom (or, in the event no Delaware court will accept jurisdiction, state and federal courts of the same type located in the State of Nevada); (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware (or the State of Nevada, if applicable); (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9 below.

        9.    Miscellaneous.    This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This letter agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this letter agreement nor any of the Principal Stockholders' rights hereunder may be assigned by any Principal Stockholder without the prior written consent of Parent, and any attempted assignment of this letter agreement or any of such rights by any Principal Stockholder without such consent shall be void and of no effect. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this letter agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this letter agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this letter agreement. No party shall be deemed to have waived any claim arising out of this letter agreement, or any power, right, privilege or remedy under this letter agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if and when delivered personally or by courier service, given by telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the addresses or facsimile numbers set forth on the signature pages hereof or at such other addresses or facsimile numbers as the parties hereto may designate from time to time in writing. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

[signatures on next page]

        If the above reflects your understanding of the parties' agreement, please acknowledge your acceptance of the foregoing by executing the countersignature below.

/s/ ROBERT J. DONAHUE
Name: Robert J. Donahue
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320
/s/ COLUM P. DONAHUE
Name: Colum P. Donahue
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320
ADAMS VENTURES, L.P.
By: RBD Management, Inc., its general partner
By:	/s/ ROBERT J. DONAHUE
Name: Robert J. Donahue
Title:	President
Address:	c/o GlobalNet, Inc. 1919 S. Highland Avenue Suite 125 D Lombard, Illinois 60148
Facsimile:	(630) 652-1320
ACKNOWLEDGED AND AGREED:
THE TITAN CORPORATION
By:	/s/ ERIC M. DE MARCO
Name: Eric M. De Marco
Title:
Address:	3033 Science Park Road San Diego, California 92121
Facsimile:	(619) 552-9759

Annex D

January 5, 2002

The Special Committee of the Board of Directors
GlobalNet, Inc.
919 South Highland Avenue, Suite 125-D
Lombard, Illinois 60148

Dear Sirs:

        Ladenburg Thalmann & Co. Inc. ("Ladenburg") understands that GlobalNet, Inc., a Nevada corporation ("GlobalNet"), The Titan Corporation, a Delaware corporation ("Titan") and, TT III Acquisition Corporation ("TT III"), a Nevada corporation and wholly-owned subsidiary of Titan, have proposed entering into an Agreement and Plan of Merger dated January 3, 2002 (the "Agreement") pursuant to which TT III shall be merged with and into GlobalNet and the separate existence of TT III thereupon shall cease (the "Proposed Trasaction"). GlobalNet shall continue as the surviving corporation in the Merger and shall become a wholly owned subsidiary of Titan.

        Ladenburg further understands that at the Effective Time, each share of GlobalNet Common Stock immediately prior to the Effective Time, other than Excluded Shares, if any, shall be converted into the right to receive that number of duly authorized, validly issued, fully paid and non-assessable shares of Titan Common Stock equal to the Exchange Ratio, plus any cash in lieu of fractional shares. For purposes of the Agreement the term "Exchange Ratio" shall be determined as follows: (i) if the Average Titan Trading Price is greater than $27.625, the Exchange Ratio shall be 0.03383; (ii) if the Average Titan Trading Price is less than or equal to $27.625 and greater than or equal to $25.625, the Exchange Ratio shall be the decimal computed by dividing GlobalNet's Stock Value by the Average Titan Trading Price; and (iii) if the Average Titan Trading Price is less than $25.625, the Exchange Ratio shall be 0.03647. Based upon an Average Titan Trading Price of $26.318, the Exchange Ratio would have been 0.03551. The terms and conditions of the Merger are set forth in more detail in the Agreement.

        You have requested the opinion of Ladenburg, as investment bankers, as to whether the consideration to be paid by Titan with respect to the Proposed Transaction is fair as of the date hereof, from a financial point of view, to the non-affiliate common stockholders of GlobalNet. Ladenburg was retained in March 2001 to act as non-exclusive financial advisor under a general financial advisory agreement and received a $75,000 non-refundable retainer and warrants to purchase 200,000 shares of GlobalNet common stock. In April 2001 Ladenburg was retained to act as exclusive financial adviser in connection with the possible sale of the Company or its assets, business or securities and did solicit proposals for such a transaction, however, no proposals resulted from such solicitations. Since the receipt of a proposal from Titan, Ladenburg has not been requested to solicit or entertain any other offers for the purchase of the stock or assets of GlobalNet or any other transaction involving GlobalNet. Ladenburg has not been requested to opine as to, and this opinion does not in any manner address, and shall not be construed as addressing, GlobalNet's underlying business decision to proceed with the Proposed Transaction, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for GlobalNet, or the fairness or otherwise of any of the other terms of the Proposed Transaction.

        In arriving at its opinion, Ladenburg has: (i) reviewed the draft Agreement dated January 3, 2002; (ii) reviewed GlobalNet's Annual Report to shareholders on Form 10-K for the fiscal year ended December 31, 2000; (iii) reviewed the audited financial statements for DTA Communications Network, L.L.C., the predecessor operating entity to GlobalNet, for the fiscal years ended December 31, 1999 and December 31, 1998; (iv) reviewed GlobalNet's Quarterly Report to shareholders on Form 10-Q for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001; (v) reviewed certain other historical, operating and financial information and projections, provided to us by the management of GlobalNet relating to its business prospects; (vi) spoke with certain members of senior management of GlobalNet to discuss its business and operations, financial condition and future prospects; (vii) visited and toured GlobalNet's headquarters in Lombard, Illinois; (viii) compared the results of operations of GlobalNet with those of certain companies which we deemed to be reasonably comparable to GlobalNet; (ix) reviewed the financial terms, to the extent publicly available, of certain transactions which we deemed to be reasonably comparable to the Proposed Transaction; (x) reviewed certain historical information regarding trading of the common stock of GlobalNet; (xi) reviewed Titan's Annual Report to shareholders on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 1999; (xii) reviewed Titan's Quarterly Report to shareholders on Form 10-Q for the quarters ended September 30, 2001, June 30, 2001 and March 31, 2001; (xiii) reviewed certain historical information regarding trading of the common stock of Titan; and (xiv) conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion. We did not perform any additional due diligence with respect to Titan other than as described above, and accordingly, our analysis of Titan has been limited to a review of publicly available information.

        In rendering its opinion, Ladenburg has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or furnished to it by GlobalNet and its respective agents, or otherwise discussed with them. Ladenburg did not undertake nor have we been furnished an evaluation or appraisal of any of the individual assets or liabilities (contingent or otherwise) of GlobalNet or Titan. With respect to financial forecasts and other information provided to or otherwise discussed with Ladenburg and prepared by the senior management of GlobalNet with respect to the expected future financial condition and performance of GlobalNet, Ladenburg assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgements of such senior management. With respect to all legal matters, we have relied on the advice of counsel to the Special Committee of the Board of Directors to GlobalNet. Ladenburg's opinion expressed herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed as of the date hereof.

        The Exchange Ratio is subject to adjustment based on the level of Titan common stock, accordingly, the market value of the shares of Titan common stock to be received by the common stockholders of GlobalNet may vary significantly. Ladenburg is not expressing an opinion regarding the price at which the shares of Titan common stock may trade at the time of the consummation of the Proposed Transaction or at any future time.

        Ladenburg is acting as a financial advisor to the Special Committee of the Board of Directors of GlobalNet in connection with the Proposed Transaction and will receive a fee for its services and reimbursed expenses. In addition, GlobalNet has agreed to indemnify Ladenburg for certain liabilities arising out of such services.

        The opinion expressed herein is strictly for the use of the Special Committee of the Board of Directors of GlobalNet. Neither this opinion nor any copies or excerpts therefrom may be publicly distributed or disclosed to any third person, firm or corporation without the express prior written consent of Ladenburg which consent will not be unreasonably withheld, except that a true and complete copy of this opinion may be included in the proxy statement to be furnished to existing stockholders of GlobalNet.

        Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg is of the opinion that, as of the date hereof, the consideration to be paid by Titan to the non-affiliate common stockholders of GlobalNet with respect to the Proposed Transaction is fair from a financial point of view to the non-affiliate common stockholders of GlobalNet.

Respectfully submitted,
/s/ Ladenburg Thalmann & Co. Inc.
Ladenburg Thalmann & Co. Inc.

ANNEX E

Nevada Revised Statutes

Section 92A.300 through 92A.500

Rights of Dissenting Stockholders

92A.300. Definitions

        As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

92A.305. "Beneficial stockholder" defined

        "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

92A.310. "Corporate action" defined

        "Corporate action" means the action of a domestic corporation.

92A.315. "Dissenter" defined

        "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

92A.320. "Fair value" defined

        "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

92A.325. "Stockholder" defined

        "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330. "Stockholder of record" defined

        "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

92A.335. "Subject corporation" defined

        "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

92A.340. Computation of interest

        Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

92A.350. Rights of dissenting partner of domestic limited partnership

        A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

92A.360. Rights of dissenting member of domestic limited-liability company

        The articles of organization or operating agreement of a domestic limited- liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

92A.370. Rights of dissenting member of domestic nonprofit corporation

1.
Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.
Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

1.
Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)
Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1)
If approval by the stockholders is required for the merger by NRS 92A. 120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2)
If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

  (b)
  Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

  (c)
  Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2.
A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger

1.
There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)
The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)
The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)
Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I)
The surviving or acquiring entity; or

(II)
Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

    (2)
    A combination of cash and owner's interests of the kind described in sub- subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.
There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

1.
A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.
A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a)
He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b)
He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

92A.410. Notification of stockholders regarding right of dissent

1.
If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.
If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

92A.420. Prerequisites to demand for payment for shares

1.
If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a)
Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)
Must not vote his shares in favor of the proposed action.

2.
A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

92A.430. Dissenter's notice: Delivery to stockholders entitled to assert rights; contents

1.
If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2.
The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)
State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)
Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)
Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)
Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)
Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder

1.
A stockholder to whom a dissenter's notice is sent must:

(a)
Demand payment;

(b)
Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

  (c)
  Deposit his certificates, if any, in accordance with the terms of the notice.

2.
The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3.
The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder

1.
The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.
The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460. Payment for shares: General requirements

1.
Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)
Of the county where the corporation's registered office is located; or

(b)
At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.
The payment must be accompanied by:

(a)
The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b)
A statement of the subject corporation's estimate of the fair value of the shares;

(c)
An explanation of how the interest was calculated;

(d)
A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e)
A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice

1.
A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.
To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

92A.480. Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate

1.
A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.
A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

1.
If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.
A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.
The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.
The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.
Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)
For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)
For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

92A.500. Legal proceeding to determine fair value: Assessment of costs and fees

1.
The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.
The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)
Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.
In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.
This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Titan is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Article 8 of the bylaws of Titan provides for indemnification of the officers and directors of Titan to the full extent permitted by applicable law and provides for the advancement of expenses. Titan also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

    See Index to Exhibits (which is incorporated herein by reference).

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

  •
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (1)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (2)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (3)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  •
  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  •
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  •
  that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  •
  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

  •
  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

  •
  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

  •
  that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to the Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on February 11, 2002

THE TITAN CORPORATION
By:	/s/ MARK W. SOPP
	Name:	Mark W. Sopp
	Its:	Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of The Titan Corporation and in the capacities indicated on February 11, 2002

Signature	Title

* Gene W. Ray	President, Chief Executive Officer and Chairman of the Board
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Deanna Hom	Vice President, Corporate Controller (Principal Accounting Officer)
* Michael B. Alexander	Director
* Charles R. Allen	Director
* Joseph F. Caligiuri	Director
* Daniel J. Fink	Director

* Susan Golding	Director
* Robert M. Hanisee	Director
* Robert E. La Blanc	Director
* Thomas G. Pownall	Director
* James Roth	Director
Joseph R. Wright, Jr.	Director
*By:	/s/ MARK W. SOPP
Mark W. Sopp Attorney-In-Fact

EXHIBIT INDEX

2.1*	Agreement and Plan of Merger, dated as of January 6, 2002, by and among The Titan Corporation, T T III Acquisition Corp. and GlobalNet, Inc., as amended on January 29, 2002 (included as Annex A to the proxy statement-prospectus contained in this registration statement).
3.1	The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of October 21, 1998, which was Exhibit No. 3.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated November 16, 1998, is incorporated herein by this reference. The Titan Corporation's Restated Certificate of Incorporation dated as of November 6, 1986, which was Exhibit No. 3.1 to The Titan Corporation's 1987 Annual Report on Form 10-K is incorporated herein by this reference. The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30, 1987, which was Exhibit No. 3.2 to The Titan Corporation's 1987 Annual Report on Form 10-K is incorporated herein by this reference.
3.2	The Titan Corporation's By-laws, as amended, which was filed with The Titan Corporation's Quarterly Report on Form 10-Q dated November 13, 1995, as Exhibit 6(a)(3) is incorporated herein by this reference.
3.3	The Titan Corporation's By-laws, which was Exhibit 3.3 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
4.1	Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company, which was Exhibit 1 to The Titan Corporation's Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.
4.2	Letter Agreement, dated February 4, 1998, between The Titan Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA, which was Exhibit 10.38 to The Titan Corporation's Registration Statement on Form S-4 (Reg. No. 333-45719), is incorporated herein by this reference.
5.1†	Opinion of Hogan & Hartson L.L.P. as to the validity of the common stock of The Titan Corporation being registered hereby.
8.1†	Opinion of Hogan & Hartson L.L.P. regarding material federal income tax consequences of the merger.
8.2†	Opinion of Greenberg Traurig LLP regarding material federal income tax consequences of the merger.
10.1*	Holdback Agreement dated as of January 6, 2002 among The Titan Corporation, T T III Acquisition Corporation and Robert J. Donahue, Colum P. Donahue and Adams Ventures, L.P. (included as Annex C to the proxy statement/prospectus contained in this registration statement).
10.2*	Non-Negotiable Note Purchase Agreement dated as of January 6, 2002 between The Titan Corporation and GlobalNet, Inc.
21.1*	Subsidiaries of The Titan Corporation
23.1*	Consent of Arthur Andersen LLP, independent public accountants.
23.2†	Consent of KPMG LLP, independent auditors, regarding the consolidated financial statements of GlobalNet, Inc.
23.3*	Consent of Deloitte & Touche LLP, independent auditors, regarding the financial statements of BTG, Inc.
23.4*	Consent of KPMG LLP, independent auditors, regarding the financial statements of BTG, Inc.
23.5*	Consent of Deloitte & Touche LLP, independent auditors, regarding the financial statements of Datron Systems Incorporated.
23.6†	Consent of Ernst & Young LLP, independent auditors, regarding the financial statements of Jaycor, Inc.
23.7†	Consent of PricewaterhouseCoopers LLP, independent accountants, regarding the financial statements of Jaymark, Inc. (predecessor to Jaycor, Inc.).
23.8†	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
23.9†	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).
23.10†	Consent of Greenberg Traurig LLP (included in Exhibit 8.2).
24.1*	Power of Attorney of Officers and Directors of The Titan Corporation (set forth on the signature pages to the initial filing).
99.1	Voting Agreement, dated as of January 6, 2006, by and among The Titan Corporation, T T III Acquisition Corp. and certain GlobalNet stockholders named therein (which was Exhibit 99.2 to The Titan Corporation's Form 8-K filed January 22, 2002 is herein incorporated by reference).
99.3†	Form of GlobalNet Proxy Card.
99.4*	Consent of Ladenburg Thalmann & Co. Inc.

†
Filed herewith.

*
Previously filed as an exhibit to The Titan Corporation's Form S-4 (file no. 333-81694) filed January 30, 2002.

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GLOBALNET, INC. 1919 SOUTH HIGHLAND AVENUE SUITE 125 D LOMBARD, ILLINOIS 60148 (630) 652-1300
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
  The Companies
  Special Meeting of GlobalNet Stockholders
  The Merger
  The Exchange Ratio
  Cash in Lieu of Fractional Shares
  Assumption of GlobalNet Stock Options in the Merger
  Treatment of GlobalNet Common Stock Warrants by Titan in the Merger
  Market Price and Dividend Information
  Exchange of Stock Certificates
  GlobalNet's Reasons for the Merger
  Recommendation to GlobalNet Stockholders
  Opinion of Ladenburg Thalmann & Co. Inc. (Page 51)
  Holdback Agreement
  Note Purchase Agreement
  Interests of GlobalNet's Officers and Directors in the Merger
  No Solicitation; GlobalNet's Ability to Consider and Enter into Superior Deals
  Conditions to the Merger
  Termination of the Merger Agreement
  Termination Fee
  Material Federal Income Tax Consequences
  Accounting Treatment
  Dissenter's Rights
  Differences in the Rights of Stockholders
  Where You Can Find More Information
MARKET PRICE AND DIVIDEND INFORMATION
  Comparative Market Price Information
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
THE TITAN CORPORATION SELECTED HISTORICAL FINANCIAL DATA (In Thousands, Except Per Share Data)
GLOBALNET, INC. SELECTED CONSOLIDATED FINANCIAL DATA
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
  Risks Related to the Merger
  In certain cases, your shares of GlobalNet common stock may be voted for a merger with Titan in which you could receive consideration in the merger having a value materially lower than would be the case if the exchange ratio were based upon the actual Titan average stock price.
  Risks Related to Titan's Business
    Titan Wireless
    Cayenta
    Emerging Technologies and Businesses
SPECIAL MEETING OF GLOBALNET STOCKHOLDERS
  General
  Matters to be Considered
  Recommendation of the GlobalNet Board of Directors and Special Committee
  Record Date and Vote Required
  Proxies
    Please do not send us your GlobalNet stock certificates with your proxy card.
  Availability of Independent Auditors
  People with Disabilities
THE MERGER
  General Description of the Merger
  The Exchange Ratio
  SureBeam Spinoff
  Cash Instead of Fractional Shares of Titan Common Stock
  Assumption of GlobalNet Stock Options
  Treatment of GlobalNet Warrants and Description of "New Titan Warrants"
  Background of the Transaction
    Chronology of Events Leading to Execution of the Merger Agreement.
  GlobalNet's Reasons for the Merger
    Factors Considered by the GlobalNet Board
  Opinion of Ladenburg Thalmann & Co. Inc.
  Titan's Reasons for the Merger
    Positive Factors Considered by the Titan Board
    Negative Factors Considered by the Titan Board
  Interests of GlobalNet's Officers and Directors in the Merger
    Amended Employment Agreement
    Voting Agreement
    Holdback Agreement
    Treatment of Stock Options
    Officers of GlobalNet after the Merger
    Indemnification and Related Arrangements
    Potential Severance Payments
  Certain Arrangements between GlobalNet and its Executive Officers, Directors and Affiliates
    Note Purchase Agreement
  Management of Titan after the Merger
  Material Federal Income Tax Consequences
    Qualification of the Merger as a Reorganization
    Federal Backup Withholding
  Accounting Treatment
  Regulatory Approvals
  Stockholder Approval of the Merger
  Dissenters' Rights
  Relationships between Titan and GlobalNet
  Restrictions on Resale of Titan Common Stock by Affiliates
  Anti-Dilution Adjustments to Exchange Ratio
  Exchange of Certificates
  Fees and Expenses
    Solicitation Fees
    Finder's Fee Agreements
TERMS OF THE MERGER AGREEMENT
  The Merger
    Generally
    Completion of the Merger
    Articles of Incorporation and Bylaws of the Surviving Corporation
    Directors and Officers of GlobalNet after the Merger
    Manner and Basis of Converting Shares of GlobalNet Common Stock into Titan Common Stock in the Merger
  Dissenters' Rights
  Assumption of GlobalNet Stock Options
  Treatment of GlobalNet Warrants and Description of "New Titan Warrants"
  Representations and Warranties
    Representations of GlobalNet
    Representations of Titan and T T III Acquisition Corp.
    Conduct of GlobalNet's Business Before Completion of the Merger
    Reasonable Efforts to Complete the Merger
    GlobalNet's Ability to Consider and Enter into Superior Deals
  Exemption from Liability Under Section 16(b) of the Exchange Act
  Indemnification of Officers and Directors
  Titan's Registration Obligations for Titan Shares Issuable Under Assumed GlobalNet Options and New Titan Warrants Issued in the Merger
  Additional Covenants of GlobalNet
  Conditions to the Merger
    Conditions of Titan and GlobalNet
    Conditions to Titan's Obligation to Complete the Merger
    Conditions to GlobalNet's Obligation to Complete the Merger
  Termination of the Merger Agreement
  Termination Fee; Expenses
  GlobalNet Special Meeting
VOTING AGREEMENT
HOLDBACK AGREEMENT
NOTE PURCHASE AGREEMENT
INFORMATION RELATING TO GLOBALNET
  Business Organizational History
    General
    Company Overview
  GlobalNet's Current Business Strategy
  GlobalNet's Current Services
  GlobalNet's Network
  Network Infrastructure
  Significant Customers
  Legal Proceedings
  Properties
GLOBALNET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Organizational History
  Overview
    Revenue
    Data Communications and Telecommunications
    Network Research and Development
    Selling and Marketing
    General and Administrative Expenses
    Bad Debt Expense
    Depreciation and Amortization
    Non-cash Stock Compensation
    Interest Expense, Net
    Non-cash Financing Cost
    Income Taxes
    Net Loss
    March Private Placement
    April Private Placement
    Capital Lease Facilities
    Note with Vendor
    Bankruptcy of Primary Customer
    Working Capital Deficit
    Revenue
    Data Communications and Telecommunications
    Network Research and Development
    Selling and Marketing
    Bad Debt Expense
    General and Administrative Expenses
    Depreciation and Amortization
    Non-cash Stock Compensation
GLOBALNET, INC. RESTRICTED STOCK GRANTS
  1999 Compared To 1998
  Recently Issued Accounting Standards
VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
THE TITAN CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (in thousands, except share information)
  Note 1. Basis of Presentation—Titan Pro Forma Combined (Closed Acquisitions)
  Note 2. Pro Forma Adjustments For Datron Acquisition
  Note 3. Pro Forma Adjustments For BTG Acquisition
  Note 4. Pro Forma Adjustments for Proposed GlobalNet Acquisition
  Note 5. Pro Forma Adjustments for Proposed Jaycor Acquisition
DESCRIPTION OF TITAN CAPITAL STOCK
  Common Stock
  Preferred Stock
  Cumulative Convertible Preferred Stock
  Convertible Trust Preferred Securities
  Preferred Share Purchase Rights
  Section 203 of the Delaware General Corporation Law
  Transfer Agent and Registrar
COMPARATIVE RIGHTS OF TITAN STOCKHOLDERS AND GLOBALNET STOCKHOLDERS
  Authorized Shares of Capital Stock; Dividend Rights; Other Distributions
  Voting Rights; Cumulative Voting
  Preemptive Rights
  Business Combinations; Supermajority Voting Requirements
  Control Share Acquisition Statute
  Appraisal Rights
  Notice of Stockholders Meetings
  Special Meetings of Stockholders
  Stockholder Action Without a Meeting
  Stockholder Proposal Procedures
  Stockholder Rights Plan
  Size of Board of Directors; Classified Board of Directors
  Nominations of Directors
  Removal of Directors
  Vacancies on the Board of Directors
  Indemnification
  Limitation of Personal Liability of Directors
  Amendment of Certificate of Incorporation
  Amendment of Bylaws
  Delisting and Deregistration of GlobalNet Common Stock
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX OF GLOBALNET FINANCIAL STATEMENTS
GLOBALNET, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS September 30, 2001 (unaudited) and December 31, 2000 and 1999
GLOBALNET, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS Nine months ended September 30, 2001 and 2000 (unaudited) and Years ended December 31, 2000, 1999, and 1998
GLOBALNET, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS Nine months ended September 30, 2001 and 2000 (Unaudited) and Years ended December 31, 2000, 1999, and 1998
GLOBALNET, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2000 and 1999
  Principles of Consolidation
  Issuance of Members' Interests by Subsidiary
  Use of Estimates
  Reclassification
  Restricted Cash
  Fair Value of Financial Instruments
  Allowance for Doubtful Accounts Receivable
  Accounting for the Impairment of Long-Lived Assets
  Revenue Recognition
  Research and Development Expenses
  Stock-Based Compensation
  Derivatives
  Income Taxes
  Net Loss Per Share
  Comprehensive Income
  Stock-Based Compensation
  Stock Split
GLOBALNET, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2000 and 1999
AGREEMENT AND PLAN OF MERGER
RECITALS
  SECTION 1. THE MERGER
  SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
  SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT
  SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES
  SECTION 6. CONDITIONS TO THE MERGER
  SECTION 7. TERMINATION
  SECTION 8. SPECIAL COMMITTEE
  SECTION 9. MISCELLANEOUS PROVISIONS
  9.10 CONSTRUCTION.
LIST OF EXHIBITS
EXHIBIT A CERTAIN DEFINITIONS
EXHIBIT B VOTING AGREEMENT
EXHIBIT C LIST OF OFFICERS
EXHIBIT D TREATMENT OF WARRANTS; CONVERTIBLE NOTE; OTHER RIGHTS
  Attachment to Exhibit D
  I. DEFINITIONS
  II. EXERCISE OF WARRANT
  III. ADJUSTMENTS
  IV. RESTRICTIONS ON TRANSFER
  V. NECESSARY ACTIONS
  VI. LOSS OR MUTILATION
  VII. MISCELLANEOUS
EXHIBIT E FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT
EXHIBIT F FORM OF AFFILIATE AGREEMENT
EXHIBIT G DESCRIPTION OF AMOUNTS OWED TO MCI/WORLDCOM
  Annex B
VOTING AGREEMENT
RECITALS
AGREEMENT
  SECTION 1. VOTING OF SHARES
  SECTION 2. TRANSFER OF SUBJECT SECURITIES
  SECTION 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
  SECTION 4. MISCELLANEOUS
  SECTION 5. CERTAIN DEFINITIONS
SCHEDULE A
  ANNEX C
  Annex D
  ANNEX E
Nevada Revised Statutes Section 92A.300 through 92A.500 Rights of Dissenting Stockholders
  92A.300. Definitions
  92A.305. "Beneficial stockholder" defined
  92A.310. "Corporate action" defined
  92A.315. "Dissenter" defined
  92A.320. "Fair value" defined
  92A.325. "Stockholder" defined
  92A.330. "Stockholder of record" defined
  92A.335. "Subject corporation" defined
  92A.340. Computation of interest
  92A.350. Rights of dissenting partner of domestic limited partnership
  92A.360. Rights of dissenting member of domestic limited-liability company
  92A.370. Rights of dissenting member of domestic nonprofit corporation
  92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares
  92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger
  92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder
  92A.410. Notification of stockholders regarding right of dissent
  92A.420. Prerequisites to demand for payment for shares
  92A.430. Dissenter's notice: Delivery to stockholders entitled to assert rights; contents
  92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder
  92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder
  92A.460. Payment for shares: General requirements
  92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice
  92A.480. Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate
  92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter
  92A.500. Legal proceeding to determine fair value: Assessment of costs and fees
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX